    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 1998
                                             REGISTRATION NOS. 333-46983,
                                                               333-46983-01,
                                                               333-46983-02
                                                               and 333-46983-03


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                         AMENDMENT NO. 2 TO FORM S-1


                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

      L-3 COMMUNICATIONS         HYGIENETICS ENVIRONMENTAL         L-3 COMMUNICATIONS           SOUTHERN CALIFORNIA
          CORPORATION                 SERVICES, INC.               ILEX SYSTEMS, INC.             MICROWAVE, INC.
   (Exact name of registrant     (Exact name of registrant     (Exact name of registrant     (Exact name of registrant
 as specified in its charter)  as specified in its charter)   as specified in its charter)  as specified in its charter)

           DELAWARE                      DELAWARE                       DELAWARE                     CALIFORNIA
   (State of incorporation)      (State of incorporation)       (State of incorporation)      (State of incorporation)

       3812, 3663, 3679              3812, 3663, 3679               3812, 3663, 3679              3812, 3663, 3679
 (Primary Standard Industrial  (Primary Standard Industrial   (Primary Standard Industrial  (Primary Standard Industrial
  Classification Code Number)   Classification Code Number)   Classification Code Number)   Classification Code Number)

          13-3937436                    13-3992505                     13-3992952                    13-0478540
       (I.R.S. Employer              (I.R.S. Employer               (I.R.S. Employer              (I.R.S. Employer
    Identification Number)        Identification Number)         Identification Number)        Identification Number)

       600 THIRD AVENUE              600 THIRD AVENUE               600 THIRD AVENUE              600 THIRD AVENUE
   NEW YORK, NEW YORK 10016      NEW YORK, NEW YORK 10016       NEW YORK, NEW YORK 10016      NEW YORK, NEW YORK 10016
        (212) 697-1111                (212) 697-1111                 (212) 697-1111                (212) 697-1111
    (Address, including zip    (Address, including zip code, (Address, including zip code, (Address, including zip code,
  code, and telephone number,      and telephone number,         and telephone number,         and telephone number,
    including area code, of       including area code, of       including area code, of       including area code, of
    registrant's principal        registrant's principal         registrant's principal        registrant's principal
      executive offices)            executive offices)             executive offices)            executive offices)

                            CHRISTOPHER C. CAMBRIA
                        L-3 COMMUNICATIONS CORPORATION
                               600 THIRD AVENUE
                           NEW YORK, NEW YORK 10016
                                (212) 697-1111

              (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  COPIES TO:

       Vincent Pagano Jr.             Kirk A. Davenport
   Simpson Thacher & Bartlett         Latham & Watkins
      425 Lexington Avenue            885 Third Avenue
    New York, New York 10017      New York, New York 10022
         (212) 455-2000                (212) 906-1200

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration
                                  Statement.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               EXPLANATORY NOTE

   THIS REGISTRATION STATEMENT COVERS THE REGISTRATION OF $150,000,000
AGGREGATE PRINCIPAL AMOUNT OF     % SENIOR SUBORDINATED NOTES DUE 2008 (THE
"NOTES") OF L-3 COMMUNICATIONS CORPORATION AND THE GUARANTEE OF THE PAYMENT OBLIGATIONS UNDER THE NOTES BY THE GUARANTORS. THIS REGISTRATION STATEMENT ALSO COVERS THE REGISTRATION OF THE NOTES AND THE GUARANTEES FOR RESALE BY LEHMAN BROTHERS INC. IN MARKET-MAKING TRANSACTIONS. THE COMPLETE PROSPECTUS RELATING TO THE OFFER (THE "PROSPECTUS") FOLLOWS IMMEDIATELY AFTER THIS EXPLANATORY NOTE. FOLLOWING THE PROSPECTUS ARE CERTAIN PAGES OF THE PROSPECTUS RELATING SOLELY TO SUCH MARKET-MAKING TRANSACTIONS (THE "MARKET-MAKING PROSPECTUS"), INCLUDING ALTERNATE FRONT AND BACK COVER PAGES, AND ALTERNATE SECTIONS ENTITLED "PROSPECTUS SUMMARY--THE NOTES OFFERING", "USE OF PROCEEDS" AND "UNDERWRITING". IN ADDITION, THE MARKET-MAKING PROSPECTUS WILL NOT INCLUDE THE FOLLOWING CAPTIONS (OR THE INFORMATION SET FORTH UNDER SUCH CAPTIONS) IN THE PROSPECTUS: "PROSPECTUS SUMMARY--CONCURRENT COMMON STOCK OFFERING" AND "CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS". ALL OTHER SECTIONS OF THE PROSPECTUS WILL BE INCLUDED IN THE MARKET-MAKING PROSPECTUS.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

                 Subject to Completion, dated April 27, 1998


PROSPECTUS
                                 $150,000,000

                          [L-3 COMMUNICATIONS LOGO]

                        L-3 COMMUNICATIONS CORPORATION

                       % SENIOR SUBORDINATED NOTES DUE 2008
                        INTEREST PAYABLE      AND


   The     % Senior Subordinated Notes due 2008 (the "Notes") are being offered (the "Notes Offering") by L-3 Communications Corporation ("L-3 Communications"), a wholly-owned subsidiary of L-3 Communications Holdings, Inc. ("Holdings"). The payment of principal, premium, if any, and interest on the Notes will be guaranteed (the "Guarantees") on a senior subordinated basis by all of L-3 Communications' Restricted Subsidiaries, including Hygienetics Environmental Services, Inc., L-3 Communications ILEX Systems, Inc. and Southern California Microwave, Inc. (the "Guarantors"), other than Foreign Subsidiaries. Interest on the Notes will be payable semi-annually on
     and      of each year, commencing       , 1998. The Notes will be
redeemable at the option of L-3 Communications, in whole or in part, at any
time on or after     , 2003, at the redemption prices set forth herein, plus
accrued and unpaid interest, if any, to the date of redemption. In addition,
prior to     , 2001, L-3 Communications may redeem up to 35% of the aggregate principal amount of Notes at the redemption price set forth herein plus accrued and unpaid interest, if any, through the redemption date with the net cash proceeds of one or more Equity Offerings. The Notes will not be subject to any mandatory sinking fund.


   In the event of a Change of Control, each holder of Notes will have the right, at the holder's option, to require L-3 Communications to purchase such holder's Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of the Notes".


   The Notes will be general unsecured obligations of L-3 Communications, subordinate in right of payment to all existing and future Senior Debt of L-3 Communications. As of March 31, 1998, after giving pro forma effect to the 1998 Acquisitions and the Offerings, and application of the net proceeds therefrom, L-3 Communications would have had approximately $415.2 million of indebtedness outstanding, of which $36.9 million would have been Senior Debt (excluding letters of credit). See "Capitalization".

   Concurrently with the Notes Offering, Holdings is publicly offering in the United States and internationally 5,500,000 shares of its Common Stock, par value $.01 per share (the "Common Stock"). The closing of the Notes Offering is conditioned upon the closing of the offering of Common Stock (the "Common Stock Offering" and, together with the Notes Offering, the "Offerings"). Prior to the consummation of the Common Stock Offering, affiliates of Lehman Brothers Inc. own 49.0% of the outstanding capital stock of Holdings. See "Ownership of Capital Stock".

   FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES, SEE "RISK FACTORS" BEGINNING ON PAGE 11.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION   NOR HAS THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
     UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.
-----------------------------------------------------------------------------

                  PRICE TO        DISCOUNTS AND      PROCEEDS TO
                  PUBLIC(1)      COMMISSIONS(2)     COMPANY(1)(3)
------------  ---------------- -----------------  ----------------
Per Note.....         $                 $                 $
------------  ---------------- -----------------  ----------------
Total .......         $                 $                 $
------------  ---------------- -----------------  ----------------


-----------------------------------------------------------------------------
(1) Plus accrued interest, if any, from the date of issuance to the date of delivery.
(2) L-3 Communications has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".
(3)    Before deducting expenses payable by L-3 Communications estimated at
       $       .


   The Notes are offered, subject to prior sale, when, as and if issued to and accepted by the Underwriters and subject to certain conditions. It is expected that delivery of the Notes will be made in book-entry form through
the facilities of The Depository Trust Company, on or about     , 1998,
against payment therefor in immediately available funds.

LEHMAN BROTHERS                                BANCAMERICA ROBERTSON STEPHENS

    , 1998

Photographs of L-3's products, including the aviation recorder, cockpit display, Narda catalog, dipping sonar, secure terminal equipment, telemetry system, satellite transmission systems, explosive detection systems, human patient simulator and fixed wireless loop equipment.

L-3 Communications

L-3 is well positioned for the future

Experienced management team
Favorable business mix
Positive industry dynamics
Leading market positions

Strong performance record
Solid financial structure
Emerging commercial technologies

   CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES OFFERED HEREBY AT LEVELS WHICH MIGHT NOT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING". IN ADDITION, LEHMAN BROTHERS INC.'S ABILITY TO MAKE A MARKET IN THE NOTES WILL BE SUBJECT TO THE AVAILABILITY OF A CURRENT MARKET-MAKING PROSPECTUS.

                            AVAILABLE INFORMATION


   L-3 Communications and the Guarantors have filed with the Commission a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Notes and Guarantees being offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to L-3 Communications, the Guarantors, the Notes and Guarantees, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made. L-3 Communications is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, such reports and other information can be inspected and copied at the Public Reference Section of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at regional public reference facilities maintained by the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material, including copies of all or any portion of the Registration Statement, can be obtained from the Public Reference Section of the Commission at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).


   So long as L-3 Communications is subject to the periodic reporting requirements of the Exchange Act, it is required to furnish the information required to be filed with the Commission to the Trustee and the holders of the Notes. L-3 Communications has agreed that, even if it is not required under the Exchange Act to furnish such information to the Commission, it will nonetheless continue to furnish information that would be required to be furnished by L-3 Communications by Section 13 of the Exchange Act to the Trustee and the holders of the Notes as if it were subject to such periodic reporting requirements.

                              PROSPECTUS SUMMARY


   The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. As used in this Prospectus, unless the context requires otherwise: (i) "Holdings" means L-3 Communications Holdings, Inc., (ii) "L-3" or the "Company" means Holdings, its wholly-owned operating subsidiary, L-3 Communications Corporation, their predecessors, and the businesses acquired in the 1998 Acquisitions, (iii) "L-3 Communications" means L-3 Communications Corporation, (iv) "L-3 Acquisition" means the purchase of the Company from Lockheed Martin Corporation in April 1997 described under "--History", (v) "1998 Acquisitions" means the recently completed acquisitions of STS, ILEX and Ocean Systems described under "--Recent Developments" and (vi) unless otherwise indicated, "pro forma" financial data reflect the L-3 Acquisition, the 1998 Acquisitions and the Offerings as if such transactions had occurred in the beginning of the period indicated.


                                 THE COMPANY

   L-3 is a leading merchant supplier of sophisticated secure communication systems and specialized communication products including secure, high data rate communication systems, microwave components, avionics and ocean systems, and telemetry, instrumentation and space products. These systems and products are critical elements of virtually all major communication, command and control, intelligence gathering and space systems. The Company's systems and specialized products are used to connect a variety of airborne, space, ground-and sea-based communication systems and are incorporated into the transmission, processing, recording, monitoring and dissemination functions of these communication systems. The Company's customers include the U.S. Department of Defense (the "DoD"), selected U.S. government (the "Government") intelligence agencies, major aerospace/defense prime contractors, foreign governments and commercial customers. In 1997, L-3 had pro forma sales of $894.0 million and pro forma EBITDA (as defined in footnote 5 under "Selected Financial Information") of $95.1 million. The Company's pro forma funded backlog as of December 31, 1997 was $638.1 million. These results reflect internal growth as well as the execution of the Company's strategy of acquiring businesses that complement or extend L-3's product lines.

   The Company's business areas enjoy proprietary technologies and capabilities and have leading positions in their respective primary markets. Management has organized the Company's operations into two primary business areas: Secure Communication Systems and Specialized Communication Products. In 1997, the Secure Communication Systems and Specialized Communication Products business areas generated approximately $456.0 million and $438.0 million of pro forma sales, respectively, and $52.3 million and $42.8 million of pro forma EBITDA, respectively. In addition, the Company is seeking to expand its products and technologies in commercial markets. See "--Emerging Commercial Products" below.


   SECURE COMMUNICATION SYSTEMS. L-3 is the established leader in secure, high data rate communications in support of military and other national agency reconnaissance and surveillance applications. The Company's Secure Communication Systems operations are located in Salt Lake City, Utah, Camden, New Jersey and Shrewsbury, New Jersey. These operations are predominantly cost plus, sole source contractors supporting long-term programs for the U.S. Armed Forces and classified customers. The Company's major secure communication programs and systems include: secure data links for airborne, satellite, ground-and sea-based information collection and transmission; strategic and tactical signal intelligence systems that detect, collect, identify, analyze and disseminate information and related support contracts for military and national agency intelligence efforts; as well as secure telephone and network equipment. The Company believes that it has developed virtually every high bandwidth data link used by the military for surveillance and reconnaissance in operation today. L-3 is also a leading supplier of communication software support services to military and related government intelligence markets. In addition to these core Government programs, L-3 is leveraging its technology base by expanding into related commercial communication equipment markets, including applying its high data rate communications and archiving technology to the medical image archiving market and its wireless communication expertise to develop local wireless loop telecommunications equipment.

   SPECIALIZED COMMUNICATION PRODUCTS. This business area includes (i) Microwave Components, (ii) Avionics and Ocean Systems and (iii) Telemetry, Instrumentation and Space Products operations of the Company.

   Microwave Components. L-3 is the preeminent worldwide supplier of commercial off-the-shelf, high performance microwave components and frequency monitoring equipment. L-3's microwave products are sold under the industry-recognized Narda brand name through a standard catalog to wireless, industrial and military communication markets. L-3 also provides state-of-the-art communication components including channel amplifiers and frequency filters for the commercial communications satellite market. Approximately 76% of Microwave Components sales is made to commercial customers, including Loral Space & Communications, Ltd., Motorola, Inc. ("Motorola"), Lucent Technologies Inc. ("Lucent"), AT&T Corp. ("AT&T") and Lockheed Martin Corporation ("Lockheed Martin").

   Avionics and Ocean Systems. Avionics and Ocean Systems include the Company's Aviation Recorders, Display Systems, Antenna Systems and Acoustic Undersea Warfare Systems operations. L-3 is the world's leading manufacturer of commercial cockpit voice and flight data recorders ("black boxes"). These recorders are sold under the Fairchild brand name both on an original equipment manufacturer ("OEM") basis to aircraft manufacturers as well as directly to the world's major airlines for their existing fleets of aircraft. L-3's aviation recorders are also installed on military transport aircraft throughout the world. L-3 provides military and high-end commercial displays for use on a number of DoD programs including the F-14, V-22, F-117 and E-2C. Further, L-3 manufactures high performance surveillance antennas and related equipment for U.S. Air Force, U.S. Army and U.S. Navy aircraft including the F-15, F-16, AWACS, E-2C and B-2, as well as the U.K.'s maritime patrol aircraft. L-3 is also one of the world's leading product suppliers of acoustic undersea warfare systems and airborne dipping sonar systems to the U.S. and over 20 foreign navies.

   Telemetry, Instrumentation and Space Products. The Company's Telemetry, Instrumentation and Space Products operations develop and manufacture commercial off-the-shelf, real-time data collection and transmission products and components for missile, aircraft and space-based electronic systems. These products are used to gather flight parameter data and other critical information and transmit it from air or space to the ground. Telemetry products are also used for range safety and training applications to simulate battlefield situations. L-3 is also a leading global satellite communications systems and services provider offering systems and services used in satellite transmission of voice, video and data.

   EMERGING COMMERCIAL PRODUCTS. Building upon its core technical expertise and capabilities, the Company is seeking to expand into several closely aligned commercial business areas and applications. Emerging Commercial Products currently include the following three niche markets: (i) medical archiving and simulation systems; (ii) local wireless loop telecommunications equipment; and (iii) airport security equipment. These commercial products were developed based on technology used in the Company's military businesses with relatively small incremental financial investments. The Company is applying its technical capabilities in high data rate communications and archiving technology developed in its Secure Communication Systems business area to the medical image archiving market jointly with the General Electric Company's ("GE") medical systems business ("GE Medical Systems"). Based on secure, high data rate communication technology also developed in its Secure Communication Systems business area, the Company has developed local wireless loop telecommunications equipment that is primarily designed for emerging market countries and rural areas where voice and data communication infrastructure is inadequate or non-existent. L-3 has completed the development phase for the local wireless loop telecommunications equipment and made its initial shipment in January 1998. In addition, the Federal Aviation Administration (the "FAA") has awarded the Company a development contract for next generation airport security equipment for explosive detection. L-3 has shipped two prototype test units and FAA certification testing commenced in the first quarter of 1998. To date, revenues generated from L-3's Emerging Commercial Products have not been, in the aggregate, material to the Company.

INDUSTRY OVERVIEW

   The defense industry has recently undergone significant changes precipitated by ongoing federal budget pressures and new roles and missions to reflect changing strategic and tactical threats. Since the mid-1980's, the overall U.S. defense budget has declined in real dollars. In response, the DoD has focused its resources on enhancing its military readiness, joint operations and digital command and control communications by incorporating advanced electronics to improve the performance, reduce operating cost and extend the life expectancy of its existing and future platforms. The emphasis on system interoperability, force multipliers and providing battlefield commanders with real-time data is increasing the electronics content of nearly all of the major military procurement and research programs. As a result, the DoD's budget for communications and defense electronics is expected to grow. According to Federal Sources, an independent private consulting group, the defense budget for command, control, communications and intelligence ("C(3)I") is expected to increase from $31.0 billion in the fiscal year ended September 30, 1997 to $42.0 billion in the fiscal year ended September 30, 2002, a compound annual growth rate of 6.3%.

   The industry has also undergone dramatic consolidation resulting in the emergence of three dominant prime system contractors (The Boeing Company ("Boeing"), Lockheed Martin and Raytheon Company ("Raytheon")). One outgrowth of this consolidation among the remaining major prime contractors is their desire to limit purchases of products and sub-systems from one another. However, there are numerous essential products, components and systems that are not economical for the major prime contractors to design, develop or manufacture for their own internal use which creates opportunities for merchant suppliers such as L-3. As the prime contractors continue to evaluate their core competencies and competitive position, focusing their resources on larger programs and platforms, the Company expects the prime contractors to continue to exit non-strategic business areas and procure these needed elements on more favorable terms from independent, commercially oriented merchant suppliers. Recent examples of this trend include divestitures of certain non-core businesses by AlliedSignal Inc. ("AlliedSignal"), Ceridian Corporation ("Ceridian"), Lockheed Martin and Raytheon.

   The prime contractors' focus on cost control is also driving increased use of commercial off-the-shelf products for upgrades of existing systems and in new systems. The Company believes the prime contractors will continue to be under pressure to reduce their costs and will increasingly seek to focus their resources and capabilities on major systems, turning to commercially oriented merchant suppliers to produce sub-systems, components and products. Going forward, successful merchant suppliers will use their resources to complement and support, rather than compete with the prime contractors. L-3 anticipates the relationship between the major prime contractors and their primary suppliers will, as in the automotive and commercial aircraft industry, develop into critical partnerships encompassing increasingly greater outsourcing of non-core products and systems by the prime contractors to their key merchant suppliers and increasing supplier participation in the development of future programs. Early involvement in the upgrading of existing systems and the design and engineering of new systems incorporating these outsourced products will provide merchant suppliers, including the Company, with a competitive advantage in securing new business and provide the prime contractors with significant cost reduction opportunities through coordination of the design, development and manufacturing processes.

BUSINESS STRATEGY

   In 1997, management successfully integrated the business units of Lockheed Martin it acquired in the L-3 Acquisition and enhanced the Company's operating efficiency through reduced overhead expenses and facility rationalization. These efforts resulted in improvements in sales, profitability and competitive contract award win rates. Going forward, L-3 intends to leverage its market position, diverse program base and favorable mix of cost plus to fixed price contracts to enhance its profitability and to establish itself as the premier merchant supplier of communication systems and products to the major prime contractors in the aerospace/defense industry as well as the Government. The Company's strategy to continue to achieve its objectives includes:

     o EXPAND MERCHANT SUPPLIER RELATIONSHIPS. Management has developed strong relationships with virtually all of the prime contractors, the DoD and other major government agencies, enabling L-3 to identify business opportunities and anticipate customer needs. As an independent merchant supplier, the Company anticipates its growth will be driven by expanding its share of existing programs and by participating in new programs. Management identifies opportunities where it believes it will be able to use its strong relationships to increase its business presence and allow its customers to reduce their costs. The Company also expects to benefit from increased outsourcing by prime contractors who in the past may have limited their purchases to captive suppliers and who are now expected to view L-3's capabilities on a more favorable basis given its status as an independent company. L-3's independent status positions it to be the desired merchant supplier to multiple bidders on prime contract bids. As an example of the Company's merchant supplier strategy, L-3 equipment is included in all three prime contractor bids for the Airborne Standoff Radar ("ASTOR") program in the United Kingdom and both prime contractor bids for the DoD's Joint Air Surface Standoff Missile ("JASSM") program.

     o SUPPORT CUSTOMER REQUIREMENTS. A significant portion of L-3's sales are derived from high-priority, long-term programs and from programs for which the Company has been the incumbent supplier, and in many cases acted as the sole provider, over many years. Approximately 65% of the Company's total pro forma 1997 sales were generated from sole source contracts. L-3's customer satisfaction and excellent performance record are evidenced by its performance-based award fees exceeding 90% on average over the past two years. Management believes prime contractors will increasingly award long-term, sole source, outsourcing contracts to the merchant supplier they believe is most capable on the basis of quality, responsiveness, design, engineering and program management support as well as cost. Reflecting L-3's strong competitive position, the Company (excluding the 1998 Acquisitions) has experienced a contract award win rate in 1997 in excess of 60% on new competitive contracts for which it competes and in excess of 90% on contracts for which it is the incumbent. The Company intends to continue to align its research and development, manufacturing and new business efforts to complement its customers' requirements and provide state-of-the-art products.

     o ENHANCE OPERATING MARGINS. Since the L-3 Acquisition in April 1997, management has reduced corporate administrative and facilities expenses, increased sales and improved competitive contract award win rates. Enhancement of operating margins was primarily due to efficient management and elimination of significant corporate expense allocations which existed prior to the L-3 Acquisition. Pro forma EBITDA (excluding the 1998 Acquisitions) as a percentage of sales improved from 12.5% in 1996 to 13.4% in 1997. Management intends to continue to enhance its operating performance by reducing overhead expenses, continuing consolidation and increasing productivity.

     o LEVERAGE TECHNICAL AND MARKET LEADERSHIP POSITIONS. L-3 has developed strong, proprietary technical capabilities that have enabled it to capture a number one or two market position in most of its key business areas, including secure, high data rate communications systems, solid state aviation recorders, telemetry, instrumentation and space products, advanced antenna systems and high performance microwave components. Over the past three years, the Company, on a pro forma basis, has invested over $150.0 million in Company-sponsored independent research and development, including bid and proposal costs, in addition to making substantial investments in its technical and manufacturing resources. Further, the Company has a highly skilled workforce including approximately 2,000 engineers. Management is applying the Company's technical expertise and capabilities into several closely aligned commercial business areas and applications, such as medical imaging archive management, wireless telephony and airport security equipment and will continue to explore other similar commercial opportunities.

     o MAINTAIN DIVERSIFIED BUSINESS MIX. The Company enjoys a diverse business mix with a limited program exposure, a favorable balance of cost plus and fixed price contracts, a significant sole source follow-on business and an attractive customer profile. The Company's largest program, representing 13% of 1997 pro forma sales, is a long-term, sole source, cost plus contract for the U-2 Program. No other program represented more than 7% of pro forma 1997 sales. Further, the Company's pro forma sales mix of contracts in 1997 was 36% cost plus and 64% fixed price, providing the Company with a favorable mix of predictable profitability (cost plus) and higher margin (fixed price) business. L-3 also enjoys an attractive customer mix of defense and commercial business, with DoD related sales accounting for 62% and commercial and federal (non-DoD) sales accounting for 38% of 1997 pro forma sales. The Company intends to leverage this favorable business profile to expand its merchant supplier business base.


     o CAPITALIZE ON STRATEGIC ACQUISITION OPPORTUNITIES. Recent industry consolidation has essentially eliminated traditional middle-tier aerospace/defense companies. This level of consolidation is now beginning to draw the concern of the DoD and federal anti-trust regulators. In 1997, a number of mezzanine companies were sold: Computing Devices International division of Ceridian to General Dynamics Corp. ("General Dynamics"), Kaman Sciences Corp. ("Kaman Sciences") to ITT Industries, Inc. ("ITT"), BDM International, Inc. ("BDM") to TRW Inc. ("TRW") and TASC Inc., a subsidiary of Primark Corporation, to Litton Industries, Inc. ("Litton"). As a result, the Company anticipates that the consolidation of the smaller participants in the defense industry will create attractive complementary acquisition candidates for L-3 in the future as these companies continue to evaluate their core competencies and competitive position. L-3 intends to enhance its existing product base through internal research and development efforts as well as selective acquisitions and add new products to its product base through acquisitions in areas synergistic with L-3's present technology. The Company seeks to acquire potential targets with the following criteria: (i) significant market position in its business area, (ii) product offerings which complement and/or extend those of L-3 and (iii) positive future growth and earnings prospects.


RECENT DEVELOPMENTS

   Since the formation of the Company in April 1997, the Company has actively pursued its acquisition strategy. The Company recently purchased the assets and liabilities of three businesses described below which collectively comprise the "1998 Acquisitions". The combined purchase price for the 1998 Acquisitions was $146.4 million of cash, subject to certain post-closing adjustments, and in one case certain additional consideration based on post-closing performance. The Company has financed these acquisitions through the use of its existing cash balances as well as through borrowings under the $375.0 million Senior Credit Facilities (as defined). See "Description of Certain Indebtedness -- Senior Credit Facilities". These three businesses complement and extend L-3's product offerings.

 Ocean Systems

   On March 30, 1998, L-3 Communications purchased the assets of the Ocean Systems business ("Ocean Systems") of AlliedSignal for $67.5 million in cash. In 1997, Ocean Systems had sales of $73.0 million. Ocean Systems is one of the world's leading products suppliers of acoustic undersea warfare systems, having designed, manufactured and supported a broad range of compact, lightweight, high performance acoustic systems for navies around the world for over 40 years. Ocean Systems is the leading products supplier of airborne dipping sonar systems in the world with substantial market share of the sector and systems in service with the U.S. and 20 foreign navies. Ocean Systems also produces several sea systems products including towed array sonar, integrated side-looking sonar, acoustic jammers, mine detection and torpedo defense systems and supplies commercial navigation and hydrographic survey systems worldwide. Ocean Systems is further supported by its ELAC Nautik GmbH ("ELAC") operations located in Kiel, Germany. ELAC manufactures a broad range of naval defense products including submarine, torpedo and navigation sonars as well as survey and navigation systems for the commercial nautical products industry. Ocean Systems expands L-3's leading products and capabilities into the undersea and anti-submarine warfare market place.

 ILEX Systems

   On March 4, 1998, L-3 Communications purchased the assets of ILEX Systems ("ILEX") for $51.9 million in cash, subject to adjustment based on closing net assets, plus additional consideration based on post-closing performance of ILEX, which could include the issuance of up to 540,000 shares of Common Stock over the next three years. In 1997, ILEX had sales of $63.5 million. ILEX is a leading supplier of communication software support services to military and related government intelligence markets. ILEX also provides environmental consulting, software and systems engineering services and complementary products to several commercial markets. ILEX complements L-3's Secure Communication Systems business area by adding software expertise in critical C(3)I programs and increasing the number of the Company's skilled workforce by adding approximately 500 software system engineers and scientists.

 Satellite Transmission Systems

   On February 5, 1998, L-3 Communications purchased the assets of the Satellite Transmission Systems division ("STS") of California Microwave, Inc. for $27.0 million, subject to adjustment based on closing net assets. For the fiscal year ended June 30, 1997, STS had sales of $68.0 million. STS is a leading global satellite communications systems and services provider. Its customers include foreign post, telephone and telegraph administrations, domestic and international prime communications infrastructure contractors, telecommunications and satellite service providers, broadcasters and media-related companies, government agencies and large corporations. STS expands L-3's ability to apply its products and provides networking capability to L-3's wireless communications products business. STS also opens new opportunities in broader, international markets.

   The Company considers and executes strategic acquisitions on an ongoing basis and may be evaluating acquisitions or engaged in acquisition negotiations at any given time. As of the date hereof, the Company has completed, has reached agreement on or is in discussions regarding certain acquisitions, in addition to the 1998 Acquisitions, that are either individually or in the aggregate not material to the financial condition or results of operations of the Company.

HISTORY


   Holdings and L-3 Communications were formed in April 1997 by Mr. Frank C. Lanza, the former President and Chief Operating Officer of Loral Corporation ("Loral"), Mr. Robert V. LaPenta, the former Senior Vice President and Controller of Loral (collectively, "Senior Management"), Lehman Brothers Capital Partners III, L.P. and its affiliates (the "Lehman Partnership") and Lockheed Martin to acquire (the "L-3 Acquisition") substantially all of the assets and certain liabilities of (i) nine business units previously purchased by Lockheed Martin as part of its acquisition of Loral in April 1996 (the "Loral Acquired Businesses") and (ii) one business unit, Communication Systems -- East (formerly known as Communication Systems -- Camden), purchased by Lockheed Martin as part of its acquisition of the aerospace business of GE ("GE Aerospace") in April 1993 (collectively, the "Businesses"). L-3 Communications is a wholly-owned subsidiary of Holdings. Prior to the consummation of the Common Stock Offering, Messrs. Lanza and LaPenta and certain other members of management collectively own 17.8%; the Lehman Partnership owns 49.0%; and Lockheed Martin owns 33.2% of the outstanding capital stock of Holdings.

                              THE NOTES OFFERING

   Capitalized terms used under this heading "The Notes Offering" have been defined under the heading "Description of the Notes -- Certain Definitions."

Securities Offered ............  $150,000,000 aggregate principal amount of
                                   % Senior Subordinated Notes due 2008 (the
                                 "Notes").

Maturity ......................      , 2008.

Interest Payment Dates ........      and    , commencing    , 1998.


Guarantees ....................  The Notes will be unconditionally guaranteed on a senior subordinated basis by each
                                 Restricted Subsidiary (as defined), other than Foreign Subsidiaries (as defined). The Guarantees will be unsecured senior subordinated obligations of the Guarantors, and will be subordinated in right of payment to all existing and future Guarantor Senior Debt (as defined) and will rank on a parity or pari passu with any senior subordinated Indebtedness of the Guarantors and senior in right of payment to all subordinated obligations of the Guarantors.


Optional Redemption ...........  The Notes may be redeemed at the option of
                                 L-3 Communications, in whole or in part, on
                                 or after     , 2003, at the redemption
                                 prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption.

                                 In addition, prior to     , 2001, L-3
                                 Communications may redeem up to an aggregate
                                 of 35% of the Notes originally issued at a
                                 redemption price of   % of the principal
                                 amount thereof, plus accrued and unpaid
                                 interest, if any, to the date of redemption, with the net cash proceeds of one or more Equity Offerings (as defined); provided, however, that at least 65% in aggregate principal amount of the Notes originally issued remain outstanding following such redemption.

Change of Control .............  In the event of a Change of Control (as defined), the holders of the Notes will have the right to require L-3 Communications to purchase their Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.


Ranking .......................  The Notes will be general unsecured obligations of L-3 Communications,
                                 subordinate in right of payment to all
                                 current and future Senior Debt including all obligations of L-3 Communications and its subsidiaries under the Senior Credit Facilities (as defined). At March 31, 1998, on a pro forma basis after giving effect to the L-3 Acquisition, the 1998 Acquisitions and the Offerings, L-3 Communications would have had $415.2 million of indebtedness outstanding, of which $36.9 million would have been Senior Debt (excluding letters of credit). Borrowings under the Senior Credit Facilities will be secured by substantially all of the assets of L-3 Communications as well as the capital stock of L-3 Communications and its subsidiaries. See "Risk Factors -- Substantial Leverage" and "--Subordination".

Covenants .....................  The Indenture pursuant to which the Notes will be issued (the "Indenture") will
                                 contain certain covenants that, among other things, limit the ability of L-3 Communications and its Restricted Subsidiaries to incur additional Indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase Equity Interests (as defined) or subordinated Indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets of L-3 Communications or its Restricted Subsidiaries, issue or sell Equity Interests of L-3 Communications' Restricted Subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, L-3 Communications will be required to offer to purchase Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, with the proceeds of certain Asset Sales (as defined). See "Description of the Notes".

Taxation ......................  For a discussion relating to tax consequences of investment in the Notes, see
                                 "United States Federal Tax Considerations".

Use of Proceeds ...............  The Company intends to use the net proceeds from the Notes Offering, together with the net proceeds from the Common Stock Offering contributed to L-3 Communications, to repay a substantial portion of its existing indebtedness under the Senior Credit Facilities and for general corporate purposes, including potential acquisitions. See "Use of Proceeds".

   For a discussion of certain risk factors that should be considered in connection with an investment in the Notes, see "Risk Factors".

                       CONCURRENT COMMON STOCK OFFERING


Common Stock Offering .........  L-3 Communications' parent company,
                                 Holdings, is concurrently offering to the public 5,500,000 shares of its Common Stock (excluding underwriters' over-allotment option). The closing of the Notes Offering is conditioned upon the closing of the Common Stock Offering.

   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA AND HISTORICAL FINANCIAL DATA


   The summary unaudited pro forma data as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 and for the year ended December 31, 1997 have been derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial statements included elsewhere herein. The unaudited pro forma statement of operations and other data reflect the L-3 Acquisition, the 1998 Acquisitions and the Offerings as if such transactions had occurred on January 1, 1997 for the statement of operations and other data. The unaudited pro forma balance sheet data reflect the Offerings as if they had occurred on March 31, 1998.

   The summary historical consolidated (combined) financial data as of and for the nine months ended December 31, 1997 and the years ended December 31, 1996, 1995 and 1994 and the three months ended March 31, 1997 have been derived from the audited financial statements for the respective periods. The summary consolidated (combined) financial data as of and for the three months ended March 31, 1998 have been derived from the unaudited condensed consolidated financial statements of the Company. In the opinion of the Company's management, such unaudited financial statements reflect all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three months ended March 31, 1998 are not necessarily indicative of results for the full year.

   The summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated (Combined) Financial Statements of the Company (Predecessor Company) and the Combined Financial Statements of the Loral Acquired Businesses included elsewhere herein. Prior to April 1, 1996, the Predecessor Company was only comprised of Communication Systems -- East.



                                                     COMPANY                                   PREDECESSOR COMPANY
                              ----------------------------------------------------- -----------------------------------------
                                                                           NINE        THREE
                                 THREE MONTHS ENDED
                                                          YEAR ENDED      MONTHS       MONTHS
                                   MARCH 31, 1998                                                  YEAR ENDED DECEMBER 31,
                                                         DECEMBER 31,      ENDED       ENDED
                             -------------------------       1997       DEC. 31,(1)  MARCH 31,  -----------------------------
                               PRO FORMA    HISTORICAL     PRO FORMA       1997         1997      1996(2)   1995(3)  1994(3)
                             -----------  ------------  -------------- -----------  -----------  ---------  -------- --------
                                                       (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Sales  ......................   $207.3       $ 186.6        $894.0        $ 546.5      $158.9     $ 543.1   $166.8    $218.9
Operating income  ...........     11.1          14.1          58.4           55.9         7.9        43.7      4.7       8.4
Interest expense, net(4)  ...     10.6           9.8          42.4           28.5         8.4        24.2      4.5       5.5
Provision (benefit) for
 income taxes(4)  ...........      0.6           1.7           4.7           10.7        (0.2)        7.8      1.2       2.3
Net income (loss) ...........     (0.1)          2.6          11.2           16.7        (0.3)       11.7     (1.0)      0.6
BALANCE SHEET DATA:
Working capital  ............   $137.5       $  92.6                      $ 131.8                 $  98.8   $ 21.1    $ 19.3
Total assets  ...............    926.8         880.4                        703.4                   593.3    228.5     233.3
Long-term debt ..............    415.2         459.6                        392.0
Invested equity  ............                                                                       473.6    194.7     199.5
Shareholders' equity ........    235.2         138.7                        132.7
OTHER DATA:
EBITDA(5)  ..................   $ 20.0       $  21.6        $ 95.1        $  78.1      $ 15.7     $  71.8   $ 16.3    $ 19.9
Net cash from (used in)
 operating activities .......                   11.1                         73.9       (16.3)       30.7      9.3      21.8
Net cash (used in) investing
 activities .................                 (148.7)                      (457.8)       (4.3)     (298.0)    (5.5)     (3.7)
Net cash from (used in)
 financing activities .......                   69.2                        461.4        20.6       267.3     (3.8)    (18.1)
Depreciation expense  .......      5.3           4.6          22.0           13.3         4.5        14.9      5.5       5.4
Amortization expense  .......      3.6           2.9          14.7            8.9         3.3        13.2      6.1       6.1
Capital expenditures  .......      2.9           2.3          19.9           11.9         4.3        13.5      5.5       3.7
Ratios of:
 Earnings to fixed
  charges(6) ................      1.0x          1.4x          1.3x           1.8x         --(7)      1.7x     1.0x      1.4x
 EBITDA to cash interest
  expense(8)(9) .............      2.7x          2.5x          2.4x
 Net debt to EBITDA(9)(10) ..      3.4x          4.6x          4.0x



                                             (Footnotes on the following page)

------------
 (1)   Reflects the L-3 Acquisition effective April 1, 1997.
 (2) Reflects ownership of Loral's Communication Systems -- West and Specialized Communication Products businesses commencing April 1, 1996.
 (3) Reflects ownership of Communication Systems -- East by Lockheed Martin effective April 1, 1993.
 (4) For periods prior to April 1, 1997, interest expense and income tax (benefit) provision were allocated from Lockheed Martin.
 (5) EBITDA is defined as operating income plus depreciation expense and amortization expense (excluding the amortization of deferred debt issuance costs). EBITDA is not a substitute for operating income, net income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. EBITDA is presented as additional information because management believes it to be a useful indicator of the Company's ability to meet debt service and capital expenditure requirements.
 (6) For purposes of this computation, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest on indebtedness plus that portion of lease rental expense representative of the interest element.
 (7) Earnings were insufficient to cover fixed charges by $0.5 million for the three months ended March 31, 1997.
 (8) For purposes of this computation, cash interest expense consists of pro forma interest expense excluding amortization of deferred debt issuance costs.
 (9) These ratios as of and for the three months ended March 31, 1998 are based on the results of operations for the twelve month period ended March 31, 1998. The pro forma ratios have been calculated by adding the pro forma EBITDA and cash interest expense for the year ended December 31, 1997 and the three months ended March 31, 1998 and deducting the pro forma EBITDA and cash interest expense for the three months ended March 31, 1997. For purposes of computing pro forma EBITDA for the three months ended March 31, 1997, depreciation expense and amortization expense were $6.0 million and $2.7 million, respectively. The historical ratios have been calculated by adding historical EBITDA and cash interest expense for the nine months ended December 31, 1997 and the three months ended March 31, 1998.
(10) Net debt is defined as long-term debt plus current portion of long-term debt less cash and cash equivalents.

                                 RISK FACTORS

   Prospective investors should consider carefully, in addition to the other information contained in this Prospectus, the following factors before deciding to invest in the Notes.

SUBSTANTIAL LEVERAGE


   The Company is highly leveraged as a result of substantial indebtedness incurred in connection with the L-3 Acquisition and the 1998 Acquisitions. After giving pro forma effect to the L-3 Acquisition, the 1998 Acquisitions and the Offerings, the Company would have had $415.2 million of indebtedness outstanding, of which $36.9 million would have been Senior Debt (excluding letters of credit), and the Company's ratio of earnings to fixed charges would have been 1.0x for the three months ended March 31, 1998. The Company may incur additional indebtedness in the future, subject to limitations imposed by its debt instruments, including the Senior Credit Facilities and the Indenture.


   Based upon the current level of operations and anticipated improvements, management believes that the Company's cash flow from operations, together with proceeds from the Offerings and available borrowings under the Revolving Credit Facility, will be adequate to meet its anticipated requirements for working capital, capital expenditures, research and development expenditures, program and other discretionary investments, interest payments and scheduled principal payments for the foreseeable future, at least for the next three years. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels or that currently anticipated improvements will be achieved. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required to sell assets, reduce capital expenditures, refinance all or a portion of its existing debt (including the 1997 Notes and the Notes) or obtain additional financing. The Company's ability to make scheduled principal payments of, to pay interest on or to refinance its indebtedness (including the 1997 Notes and the Notes) depends on its future performance and financial results, which, to a certain extent, are subject to general conditions in or affecting the defense industry and to general economic, political, financial, competitive, legislative and regulatory factors beyond its control. There can be no assurance that sufficient funds will be available to enable the Company to service its indebtedness, including the Notes, or make necessary capital expenditures and program and other discretionary investments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

   The degree to which the Company is leveraged could have important consequences to Holders of the Notes, including, but not limited to, the following: (i) a substantial portion of the Company's cash flow from operations will be required to be dedicated to debt service and will not be available for other purposes including capital expenditures, research and development expenditures, and program and other discretionary investments;
(ii) the Company's ability to obtain additional financing in the future could be limited; (iii) certain of the Company's borrowings are at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates; (iv) the Company may be more vulnerable to downturns in its business or in the general economy and may be restricted from making acquisitions, introducing new technologies and products or exploiting business opportunities; and (v) the Senior Credit Facilities and the Indentures contain financial and restrictive covenants that limit, among other things, the ability of the Company to borrow additional funds, dispose of assets or pay cash dividends. Failure by the Company to comply with such covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. In addition, the degree to which the Company is leveraged could prevent it from repurchasing all Notes tendered to it upon the occurrence of a Change in Control, which would constitute an Event of Default under the Indenture. See "Description of the Notes" and "Description of Certain Indebtedness".

ACQUISITION STRATEGY

   The Company's strategy includes pursuing additional acquisitions that will complement its business. There can be no assurance, however, that the Company will be able to identify additional acquisition candidates on commercially reasonable terms or at all or that, if consummated, any anticipated benefits will be realized from such future acquisitions. In addition, the availability of additional acquisition financing cannot be assured and, depending on the terms of such additional acquisitions, could be restricted by the terms of the Senior Credit Facilities and/or the Indentures.

   The process of integrating acquired operations, including the 1998 Acquisitions, into the Company's existing operations may result in unforeseen operating difficulties and may require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of the Company's existing operations. Possible future acquisitions by the Company could result in the incurrence of additional debt, contingent liabilities and amortization expenses related to goodwill and other intangible assets, all of which could materially adversely affect the Company's financial condition and operating results.

SIGNIFICANT CUSTOMERS

   The Company's sales are predominantly derived from contracts with agencies of, and prime contractors to, the Government. Although DoD procurement spending has declined from the mid-1980s resulting in delays for some new program starts, program stretch-outs and program cancellations, the U.S. defense budget began to stabilize in fiscal 1996. In 1997, the Company performed under approximately 150 contracts with value exceeding $1.0 million for the Government. Pro forma sales in 1997 to the Government, including pro forma sales to the Government through prime contractors, were $651.1 million, representing approximately 73% of the Company's corresponding sales. The Company's largest Government program, a cost plus, sole source contract for support of the U-2 Program of the DoD, contributed 13% of pro forma sales for 1997. No other program represented more than 7% of the Company's pro forma sales in 1997. The loss of all or a substantial portion of sales to the Government would have a material adverse effect on the Company's income and cash flow. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Government Contracts".

   Pro forma sales by the Company to Lockheed Martin were $81.6 million in 1997 or 9.1% of the Company's total pro forma sales. The loss of all or a substantial portion of such sales to Lockheed Martin would have a material adverse effect on the Company's income and cash flow.

RISKS INHERENT IN GOVERNMENT CONTRACTS

   The reduction in the U.S. defense budget in the early 1990s has caused most defense-related government contractors to experience declining revenues, increased pressure on operating margins and, in certain cases, net losses. The Company's businesses taken as a whole experienced a substantial decline in sales during such period. A significant decline in U.S. military expenditures in the future could materially adversely affect the Company's sales and earnings. The loss or significant curtailment of a material program in which the Company participates could also materially adversely affect the Company's future sales and earnings and thus the Company's ability to meet its financial obligations.

   Companies engaged primarily in supplying defense-related equipment and services to government agencies are subject to certain business risks peculiar to the defense industry. These risks include, among other things, the ability of the Government to: (i) suspend unilaterally the Company from receiving new contracts pending resolution of alleged violations of procurement laws or regulations, (ii) terminate existing contracts, (iii) audit the Company's contract-related costs and fees, including allocated indirect costs, and (iv) control and potentially prohibit the export of the Company's products.

   All of the Company's Government contracts are, by their terms, subject to termination by the Government either for its convenience or for default of the contractor. Termination for convenience provisions provide only for the recovery by the Company of costs incurred or committed, settlement expenses and profit on work completed prior to termination. Termination for default provisions provide for the contractor to be liable for excess costs incurred by the Government in procuring undelivered items from another source. In addition to the right of the Government to terminate, Government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress usually appropriates funds for a given program on a fiscal-year basis even though contract performance may take more than one year. Consequently, at the outset of a major program, the contract is usually partially funded, and additional monies are normally committed to the contract by the procuring agency only if, as and when appropriations are made by Congress for future fiscal years. Foreign defense contracts generally contain comparable provisions relating to termination at the convenience of the government.

   The Company is subject to audit and review by the Government of its costs and performance on, and accounting and general business practices relating to, Government contracts. The Company's contract related costs and fees, including allocated indirect costs, are subject to adjustment based on the results of such audits. In addition, under Government purchasing regulations, certain of the Company's costs, including certain financing costs, goodwill, portions of research and development costs, and certain marketing expenses may not be reimbursable under Government contracts. Further, as a government contractor, the Company is also subject to investigation, legal action and/or liability that would not apply to a commercial company.

   The Company is subject to risks associated with the frequent need to bid on programs in advance of design completion (which may result in unforeseen technological difficulties and/or cost overruns), the substantial time and effort required for relatively unproductive design and development, design complexity and rapid obsolescence, and the constant necessity for design improvement. The Company obtains many of its Government contracts through a process of competitive bidding. There can be no assurance that the Company will continue to be successful in winning competitively awarded contracts or that awarded contracts will generate sufficient sales to result in profitability for the Company. See "Business -- Major Customers" and "--Government Contracts".

   In addition to these Government contract risks, many of the Company's products and systems require licenses from Government agencies for export from the United States, and certain of the Company's products currently are not permitted to be exported. There can be no assurance that the Company will be able to gain any and all licenses required to export its products, and failure to receive the required licenses could materially reduce the Company's ability to sell its products outside the United States.

RISKS ASSOCIATED WITH FIXED PRICE CONTRACTS

   The Company's products and services are provided primarily through fixed price or cost plus contracts. Approximately 64% of the Company's pro forma sales in 1997 were attributable to fixed price contracts. The financial results of long-term fixed price contracts are recognized using the cost-to-cost percentage-of-completion method. As a result, revisions in revenues and profit estimates are reflected in the period in which the conditions that require such revisions become known and are estimable. The risks inherent in long-term fixed price contracts include the difficulty of forecasting costs and schedules, contract revenues that are related to performance in accordance with contract specifications and potential for component obsolescence in connection with long-term procurements. Failure to anticipate technical problems, estimate costs accurately or control costs during performance of a fixed price contract may reduce the Company's profitability or cause a loss. Although the Company believes that adequate provisions for losses for its fixed price contracts are reflected in its financial statements, no assurance can be given that these provisions are adequate or that losses on fixed price and time-and-material contracts will not occur in the future.

TECHNOLOGICAL CHANGE; NEW PRODUCT DEVELOPMENT

   The communication equipment industry for defense applications and in general is characterized by changing technology. The Company's ability to compete successfully in this market will depend on its ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis. The Company has historically obtained technology from substantial customer-sponsored research and development as well as from internally funded research and development; however, there can be no assurance that the Company will continue to maintain comparable levels of customer-sponsored research and development in the future. See "Business -- Research and Development". Substantial funds have been allocated to capital expenditures and programs and other discretionary investments in the past and will continue to be required in the future. See "Management's

Discussion and Analysis of Financial Condition and Results of Operations". There can be no assurance that the Company will successfully identify new opportunities and continue to have financial resources to develop new products in a timely or cost-effective manner, or that products and technologies developed by others will not render the Company's products and systems obsolete or non-competitive.

ENTRY INTO COMMERCIAL BUSINESS

   The Company's revenues historically have been derived principally from business with the DoD and other government agencies. In addition to continuing to pursue this major market area, the Company intends to pursue a strategy that leverages its technical capabilities and expertise into related commercial markets. Certain of the Company's commercial products, such as local wireless loop telecommunications equipment, medical image archiving equipment and airport security equipment, have only been recently introduced or are in the early stages of development. As such, these new products are subject to certain risks, including the need to develop and maintain marketing, sales and customer support capabilities, to secure third-party manufacturing and distribution arrangements, to obtain certification, to respond to rapid technological advances and, ultimately, to customer acceptance of these products and product performance. The Company's efforts to expand its presence in the commercial market will require significant resources including capital and management time. There can be no assurance that the Company will be successful in addressing these risks or in developing these commercial business opportunities.

COMPETITION

   The communications equipment industry for defense applications and as a whole is highly competitive. Declining defense budgets and increasing pressures for cost reductions have precipitated a major consolidation in the defense industry. The DoD's increased use of commercial off-the-shelf products and components in military equipment is expected to increase the entrance of new competitors. In addition, consolidation has resulted in delays in contract funding or awards and significant predatory pricing pressures associated with increased competition and reduced funding. The Company expects that the emergence of merchant suppliers will increase competition for OEM business. The Company's ability to compete for defense contracts depends to a large extent on the effectiveness and innovativeness of its research and development programs, its ability to offer better program performance than its competitors at a lower cost to the Government customer and its readiness in facilities, equipment and personnel to undertake the programs for which it competes. In some instances, programs are sole source or work directed by the Government to a single supplier. In such cases, there may be other suppliers who have the capability to compete for the programs involved, but they can only enter or reenter the market if the Government should choose to reopen the particular program to competition. Many of the Company's competitors are larger and have substantially greater financial and other resources than the Company. See "Business -- Competition".

LIMITED OPERATING HISTORY

   Prior to the L-3 Acquisition, the Company's operations were conducted as divisions of Lockheed Martin, Loral, Unisys Corp. ("Unisys") and GE Aerospace. Following the L-3 Acquisition in April 1997, the Company has operated independently of Lockheed Martin and has provided many corporate services on a stand-alone basis that were previously provided by Lockheed Martin, including research and development, marketing, and general and administrative services including tax, treasury, management information systems, human resources and legal services. Lockheed Martin currently provides certain management information systems services to certain divisions of the Company. There can be no assurance that the actual corporate services costs incurred in operating the Company will not exceed historical charges or that the Company will be able to obtain similar services on comparable terms.

DEPENDENCE ON KEY PERSONNEL

   The Company's success depends to a significant degree upon the continued contributions of the Company's management, including Messrs. Lanza and LaPenta, and its ability to attract and retain other highly qualified management and technical personnel. Messrs. Lanza and LaPenta invested approximately $18 million to purchase 16.6% of the initial capital stock of Holdings. Holdings has entered into employment agreements with Messrs. Lanza and LaPenta. See "Management -- Employment Agreements". The Company also faces competition for management and technical personnel from other companies and organizations. There can be no assurance that the Company will continue to be successful in hiring and retaining key personnel. See "Management -- Directors and Executive Officers".


ENVIRONMENTAL LIABILITIES

   The Company's operations are subject to various federal, state and local environmental laws and regulations relating to the discharge, storage, treatment, handling, disposal and remediation of certain materials, substances and wastes used in its operations. The Company continually assesses its obligations and compliance with respect to these requirements. Management believes that the Company's current operations are in substantial compliance with all applicable environmental laws and permits. The Company does not believe that its environmental compliance expenditures will have a material adverse effect on its financial condition or the results of its operations.

   In connection with the L-3 Acquisition, the Company has agreed to assume certain on-site and off-site environmental liabilities related to events or activities occurring prior to the L-3 Acquisition. Lockheed Martin has agreed to retain all environmental liabilities for all facilities no longer used by the Businesses and to indemnify fully the Company for such prior site environmental liabilities. Lockheed Martin has also agreed, for the first eight years following April 1997, to pay 50% of all costs incurred by the Company above those reserved for on the Company's balance sheet at April 1997 relating to certain Company-assumed environmental liabilities and, for the seven years thereafter, to pay 40% of certain reasonable operation and maintenance costs relating to any environmental remediation projects undertaken in the first eight years. The Company is aware of environmental contamination at two of the facilities acquired from Lockheed Martin that will require ongoing remediation. In November 1997, the Company sold one such facility located in Sarasota, Florida, while retaining a leasehold interest in a portion of that facility, to Dames & Moore/Brookhill LLC ("DMB") in a transaction in which DMB contractually agreed to assume responsibility for further remediation of the Sarasota site. Management believes that the Company has established adequate reserves for the potential costs associated with the assumed environmental liabilities. However, there can be no assurance that any costs incurred will be reimbursable from the Government or covered by Lockheed Martin under the terms of the L-3 Acquisition Agreement or that the Company's environmental reserves will be sufficient.

BACKLOG

   The Company's backlog represents orders under contracts which are primarily with the Government. The Government enjoys broad rights to modify unilaterally or terminate such contracts. Accordingly, most of the Company's backlog is subject to modification and termination at the Government's will. There can be no assurance that the Company's backlog will become revenues in any particular period or at all. Further, there can be no assurance that the margins on any contract included in backlog that does become revenue will be profitable.

OWNERSHIP OF HOLDINGS AND L-3 COMMUNICATIONS


   After giving effect to the Common Stock Offering, the Lehman Partnership will own 38.6% of the outstanding voting stock of Holdings (or 37.4% if the Underwriters' over-allotment option is exercised in full), which owns all of the outstanding common stock of L-3 Communications. By virtue of such ownership, the Lehman Partnership will have the power to influence significantly the business and the affairs of Holdings and L-3 Communications because of its significant voting power with respect to actions requiring stockholder approval. The concentration in ownership of Holdings may preclude Holdings from being acquired in a transaction not supported by Holdings' principal stockholders, may render more difficult or discourage a proposed merger or tender offer, may preclude a successful proxy contest or may otherwise have an adverse effect on the market price of the Notes. See "Ownership of Capital Stock".

PENSION PLAN LIABILITIES

   Pursuant to the L-3 Acquisition Agreement, Holdings and L-3 Communications assumed certain liabilities relating to defined benefit pension plans for present and former employees and retirees of certain businesses which were transferred from Lockheed Martin to Holdings and L-3 Communications. Prior to the consummation of the L-3 Acquisition, Lockheed Martin received a letter from the Pension Benefit Guaranty Corporation (the "PBGC") which requested information regarding the transfer of such pension plans and indicated that the PBGC believed certain of such pension plans were underfunded using the PBGC's actuarial assumptions (which assumptions resulted in a larger liability for accrued benefits than the assumptions used for financial reporting under Statement of Financial Accounting Standards Board No. 87, "Accounting for Pension Costs" ("FASB 87")). The PBGC underfunding is related to the Communication Systems--West, Aviation Recorders and Hycor pension plans (collectively, the "Subject Plans"). As of December 31, 1997, the Company calculated the net funding position of the Subject Plans and believes them to be overfunded by approximately $5.9 million under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), assumptions, underfunded by approximately $10.2 million under FASB 87 assumptions and, on a termination basis, underfunded by as much as $57.5 million under PBGC assumptions.

   L-3 Communications, Lockheed Martin and the PBGC entered into certain agreements dated as of April 30, 1997 that include Lockheed Martin providing a commitment to the PBGC with regard to the Subject Plans and L-3 Communications providing certain assurances to Lockheed Martin regarding such plans. See "Business -- Pension Plans". The Company expects, based in part upon discussions with its consulting actuaries, that any increase in pension expenses or future funding requirements from those previously anticipated for the Subject Plans would not be material. However, there can be no assurance that the impact of any increased pension expenses or funding requirements under this arrangement would not be material to the Company.

SUBORDINATION


   Obligations of L-3 Communications and the Guarantors under the Notes and the Guarantees, respectively, are subordinate and junior in right of payment to all existing and future Senior Debt of L-3 Communications and the Guarantors, respectively. As of March 31, 1998, on a pro forma basis after giving effect to the L-3 Acquisition, the 1998 Acquisitions and the Offerings, L-3 Communications would have had approximately $415.2 million of indebtedness outstanding, of which $36.9 million would have been Senior Debt (excluding letters of credit) all of which would have been guaranteed by the Guarantors on a senior basis. Additional Senior Debt may be incurred by L-3 Communications from time to time, subject to certain restrictions. By reason of such subordination, in the event of an insolvency, liquidation, or other reorganization of L-3 Communications or the Guarantors, the lenders under the Senior Credit Facilities and other creditors who are holders of Senior Debt must be paid in full before the holders of the Notes and the Guarantees may be paid; accordingly, there may be insufficient assets remaining after payment of prior claims to pay amounts due on the Notes or the Guarantees. In addition, under certain circumstances, no payments may be made with respect to the Notes or the Guarantees if a default exists with respect to certain Senior Debt. The Notes and the Guarantees rank on a parity or pari passu with the L-3 Communications' 10 3/8% Senior Subordinated Notes due 2007 and the guarantees thereof. See "Description of the Notes -- Subordination".


RESTRICTIONS IMPOSED BY THE SENIOR CREDIT FACILITIES AND THE INDENTURES

   The Senior Credit Facilities and the Indentures contain a number of significant covenants that, among other things, restrict the ability of L-3 Communications to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, make certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect the Company's ability to finance its future operations or capital needs or engage in other business activities that may be in the interest of the Company. In addition, the Senior Credit Facilities also require L-3 Communications to maintain compliance with certain financial ratios, including total EBITDA to total interest expense and total debt to total EBITDA, and limit capital expenditures by L-3 Communications. The ability of L-3 Communications to comply with such ratios and limits may be affected by events beyond L-3 Communications' control. A breach of any of these covenants or the inability of L-3 Communications to comply with the required financial ratios or limits could result in a default under the Senior Credit Facilities. In the event of any such default, the lenders under the Senior Credit Facilities could elect to declare all borrowings outstanding under the Senior Credit Facilities, together with accrued interest and other fees, to be due and payable, to require L-3 Communications to apply all of its available cash to repay such borrowings or to prevent L-3 Communications from making debt service payments on other indebtedness (including the 1997 Notes), any of which would be an Event of Default under the Notes. If L-3 Communications were unable to repay any such borrowings when due, the lenders could proceed against their collateral. In connection with the Senior Credit Facilities, L-3 Communications has granted the lenders thereunder a first priority lien on substantially all of its assets. The lenders under the Senior Credit Facilities will also have a first priority security interest in all of the capital stock of L-3 Communications and its subsidiaries. If the indebtedness under the Senior Credit Facilities, the 1997 Notes or the Notes were to be accelerated, there can be no assurance that the assets of L-3 Communications would be sufficient to repay such indebtedness in full. See "Description of the Notes" and "Description of Certain Indebtedness".

FRAUDULENT CONVEYANCE

   A portion of the indebtedness under the Notes and the Guarantees is being incurred to repay the interim financing for the 1998 Acquisitions and to repay the indebtedness incurred under the Senior Credit Facilities in connection with the L-3 Acquisition. Management believes that the indebtedness of L-3 Communications represented by the Notes and the indebtedness of the Guarantors represented by the Guarantees is being incurred for proper purposes and in good faith, and that, based on present forecasts and other financial information, after the issuance of the Notes and the Guarantees, L-3 Communications and the Guarantors will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature. Notwithstanding management's belief, however, under federal and state fraudulent transfer laws, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of such indebtedness, any of L-3 Communications and the Guarantors was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things, (i) void all or a portion of L-3 Communications' obligations to the Holders of the Notes or the Guarantors' obligations under the Guarantees, the effect of which would be that the Holders of the Notes and the Guarantees might not be repaid in full and/or (ii) subordinate obligations of L-3 Communications or the Guarantors to the Holders of the Notes and the Guarantees to other existing and future indebtedness of L-3 Communications or the Guarantors, as the case may be, to a greater extent than would otherwise be the case, the effect of which would be to entitle such other creditors to which the Notes and the Guarantees were not previously subordinated to be paid in full before any payment could be made on the Notes and the Guarantees. See "--Substantial Leverage" above.

LIMITATION ON CHANGE OF CONTROL

   The Indentures provide that, upon the occurrence of a Change of Control of L-3 Communications or Holdings, L-3 Communications will make an offer to purchase all of the Notes and the 1997 Notes at a price in cash equal to 101% of the aggregate principal amount thereof together with accrued and unpaid interest to the date of purchase. The Senior Credit Facilities currently prohibit L-3 Communications from repurchasing any Notes or 1997 Notes except with the proceeds of one or more Equity Offerings. The Senior Credit Facilities also provide that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which L-3 Communications becomes a party may contain similar restrictions and provisions. In the event a Change of Control event occurs at a time when L-3 Communications is prohibited from purchasing the Notes or the 1997 Notes, or if L-3 Communications is required to make a Net Proceeds Offer (as defined under "Description of the Notes") pursuant to the terms of the Notes or the 1997 Notes, L-3 Communications could seek the consent of its lenders to the purchase of the Notes or the 1997 Notes or could attempt to refinance the borrowings that contain such prohibition. If L-3 Communications does not obtain such a consent or repay such borrowings, L-3 Communications will remain prohibited from purchasing the Notes or the 1997 Notes. In such case, L-3 Communications' failure to make such an offer or to purchase tendered Notes or the 1997 Notes would constitute an Event of Default under the Indenture or the 1997 Indenture. If, as a result thereof, a default occurs with respect to any Senior Debt, the subordination provisions in the Indenture would likely restrict payments to the holders of the Notes. Finally, L-3 Communications' ability to pay cash to the holders of Notes or the 1997 Notes upon a purchase may be limited by L-3 Communications' then-existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. Furthermore, the Change of Control provisions may in certain circumstances make more difficult or discourage a takeover of the Company. See "Description of the Notes --Repurchase at the Option of Holders -- Change of Control".

LACK OF MARKET FOR THE NOTES

   There is no existing trading market for the Notes, and there can be no assurance regarding the future development of a market for the Notes or the ability of the Holders of the Notes to sell their Notes or the price at which such Holders may be able to sell their Notes. If such market were to develop, the Notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, the Company's operating results and the market for similar securities. The Underwriters have advised the Company that they currently intend to make a market with respect to the Notes. However, the Underwriters are not obligated to do so, and any market making with respect to the Notes may be discontinued at any time without notice. Because Lehman Brothers Inc. is an affiliate of the Company, Lehman Brothers Inc. will be required to deliver a current "market-maker" prospectus and otherwise comply with the registration requirements of the Securities Act in connection with any secondary market sale of the Notes, which may affect its ability to continue market-making activities. See "Underwriting". No assurance can be given as to the liquidity of or the trading market for the Notes.

FORWARD LOOKING STATEMENTS

   This Prospectus contains forward looking statements concerning the Company's operations, economic performance and financial condition, including in particular, the likelihood of the Company's success in developing and expanding its business and the realization of sales from backlog. These statements are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, and reflect future business decisions which are subject to change. Some of these assumptions inevitably will not materialize, and unanticipated events will occur which will affect the Company's future results. All such forward looking statements are qualified by reference to matters discussed under this section entitled "Risk Factors".

                               USE OF PROCEEDS

   The net proceeds to the Company from the Notes Offering, are estimated to
be approximately $    , after deducting underwriting discounts, commissions
and estimated offering expenses.


   The Company intends to use the net proceeds of the Notes Offering, together with the net proceeds of the Common Stock Offering contributed to L-3 Communications, to repay a substantial portion of its existing indebtedness under the Senior Credit Facilities and for general corporate purposes, including potential acquisitions. The borrowings under the Senior Credit Facilities had been used by the Company to fund in part the L-3 Acquisition and the 1998 Acquisitions. The weighted average interest rate under the Term Loan Facilities was 7.91% at April 15, 1998. Amounts repaid under the Revolving Credit Facility will be available to be reborrowed by the Company from time to time for, among other reasons, general corporate purposes or to finance future acquisitions. Affiliates of the Underwriters are lenders under the Senior Credit Facilities and will receive a portion of the net proceeds of the Offerings in repayment of amounts outstanding thereunder. See "Description of Certain Indebtedness -- Senior Credit Facilities".


SOURCES AND USES OF FUNDS
($ in millions)


 SOURCES OF FUNDS                          AMOUNT  USES OF FUNDS                              AMOUNT
----------------------------------------- -------- ----------------------------------------  --------
Notes Offering ..........................  $150.0  Cash on hand ............................  $ 40.9
Common Stock Offering(1).................   104.5  Repayment of Term Loan Facilities  ......   132.3
                                                   Repayment of Revolving Credit Facility(2).   67.8
                                                   Expenses of the Offerings(3).............    13.5
                                          --------                                           --------
Total Sources............................  $254.5  Total Uses ..............................  $254.5
                                          ========                                           ========



------------
(1) At an assumed initial offering price of $19.00 per share, which is the midpoint of the range of the estimated offering price per share and assumes no exercise of the over-allotment option by the Underwriters.
(2) Availability under the Revolving Credit Facility at any given time is $200.0 million, less the amount of outstanding borrowings and outstanding letters of credit. Upon consummation of the Offerings, the Company will have available under its Revolving Credit Facility $200.0 million less amounts outstanding for letters of credit (which amounted to $17.8 million at March 31, 1998).
(3) Expenses are estimated and include the underwriting discounts and commissions of the Offerings.

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company at March 31, 1998 and as adjusted to give effect to the Offerings (at an assumed initial public offering price for the Common Stock Offering of $19.00 per share, which is the midpoint of the range of the estimated offering price per share and assuming no exercise of the over-allotment option by the Underwriters) and the application of the net proceeds therefrom as if these transactions had occurred on March 31, 1998. See "Use of Proceeds" and "Unaudited Pro Forma Condensed Consolidated Financial Information".



                                            MARCH 31, 1998
                                         --------------------
                                                       AS
                                          ACTUAL    ADJUSTED
                                         -------- ----------
                                           ($ IN MILLIONS)
Cash and cash equivalents...............  $  9.1     $ 50.0
                                         ======== ==========
Current portion of long-term debt ......     5.7        1.8
Revolving Credit Facility(1) ...........    67.8         --
Term Loan Facilities ...................   165.3       36.9
10 3/8% Senior Subordinated Notes due
 2007 ..................................   225.0      225.0
  % Senior Subordinated Notes due 2008        --      150.0
Industrial development bond ............     1.5        1.5
                                         -------- ----------
  Total debt ...........................  $465.3     $415.2
                                         -------- ----------
Shareholders' equity
 Common Stock ..........................   128.4     $224.9
 Retained earnings......................    19.3       19.3
 Deemed distribution....................    (9.0)      (9.0)
                                         -------- ----------
  Total shareholders' equity............   138.7      235.2
                                         -------- ----------
  Total capitalization..................  $604.0     $650.4
                                         ======== ==========



------------
(1) Availability under the Revolving Credit Facility at any given time is $200.0 million, less the amount of outstanding borrowings and outstanding letters of credit. Upon consummation of the Offerings, the Company will have available under its Revolving Credit Facility $200.0 million less amounts outstanding for letters of credit (which amounted to $17.8 million at March 31, 1998).

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


   The following unaudited pro forma financial information gives effect to the L-3 Acquisition, the 1998 Acquisitions and the Offerings (collectively, the "Transactions"). The Offerings include the Notes Offering and the contribution by Holdings to the Company of the proceeds of the Common Stock Offering. The pro forma financial information is based on (i) the unaudited condensed consolidated financial statements of the Company for the three-month period ended March 31, 1998, (ii) the consolidated financial statements of the Company for the nine-month period ended December 31, 1997,
(iii) the Combined Statement of Operations of the Predecessor Company for the three-month period ended March 31, 1997 and (iv) the financial statements of the 1998 Acquisitions for the year ended December 31, 1997, using the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

   The pro forma adjustments are based upon preliminary estimates for the 1998 Acquisitions. Actual adjustments will be based on final appraisals and other analyses of fair values which are in process and adjustment of the final purchase prices. Management does not expect that differences between the preliminary and final allocations will have a material impact on the Company's pro forma financial position or results of operations. The pro forma statement of operations does not reflect any cost savings that management of the Company believes would have resulted had the Transactions occurred on January 1, 1997. The pro forma financial information should be read in conjunction with (i) the unaudited condensed consolidated financial statements of the Company for the three-month period ended March 31, 1998,
(ii) the audited Consolidated (Combined) Financial Statements of the Company and the Predecessor Company as of December 31, 1997 and for the nine months ended December 31, 1997 and the three months ended March 31, 1997, (iii) the audited financial statements of STS for the year ended June 30, 1997, (iv) the unaudited condensed financial statements of STS as of December 31, 1997 and for the six months ended December 31, 1997 and 1996, (v) the audited consolidated financial statements of ILEX as of December 31, 1997 and for the year ended December 31, 1997 and (vi) the audited combined financial statements of Ocean Systems as of December 31, 1997 and for the year ended December 31, 1997, all of which are included elsewhere herein. The unaudited pro forma condensed financial information may not be indicative of the financial position and results of operations of the Company that actually would have occurred had the Transactions been in effect on the dates indicated or the financial position and results of operations that may be obtained in the future.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      THREE MONTHS ENDED MARCH 31, 1998



                                             COMPANY
                                          THREE MONTHS                      PRO FORMA
                                              ENDED                        ADJUSTMENTS
                                            MARCH 31,         1998            1998
                                              1998       ACQUISITIONS(3)  ACQUISITIONS(2)
                                          -------------- ---------------  ---------------
                                              (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS:
Sales...................................     $186.6           $20.7          $   --
Costs and expenses......................      172.5            23.2             0.5 (4)
                                         -------------- ---------------  ---------------
  Operating income (loss)...............       14.1            (2.5)           (0.5)
Interest and investment income
 (expense)..............................        0.8              --
Interest expense........................       10.6             0.1
                                         -------------- ---------------  ---------------
  Income (loss) before income taxes ....        4.3            (2.6)           (0.5)
Income tax expense (benefit)............        1.7            (0.6)           (0.2) (6)
                                         -------------- ---------------  ---------------
  Net income (loss).....................     $  2.6           $(2.0)         $ (0.3)
                                         ============== ===============  ===============



                    (RESTUBBED TABLE CONTINUED FROM ABOVE)



                                             THE
                                          OFFERINGS    PRO FORMA
                                          ----------- -----------
STATEMENT OF OPERATIONS:
Sales...................................    $   --      $207.3
Costs and expenses......................        --       196.2
                                         ----------- -----------
  Operating income (loss)...............        --        11.1
Interest and investment income
 (expense)..............................      (0.8) (5)     --
Interest expense........................      (0.1) (5)   10.6
                                         ----------- -----------
  Income (loss) before income taxes ....      (0.7)        0.5
Income tax expense (benefit)............      (0.3) (6)    0.6
                                         ----------- -----------
  Net income (loss).....................    $ (0.4)     $ (0.1)
                                         =========== ===========



                      THREE MONTHS ENDED MARCH 31, 1997



                                  PREDECESSOR
                                    COMPANY
                                 THREE MONTHS      PRO FORMA
                                     ENDED        ADJUSTMENTS      PRO FORMA
                                   MARCH 31,          L-3             L-3
                                  1997(1)(2)     ACQUISITION(1)    ACQUISITION
                                 -------------- ----------------  -------------
                                     (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS:
Sales..........................     $158.9           $(1.8)          $157.1
Costs and expenses.............      151.0            (3.2)           147.8
                                -------------- ----------------  -------------
  Operating income (loss) .....        7.9             1.4              9.3
Interest and investment income
 (expense).....................         --              --               --
Interest expense...............        8.4             1.5              9.9
                                -------------- ----------------  -------------
  Income (loss) before income
   taxes.......................       (0.5)           (0.1)            (0.6)
Income tax expense (benefit) ..       (0.2)             --             (0.2)
                                -------------- ----------------  -------------
  Net income (loss)............     $ (0.3)          $(0.1)          $ (0.4)
                                ============== ================  =============


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                   PRO FORMA
                                                  ADJUSTMENTS
                                      1998            1998          THE
                                ACQUISITIONS(3)  ACQUISITIONS(2)  OFFERINGS    PRO FORMA
                                 --------------- --------------- ----------- -----------
STATEMENT OF OPERATIONS:
Sales..........................      $32.1           $  --         $  --       $189.2
Costs and expenses.............       40.2             0.7 (4)        --        188.7
                                --------------- --------------- ----------- -----------
  Operating income (loss) .....       (8.1)           (0.7)           --          0.5
Interest and investment income
 (expense).....................         --              --            --           --
Interest expense...............        0.1              --           0.6 (5)     10.6
                                --------------- --------------- ----------- -----------
  Income (loss) before income
   taxes.......................       (8.2)           (0.7)         (0.6)       (10.1)
Income tax expense (benefit) ..       (2.1)           (0.3)(6)      (0.2)(6)     (2.8)
                                --------------- --------------- ----------- -----------
  Net income (loss)............      $(6.1)          $(0.4)        $(0.4)      $ (7.3)
                                =============== =============== =========== ===========



 See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA
                         YEAR ENDED DECEMBER 31, 1997



                                          PREDECESSOR
                             COMPANY        COMPANY
                           NINE MONTHS    THREE MONTHS      PRO FORMA
                              ENDED          ENDED         ADJUSTMENTS
                          DECEMBER 31,     MARCH 31,           L-3
                              1997          1997(1)       ACQUISITION(1)
                          -------------- --------------  ----------------
                               (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF
 OPERATIONS:
Sales...................     $546.5          $158.9           $(1.8)
Costs and expenses......      490.6           151.0            (3.2)
                         -------------- --------------  ----------------
  Operating income
   (loss)...............       55.9             7.9             1.4
Interest and investment
 income (expense).......        1.4              --              --
Interest expense........       29.9             8.4             1.5
                         -------------- --------------  ----------------
  Income (loss) before
   income taxes.........       27.4            (0.5)           (0.1)
Income tax expense
 (benefit)..............       10.7            (0.2)             --
                         -------------- --------------  ----------------
  Net income (loss) ....     $ 16.7          $ (0.3)          $(0.1)
                         ============== ==============  ================


                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


                                                           PRO FORMA
                           PRO FORMA                      ADJUSTMENTS
                              L-3            1998            1998          THE
                          ACQUISITION   ACQUISITIONS(3)  ACQUISITIONS(2) OFFERING   PRO FORMA
                          ------------- ---------------  --------------- --------   ---------
STATEMENT OF
 OPERATIONS:
Sales...................     $703.6         $190.4           $  --        $  --       $894.0
Costs and expenses......      638.4          196.3             0.9 (4)       --        835.6
                          ------------- ---------------  --------------- --------   ---------
  Operating income
   (loss)...............       65.2           (5.9)           (0.9)          --         58.4
Interest and investment
 income (expense).......        1.4           (0.1)                        (1.4)(5)     (0.1)
Interest expense........       39.8            0.5                          2.1 (5)     42.4
                          ------------- ---------------  --------------- --------   ---------
   Income (loss) before
   income taxes.........       26.8           (6.5)           (0.9)        (3.5)        15.9
Income tax expense
 (benefit)..............       10.5           (4.0)           (0.4)(6)      1.4 (6)      4.7
                          ------------- ---------------  --------------- --------   ---------
  Net income (loss) ....     $ 16.3         $ (2.5)          $(0.5)       $(2.1)      $ 11.2
                          ============= ===============  =============== ========   =========



 See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

   NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   The following facts and assumptions were used in determining the pro forma effect of the Transactions.

1. The Company's historical financial statements reflect the results of operations of the Company since the effective date of the L-3 Acquisition, April 1, 1997, and the Predecessor Company historical financial statements reflect the results of operations of the Predecessor Company for the three months ended March 31, 1997. The adjustments made to the pro forma statement of operations for the three months ended March 31, 1997, relating to the Predecessor Company are: (a) the elimination of $1.8 million of sales and $1.8 million of costs and expenses related to the Hycor business which was acquired as part of the L-3 Acquisition and which has been accounted for as "net assets of acquired business held for sale",
   (b) a reduction to costs and expenses of $0.8 million to record amortization expenses on the excess of the L-3 Acquisition purchase price over net assets acquired of $303.2 million over 40 years, net of the reversal of amortization expenses of intangibles included in the Predecessor Company historical financial statements, (c) a reduction to costs and expenses of $0.6 million to record estimated pension cost on a separate company basis net of the reversal of the allocated pension cost included in the Predecessor Company historical financial statements and
   (d) a net increase to interest expense of $1.5 million, comprised of a $0.2 million allocated interest expense reduction related to the Hycor business and a net $1.7 million increase, reflecting pro forma interest expense of $10.2 million based on actual borrowings of $400.0 million and effective cost of borrowing rates incurred by the Company to finance the L-3 Acquisition less interest expense of approximately $8.5 million included in the historical financial statements of the Predecessor Company. A statutory (federal, state and foreign) tax rate of 39.0% was assumed on these pro forma adjustments.

2. On February 5, 1998, L-3 Communications purchased the assets of STS for $27.0 million of cash. On March 4, 1998, L-3 Communications purchased substantially all the assets of ILEX for $49.2 million of cash (net of acquired cash of $2.7 million) plus additional consideration contingent upon post-acquisition performance of ILEX. On March 30, 1998, L-3 Communications purchased the assets of Ocean Systems for $67.5 million of cash. The purchase prices are subject to adjustment based upon the actual closing net assets of STS and ILEX as defined. For purposes of the pro forma financial information, the aggregate purchase prices (including estimated expenses of $2.6 million) for the 1998 Acquisitions of $146.3 million were assumed to be financed using cash on hand of $77.5 million and initially using $68.8 million of borrowings under the Revolving Credit Facility. See Note 5 for the pro forma effects of the Offerings on interest expense and long-term debt including the Revolving Credit Facility.


3. The pro forma statements of operations include the following historical financial data for the 1998 Acquisitions:
   The pro forma statement of operations for the three months ended March 31, 1998 includes the following historical data for the periods indicated for the 1998 Acquisitions.



                                                               OCEAN         1998
                                           STS(A)   ILEX(A) SYSTEMS(B)   ACQUISITIONS
                                          -------- -------  ---------- --------------
                                                        ($ IN MILLIONS)
    Sales................................   $ 2.3    $4.5      $13.9        $20.7
    Costs and expenses...................     5.9     4.4       12.9         23.2
                                          -------- -------  ---------- --------------
      Operating (loss) income............    (3.6)    0.1        1.0         (2.5)
    Interest and investment income
    (expense)............................      --      --         --           --
    Interest expense.....................      --      --        0.1          0.1
                                          -------- -------  ---------- --------------
      Income (loss) before income taxes..    (3.6)    0.1        0.9         (2.6)
    Income tax (benefit) provision.......    (1.0)     --        0.4         (0.6)
                                          -------- -------  ---------- --------------
      Net (loss) income..................   $(2.6)   $0.1      $ 0.5        $(2.0)
                                          ======== =======  ========== ==============



------------
    (a)  Represents results for the one-month period ended January 31, 1998.
    (b)  Represents results for the three-month period ended March 31, 1998.

    The pro forma statement of operations for the three months ended March 31, 1997 includes the following historical data for the 1998 Acquisitions.



                                                              OCEAN         1998
                                             STS     ILEX    SYSTEMS    ACQUISITIONS
                                          -------- -------  --------- --------------
                                                        ($ IN MILLIONS)
    Sales................................   $ 8.9    $13.8    $ 9.4        $32.1
    Costs and expenses...................    10.6     12.4     17.2         40.2
                                          -------- -------  --------- --------------
      Operating (loss) income............    (1.7)     1.4     (7.8)        (8.1)
    Interest and investment income
    (expense)............................      --       --       --           --
    Interest expense.....................      --       --      0.1          0.1
                                          -------- -------  --------- --------------
      Income (loss) before income taxes..    (1.7)     1.4     (7.9)        (8.2)
    Income tax (benefit) provision.......    (0.5)     0.1     (1.7)        (2.1)
                                          -------- -------  --------- --------------
      Net (loss) income..................   $(1.2)   $ 1.3    $(6.2)       $(6.1)
                                          ======== =======  ========= ==============



   The pro forma statement of operations for the year ended December 31, 1997 includes the following historical data for the 1998 Acquisitions. Such data have been derived from each entity's historical financial statements included elsewhere herein.



                                                              OCEAN         1998
                                           STS(A)    ILEX    SYSTEMS    ACQUISITIONS
                                          -------- -------  --------- --------------
                                                        ($ IN MILLIONS)
    Sales................................   $53.9    $63.5    $73.0        $190.4
    Costs and expenses...................    61.7     55.9     78.7         196.3
                                          -------- -------  --------- --------------
      Operating (loss) income............    (7.8)     7.6     (5.7)         (5.9)
    Interest and investment income
    (expense)............................      --     (0.2)     0.1          (0.1)
    Interest expense.....................      --       --      0.5           0.5
                                          -------- -------  --------- --------------
      Income (loss) before income taxes..    (7.8)     7.4     (6.1)         (6.5)
    Income tax (benefit) provision ......    (2.1)     0.5     (2.4)         (4.0)
                                          -------- -------  --------- --------------
      Net (loss) income..................   $(5.7)   $ 6.9    $(3.7)       $ (2.5)
                                          ======== =======  ========= ==============



------------
(a) Represents fiscal year ended June 30, 1997 plus the six month period ended December 31, 1997 minus the six month period ended December 31, 1996.

4. The aggregate estimated excess of purchase price over fair value of net assets acquired related to the 1998 Acquisitions is $89.0 million, comprised of $37.2 million and $51.8 million, respectively, for ILEX and Ocean Systems and is being amortized over 40 years resulting in a pro forma charge of $2.2 million per annum. Based upon preliminary estimates of fair value, the acquisition of STS resulted in no goodwill being recorded since the purchase price was equal to the net assets acquired.

   Adjustments to costs and expenses in the pro forma statements of operations relating to the 1998 Acquisitions were comprised of the following:



                                                                     THREE MONTHS
                                                                         ENDED
                                                                       MARCH 31,       YEAR ENDED
                                                                   ----------------   DECEMBER 31,
                                                                     1998     1997        1997
                                                                   -------   ---------------------
                                                                            ($ IN MILLIONS)
 (a)   Amortization expense of estimated purchase cost in excess
       of  net assets .............................................  $ 0.4   $ 0.6       $ 2.2
 (b)   Elimination of goodwill amortization expense included in
       the  historical financial statements for the 1998
       Acquisitions................................................   (0.1)   (0.1)       (2.1)
 (c)   Estimated annual rent expense on the Sylmar facility of
        Ocean Systems which will not be acquired by  L-3
       Communications..............................................    0.3     0.3         1.1
 (d)   Elimination of depreciation expense on buildings and
        improvements on the Sylmar facility of Ocean Systems
        which will not be acquired by L-3 Communications ..........   (0.1)   (0.1)       (0.3)
                                                                   -------  ------- --------------
         Total increase to costs and expenses......................  $ 0.5   $ 0.7       $ 0.9
                                                                   =======  ======= ==============

5. Adjustments to the pro forma statements of operations include the elimination of interest income of $0.8 million and $1.3 million for the three months ended March 31, 1998 and the year ended December 31, 1997, respectively, to reflect the use of cash on hand to fund partially the aggregate purchase prices for the 1998 Acquisitions. Adjustments to pro forma interest expense include increases of $0.1 million, $0.6 million and $1.3 million for the three months ended March 31, 1998 and 1997 and the year ended December 31, 1997, respectively, to reflect interest expense on the pro forma outstanding debt after the use of proceeds of the Offerings. The details of interest expense, after such pro forma adjustments follow:



                                                             THREE MONTHS
                                                                ENDED
                                                              MARCH 31,       YEAR ENDED
                                                           ----------------   DECEMBER 31,
                                                             1998     1997        1997
                                                           -------   ---------------------
                                                                   ($ IN MILLIONS)
Interest on the 1997 Notes (10.375% on $225.0 million) ...  $ 5.8    $ 5.8       $23.3
Interest on the Notes (assumed 8.25% on $150.0 million) ..    3.1      3.1        12.4
Interest on borrowings under Term Loan Facilities (8.0%
 on $38.9 million)........................................    0.8      0.8         3.1
Interest on industrial development bond (4.0% on $1.3
 million).................................................     --       --         0.1
Commitment fee of 0.5% on unused portion of Revolving
 Credit Facility (0.5% on $200.0 million) ................    0.3      0.3         1.0
Amortization of deferred debt issuance costs..............    0.6      0.6         2.5
                                                           ------- -------  --------------
  Total pro forma interest expense .......................  $10.6    $10.6       $42.4
                                                           ======= =======  ==============



   In accordance with SEC regulations, the pro forma statement of operations does not reflect interest income on the $50.0 million pro forma cash balance.
   The Offerings include the Notes Offering and the contribution to the Company by Holdings of the proceeds of the Common Stock Offering. The net proceeds from the Offerings of $241.0 million, comprised of $150.0 million from the Notes Offering less estimated debt issuance costs of $5.5 million, and $96.5 million from the contribution of the net proceeds of the Common Stock Offering reflecting $104.5 million less estimated issuance costs of $8.0 million, have been assumed to reduce borrowings under the Revolving Credit Facility and Term Loan Facilities by $191.0 million and increase cash and cash equivalents by $40.9 million. On a pro forma basis the balance sheet reflects the following adjustments and resulting balances:



                                                                                 INCREASE
                                                                                (DECREASE)
                                                                            -----------------
                                                                             ($ IN MILLIONS)
Cash and cash equivalents .................................................      $  40.9
                                                                            =================
Senior subordinated notes (proceeds from the Notes) .......................        150.0
                                                                            =================
Other assets (deferred debt issuance costs) ...............................      $   5.5
                                                                            =================
The net proceeds from the Offerings will be used to reduce borrowings and were recorded as follows:
 Current portion of long-term debt ........................................      $  (3.9)
 Revolving Credit Facility ................................................        (67.8)
 Term Loan Facilities .....................................................       (128.4)
                                                                            -----------------
                                                                                 $(200.1)
                                                                            =================
Shareholders' equity:
Contribution by Holdings of proceeds of sale of Common Stock, less
 expenses .................................................................      $  96.5
                                                                            =================

   The following presents summary balance sheet data after giving effect to the Offerings:



                      ($ IN MILLIONS)
Current assets ......      $356.9
                      ===============
Other assets ........        74.7
                      ===============
Total assets ........       926.8
                      ===============
Current liabilities         219.4
                      ===============
Long term debt ......       415.2
                      ===============
Shareholders' equity        235.2
                      ===============



6. The pro forma adjustments were tax-effected, as appropriate, using a statutory (federal, state and foreign) tax rate of 39.0%.

                        SELECTED FINANCIAL INFORMATION


   The selected unaudited pro forma data as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 and for the year ended December 31, 1997 have been derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial statements included elsewhere herein. The unaudited pro forma statement of operations and other data reflect the L-3 Acquisition, the 1998 Acquisitions and the Offerings as if such transactions had occurred on January 1, 1997 for the statement of operations and other data. The unaudited pro forma balance sheet data reflect the Offerings as if such transactions had occurred on March 31, 1998.

   The selected consolidated (combined) financial data as of December 31, 1997, 1996, 1995 and 1994, and for the nine months ended December 31, 1997, the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995 have been derived from the audited financial statements for the respective periods. The selected consolidated (combined) financial data as of and for the periods ended March 31, 1998, December 31, 1993 and March 31, 1993, the nine months ended December 31, 1993 and the three months ended March 31, 1993 have been derived from the unaudited financial statements of the Company. In the opinion of management, such unaudited financial statements reflect all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three months ended March 31, 1998 may not be indicative of results for the full year.

   The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated (Combined) Financial Statements of the Company (Predecessor Company) and the Loral Acquired Businesses included elsewhere herein. Prior to April 1, 1996, the Predecessor Company was only comprised of Communication Systems -- East.



                                   COMPANY                                       PREDECESSOR COMPANY
            --------------------------------------------------- ---------------------------------------------------
                                                        NINE        THREE                                   NINE        THREE
                THREE MONTHS ENDED      YEAR ENDED     MONTHS      MONTHS                                  MONTHS       MONTHS
                  MARCH 31, 1998       DECEMBER 31,     ENDED       ENDED      YEAR ENDED DECEMBER 31,      ENDED       ENDED
            ------------------------       1997      DEC. 31,(1)  MARCH 31, ---------------------------- DEC. 31,(3) MARCH 31,(4)
              PRO FORMA   HISTORICAL    PRO FORMA       1997        1997      1996(2)  1995(3)  1994(3)     1993         1993
            ----------- ------------ -------------- ----------- ----------- --------- --------  -------- ----------- ------------

                                                   (IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Sales ......   $207.3      $ 186.6        $894.0       $ 546.5     $158.9     $ 543.1   $166.8   $218.9    $200.0       $67.8
Operating
 income ....     11.1         14.1          58.4          55.9        7.9        43.7      4.7      8.4      12.4         5.1
Interest
 expense,
 net(5) . ..     10.6          9.8          42.4          28.5        8.4        24.2      4.5      5.5       4.1
Provision
 (benefit)
 for income
 taxes(5) ..      0.6          1.7           4.7          10.7       (0.2)        7.8      1.2      2.3       3.8         2.0
Net income
 (loss).....     (0.1)         2.6          11.2          16.7       (0.3)       11.7     (1.0)     0.6       4.5         3.1
BALANCE
 SHEET DATA:
Working
 capital ...   $137.5      $  92.6                     $ 131.8                $  98.8   $ 21.1   $ 19.3    $ 24.7       $22.8
Total assets    926.8        880.4                       703.4                  593.3    228.5    233.3     241.7        93.5
Long-term
 debt.......    415.2        459.6                       392.0
Invested
 equity ....                                                                    473.6    194.7    199.5     202.0        59.9
Shareholders'
 equity.....    235.2        138.7                       132.7
OTHER DATA:
EBITDA(6) ..   $ 20.0      $  21.6        $ 95.1       $  78.1     $ 15.7     $  71.8   $ 16.3   $ 19.9    $ 23.4       $ 7.0
Net cash
 from
 (used in)
 operating
 activities.                  11.1                        73.9      (16.3)       30.7      9.3     21.8
Net cash
 (used in)
 investing
 activities.                (148.7)                     (457.8)      (4.3)     (298.0)    (5.5)    (3.7)
Net cash
 from
 (used in)
 financing
 activities.                  69.2                       461.4       20.6       267.3     (3.8)   (18.1)
Depreciation
 expense ...      5.3          4.6          22.0          13.3        4.5        14.9      5.5      5.4       6.1         1.8
Amortization
 expense ...      3.6          2.9          14.7           8.9        3.3        13.2      6.1      6.1       4.9         0.1
Capital
 expenditures     2.9          2.3          19.9          11.9        4.3        13.5      5.5      3.7       2.6         0.8
Ratios of:
 Earnings to
  fixed
  charges(7)      1.0x         1.4x          1.3x          1.8x        --(8)      1.7x     1.0x     1.4x      2.5x
 EBITDA to
  cash
  interest
  expense(9)(10)   2.7x        2.5x          2.4x
 Net debt to
  EBITDA(10)(11)   3.4x        4.6x          4.0x



                                             (Footnotes on the following page)

------------
 (1)   Reflects the L-3 Acquisition effective April 1, 1997.
 (2) Reflects ownership of Loral's Communication Systems -- West and Specialized Communication Products businesses commencing April 1, 1996.
 (3) Reflects ownership of Communication Systems --East by Lockheed Martin effective April 1, 1993.
 (4) Reflects ownership of Communications Systems -- East by GE Aerospace. The amounts shown herein include only those amounts as reflected in the financial records of Communications Systems --East.
 (5) For periods prior to April 1, 1997, interest expense and income tax (benefit) provision were allocated from Lockheed Martin.
 (6) EBITDA is defined as operating income plus depreciation expense and amortization expense (excluding the amortization of deferred debt issuance costs). EBITDA is not a substitute for operating income, net income and cash flow from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. EBITDA is presented as additional information because management believes it to be a useful indicator of the Company's ability to meet debt service and capital expenditure requirements.
 (7) For purposes of this computation, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest on indebtedness plus that portion of lease rental expense representative of the interest element.
 (8) Earnings were insufficient to cover fixed charges by $0.5 million for the three months ended March 31, 1997.
 (9) For purposes of this computation, cash interest expense consists of pro forma interest expense excluding amortization of deferred debt issuance costs.
(10) These ratios as of and for the three months ended March 31, 1998 are based on the results of operations for the twelve month period ended March 31, 1998. The pro forma ratios have been calculated by adding the pro forma EBITDA and cash interest expense for the year ended December 31, 1997 and the three months ended March 31, 1998 and deducting the pro forma EBITDA and cash interest expense for the three months ended March 31, 1997. For purposes of computing pro forma EBITDA for the three months ended March 31, 1997, depreciation expense and amortization expense were $6.0 million and $2.7 million, respectively. The historical ratios have been calculated by adding historical EBITDA and cash interest expense for the nine months ended December 31, 1997 and the three months ended March 31, 1998.
(11) Net debt is defined as long-term debt plus current portion of long-term debt less cash and cash equivalents.

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The matters discussed herein may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which could result in operating performance that is materially different from management's projections. The section of this Prospectus entitled "Risk Factors" should be read in conjunction with this Management's Discussion and Analysis of Financial Condition and Results of Operations section.

GENERAL

   The Company is a leading merchant supplier of sophisticated secure communication systems and specialized communication products including secure, high data rate communication systems, microwave components, avionics and ocean systems, telemetry, instrumentation and space products. These systems and products are critical elements of virtually all major communication, command and control, intelligence gathering and space systems. The Company's systems and specialized products are used to connect a variety of airborne, space, ground-and sea-based communication systems and are incorporated into the transmission, processing, recording, monitoring and dissemination functions of these communication systems. The Company's customers include the DoD, selected Government intelligence agencies, major aerospace/defense prime contractors, foreign governments and commercial customers. The Company operates primarily in one industry segment, electronic components and systems.

   All domestic government contracts and subcontracts of the Company are subject to audit and various cost controls, and include standard provisions for termination for the convenience of the Government. Multi-year Government contracts and related orders are subject to cancellation if funds for contract performance for any subsequent year become unavailable. Foreign government contracts generally include comparable provisions relating to termination for the convenience of the relevant foreign government.


   The defense industry has recently undergone significant changes precipitated by ongoing federal budget pressures and new roles and missions to reflect changing strategic and tactical threats. Since the mid-1980's, the overall U. S. defense budget has declined in real dollars. In response, the DoD has focused its resources on enhancing its military readiness, joint operations and digital command and control communications by incorporating advanced electronics to improve the performance, reduce operating cost and extend the life expectancy of its existing and future platforms. The emphasis on system interoperability, force multipliers and providing battlefield commanders with real-time data is increasing the electronics content of nearly all of the major military procurement and research programs. As a result, the DoD's budget for communications and defense electronics is expected to grow. According to Federal Sources, an independent private consulting group, the defense budget for C(3)I is expected to increase from $31.0 billion in the fiscal year ended September 30, 1997 to $42.0 billion in the fiscal year ended September 30, 2002, a compound annual growth rate of 6.3%.


 ACQUISITION HISTORY


   The Company was formed to acquire substantially all of the assets of (i) nine business units previously purchased by Lockheed Martin as part of its acquisition of Loral in April 1996 (the "Loral Acquired Businesses") which include eight business units of Loral ("Specialized Communications products") and one business unit purchased by Loral as part of its acquisition of the Defense Systems business of Unisys Corporation in May 1995 ("Communications System --West"), and (ii) one business unit purchased by Lockheed Martin as part of its acquisition of the aerospace business of General Electric Company in April 1993 ("Communication Systems -- East"). Collectively, the Loral Acquired Businesses and Communications Systems -- East comprise the "Predecessor Company" or "Businesses".

   The Company acquired the assets and liabilities of Ocean Systems, ILEX and STS on March 30, 1998, March 4, 1998 and February 5, 1998, respectively.

RESULTS OF OPERATIONS


   The following information should be read in conjunction with the Company's Condensed Consolidated Financial Statements and Consolidated (Combined) Financial Statements and the notes thereto included herein.

   The financial statements reflect the Company's results of operations from the effective date of the L-3 Acquisition, April 1, 1997, and also include the results of operations of Ocean Systems, ILEX and STS (collectively, the "1998 Acquisitions") from the effective dates of such acquisitions, which were March 31, 1998 for Ocean Systems, and February 1, 1998 for ILEX and STS. The results of operations presented below exclude the results of operations of the 1998 Acquisitions for the years ended December 31, 1997, 1996 and 1995.

   The financial statements also reflect the results of operations of the Predecessor Company for the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995 which include the results of operations of the Loral Acquired Businesses beginning on April 1, 1996, the effective date of that acquisition by Lockheed Martin. Therefore, the results of operations for the year ended December 31, 1996 reflect the results of operations of the Loral Acquired Businesses for the nine months from April 1, 1996 to December 31, 1996. Accordingly, changes between periods for the year ended December 31, 1997 and the year ended December 31, 1996 of the Predecessor Company are significantly affected by the timing of the L-3 Acquisition and Loral Acquired Businesses acquisition. The results of operations for the year ended December 31, 1995 and the period from January 1 to March 31, 1996 only comprise the results of operations of Communications Systems -- East. Operating income of the Company and the Predecessor Company are not directly comparable between periods indicated as a result of the effects of valuation of assets and liabilities recorded in accordance with Accounting Principles Board Opinion No. 16 ("APB 16") by the Company and the Predecessor Company, in the purchase accounting for the L-3 Acquisition and Loral Acquired Businesses acquisition. Interest expense and income taxes expense for the periods are also not comparable and the impact of interest expense and income tax expense on the Company is discussed below.

   As indicated in Note 6 to the Consolidated (Combined) Financial Statements as of December 31, 1997, effective April 1, 1997 the Company has accounted for the sale of its Hycor business in accordance with FASB Emerging Issues Task Force Issue No. 87-11 "Allocation of Purchase Price to Assets to Be Sold". Accordingly, the results of operations of the Hycor business are not included in the results of operations of the Company for the three months ended March 31, 1998 and the nine months ended December 31, 1997. Hycor is a business unit of the Loral Acquired Businesses, and, accordingly, Hycor is only included in the results of operations of the Predecessor Company beginning on April 1, 1996, the effective date of the Loral Acquired Businesses acquisition by Lockheed Martin. On January 29, 1998, the Company sold the Hycor business, excluding land and buildings, for $3.5 million in cash subject to adjustment based on final closing net assets.

   The results of operations of the Predecessor Company for the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995, include certain costs and expenses allocated by Lockheed Martin for corporate office expenses based primarily on the allocation methodology prescribed by government regulations pertaining to government contractors. Interest expense was allocated based on Lockheed Martin's actual weighted average consolidated interest rate applied to the portion of the beginning of the year invested equity deemed to be financed by consolidated debt based on Lockheed Martin's debt to equity ratio on such date. The provision (benefit) for income taxes was allocated to the Predecessor Company as if it were a separate taxpayer, calculated by applying statutory rates to reported pre-tax income after considering items that do not enter into the determination of taxable income and tax credits related to the Predecessor Company. Also, pension and post-employment benefit costs were allocated based on employee headcount. Accordingly, the results of operations and financial position hereinafter of the Predecessor Company may not be the same as would have occurred had the Predecessor Company been an independent entity.

 THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31,
1997

   The following table sets forth selected statement of operations data for the Company and the Predecessor Company for the periods indicated.


                                                                       COMPANY     PREDECESSOR COMPANY
                                                                   -------------- -------------------
                                                                    THREE MONTHS      THREE MONTHS
                                                                        ENDED             ENDED
                                                                   MARCH 31, 1998    MARCH 31, 1997
                                                                   -------------- -------------------
                                                                             ($ IN MILLIONS)
Sales.............................................................     $186.6            $158.9
Costs and expenses................................................      172.5             151.0
Operating income..................................................       14.1               7.9
Net interest expense..............................................        9.8               8.4
Income (loss) before income taxes.................................        4.3              (0.5)
Income tax expense (benefit)......................................        1.7              (0.2)
Net income (loss).................................................        2.6              (0.3)

Depreciation and amortization expenses included in operating
 income...........................................................        7.5               7.8
EBITDA(1).........................................................       21.6              15.7



------------
(1) EBITDA is defined as operating income plus depreciation expense and amortization expense (excluding the amortization of debt issuance costs). EBITDA is not a substitute for operating income, net income or cash flows from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. EBITDA is presented as additional information because the Company believes it to be a useful indicator of the Company's ability to meet debt service and capital expenditure requirements.

   Sales increased to $186.6 million for the three months ended March 31, 1998 (the "1998 First Quarter") from $158.9 million for the three months ended March 31, 1997 (the "1997 First Quarter"). Operating income increased to $14.1 million in the 1998 First Quarter from $7.9 million in the 1997 First Quarter. Net income increased to $2.6 million in the 1998 First Quarter from a net loss of $0.3 million in the 1997 First Quarter.

   ILEX and STS contributed sales of $16.9 million to the 1998 First Quarter. The remaining increase of $10.8 million was primarily attributable to an increase in production and shipments on the CHBDL and UAV programs and increased sales volumes on the E2-C and F-14 display systems and RF safety products, partially offset by lower sales volume on the U-2 Program.

   Operating income increased by $6.2 million to $14.1 million in the 1998 First Quarter from $7.9 million in the 1997 First Quarter. Operating income as a percentage of sales increased to 7.6% for the 1998 First Quarter compared to 5.0% for the 1997 First Quarter. The increase in operating margins for the 1998 First Quarter is attributable to improved operating performance on sales of aviation recorders and display systems and increased sales volume on the CHBDL program and RF safety products, partially offset by lower sales volume on the U-2 Program. Also, the 1997 First Quarter operating income was negatively impacted by losses incurred on three programs by Communication Systems --East. ILEX and STS contributed $0.3 million of operating income to the 1998 First Quarter.

   EBITDA for the 1998 First Quarter increased by $5.9 million to $21.6 million from $15.7 million in the 1997 First Quarter. EBITDA as a percentage of sales ("EBITDA margin") increased to 11.6% for the 1998 First Quarter compared to 9.9% for the 1997 First Quarter. The increases in EBITDA and EBITDA margin were attributable to the items affecting the trends in operating income between the 1998 First Quarter and the 1997 First Quarter discussed above.

   Sales and operating income of the Hycor business included in the Predecessor Company's results of operations for the 1997 First Quarter were $1.8 million and $0.0 million, respectively.

   Net interest expense for the 1998 First Quarter was $9.8 million representing interest expense on the Company's borrowings under the Senior Credit Facilities and the 10 3/8% senior subordinated notes, and related amortization of debt issuance cost, less interest income of $0.8 million. Interest expense for the 1997 First Quarter of $8.4 million was allocated to the Predecessor Company by applying Lockheed

Martin's weighted average consolidated interest rate to the portion of the Predecessor Company's invested equity account deemed to be financed by Lockheed Martin's consolidated debt.

   The income tax provision for the 1998 First Quarter reflects the Company's estimated effective income tax rate of 39%. In the 1997 First Quarter, income taxes were allocated to the Predecessor Company by Lockheed Martin and the effective income tax rate was significantly impacted by amortization of costs in excess of net assets acquired, which were not deductible for income tax purposes.

 YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996


   The following table sets forth selected statement of operations data for the Company and the Predecessor Company for the periods indicated.


                                        COMPANY                          PREDECESSOR COMPANY
                                    -------------- --------------------------------------------------------------
                                      NINE MONTHS    NINE MONTHS     THREE MONTHS    THREE MONTHS       YEAR
                                         ENDED          ENDED           ENDED           ENDED           ENDED
                                     DECEMBER 31,    DECEMBER 31,     MARCH 31,       MARCH 31,     DECEMBER 31,
                                         1997            1996            1997            1996           1996
                                    --------------  --------------  --------------- --------------  --------------
                                                                   ($ IN MILLIONS)
Sales..............................     $546.5          $501.9          $158.9          $41.2          $543.1
Costs and expenses ................      490.6           459.9           151.0           39.5           499.4
Operating income ..................       55.9            42.0             7.9            1.7            43.7
Net interest expense ..............       28.5            22.2             8.4            2.0            24.2
Income (loss) before income taxes         27.4            19.8            (0.5)          (0.3)           19.5
Income tax provision (benefit)  ...       10.7             7.6            (0.2)           0.2             7.8
Net income (loss)..................       16.7            12.2            (0.3)          (0.5)           11.7


   Sales for the nine months ended December 31, 1997 as compared to the corresponding period in 1996 increased by $44.6 million, of which $30.5 million is attributable to the Loral Acquired Businesses and $14.1 million to Communication Systems -- East. The increase in sales is attributable to increased volume in sales of microwave components, CHBDL, UAV programs, F-14 display system contract, power supplies and P3-C Repair Depot. Operating income for the nine months ended December 31, 1997 as compared to the corresponding period in 1996 increased by $13.9 million, of which $5.8 million is attributable to the Loral Acquired Businesses and $8.1 million to Communication Systems -- East. The increase in operating income for the nine months ended December 31, 1997 is attributable to increased sales, improved operating performance on sales of aviation recorders, passive microwave components and display systems, the GEMnet product-line and P3-C Repair Depot sales, partially offset by $3.3 million of cost of sales related to ongoing certification efforts for the Company's Explosive Detection System ("EDS") contract and lower sales volume on the U-2 Program.

   Sales and operating income for the three months ended March 31, 1997 increased by $117.7 million and $6.2 million, respectively, as compared to the corresponding period in 1996. The increases are attributable to the acquisition of the Loral Acquired Businesses, offset by losses incurred on three programs by Communication Systems -- East.


   Sales and operating income of the Hycor business included in the Predecessor Company's results of operations for the three months ended March 31, 1997 and the year ended December 31, 1996 were $1.8 million and $0.0 million, and $7.5 million and $0.3 million, respectively.

   Net interest expense for the nine months ended December 31, 1997 was $28.5 million representing interest expense on the Company's outstanding borrowings (see Note 8 to Consolidated (Combined) Financial Statements as of December 31, 1997), and amortization of debt issuance costs, less interest income of $1.4 million and interest expense of $0.6 million allocated to the Hycor business net assets held for sale. Interest expense for the three months ended March 31, 1997 and the prior period was $8.4 million and $24.2 million, respectively, and was allocated to the Predecessor Company by applying Lockheed Martin's weighted average consolidated interest rate to the portion of the Predecessor Company's invested equity account deemed to be financed by Lockheed Martin's consolidated debt. The increase in interest expense reflects higher interest rates on the third party debt, as compared to the interest rate utilized to calculate interest expense by the Predecessor Company.

   The income tax provision for the nine months ended December 31, 1997 reflects the Company's effective income tax rate of 39%. For the three months ended March 31, 1997 and in the prior period, income taxes were allocated to the Predecessor Company by Lockheed Martin and the effective income tax rate was significantly impacted by amortization of costs in excess of net assets acquired, which were not deductible for income tax purposes. See Note 11 to Consolidated (Combined) Financial Statements as of December 31, 1997.


SUPPLEMENTAL ANALYSIS OF ANNUAL RESULTS OF OPERATIONS OF THE COMPANY AND THE PREDECESSOR COMPANY

   As noted above, the Company's financial statements reflect operations since the effective date of the L-3 Acquisition, April 1, 1997, and the results of operations for the year ended December 31, 1996 represent the results of operations of the Predecessor Company, and include the results of operations of the Loral Acquired Businesses beginning on April 1, 1996, the effective date of that acquisition. Accordingly, changes between periods for the year ended December 31, 1997 to the year ended December 31, 1996 of the Predecessor Company are significantly affected by the timing of these acquisitions. To enable investors to better assess the trends in the results of operations and to facilitate comparisons, the following presentation of results of operations for the year ended December 31, 1997 were obtained by aggregating, without adjustment, the historical results of operations of the Predecessor Company for the period from January 1, 1997 through March 31, 1997 with the historical results of operations of the Company for the nine months period from April 1, 1997 through December 31, 1997 (the "1997 period"), and the results of operations for the year ended December 31, 1996 were obtained by aggregating, without adjustments, the historical results of operations of the Predecessor Company for the year ended December 31, 1996 with the historical results of operations of the Loral Acquired Businesses for the period from January 1, 1996 through March 31, 1996 (the "1996 period"). All the historical results were derived from the audited financial statements for respective periods included herein.

   The following table sets forth historical selected statement of operations data for the Company, Predecessor Company and the Loral Acquired Businesses for the periods indicated and the related calendar year results of operation data derived therefrom.


                                     PREDECESSOR              PREDECESSOR   LORAL ACQUIRED
                        COMPANY        COMPANY                  COMPANY       BUSINESSES
                    -------------- --------------           --------------  --------------
                      NINE MONTHS    THREE MONTHS                 YEAR       THREE MONTHS
                         ENDED          ENDED                    ENDED           ENDED
                     DECEMBER 31,     MARCH 31,      1997     DECEMBER 31,     MARCH 31,      1996
                         1997            1997       PERIOD        1996           1996        PERIOD
                    -------------- --------------  -------- --------------   -------------- --------
                                                    ($ IN MILLIONS)
Sales..............     $546.5          $158.9      $705.4       $543.1         $132.2       $675.3
Costs and
 expenses..........      490.6           151.0       641.6        499.4          124.4        623.8
                    -------------- --------------  -------- --------------  -------------- --------
Operating income ..     $ 55.9          $  7.9      $ 63.8       $ 43.7         $  7.8       $ 51.5
                    ============== ==============  ======== ==============  ============== ========
EBITDA(1) .........     $ 78.1          $ 15.7      $ 93.8       $ 71.8         $ 12.8       $ 84.6
                    ============== ==============  ======== ==============  ============== ========



------------
(1) EBITDA is defined as operating income plus depreciation expense and amortization expense (excluding the amortization of debt issuance costs). EBITDA is not a substitute for operating income, net income or cash flows from operating activities as determined in accordance with generally accepted accounting principles as a measure of profitability or liquidity. EBITDA is presented as additional information because the Company believes it to be a useful indicator of the Company's ability to meet debt service and capital expenditure requirements.


   Sales for the 1997 period increased to $705.4 million from $675.3 million for the 1996 period. Operating income increased to $63.8 million in the 1997 period from $51.5 million in the 1996 period. Operating income is not directly comparable between the periods as a result of the effects of valuation of assets and liabilities in accordance with Accounting Principles Opinion No. 16.

   The sales increase in the 1997 period was primarily attributable to sales of the Loral Acquired Businesses which increased by $18.1 million to $531.4 million in the 1997 period as compared to

$513.3 million in the 1996 period. This sales increase was primarily attributable to increased sales volume on E2-C antenna program, the E2-C and F-14 display systems and passive microwave components, additional production and shipments on CHBDL and UAV programs, and partially offset by lower sales volume on the U-2 Program. Additionally, sales of Communication Systems --East increased by $12.0 million to $174.0 million in the current period from $162.0 million in the 1996 period, and were primarily attributable to increased sales of power supplies, the GEMnet product line and the P3-C Repair Depot.

   Operating income increased by 23.9% to $63.8 million in the 1997 period from $51.5 million in the 1996 period. Operating income as a percentage of sales increased to 9.0% in the 1997 period as compared to 7.6% in the 1996 period. The increase in operating income was largely attributable to cost reductions, increased sales volume of the Loral Acquired Businesses and operating improvements at Communications Systems -- East. Operating income for the 1997 period also reflected fourth quarter cost of sales of $3.3 million related to on-going certification efforts for the Company's EDS contract. Excluding these EDS costs, operating income would have been $67.1 million for the 1997 period and operating income as a percentage of sales would have been 9.5%.


   EBITDA for the 1997 period increased by $9.2 million to $93.8 million from $84.6 million from the 1996 period. EBITDA margin increased to 13.3% for the 1997 period from 12.5% for the 1996 period. The increases in EBITDA and EBITDA margin were attributable to the items affecting the trends in operating income between the 1997 period and 1996 period discussed above.


 YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

   The following table sets forth selected statement of operations data for the Predecessor Company for the periods indicated.



                             PREDECESSOR
                               COMPANY
                          ------------------
                              YEAR ENDED
                             DECEMBER 31,
                          ------------------
                            1996      1995
                          -------- --------
                           ($ IN MILLIONS)
Sales....................  $543.1    $166.8
Costs and expenses.......   499.4     162.1
Operating income.........    43.7       4.7
Net interest expense ....    24.2       4.5
Income before income
 taxes...................    19.5       0.2
Income tax provision  ...     7.8       1.2
Net income (loss)........    11.7      (1.0)



   The results of operations of the Loral Acquired Businesses are reflected in the results of operations of the Predecessor Company beginning on April 1, 1996, the effective date of that acquisition by Lockheed Martin. During 1996, sales increased to $543.1 million from $166.8 million in 1995. Operating income increased to $43.7 million compared with $4.7 million in 1995. Net income increased to $11.7 million as compared to a net loss of $1.0 million in 1995. The Loral Acquired Businesses contributed $13.6 million to net income for the year ended December 31, 1996.

   The sales increase in 1996 was attributable to the sales of the Loral Acquired Businesses which contributed $381.1 million of the increase. Sales of Communication Systems -East decreased in 1996 by $4.8 million as compared to 1995 primarily due to lower volume on Aegis power supplies and SIGINT system production, partially offset by Local Management Device/Key Processor ("LMD/KP") production startup.

   The increase in 1996 operating income was largely attributable to the Loral Acquired Businesses, which contributed $36.9 million of the increase. Communication Systems -East operating income in 1996 increased $2.2 million primarily due to improved operating performance on the Shipboard Telephone Communications ("STC-2") program partially offset by increased costs on the Space Station contract. As a percentage of sales, operating income increased to 8.0% from 2.8%. This increase is attributable to the improvement in Communication Systems -- East noted above, higher contract margins and operating improvements in the Loral Acquired Businesses.

   Allocated interest expense increased to $24.2 million in 1996 from $4.5 million in 1995 due primarily to the acquisition of the Loral Acquired Businesses, which was assumed to be fully financed by debt, coupled with a higher debt-to-equity ratio used in the allocation for Communication Systems -- East. See Note 9 to Consolidated (Combined) Financial Statements.

   The effective income tax rate declined to 40% in 1996 as compared to 681% in 1995. The 1995 effective rate was significantly impacted by non-deductible amortization of costs in excess of net assets acquired. As a percentage of income subject to tax, such amortization declined significantly in 1996.

LIQUIDITY AND CAPITAL RESOURCES

 THE L-3 ACQUISITION

   Effective April 1, 1997, the Company purchased the Businesses from Lockheed Martin for $503.8 million, after a purchase price adjustment of $21.2 million and acquisition costs of $8.0 million. On November 5, 1997 the L-3 Acquisition Agreement was amended to finalize the purchase price adjustment which amounted to $21.2 million of which $15.9 million was received on April 30, 1997 and $5.3 million was received on November 7, 1997, plus interest thereon. The amendment also included the assumption by the Company of Lockheed Martin's rights and obligations under a contract for the U.S. Army's Command and Control Vehicle ("C(2)V") Mission Module Systems ("MMS"), for which the Company received a cash payment of $12.2 million from Lockheed Martin.

 FINANCING

   The L-3 Acquisition was funded by a combination of debt and equity aggregating $525.0 million. The equity of $125.0 million was comprised of $80.0 million in cash contributed to Holdings by the Lehman Partnership and Senior Management and a $45.0 million retained interest in Holdings by Lockheed Martin representing partial consideration to Lockheed Martin for its sale of the Businesses to the Company. In connection with the L-3 Acquisition, the Company entered into a $275.0 million credit facility consisting of $175.0 million of term loans (the "Term Loan Facilities") and a $100.0 million revolving credit facility (the "Revolving Credit Facility") (collectively, the "Senior Credit Facilities"). The initial debt balance of $400.0 million consisted of $175.0 million of borrowings under the Term Loan Facilities and $225.0 million of 10 3/8% Senior Subordinated Notes (the "1997 Notes") due May 1, 2007.

   The required principal payments under the Term Loans Facilities are: $5.0 million in 1998, $11.0 million in 1999, $19.0 million in 2000, $25.0 million in 2001, $33.2 million in 2002, $20.0 million in 2003, and $25.2 million in 2004, $24.9 million 2005, and $8.7 million in 2006. Interest payments on the Term Loan Facilities vary in accordance with the type of borrowings and are made at a minimum every three months. At December 31, 1997, the Senior Credit Facilities also included a $100.0 million Revolving Credit Facility. In February 1998, the Senior Credit Facilities were amended to, among other things, increase the amount available under the revolving credit facility to $200.0 million, waive certain excess cash flow prepayments, as defined, otherwise required, and permit the incurrence of up to an additional $150.0 million of subordinated debt. Other than upon a change of control or the occurrence of certain asset sales, L-3 Communications will not be required to repurchase the 1997 Notes until maturity on May 1, 2007. L-3 Communications is required to make semi-annual interest payments with respect to the 1997 Notes.

   The Company has a substantial amount of indebtedness. Based upon the current level of operations, management believes that the Company's cash flow from operations, together with available borrowings under the Revolving Credit Facility, will be adequate to meet its anticipated requirements for working capital, capital expenditures, research and development expenditures, program and other discretionary investments, interest payments and scheduled principal payments for the foreseeable future including at least the next three years. There can be no assurance, however, that the Company's business will continue to generate cash flow at or above current levels or that currently anticipated improvements will be achieved. If the Company is unable to generate sufficient cash flow from operations in the future to service its debt, it may be required to sell assets, reduce capital expenditures, refinance all or a portion of its existing debt or obtain additional financing. The Company's ability to make scheduled principal payments, to pay interest on or to refinance its indebtedness depends on its future performance and financial results, which, to a certain extent, are subject to general conditions in or affecting the defense industry and to general economic, political, financial, competitive, legislative and regulatory factors beyond its control. There can be no assurance that sufficient funds will be available to enable the Company to service its indebtedness, including the 1997 Notes, or make necessary capital expenditures and program and discretionary investments.

   On November 5, 1997, L-3 Communications completed its exchange offer relating to the 1997 Notes and the holders of the 1997 Notes received registered securities. The 1997 Notes are redeemable at the option of L-3 Communications, in whole or in part, at any time on or after May 1, 2002, at various redemption prices plus accrued and unpaid interest to the applicable redemption date. In addition, prior to May 1, 2000, L-3 Communications may redeem up to 35% of the aggregate principal amount of the 1997 Notes at a redemption price of 109.375% of the principal amount thereof, plus accrued and unpaid interest to the redemption date with the net cash proceeds of one or more equity offerings by Holdings that are contributed to L-3 Communications as common equity capital. See "Risk Factors -- Substantial Leverage".

   The Senior Credit Facilities and the 1997 Notes contain financial covenants, which remain in effect so long as any amount is owed thereunder by L-3 Communications. The financial covenants under the Senior Credit Facilities require that (i) L-3 Communications' debt ratio, as defined, be less than or equal to 5.50 for the quarter ended December 31, 1997, and that the maximum allowable debt ratio, as defined, thereafter be further reduced to less than or equal to 3.1 for the quarters ending after June 30, 2002, and
(ii) L-3 Communications' interest coverage ratio, as defined, be at least
1.85 for the quarter ended December 31, 1997, and thereafter increasing the interest coverage ratio, as defined, to at least 3.10 for any fiscal quarters ending after June 30, 2002. At December 31, 1997, L-3 Communications was and has been in compliance with these covenants at all times.

   To mitigate risks associated with changing interest rates on certain of its debt, the Company entered into the interest rate cap and floor contracts (the "interest rate agreements"). The Company manages exposure to counterparty credit risk by entering into the interest rate agreements only with major financial institutions that are expected to perform fully under the terms of such agreements. Cash payments to (from) the Company and the counterparties are made at the end of the quarter to the extent due under the terms of the interest rate agreements. Such payments are recorded as adjustments to interest expense. The initial costs of the interest rate agreements are capitalized as deferred debt issuance costs and amortized into interest expense. The impact of the interest rate agreements on interest expense was not material for the nine months ended December 31, 1997. See
Note 10 to the Consolidated (Combined) Financial Statements.

1998 ACQUISITIONS

   On March 30, 1998, the Company purchased the assets of Ocean Systems for $67.5 million of cash. On March 4, 1998, the Company purchased the assets of ILEX for $51.9 million of cash, subject to adjustment based on closing net assets, and additional consideration based on post-acquisition performance of ILEX. On February 5, 1998, the Company purchased the assets of STS for $27.0 million in cash, subject to adjustment based upon closing net assets.

   The Company financed the 1998 Acquisitions using cash on hand and borrowings under the Revolving Credit Facility.

   The Company considers and executes strategic acquisitions on an ongoing basis and may be evaluating acquisitions or engaged in acquisition negotiations at any given time. As of the date hereof, the Company has completed, has reached agreement on or is in discussions regarding certain acquisitions, in addition to the 1998 Acquisitions, that are either individually or in the aggregate not material to the financial condition of results of operations of the Company.

CASH FLOWS

THREE MONTHS ENDED MARCH 31, 1998 COMPARED WITH THREE MONTHS ENDED MARCH 31,
1997

   The following table sets forth selected cash flow statement data for the Company and the Predecessor Company for the periods indicated:



                                                               PREDECESSOR
                                                  COMPANY        COMPANY
                                              -------------- --------------
                                               THREE MONTHS    THREE MONTHS
                                                   ENDED          ENDED
                                              MARCH 31, 1998  MARCH 31, 1997
                                              -------------- --------------
                                                     ($ IN MILLIONS)
Net cash from (used in) operating
 activities..................................     $  11.1         $(16.3)
Net cash (used in) investing activities .....      (148.7)          (4.3)
Net cash from financing activities...........        69.2           20.6



   NET CASH FROM (USED IN) OPERATING ACTIVITIES: Cash provided by operating activities of the Company for the three months ended March 31, 1998 was $11.1 million. Earnings after adjustment for non-cash items provided $12.3 million, offset by uses of cash caused by changes in operating assets and liabilities of $1.3 million, net of amounts acquired. Increases in contracts in process of $21.3 million during the three months ended March 31, 1998 were partially offset by increases of $19.8 million primarily in operating liabilities.

   Net cash used in operating activities of the Predecessor Company was $16.3 million for the three months ended March 31, 1997, resulting primarily from the increase in contracts in process and decrease in current liabilities. Cash flows used by the Loral Acquired Businesses was $10.2 million. Cash used for operating activities by Communication Systems -- East amounted to $6.1 million.

   The Company's current ratio at March 31, 1998 decreased to 1.4:1 compared with 2.0:1 at December 31, 1997.

   NET CASH (USED IN) INVESTING ACTIVITIES: Cash used in investing activities for the three months ended March 31, 1998 consisted primarily of $151.4 million, net of cash acquired of $2.7 million, paid by the Company for acquisitions, of which $146.3 million pertained to the 1998 Acquisitions. Cash proceeds from assets held for sale was $4.8 million. Cash used for capital expenditures was $2.3 million and $4.3 million, respectively, for the three months ended March 31, 1998 and the three months ended March 31, 1997. The Company typically makes capital expenditures related primarily to improvement of manufacturing facilities and equipment. The Company expects that its capital expenditures for 1998 will be approximately $27.0 million.

   NET CASH FROM FINANCING ACTIVITIES: For the three months ended March 31, 1998, the Company's cash from financing activities was $69.2 million, and was comprised of borrowings under the Revolving Credit Facility of $67.8 million; the contribution from Holdings of the proceeds of $3.0 million from the exercise of stock options of Holdings on March 2, 1998 by Mr. Lanza and Mr. LaPenta; scheduled debt payments under the Term Loan Facilities of $1.0 million; and, debt issuance costs of $0.6 million which were incurred in connection with the February 1998 amendment to the Senior Credit Facilities.

   Prior to the L-3 Acquisition, the Predecessor Company participated in the Lockheed Martin cash management system, under which all cash was received and all payments were made by Lockheed Martin. For purposes of the statements of cash flows, all transactions with Lockheed Martin were deemed to have been settled in cash at the time they were recorded by the Predecessor Company. Net cash from financing activities of the Predecessor Company for the three months ended March 31, 1997 was $20.6 million, and represent advances from Lockheed Martin, the Predecessor Company's parent company.

 YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEARS ENDED DECEMBER 31, 1996 AND
1995


   The following table sets forth selected cash flow statement data for the Company and the Predecessor Company for the periods indicated:


                                                               PREDECESSOR      PREDECESSOR
                                                  COMPANY        COMPANY          COMPANY
                                              -------------- --------------  ------------------
                                                NINE MONTHS    THREE MONTHS         YEAR
                                                   ENDED          ENDED            ENDED
                                               DECEMBER 31,     MARCH 31,       DECEMBER 31,
                                                                             ------------------
                                                   1997            1997         1996     1995
                                              -------------- --------------  --------- -------
                                                                  ($ IN MILLIONS)
Net cash from (used in) operating
 activities..................................     $  73.9         $(16.3)     $  30.7    $ 9.3
Net cash (used in) investing activities .....      (457.8)          (4.3)      (298.0)    (5.5)
Net cash from (used in) financing
 activities..................................       461.4           20.6        267.3     (3.8)



   NET CASH FROM (USED IN) OPERATING ACTIVITIES: Cash provided by operating activities of the Company for the nine months ended December 31, 1997 was $73.9 million. Cash provided by operations benefited from improved operating results, effective management of contracts in process and increases in accrued employment costs. Contracts in process declined by $18.2 million to $167.2 million from April 1, 1997 to December 31, 1997, and was primarily attributable to collections of and reductions in the levels of commercial and affiliate receivables.


   Net cash used in operating activities of the Predecessor Company was $16.3 million for the quarter ended March 31, 1997, resulting primarily from the increase in contracts in process and decrease in current liabilities. Cash flows used by the Loral Acquired Businesses was 10.2 million. Cash used for operating activities by Communication Systems -- East amounted to $6.1 million.

   Cash provided by operating activities of the Predecessor Company was $30.7 million in 1996 and $9.3 million in 1995. The increase of $21.4 million in 1996 was due primarily to the impact of the Loral Acquired Businesses which were acquired by Lockheed Martin effective April 1, 1996. Earnings after adjustment for non-cash items provided $36.7 million, offset by changes in other operating assets and liabilities. Without the Loral Acquired Businesses, cash provided by operating activities for Communication Systems--East increased to $13.7 million in 1996, 46% over 1995.

   The Company's current ratio at December 31, 1997 remained constant at 2.0:
1 as compared to the Predecessor Company's current ratio at December 31, 1996.


   NET CASH (USED IN) INVESTING ACTIVITIES: Cash used in investing activities for the nine months ended December 31, 1997 consisted primarily of $466.3 million paid by the Company for the L-3 Acquisition (See Note 1 to Consolidated (Combined) Financial Statements); offset by proceeds from the sale of the Company's Sarasota, Florida property of approximately $9.5 million and cash received in connection with the assumption of obligations under the C(2)V MMS contract from Lockheed Martin of $12.2 million. During the year ended December 31, 1996, $287.8 million was paid by the Predecessor Company for the acquisition of the Loral Acquired Businesses. See Note 4 to the Consolidated (Combined) Financial Statements. In addition, for the nine months ended December 31, 1997 and the three months ended March 31, 1997, $11.9 million and $4.3 million, respectively, was used for capital expenditures, and $5.1 million and nil, respectively, for purchase of investments. The Company typically makes capital expenditures related primarily to improvement of manufacturing facilities and equipment. The Company expects that its capital expenditures for 1998 will be approximately $27.0 million.


   All transactions between the Businesses and Lockheed Martin have been accounted as settled in cash at the time such transactions were recorded by the Businesses. Accordingly, in 1996, cash flows reflect the purchase of the Loral Acquired Businesses.



   NET CASH FROM (USED IN) FINANCING ACTIVITIES: Cash from financing activities of the Company was $461.4 million for the nine months ended December 31, 1997, and was due to the debt incurred and proceeds from the issuance of common stock which were issued to finance the L-3 Acquisition. See "--Financing" above. Net cash from financing activities also reflects the payment of debt issue costs of $15.6 million and $3.0 million of scheduled debt payments of the Term Loan Facilities.

   Prior to the L-3 Acquisition, the Businesses participated in the Lockheed Martin cash management system, under which all cash was received and all payments were made by Lockheed Martin. For purposes of the statements of cash flows, all transactions with Lockheed Martin were deemed to have been settled in cash at the time they were recorded by the Predecessor Company. Net cash from (used in) financing activities of the Predecessor Company for the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995, were approximately $20.6 million, $267.3 million and ($3.8) million, respectively, and represent advances from (repayments to) Lockheed Martin, the Predecessor Company's parent company.


BACKLOG

   The Company's funded backlog at December 31, 1997 totaled $516.9 million, as compared with the Predecessor Company's funded backlog at December 31, 1996 of $542.5 million. Funded orders, on a pro forma basis, for the Company for 1997 were $711.5 million. The Predecessor Company's funded orders for 1996 were $619.5 million. It is expected that 86.0% of the backlog at December 31, 1997 will be recorded as sales during 1998. However, there can be no assurance that the Company's backlog will become revenues in any particular period, if at all. See "Risk Factors -- Backlog". Approximately 81% of the total backlog at December 31, 1997 was directly or indirectly for defense contracts for end use by the Government. Approximately $434.0 million of total backlog was directly or indirectly for U.S. and foreign government defense contracts, and approximately $19.5 million of total backlog was directly or indirectly for U.S. and foreign government non-defense contracts. Foreign customers account for approximately $34.6 million of the total backlog.

RESEARCH AND DEVELOPMENT

   Research and development, including bid and proposal, costs ("R&D costs") sponsored by the Company was $28.9 million for the nine months ended December 31, 1997. R&D costs sponsored by the Predecessor Company were $12.0 million, $36.5 million and $9.8 million for the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995, respectively. The Loral Acquired Businesses sponsored R&D costs of $5.6 million for the three months ended March 31, 1996 and $21.4 million for the year ended December 31, 1995. Accordingly, the Company, Predecessor Company and the Loral Acquired Businesses, in the aggregate, sponsored R&D costs of $40.9 million, $42.1 million and $31.2 million, respectively, for the years ended December 31, 1997, 1996 and 1995. Customer-funded research and development was $117.1 million in 1997, as compared with $153.5 million for 1996. The decrease in customer-funded research and development in 1997 is due primarily to research and development programs existing in 1996 which moved into the production phase during 1997.



CONTINGENCIES


   See Note 9 to the Unaudited Condensed Consolidated (Combined) Financial Statements as of March 31, 1998 and Note 13 to the Consolidated (Combined) Financial Statements as of December 31, 1997.


RECENT ACCOUNTING PRONOUNCEMENTS


   In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosure about Segments of an Enterprise and Related Information". SFAS No. 131 establishes accounting standards for the way that public business enterprises report information about operating segments and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits". SFAS No. 132 revises employers' disclosures about pension and other postretirement benefits plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer as useful as they were when SFAS No. 87 "Employers' Accounting for Pensions", SFAS No. 88 "Employers' Accounting for Settlements and

Curtailments of Defined Benefit Pension Plans and for Termination Benefits" and SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" were issued. SFAS 132 suggests combined formats for presentation of pension and other postretirement benefits disclosures. The Company is currently evaluating the impact, if any, of SFAS No. 131 and SFAS No. 132.


INFLATION

   The effect of inflation on the Company's sales and earnings has not been significant. Although a majority of the Company's sales are made under long-term contracts, the selling prices of such contracts, established for deliveries in the future, generally reflect estimated costs to be incurred in these future periods. In addition, some contracts provide for price adjustments through escalation clauses.

YEAR 2000 CONVERSION

   Under the Company's decentralized structure, each division maintains and/or outsources its computer-based data processing functions. While each division is responsible for its own computer-based functions, in late 1997 a corporate-wide Year 2000 program (the "Program") was instituted for purposes of overseeing Year 2000 compliance efforts. The Program's major phases include (i) identification of areas requiring update, which began in late 1997; (ii) assessment of required actions and related impacts, which commenced in the first quarter of 1998; (iii) development of update schedule and cost estimates, which is scheduled to be concluded in the second quarter of 1998 and (iv) implementation of such plan, including follow-up testing, which is scheduled to commence during the second quarter of 1998 and be completed by mid-1999. Through December 31, 1997, the costs incurred in connection with the Program were not material. While these cost estimates have not been finalized, based upon the type of systems employed by the Company, costs of the Program are not expected to be material to the results of operations, liquidity or capital resources of the Company.

                                   BUSINESS

COMPANY OVERVIEW

   L-3 is a leading merchant supplier of sophisticated secure communication systems and specialized communication products including secure, high data rate communication systems, microwave components, avionics and ocean systems, and telemetry, instrumentation and space products. These systems and products are critical elements of virtually all major communication, command and control, intelligence gathering and space systems. The Company's systems and specialized products are used to connect a variety of airborne, space, ground-and sea-based communication systems and are incorporated into the transmission, processing, recording, monitoring and dissemination functions of these communication systems. The Company's customers include the DoD, selected Government intelligence agencies, major aerospace/defense prime contractors, foreign governments and commercial customers. In 1997, L-3 had pro forma sales of $894.0 million and pro forma EBITDA of $95.1 million. The Company's pro forma funded backlog as of December 31, 1997 was $638.1 million. These results reflect internal growth as well as the execution of the Company's strategy of acquiring businesses that complement or extend L-3's product lines.

   The Company's business areas enjoy proprietary technologies and capabilities and have leading positions in their respective primary markets. Management has organized the Company's operations into two primary business areas: Secure Communication Systems and Specialized Communication Products. In 1997, the Secure Communication Systems and Specialized Communication Products business areas generated approximately $456.0 million and $438.0 million of pro forma sales, respectively, and $52.3 million and $42.8 million of pro forma EBITDA, respectively. In addition, the Company is seeking to expand its products and technologies in commercial markets. See " -- Emerging Commercial Products" below.

   SECURE COMMUNICATION SYSTEMS. L-3 is the established leader in secure, high data rate communications in support of military and other national agency reconnaissance and surveillance applications. The Company's Secure Communication Systems operations are located in Salt Lake City, Utah, Camden, New Jersey and Shrewsbury, New Jersey. These operations are predominantly cost plus, sole source contractors supporting long-term programs for the U.S. Armed Forces and classified customers. The Company's major secure communication programs and systems include: secure data links for airborne, satellite, ground-and sea-based information collection and transmission; strategic and tactical signal intelligence systems that detect, collect, identify, analyze and disseminate information and related support contracts for military and national agency intelligence efforts; as well as secure telephone and network equipment. The Company believes that it has developed virtually every high bandwidth data link used by the military for surveillance and reconnaissance in operation today. L-3 is also a leading supplier of communication software support services to military and related government intelligence markets. In addition to these core Government programs, L-3 is leveraging its technology base by expanding into related commercial communication equipment markets, including applying its high data rate communications and archiving technology to the medical image archiving market and its wireless communication expertise to develop local wireless loop telecommunications equipment.


   SPECIALIZED COMMUNICATION PRODUCTS. This business area includes (i) Microwave Components, (ii) Avionics and Ocean Systems and (iii) Telemetry, Instrumentation and Space Products operations of the Company.


   Microwave Components. L-3 is the preeminent worldwide supplier of commercial off-the-shelf, high performance microwave components and frequency monitoring equipment. L-3's microwave products are sold under the industry-recognized Narda brand name through a standard catalog to wireless, industrial and military communication markets. L-3 also provides state-of-the-art communication components including channel amplifiers and frequency filters for the commercial communication satellite market. Approximately 76% of Microwave Components sales is made to commercial customers, including Loral Space & Communications, Ltd., Motorola, Lucent, AT&T and Lockheed Martin.

   Avionics and Ocean Systems. Avionics and Ocean Systems include the Company's Aviation Recorders, Display Systems, Antenna Systems and Acoustic Undersea Warfare Systems operations. L-3 is the world's leading manufacturer of commercial cockpit voice and flight data recorders ("black boxes"). These recorders are sold under the Fairchild brand name both on an original equipment manufacturer ("OEM") basis to aircraft manufacturers as well as directly to the world's major airlines for their existing fleets of aircraft. L-3's aviation recorders are also installed on military transport aircraft throughout the world. L-3 provides military and high-end commercial displays for use on a number of DoD programs including the F-14, V-22, F-117 and E-2C. Further, L-3 manufactures high performance surveillance antennas and related equipment for U.S. Air Force, U.S. Army and U.S. Navy aircraft including the F-15, F-16, AWACS, E-2C and B-2, as well as the U.K.'s maritime patrol aircraft. L-3 is also one of the world's leading product suppliers of acoustic undersea warfare systems and airborne dipping sonar systems to the U.S. and over 20 foreign navies.

   Telemetry, Instrumentation and Space Products. The Company's Telemetry, Instrumentation and Space Products operations develop and manufacture commercial off-the-shelf, real-time data collection and transmission products and components for missile, aircraft and space-based electronic systems. These products are used to gather flight parameter data and other critical information and transmit it from air or space to the ground. Telemetry products are also used for range safety and training applications to simulate battlefield situations. L-3 is also a leading global satellite communications systems and services provider offering systems and services used in satellite transmission of voice, video and data.

   EMERGING COMMERCIAL PRODUCTS. Building upon its core technical expertise and capabilities, the Company is seeking to expand into several closely aligned commercial business areas and applications. Emerging Commercial Products currently include the following three niche markets: (i) medical archiving and simulation systems; (ii) local wireless loop telecommunications equipment; and (iii) airport security equipment. These commercial products were developed based on technology used in the Company's military businesses with relatively small incremental financial investments. The Company is applying its technical capabilities in high data rate communications and archiving technology developed in its Secure Communication Systems business area to the medical image archiving market jointly with GE Medical Systems. Based on secure, high data rate communications technology also developed in its Secure Communication Systems business area, the Company has developed local wireless loop telecommunications equipment that is primarily designed for emerging market countries and rural areas where voice and data communication infrastructure is inadequate or non-existent. L-3 has completed the development phase for the local wireless loop telecommunications equipment and made its initial shipment in January 1998. In addition, the FAA has awarded the Company a development contract for next generation airport security equipment for explosive detection. L-3 has shipped two prototype test units and FAA certification testing commenced in the first quarter of 1998. To date, revenues generated from L-3's Emerging Commercial Products have not been, in the aggregate, material to the Company.

   The Company's systems and products are summarized in the following tables:

     SECURE COMMUNICATION SYSTEMS (1997 PRO FORMA SALES: $456.0 MILLION)

                SYSTEMS                         SELECTED APPLICATIONS                 SELECTED PLATFORMS/END USES
-------------------------------------  --------------------------------------- ----------------------------------------
SECURE HIGH DATA RATE COMMUNICATIONS

o Wideband data links                  o High performance, secure              o Used on aircraft and naval ships and
                                         communication links for interoperable   unmanned aerial vehicles with military
                                         tactical communication and              and commercial satellites
                                         reconnaissance

SATELLITE COMMUNICATION TERMINALS

o Ground-based satellite               o Interoperable, transportable ground   o Provide remote personnel with
  communication terminals                terminals for remote data links to      communication links to distant forces
                                         distant segments via commercial or
                                         military satellites

SPACE COMMUNICATION AND SATELLITE CONTROL

o Satellite communication and          o On-board satellite external           o International Space Station; Earth
  tracking systems                       communications, video systems, solid    Observing Satellite; Landsat-7; Space
                                         state recorders and ground support      Shuttle; and National Oceanic and
                                         equipment                               Atmospheric Administration weather
                                                                                 satellites

o Satellite command and control        o Software integration, test and        o Air Force satellite control network
  sustainment and support                maintenance support for Air Force       and Titan IV launch system
                                         satellite control network;
                                         engineering support for satellite
                                         launch systems

MILITARY COMMUNICATIONS

o Shipboard communication systems      o Shipboard and ship-to-ship            o Shipboard voice communications systems
                                         communications                          for Aegis cruisers and destroyers and
                                                                                 fully automated Integrated Radio Room
                                                                                 (IRR) for ship-to-ship communications
                                                                                 on Trident submarines

o Digital battlefield communications   o Communications on the move for        o Communication systems for U.S. Army
                                         tactical battlefield                    C(2)V

o Communication software support       o Value added, critical software        o ASAS, JSTARS and GUARDRAIL
  services                               support for C(3)I systems

INFORMATION SECURITY SYSTEMS

o Secure Telephone Unit (STU           o Secure and non-secure voice, data and o Office and battlefield secure and
  III)/Secure Terminal Equipment         video communication utilizing ISDN      non-secure communication for armed
  (STE)                                  and ATM commercial network              services, intelligence and security
                                         technologies                            agencies

o Local management device/key          o Provides electronic key material      o User authorization and recognition and
  processor (LMD/KP)                     accounting, system management and       message encryption for secure
                                         audit support functions for secure      communication
                                         data communication

o Information processing systems       o Custom designed strategic and         o Classified military and national
                                         tactical signal intelligence systems    agency intelligence efforts
                                         that detect, collect, identify,
                                         analyze and disseminate information
                                         and related support contracts

-------------------------------------  --------------------------------------- ----------------------------------------

  SPECIALIZED COMMUNICATION PRODUCTS (1997 PRO FORMA SALES: $438.0 MILLION)

                PRODUCTS                          SELECTED APPLICATIONS                 SELECTED PLATFORMS/END USES
---------------------------------------  --------------------------------------- ----------------------------------------
MICROWAVE COMPONENTS

o Passive components, mechanical         o Radio transmission, switching and     o Broad-band and narrow-band commercial
  switches and wireless assemblies         conditioning; antenna and base          applications (PCS, cellular, SMR, and
                                           station testing and monitoring          paging infrastructure) sold under the
                                                                                   Narda brand name; and broad-
                                                                                   band military applications

o Safety products                        o Radio frequency (RF) monitoring and   o Monitor cellular base station and
                                           measurement                             industrial RF emissions frequency
                                                                                   monitoring

o Semiconductors (diodes, capacitors)    o Radio frequency switches, limiters,   o Various industrial and military end
                                           voltage control, oscillators,           uses, including commercial satellites,
                                           harmonic generators                     avionics and specialty communication
                                                                                   products

o Satellite and wireless components      o Satellite transponder control,        o China Sat, Pan Am Sat, Telstar,
  (channel amplifiers, transceivers,       channel and frequency separation        Sirius, Tempo, Tiros, Milstar, GPS and
  converters, filters and multiplexers)                                            LandSat

AVIONICS AND OCEAN SYSTEMS

Aviation Recorders

o Solid state cockpit voice and flight   o Voice recorders continuously record   o Installed on business and commercial
  data recorders                           most recent 30-120 minutes of voice     aircraft and certain military
                                           and sounds from cockpit and aircraft    transport aircraft; sold to both
                                           inter-communications. Flight data       aircraft OEMs and airlines under the
                                           recorders record the last 25 hours of   Fairchild brand name
                                           flight parameters

Antenna Systems

o Ultra-wide frequency and advanced      o Surveillance; radar detection         o F-15, F-16, F-18, E-2C, P-3, C-130,
  radar antenna systems and rotary                                                 B-2, AWACS, Apache, Cobra, Mirage
  joints                                                                           (France), Maritime Patrol (U.K.) and
                                                                                   Tornado (U.K.)

Display Systems

o Cockpit and mission display systems    o High performance, ruggedized flat     o E-2C, V-22, F-14, F-117, E-6B, C-130,
                                           panel and cathode ray tube displays     AWACS and JSTARS

Ocean Systems

o Airborne dipping sonar systems         o Submarine detection and localization  o SH-60, SH-2/3, AB-212, EH-101 and Lynx
                                                                                   Helicopters

o Submarine and surface ship towed       o Submarine and surface ship detection  o SSN, SSBN, DDG-963 and FFG-7
  arrays                                   and localization

o Torpedo defense systems                o Torpedo detection and jamming         o SSN, SSBN and DDG-963

o Mine countermeasure systems            o Coastal and route survey              o MCDV (Canada)

TELEMETRY, INSTRUMENTATION AND SPACE PRODUCTS

Airborne, Ground and Space Telemetry

o Aircraft, missile and satellite        o Real time data acquisition,           o JSF, F-15, F-18, F-22, Comanche,
  telemetry systems                        measurement, processing, simulation,    Nimrod (U.K.), Tactical Hellfire,
                                           distribution, display and storage for   Titan, EELV, A2100 and ATHENA
                                           flight testing

o Training range telemetry systems       o Battlefield simulation                o Combat simulation

Space Products

o Global satellite communications        o Satellite transmission of voice,      o Rural telephony or private networks,
  systems supplier                         video and data                          direct to home uplinks, satellite news
                                                                                   gathering and wideband applications

---------------------------------------  --------------------------------------- ----------------------------------------

INDUSTRY OVERVIEW

   The defense industry has recently undergone significant changes precipitated by ongoing federal budget pressures and new roles and missions to reflect changing strategic and tactical threats. Since the mid-1980's, the overall U.S. defense budget has declined in real dollars. In response, the DoD has focused its resources on enhancing its military readiness, joint operations and digital command and control communications by incorporating advanced electronics to improve the performance, reduce operating cost and extend the life expectancy of its existing and future platforms. The emphasis on system interoperability, force multipliers and providing battlefield commanders with real-time data is increasing the electronics content of nearly all of the major military procurement and research programs. As a result, the DoD's budget for communications and defense electronics is expected to grow. According to Federal Sources, an independent private consulting group, the defense budget for C(3)I is expected to increase from $31.0 billion in the fiscal year ended September 30, 1997 to $42.0 billion in the fiscal year ended September 30, 2002, a compound annual growth rate of 6.3%.

   The industry has also undergone dramatic consolidation resulting in the emergence of three dominant prime system contractors (Boeing, Lockheed Martin and Raytheon). One outgrowth of this consolidation among the remaining major prime contractors is their desire to limit purchases of products and sub-systems from one another. However, there are numerous essential products, components and systems that are not economical for the major prime contractors to design, develop or manufacture for their own internal use which creates opportunities for merchant suppliers such as L-3. As the prime contractors continue to evaluate their core competencies and competitive position, focusing their resources on larger programs and platforms, the Company expects the prime contractors to continue to exit non-strategic business areas and procure these needed elements on more favorable terms from independent, commercially oriented merchant suppliers. Recent examples of this trend include divestitures of certain non-core businesses by AlliedSignal, Ceridian, Lockheed Martin and Raytheon.

   The prime contractors' focus on cost control is also driving increased use of commercial off-the-shelf products for upgrades of existing systems and in new systems. The Company believes the prime contractors will continue to be under pressure to reduce their costs and will increasingly seek to focus their resources and capabilities on major systems, turning to commercially oriented merchant suppliers to produce sub-systems, components and products. Going forward, successful merchant suppliers will use their resources to complement and support, rather than compete with the prime contractors. L-3 anticipates the relationship between the major prime contractors and their primary suppliers will, as in the automotive and commercial aircraft industry, develop into critical partnerships encompassing increasingly greater outsourcing of non-core products and systems by the prime contractors to their key merchant suppliers and increasing supplier participation in the development of future programs. Early involvement in the upgrading of existing systems and the design and engineering of new systems incorporating these outsourced products will provide merchant suppliers, including the Company, with a competitive advantage in securing new business and provide the prime contractors with significant cost reduction opportunities through coordination of the design, development and manufacturing processes.

BUSINESS STRATEGY

   In 1997, management successfully integrated the business units of Lockheed Martin it acquired in the L-3 Acquisition and enhanced the Company's operating efficiency through reduced overhead expenses and facility rationalization. These efforts resulted in improvements in sales, profitability and competitive contract award win rates. Going forward, L-3 intends to leverage its market position, diverse program base and favorable mix of cost plus to fixed price contracts to enhance its profitability and to establish itself as the premier merchant supplier of communication systems and products to the major prime contractors in the aerospace/defense industry as well as the Government. The Company's strategy to continue to achieve its objectives includes:

     O EXPAND MERCHANT SUPPLIER RELATIONSHIPS. Management has developed strong relationships with virtually all of the prime contractors, the DoD and other major government agencies, enabling L-3 to identify business opportunities and anticipate customer needs. As an independent merchant supplier, the Company anticipates its growth will be driven by expanding its share of existing programs and by participating in new programs. Management identifies opportunities where it believes it will be able to use its strong relationships to increase its business presence and allow its customers to reduce their costs. The Company also expects to benefit from increased outsourcing by prime contractors who in the past may have limited their purchases to captive suppliers and who are now expected to view L-3's capabilities on a more favorable basis given its status as an independent company. L-3's independent status positions it to be the desired merchant supplier to multiple bidders on prime contract bids. As an example of the Company's merchant supplier strategy, L-3 equipment is included in all three prime contractor bids for the ASTOR program in the United Kingdom and both prime contractor bids for the DoD's JASSM program.

     o SUPPORT CUSTOMER REQUIREMENTS. A significant portion of L-3's sales are derived from high-priority, long-term programs and from programs for which the Company has been the incumbent supplier, and in many cases acted as the sole provider, over many years. Approximately 65% of the Company's total pro forma 1997 sales were generated from sole source contracts. L-3's customer satisfaction and excellent performance record are evidenced by its performance-based award fees exceeding 90% on average over the past two years. Management believes prime contractors will increasingly award long-term, sole source, outsourcing contracts to the merchant supplier they believe is most capable on the basis of quality, responsiveness, design, engineering and program management support as well as cost. Reflecting L-3's strong competitive position, the Company (excluding the 1998 Acquisitions) has experienced a contract award win rate in 1997 in excess of 60% on new competitive contracts for which it competes and in excess of 90% on contracts for which it is the incumbent. The Company intends to continue to align its research and development, manufacturing and new business efforts to complement its customers' requirements and provide state-of-the-art products.

     o ENHANCE OPERATING MARGINS. Since the L-3 Acquisition in April 1997, management has reduced corporate administrative and facilities expenses, increased sales and improved competitive contract award win rates. Enhancement of operating margins was primarily due to efficient management and elimination of significant corporate expense allocations which existed prior to the L-3 Acquisition. Pro forma EBITDA (excluding the 1998 Acquisitions) as a percentage of sales improved from 12.5% in 1996 to 13.4% in 1997. Management intends to continue to enhance its operating performance by reducing overhead expenses, continuing consolidation and increasing productivity.


     o LEVERAGE TECHNICAL AND MARKET LEADERSHIP POSITIONS. L-3 has developed strong, proprietary technical capabilities that have enabled it to capture a number one or two market position in most of its key business areas, including secure, high data rate communications systems, solid state aviation recorders, telemetry, instrumentation and space products, advanced antenna systems and high performance microwave components. Over the past three years, the Company, on a pro forma basis, has invested over $150.0 million in Company-sponsored independent research and development, including bid and proposal costs, in addition to making substantial investments in its technical and manufacturing resources. Further, the Company has a highly skilled workforce including approximately 2,000 engineers. Management is applying the Company's technical expertise and capabilities into several closely aligned commercial business areas and applications, such as medical imaging archive management, wireless telephony and airport security equipment and will continue to explore other similar commercial opportunities.

     o MAINTAIN DIVERSIFIED BUSINESS MIX. The Company enjoys a diverse business mix with a limited program exposure, a favorable balance of cost plus and fixed price contracts, a significant sole source follow-on business and an attractive customer profile. The Company's largest program, representing 13% of 1997 pro forma sales, is a long-term, sole source, cost plus contract for the U-2 Program. No other program represented more than 7% of 1997 sales on a pro forma basis, assuming the L-3 Acquisition had occurred on January 1, 1997. Further, the Company's pro forma sales mix of contracts in 1997 was 36% cost plus and 64% fixed price, providing the Company with a favorable mix of predictable profitability (cost plus) and higher margin (fixed price) business. L-3 also enjoys an attractive customer mix of defense and commercial business, with DoD related sales accounting for 62% and commercial and federal (non-DoD) sales accounting for 38% of 1997 pro forma sales. The Company intends to leverage this favorable business profile to expand its merchant supplier business base.


     o CAPITALIZE ON STRATEGIC ACQUISITION OPPORTUNITIES. Recent industry consolidation has essentially eliminated traditional middle-tier aerospace/defense companies. This level of consolidation is now beginning to draw the concern of the DoD and federal anti-trust regulators. In 1997, a number of merchant companies were sold: Computing Devices International division of Ceridian to General Dynamics, Kaman Sciences to ITT, BDM to TRW and TASC Inc., a subsidiary of Primark Corporation, to Litton. As a result, the Company anticipates that the consolidation of the smaller participants in the defense industry will create attractive complementary acquisition candidates for L-3 in the future as these companies continue to evaluate their core competencies and competitive position. L-3 intends to enhance its existing product base through internal research and development efforts as well as selective acquisitions and add new products to its product base through acquisitions in areas synergistic with L-3's present technology. The Company seeks to acquire potential targets with the following criteria: (i) significant market position in its business area, (ii) product offerings which complement and/or extend those of L-3 and (iii) positive future growth and earnings prospects.


RECENT DEVELOPMENTS

   Since the formation of the Company in April 1997, the Company has actively pursued its acquisition strategy. The Company recently purchased the assets and liabilities of STS, ILEX and Ocean Systems. The combined purchase price for the 1998 Acquisitions was $146.4 million of cash, subject to certain post-closing adjustments, and in one case certain additional consideration based on post-closing performance. The Company has financed these acquisitions through the use of its existing cash balances as well as through borrowings under the $375.0 million Senior Credit Facilities. These three businesses complement and extend L-3's product offerings.

 Ocean Systems

   On March 30, 1998, L-3 Communications purchased the assets of Ocean Systems for $67.5 million in cash. In 1997, Ocean Systems had sales of $73.0 million. Ocean Systems is one of the world's leading products suppliers of acoustic undersea warfare systems, having designed, manufactured and supported a broad range of compact, lightweight, high performance acoustic systems for navies around the world for over 40 years. Ocean Systems is the leading products supplier of airborne dipping sonar systems in the world with substantial market share of the sector and systems in service with the U.S. and 20 foreign navies. Ocean Systems also produces several sea systems products including towed array sonar, integrated side-looking sonar, acoustic jammers, mine detection and torpedo defense systems and supplies commercial navigation and hydrographic survey systems worldwide. Ocean Systems is further supported by ELAC located in Kiel, Germany. ELAC manufactures a broad range of naval defense products including submarine, torpedo and navigation sonars as well as survey and navigation systems for the commercial nautical products industry. Ocean Systems expands L-3's leading products and capabilities into the undersea and anti-submarine warfare market place.

 ILEX Systems

   On March 4, 1998, L-3 Communications purchased the assets of ILEX for $51.9 million in cash, subject to adjustment based on closing net assets, plus additional consideration based on post-closing performance of ILEX which could include the issuance of up to 540,000 shares of Common Stock over the next three years. In 1997, ILEX had sales of $63.5 million. ILEX is a leading supplier of communication software support services to military and related government intelligence markets. ILEX also provides environmental consulting, software and systems engineering services and complementary products to several commercial markets. ILEX complements L-3's Secure Communication Systems business area by adding software expertise in critical C(3)I programs and increasing the number of the Company's skilled workforce by adding approximately 500 software system engineers and scientists.

 Satellite Transmission Systems

   On February 5, 1998, L-3 Communications purchased the assets of STS of California Microwave, Inc. for $27.0 million, subject to adjustment based on closing net assets. For the fiscal year ended June 30, 1997, STS had sales of $68.0 million. STS is a leading global satellite communications systems and services provider. Its customers include foreign post, telephone and telegraph administrations, domestic and international prime communications infrastructure contractors, telecommunication and satellite service providers, broadcasters and media-related companies, government agencies and large corporations. STS expands L-3's ability to apply its products and provides networking capability to L-3's wireless communications products business. STS also opens new opportunities in broader, international markets.

   The Company considers and executes strategic acquisitions on an ongoing basis and may be evaluating acquisitions or engaged in acquisition negotiations at any given time. As of the date hereof, the Company has completed, has reached agreement on or is in discussions regarding certain acquisitions, in addition to the 1998 Acquisitions, that are either individually or in the aggregate not material to the financial condition or results of operations of the Company.

HISTORY

   Holdings and L-3 Communications were formed in April 1997 by Mr. Frank C. Lanza, the former President and Chief Operating Officer of Loral, Mr. Robert
V. LaPenta, the former Senior Vice President and Controller of Loral (collectively, "Senior Management"), Lehman Brothers Capital Partners III, L.P. and its affiliates (the "Lehman Partnership") and Lockheed Martin to acquire (the "L-3 Acquisition") substantially all of the assets and certain liabilities of (i) nine business units previously purchased by Lockheed Martin as part of its acquisition of Loral in April 1996 (the "Loral Acquired Businesses") and (ii) one business unit, Communication Systems -- East, purchased by Lockheed Martin as part of its acquisition of GE Aerospace in April 1993 (collectively, the "Businesses"). L-3 Communications is a wholly-owned subsidiary of Holdings. At March 31, 1998, Messrs. Lanza and LaPenta and certain other members of management collectively owned 17.8%; the Lehman Partnership owned 49.0%; and Lockheed Martin owned 33.2% of the outstanding capital stock of Holdings.

   The Company's executive offices are located at 600 Third Avenue, New York, New York, 10016, and the telephone number at that address is 212-697-1111.

PRODUCTS AND SERVICES

SECURE COMMUNICATION SYSTEMS

   L-3 is a leader in communication systems for high performance intelligence collection, imagery processing and ground, air, sea and satellite communications for the DoD and other government agencies. The Salt Lake City operation provides secure, high data rate, real-time communication systems for surveillance, reconnaissance and other intelligence collection systems. The Camden operation designs, develops, produces and integrates communication systems and support equipment for space, ground and naval applications. The Shrewsbury operation provides communication software support services to military and related government intelligence markets. Product lines of the Secure Communication Systems business include high data rate communications links, satellite communications ("SATCOM") terminals, Navy vessel communication systems, space communications and satellite control systems, signal intelligence information processing systems, information security systems, tactical battlefield sensor systems and commercial communication systems.

O HIGH DATA RATE COMMUNICATIONS

   The Company is a technology leader in high data rate, covert, jam-resistant microwave communications in support of military and other national agency reconnaissance and surveillance applications. L-3's product line covers a full range of tactical and strategic secure point-to-point and relay data transmission systems, products and support services that conform to military and intelligence specifications. The Company's systems and products are capable of providing battlefield commanders with real time, secure surveillance and targeting information and were used extensively by U.S. armed forces in the Persian Gulf war.

   During the 1980s, largely based on its prior experience with command and control guidance systems for remotely-piloted vehicles, L-3 developed its current family of strategic and tactical data links, including its Modular Interoperable Data Link ("MIDL") systems and Modular Interoperable Surface Terminals ("MIST"). MIDL and MIST technologies are considered virtual DoD standards in terms of data link hardware. The Company's primary focus is spread spectrum communication (based on CDMA technology), which involves transmitting a data signal with a high rate noise signal so as to make it difficult to detect by others, and then re-capturing the signal and removing the noise. The Company's data links are capable of providing information at over 200 Mb/s.

   L-3 provides these secure high band width products to the U.S. Air Force, Navy, Army and various Government agencies, many through long-term sole source programs. The scope of these programs include air-to-ground, air-to-air, ground-to-air and satellite communications. Government programs include: U-2 Support Program, Common High-Band Width Data Link ("CHBDL"), Battle Group Passive Horizon Extension System ("BGPHES"), Light Airborne Multi-Purpose System ("LAMPS"), TriBand SATCOM Subsystem ("TSS"), major unmanned aerial vehicle ("UAV") programs and Direct Air-Satellite Relay ("DASR").

O SATELLITE COMMUNICATION TERMINALS

   L-3 provides ground-to-satellite, high availability, real-time global communications capability through a family of transportable field terminals to communicate with commercial, military and international satellites. These terminals provide remote personnel with anywhere, anytime effective communication capability and provide communications links to distant forces. The Company's TriBand SATCOM Subsystem ("TSS") employs a 6.25 meter tactical dish with a single point feed that provides C, Ku and X band communication to support the U.S. Army. The Company also offers an 11.3 meter dish which is transportable on two C-130 aircraft. The SHF Portable Terminal System ("PTS") is a lightweight (28 lbs.), manportable terminal, which communicates through DSCS, NATO or SKYNET satellites and brings unprecedented connectivity to small military tactical units and mobile command posts. L-3 delivered 14 of these terminals for use by NATO forces in Bosnia.

O SPACE COMMUNICATIONS AND SATELLITE CONTROL

   Continuing L-3's tradition of providing communications for every manned U.S. space flight since Mercury, the Company is currently designing and testing three communication subsystems for the International Space Station ("ISS"). These systems will control all ISS radio frequency ("RF") communications and external video activities. The Company also provides solid-state recorders and memory units for data capture, storage, transfer and retrieval for space applications. The standard NASA tape recorder, which was developed and produced by the Company, has completed over four million hours of service without a mission failure. Current programs include recorders for the National Oceanic & Atmospheric Administration ("NOAA") weather satellites, the Earth Observing Satellite ("EOS"), AM spacecraft and Landsat-7 Earth-monitoring spacecraft. The Company also provides space and satellite system simulation, satellite operations and computer system training, depot support, network engineering, resource scheduling, launch system engineering, support, software integration and test through cost-plus contracts with the U.S. Air Force.

O MILITARY COMMUNICATIONS

   The Company provides integrated, computer controlled switching systems for the interior and exterior voice and data needs of today's Navy military vessels. The Company's products include Integrated Voice Communication Systems ("IVCS") for Aegis cruisers and destroyers and the Integrated Radio Room ("IRR") for Trident class submarines, the first computer controlled communications center in a submarine. These products integrate the intercom, tactical and administrative communications network into one system accessing various types of communication terminals throughout the ship. The Company's MarCom 2000 secure digital switching system is in development for the Los Angeles class attack submarine and provides an integrated approach to the specialized voice and data communications needs of a shipboard environment for internal and external communications, command and control and air traffic control. The Company also offers on-board, high data rate communications systems which provide a data link for carrier battle groups which are interoperable with the U.S. Air Force's surveillance/ reconnaissance terminal platforms. The Company provides the US Army's Command and Control Vehicle ("C2V") Mission Module Systems ("MMS"). MMS provides the "communications on the move" capability needed for the digital battlefield by packaging advanced communications into a modified Bradley Fighting Vehicle. The Company is a proven supplier of superior technological expertise to the DoD, including its contractors and related government intelligence agencies.


O INFORMATION SECURITY SYSTEMS

   The Company has produced more than 100,000 secure telephone units ("STU III") which are in use today by the U.S. Armed Forces to provide secure telephone capabilities for classified confidential communication over public commercial telephone networks. The Company has begun producing the next-generation digital, ISDN-compatible STE. STE provides clearer voice and thirteen-times faster data/fax transmission capability than the STU III. STE also supports secure conference calls and secure video teleconferencing. STE uses a CryptoCard security system which consists of a small, portable, cryptographic module mounted on a PCMCIA card holding the algorithms, keys and personalized credentials to identify its user for secure communications access. The Company also provides LMD/KP which is the workstation component of the Government's Electronic Key Management System ("EKMS"), the next generation of information security systems. EKMS is the Government system to replace current "paper" secret keys used to secure government communications with "electronic" secret keys. LMD/KP is the component of the EKMS which produces and distributes the electronic keys. L-3 also develops specialized strategic and tactical SIGINT systems to detect, acquire, collect, and process information derived from electronic sources. These systems are used by classified customers for intelligence gathering and require high speed digital signal processing and high density custom hardware designs.

O TACTICAL SECURITY SYSTEMS

   The Company manufactures the IREMBASS, an unattended ground sensor system which uses sensors placed along likely avenues of enemy approach or intrusion in a battlefield environment. The sensors respond to seismic and acoustic disturbances, infrared energy and magnetic field changes and thus detect enemy activities. IREMBASS is currently in use by U.S. Special Operations Forces, the U.S. Army's Light Divisions and several foreign governments. The Company also provides the Intrusion Detection Early Warning System ("IDEWS"), a sensor system designed for platoon-level physical security applications. Weighing less than two pounds, this sensor system is ideal for covert perimeter intrusion detection, border protection and airfield or military installation security.

SPECIALIZED COMMUNICATION PRODUCTS

MICROWAVE COMPONENTS

   L-3 is the preeminent worldwide supplier of commercial off-the-shelf, high performance radio frequency ("RF") microwave components, assemblies and instruments supplying the wireless communications, industrial and military markets. The Company is also a leading provider of state-of-the-art space-qualified commercial satellite and strategic military RF products. L-3 sells many of these components under the well-recognized Narda brand name and through the world's most comprehensive catalog of standard, stocked hardware. L-3 also sells its products through a direct sales force and an extensive network of premier market representatives. Specific catalog offerings include wireless products, electro-mechanical switches, power dividers and hybrids, couplers/detectors, attenuators, terminations and phase shifters, isolators and circulators, adapters, control products, sources, mixers, waveguide components, RF safety products, power meters/monitors and custom passive products. The Company operates from two sites, Hauppauge, New York ("Narda East"), and Sacramento, California ("Narda West").

   Narda East represents approximately 65% of L-3's microwave sales volume, offering high performance microwave components, networks and instruments to the wireless, industrial and military communications markets. Narda East's products can be divided into three major categories: passive components, higher level wireless assemblies/monitoring systems and safety instruments.

   Passive components are generally purchased in narrow frequency configurations by wireless OEM equipment manufacturers and service providers. Similar components are purchased in wide frequency configurations by first tier military equipment suppliers. Commercial applications for Narda components are primarily in cellular or PCS base stations. Narda also manufactures higher level assemblies for wireless base stations and the paging industry. These products include communication antenna test sets, devices that monitor reflected power to determine if a cellular base station antenna is working and whether the base station radios are operating at peak power levels. Military applications include general procurement for test equipment or electronic surveillance and countermeasure systems. RF safety products are instruments which are used to measure the level of non-ionizing radiation in a given area, i.e., from an antenna, test set or other emitting source, and determine whether human exposure limits are within federal standards.

   Narda West designs and manufactures state-of-the-art space-qualified and wireless components. Space qualified components include channel amplifiers for satellite transponder control and diplexers/ multiplexers, which are used to separate various signals and direct them to the appropriate other sections of the payload. Narda West's primary areas of focus are communications satellite payload products. Channel amplifiers constitute Narda West's main satellite product. These components amplify the weak signals received from earth stations by a factor of 1 million, and then drive the power amplifier tubes that broadcast the signal back to earth. These products are sold to satellite manufacturers and offer lower cost, lower weight and improved performance versus in-house alternatives. On a typical satellite, for which there are 20 to 50 channel amps, Narda West's channel amps offer cost savings of up to 60% (up to $1 million per satellite) and decrease launch weight by up to 25 kilograms.

   Narda West products include wireless microwave components for cellular and PCS base station applications. These products include filters used to transmit and receive channel separation as well as ferrite components, which isolate certain microwave functions, thereby preventing undesired signal interaction. Other products include a wide variety of high-reliability power splitters, combiners and filters for spacecraft and launch vehicles, such as LLV, Tiros, THAAD, Mars Surveyor, Peacekeeper, Galileo, Skynet, Cassini, Milstar, Space Shuttle, LandSat, FltSatCom, GPS, GPS Block IIR, IUS, ACE, SMEX and certain classified programs. The balance of the operation's business is of an historical nature and involves wideband filters used for electronic warfare applications.

AVIONICS AND OCEAN SYSTEMS

O  AVIATION RECORDERS

   L-3 manufactures commercial solid-state crash-protected aviation recorders ("black boxes") under the Fairchild brand name, and has delivered over 40,000 flight recorders to airplane manufacturers and airlines around the world. Recorders are mandated and regulated by various worldwide agencies for commercial airlines and a large portion of business aviation aircraft. Management anticipates growth opportunities in Aviation Recorders as a result of the current high level of orders for new commercial aircraft. Expansion into the military market shows continued growth opportunities. L-3 Recorders were recently selected for installation on the fleet of the Royal Australian Air Force and Royal Australian Army transport aircraft and are currently being installed on the U.S. Navy C-9 aircraft. There are two types of recorders: (i) the Cockpit Voice Recorder ("CVR") which records the last 30 to 120 minutes of crew conversation and ambient sounds from the cockpit and
(ii) the Flight Data Recorder ("FDR") which records the last 25 hours of aircraft flight parameters such as speed, altitude, acceleration, thrust from each engine and direction of the flight in its final moments. Recorders are highly ruggedized instruments, designed to absorb the shock equivalent to that of an object traveling at 268 knots stopping in 18 inches, fire resistant to 1,100 degrees centigrade and pressure resistant to 20,000 feet undersea for 30 days. Management believes that the Company has the leading worldwide market position for CVR's and FDR's.

O  ANTENNA SYSTEMS

   Under the Randtron brand name, L-3 produces high performance antennas designed for surveillance, high-resolution, ultra-wide frequency bands, detection of low radar cross section ("LRCS") targets, LRCS installations, severe environmental applications and polarization diversity. L-3's main antenna product is a sophisticated 24-foot diameter antenna operational on all E-2C aircraft. This airborne antenna consists of a 24-foot rotating aerodynamic radome containing a UHF surveillance radar antenna, IFF antenna and forward and aft auxiliary antennas. Production of this antenna began in the early 1980s, and production is planned beyond 2000 for the E-2C, P-3 and C-130 AEW aircraft. The replacement for this antenna is a very adaptive radar currently under development for introduction early in the next decade. L-3 also produces broad-band antennas for a variety of tactical aircraft and rotary joints for the AWAC's and E-2C's antenna. Randtron has delivered over 2,000 aircraft sets of antennas and has a current backlog through 1999.

O  DISPLAY SYSTEMS

   L-3 specializes in the design, development and manufacture of ruggedized display system solutions for military and high-end commercial applications. L-3's current product lines include cathode ray tubes ("CRTs"), the Actiview family of active matrix liquid crystal displays ("AMLCD"), and a family of high performance Display Processing systems. L-3 manufactures flat-panel displays that are used on platforms such as E-2C, F-117, and the LCAC (Landing Craft Air Cushion) vehicle. Recent new contracts for flat-panel displays include the SH-60J helicopter and the C-130 Senior Scout. L-3 also manufactures CRT displays for the E-2C Hawkeye, V-22 Osprey, and F-14 Tomcat and electronics used in aircraft anti-lock braking systems.

O  OCEAN SYSTEMS

   The Company is one of the world's leading suppliers of acoustic undersea warfare systems, having designed, manufactured and supported a broad range of compact, lightweight, high performance acoustic systems for navies around the world for over forty years. This experience spans a wide range of platforms, including helicopters, submarines and surface ships, that employ the Company's sonar systems and countermeasures.

TELEMETRY, INSTRUMENTATION AND SPACE

   The Company is a leader in component products and systems used in telemetry and instrumentation for airborne applications such as satellites, aircraft, UAVs, launch vehicles, guided missiles, projectiles and targets. Telemetry involves the collection of data from these platforms, its transmission to ground stations for analysis, and its further dissemination or transportation to another platform. A principal use of this telemetry data is to measure as many as 1,000 different parameters of the platform's operation (in much the same way as a flight data recorder on an airplane measures various flight parameters) and transmit this data to the ground.

   Additionally, for satellite platforms, the equipment also acquires the command uplink that controls the satellite and transmits the necessary data for ground processing. In these applications, high reliability of components is crucial because of the high cost of satellite repair and the length of uninterrupted service required. Telemetry also provides the data to terminate the flight of missiles and rockets under errant conditions and/or at the end of a mission. Telemetry and command/control products are currently provided on missile programs such as AMRAAM, ASRAAM, AIM-9X, JASSM, JDAM, FOTT, ATACMS and PAC-3, as well as satellite programs such as GPS BLK IIF, GLOBALSTAR, EARTHWATCH, SBIRS, LUNAR PROSPECTOR and MTSAT.

O AIRBORNE, GROUND AND SPACE TELEMETRY

   The Company provides airborne equipment and data link systems to gather critical information and to process, format and transmit it to the ground through communication data links from a communications satellite, spacecraft, aircraft and/or missile. These products are available in both COTS and custom configurations. Major customers are the major defense contractors who manufacture aircraft, missiles, warheads, launch vehicles, munitions and bombs. Ground instrumentation activity occurs at the ground station where the serial stream of combined data is received and decoded in real-time, as it is received from the airborne platform. Data can be encrypted and decrypted during this process, an additional expertise that the Company offers. The Company recently introduced the NeTstar satellite ground station, which collapses racks of satellite RF receivers, demodulators and related units into a PC.

O  SPACE PRODUCTS

   L-3 offers value-added solutions that require complex product integration, rich software content and comprehensive support to its customers. The Company focuses on the following niches within the satellite ground segment equipment market: telephony, video broadcasting and multimedia. The Company's customers include foreign PTT's, domestic and international prime communications infrastructure contractors, telecommunications or satellite service providers, broadcasters and media-related companies.

EMERGING COMMERCIAL PRODUCTS

O  MEDICAL ARCHIVING AND SIMULATION SYSTEMS


   The Company markets jointly with GE Medical Systems GEMnet(Trademark), a cardiac image management and archive system through an exclusive reseller arrangement with GE Medical Systems. GEMnet(Trademark) eliminates the use of cinefilm in a cardiac catheterization laboratory by providing a direct digital connection to the laboratory. The system provides for acquisition, display, analysis and short-and long-term archive of cardiac patient studies, providing significant cost savings and process improvements to the hospital. The Company is an exclusive reseller of EchoNet(Trademark) pursuant to a reseller arrangement with Heartlab, Inc. EchoNet(Trademark) is a digital archive management and review system designed specifically for the echocardiology profession. The system accepts digital echocardiology studies from a variety of currently available ultrasound systems, manages the studies, making them available on a network, and allows the physicians and technicians to become more productive. EchoNet(Trademark) is a trademark of Heartlab, Inc. GEMnet(Trademark) is a trademark of GE.


   The Company has approximately a one-third equity ownership interest in Medical Education Technologies, Inc. ("METI"). METI is a medical technology company engaged in the development, manufacture and sale of Human Patient Simulators ("HPS"). The HPS is a computerized system with a life-like mannequin that reacts to medical treatments and interventions similar to a human being. Originally oriented to the anesthesiology training and education domain, METI has expanded into cardiology, critical care, trauma care, allied health care, military medicine and continuing medical education. METI's target customers for its HPS include medical schools throughout the world, colleges with registered nursing programs, community colleges and state, local and volunteer emergency medical service organizations.

O  WIRELESS LOOP TELECOMMUNICATIONS EQUIPMENT

   The Company is applying its wireless communication expertise to introduce local wireless loop telecommunications equipment using a synchronous Code Division Multiple Access technology ("CDMA") supporting terrestrial and space based, fixed and mobile communication services. The system's principal targeted customer base is emerging market countries and rural areas where existing telecommunications infrastructure is inadequate or non-existent. The Company's system will have the potential to interface with low earth orbit ("LEO") PCS systems such as Globalstar, Iridium and/or any local public telephone network. The Company expects to manufacture for sale certain of the infrastructure equipment. The Company intends to pursue joint ventures with third parties for service and distribution capabilities. The Company has entered into product distribution agreements with Granger Telecom Ltd. for distribution in parts of Africa, the Middle East and the United Kingdom, and with Unisys for distribution in parts of Mexico and South America. This same technology is also being introduced into the Ellipso "big LEO" program to provide the key communications capability in the ground and user segments. In this program, the Company will provide the CDMA processing equipment in the Ground Control Segment and the Ellipso user terminals, both fixed and mobile.

O  AIRPORT SECURITY EQUIPMENT

   The FAA has awarded the Company a development contract for next generation airport security equipment for explosive detection. L-3 has teamed with Analogic Corporation and GE to design and produce an explosive detection system ("EDS") utilizing a dual energy computer tomography ("CT") X-ray system. L-3's EDS system, the eXaminer 3DX(Trademark) 6000, will analyze the contents of checked baggage at airports for a wide-range of explosive material as specified by the FAA. The eXaminer 3DX(Trademark) 6000 will inspect baggage at an average of 675 bags per hour, which will allow screening of passenger-checked baggage for a large body aircraft, such as a Boeing 747, in approximately 40 minutes. It can be installed as a stand-alone unit in a conveyor system or in a mobile van. L-3 has shipped two prototype test units and FAA certification testing commenced in the first quarter of 1998.

MAJOR CUSTOMERS

   The Company's sales are predominantly derived from contracts with agencies of, and prime contractors to, the Government. Various Government customers exercise independent purchasing decisions. Sales to the Government generally are not regarded as constituting sales to one customer. Instead, each contracting entity is considered to be a separate customer. In 1997, the Company performed under approximately 150 contracts with value exceeding $1 million for the Government. Pro forma 1997 sales to the Government, including sales through prime contractors, were $651.1 million. Pro forma sales to Lockheed Martin were $81.6 million in 1997. The Company's largest program is a long-term, sole source cost plus support contract for the U-2 Program which contributed sales on a pro forma basis assuming the L-3 Acquisition had occurred on January 1, 1995, of 13%, 14%, and 14%, respectively, for 1997, 1996 and 1995. No other program represented more than 7% of such pro forma sales for 1997, 1996 and 1995.

RESEARCH AND DEVELOPMENT

   The Company employs scientific, engineering and other personnel to improve its existing product lines and to develop new products and technologies in the same or related fields. As of December 31, 1997, the Company employed approximately 2,000 engineers (of whom over 20% hold advanced degrees). The pro forma amounts of research and development performed under customer-funded contracts and Company-sponsored research projects, including bid and proposal costs, for 1997 were $150.2 million and $46.2 million, respectively.

COMPETITION

   The Company's ability to compete for defense contracts depends to a large extent on the effectiveness and innovativeness of its research and development programs, its ability to offer better program performance than its competitors at a lower cost to the Government customer, and its readiness in facilities, equipment and personnel to undertake the programs for which it competes. In some instances, programs are sole source or work directed by the Government to a single supplier. In such cases, there may be other suppliers who have the capability to compete for the programs involved, but they can only enter or reenter the market if the Government should choose to reopen the particular program to competition. Approximately 65% of the Company's 1997 pro forma sales related to sole source contracts.

   The Company experiences competition from industrial firms and U.S. government agencies, some of which have substantially greater resources than the Company. These competitors include: AlliedSignal, AMP, Inc., Aydin Corporation, Cubic Corporation, GTE Corporation, Harris Corporation, Hughes, Motorola and Titan Corporation. A majority of the sales of the Company is derived from contracts with the Government and its prime contractors, and such contracts are awarded on the basis of negotiations or competitive bids. Management does not believe any one competitor or a small number of competitors is dominant in any of the business areas of the Company. Management believes the Company will continue to be able to compete successfully based upon the quality and cost competitiveness of its products and services.

PATENTS AND LICENSES

   Although the Company owns some patents and has filed applications for additional patents, it does not believe that its operations depend upon its patents. In addition, the Company's Government contracts generally license it to use patents owned by others. Similar provisions in the Government contracts awarded to other companies make it impossible for the Company to prevent the use by other companies of its patents in most domestic work.

BACKLOG

   As of December 31, 1997, the Company's pro forma funded backlog was approximately $638.1 million. This backlog provides management with a useful tool to project sales and plan its business on an on-going basis; however, no assurance can be given that the Company's backlog will become revenues in any particular period or at all. Funded backlog does not include the total contract value of multi-year, cost-plus reimbursable contracts, which are funded as costs are incurred by the Company. Funded backlog also does not include unexercised contract options which represent the amount of revenue which would be recognized from the performance of contract options that may be exercised by customers under existing contracts and from purchase orders to be issued under indefinite quantity contracts or basic ordering agreements. Backlog is a more relevant predictor of future sales in the Secure Communication Systems business area. Current funded backlog in Secure Communication Systems as of December 31, 1997 was $306.0 million, of which approximately 93% is expected to be shipped in 1998. The Company believes backlog is a less relevant factor in the Specialized Communication Products business area given the nature of its catalog and commercial oriented business. Overall, approximately 85% of the Company's December 31, 1997 funded backlog is expected to be shipped in 1998.

                                          PRO FORMA
                                    FUNDED BACKLOG AS OF
                                      DECEMBER 31, 1997
                                    --------------------
                                       ($ IN MILLIONS)
Secure Communication Systems  .....        $306.0
Specialized Communication
 Products..........................         332.1
                                    --------------------
                                           $638.1
                                    ====================

GOVERNMENT CONTRACTS

   Approximately 73% of the Company's 1997 pro forma sales were made to agencies of the Government or to prime contractors or subcontractors of the Government.

   Approximately 64% of the Company's pro forma 1997 sales mix of contracts were firm fixed price contracts under which the Company agrees to perform for a predetermined price. Although the Company's fixed price contracts generally permit the Company to keep profits if costs are less than projected, the Company does bear the risk that increased or unexpected costs may reduce profit or cause the Company to sustain losses on the contract. Generally, firm fixed price contracts offer higher margin than cost plus type contracts. All domestic defense contracts and subcontracts to which the Company is a party are subject to audit, various profit and cost controls and standard provisions for termination at the convenience of the Government. Upon termination, other than for a contractor's default, the contractor will normally be entitled to reimbursement for allowable costs and to an allowance for profit. Foreign defense contracts generally contain comparable provisions relating to termination at the convenience of the government. To date, no significant fixed price contract of the Company has been terminated.

   Companies supplying defense-related equipment to the Government are subject to certain additional business risks peculiar to that industry. Among these risks are the ability of the Government to unilaterally suspend the Company from new contracts pending resolution of alleged violations of procurement laws or regulations. Other risks include a dependence on appropriations by the Government, changes in the Government's procurement policies (such as greater emphasis on competitive procurements) and the need to bid on programs in advance of design completion. A reduction in expenditures by the Government for products of the type manufactured by the Company, lower margins resulting from increasingly competitive procurement policies, a reduction in the volume of contracts or subcontracts awarded to the Company or substantial cost overruns would have an adverse effect on the Company's cash flow.

PROPERTIES

   The table below sets forth certain information with respect to manufacturing facilities and properties of the Company, excluding non-operating properties held for sale.

                       LOCATION                             OWNED             LEASED
----------------------------------------------------- ----------------- -----------------
                                                           (THOUSANDS OF SQUARE FEET)
L-3 Headquarters, NY ................................          --                58.7
SECURE COMMUNICATION SYSTEMS:
 Camden, NJ..........................................          --               588.7
 Salt Lake City, UT..................................          --               457.6
 Sierra Vista, AZ....................................          --                18.8
 Camarillo, CA.......................................          --                 2.4
 El Segundo, CA .....................................          --                 1.4
 Milpitas, CA........................................          --                21.4
 Oakland, CA.........................................          --                 5.2
 Santa Ana, CA.......................................          --                 5.0
 Santa Clara, CA ....................................          --                 6.2
 Santa Maria, CA ....................................          --                 9.8
 Colorado Springs, CO ...............................          --                 5.8
 Hartford, CT........................................          --                 1.8
 Chicago, IL.........................................          --                 7.3
 Boston, MA..........................................          --                25.6
 Annapolis Junction, MD .............................          --                 6.6
 Wheaton, MD.........................................          --                 0.5
 Moorestown, NJ......................................          --                 2.8
 Shrewsbury, NJ......................................          --                22.5
 New York, NY........................................          --                 5.9
 Cleveland, OH.......................................          --                 1.4
 Fairfax, VA.........................................          --                 1.6
 Warrentown, VA .....................................          --                 0.8
SPECIALIZED COMMUNICATION PRODUCTS:
 Folsom, CA .........................................          --                57.5
 Lancaster, CA ......................................          --                 5.4
 Menlo Park, CA .....................................          --                98.3
 San Diego, CA ......................................       196.0                68.9
 San Mateo, CA ......................................          --                14.8
 Santa Clara, CA ....................................          --                 2.0
 Sylmar, CA..........................................          --               240.0
 Sarasota, FL........................................          --               143.7
 Merritt Island, FL .................................          --                 1.2
 Atlanta, GA ........................................          --                52.1
 Alpharetta, GA .....................................        40.0                  --
 Norcross, GA .......................................          --                 4.8
 Lowell, MA..........................................          --                47.0
 Hauppauge, NY ......................................       240.0                  --
 Warminster, PA .....................................        44.7                  --
 Hampshire (U.K.)....................................          --                 1.2
 Kiel, Germany.......................................          --               143.0
                                                      ----------------- -----------------
Total................................................       520.7             2,137.7
                                                      ================= =================

LEGAL PROCEEDINGS

   From time to time the Company is involved in legal proceedings arising in the ordinary course of its business. Management believes it is adequately reserved for these liabilities and that there is no litigation pending that could have a material adverse effect on the Company's financial condition and its results of operations.

ENVIRONMENTAL MATTERS

   The Company's operations are subject to various federal, state and local environmental laws and regulations relating to the discharge, storage, treatment, handling, disposal and remediation of certain materials, substances and wastes used in its operations. The Company continually assesses its obligations and compliance with respect to these requirements. Management believes that the Company's current operations are in substantial compliance with all existing applicable environmental laws and permits. The Company does not believe that its environmental compliance expenditures will have a material adverse effect on its financial condition or results of its operations.

   Pursuant to the L-3 Acquisition Agreement, the Company has agreed to assume certain on-site and off-site environmental liabilities related to events or activities occurring prior to the L-3 Acquisition. Lockheed Martin has agreed to retain all environmental liabilities for all facilities no longer used by the Businesses and to indemnify fully the Company for such prior site environmental liabilities. Lockheed Martin has also agreed, for the first eight years following April 1997, to pay 50% of all costs incurred by the Company above those reserved for on the Company's balance sheet at April 1997 relating to certain Company-assumed environmental liabilities and, for the seven years thereafter, to pay 40% of certain reasonable operation and maintenance costs relating to any environmental remediation projects undertaken in the first eight years. The Company is aware of environmental contamination at two of the facilities acquired from Lockheed Martin that will require ongoing remediation. In November 1997, the Company sold one such facility located in Sarasota, Florida, while retaining a leasehold interest in a portion of that facility, to DMB in a transaction in which DMB contractually agreed to assume responsibility for further remediation of the Sarasota site. Management believes that the Company has established adequate reserves for the potential costs associated with the assumed environmental liabilities. However, there can be no assurance that any costs incurred will be reimbursable from the Government or covered by Lockheed Martin under the terms of the L-3 Acquisition Agreement or that the Company's environmental reserves will be sufficient.

   In connection with the acquisition of Ocean Systems, the Company has acquired the stock of ELAC. The premises currently leased by ELAC have environmental contamination consisting of chlorinated solvents in the groundwater beneath and adjoining the site. However, Honeywell Inc. ("Honeywell"), the previous owner of ELAC and the current owner of the property, has retained the liability for remediating the ELAC site and has contractually agreed to indemnify AlliedSignal and ELAC. Management believes that any necessary remediation will be covered by the Honeywell indemnification.

PENSION PLANS

   In connection with the L-3 Acquisition, Holdings and L-3 Communications assumed certain liabilities relating to defined benefit pension plans for present and former employees and retirees of certain businesses which were transferred from Lockheed Martin to Holdings and L-3 Communications. Prior to the consummation of the L-3 Acquisition, Lockheed Martin received a letter from the PBGC which requested information regarding the transfer of such pension plans and indicated that the PBGC believed certain of such pension plans were underfunded using the PBGC's actuarial assumptions (which assumptions result in a larger liability for accrued benefits than the assumptions used for financial reporting under FASB 87). The PBGC underfunding is related to the Subject Plans. As of December 31, 1997, the Company calculated the net funding position of the Subject Plans and believes them to be overfunded by approximately $5.9 million under ERISA assumptions, underfunded by approximately $10.2 million under FASB 87 assumptions and, on a termination basis, underfunded by as much as $57.5 million under PBGC assumptions.

   With respect to the Subject Plans, Lockheed Martin entered into an agreement (the "Lockheed Martin Commitment Agreement") among Lockheed Martin, L-3 and the PBGC dated as of April 30, 1997. The material terms and conditions of the Lockheed Martin Commitment Agreement include a commitment by Lockheed Martin to, under certain circumstances, assume sponsorship of the Subject Plans or provide another form of financial support for the Subject Plans. The Lockheed Martin Commitment Agreement will continue with respect to any Subject Plan until such time as such Subject Plan is no longer underfunded on a PBGC basis for two consecutive years or, at any time after May 31,

2002, the Company achieves investment grade credit ratings. Pursuant to the Lockheed Martin Commitment Agreement, the PBGC agreed that it would take no further action in connection with the L-3 Acquisition.

   In return for the Lockheed Martin Commitment, the Company entered into an agreement with Lockheed Martin, dated as of April 30, 1997, pursuant to which the Company provided certain assurances to Lockheed Martin including, but not necessarily limited to, (i) continuing to fund the Subject Plans consistent with prior practices and to the extent deductible for tax purposes and, where appropriate, recoverable under Government contracts, (ii) agreeing to not increase benefits under the Subject Plans without the consent of Lockheed Martin, (iii) restricting the Company from a sale of any businesses employing individuals covered by the Subject Plans if such sale would not result in reduction or elimination of the Lockheed Martin Commitment with regard to the specific plan and (iv) if the Subject Plans were returned to Lockheed Martin, granting Lockheed Martin the right to seek recovery from the Company of those amounts actually paid, if any, by Lockheed Martin with regard to the Subject Plans after their return. In addition, upon the occurrence of certain events, Lockheed Martin, at its option, will have the right to decide whether to assume sponsorship of any or all of the Subject Plans, even if the PBGC has not sought to terminate the Subject Plans. The Company has performed its obligations under the letter agreement with Lockheed Martin and the Lockheed Martin Commitment and has not received any communications from the PBGC concerning actions which the PBGC contemplates taking in respect of the Subject Plans.

EMPLOYEES

   As of December 31, 1997, the Company employed approximately 6,100 full-time and part-time employees. The Company believes that its relations with its employees are good.

   Approximately 540 of the Company's employees at its Communication Systems -- East operation in Camden, New Jersey are represented by four unions, the Association of Scientists and Professional Engineering Personnel, the International Federation of Professional and Technical Engineers, the International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers and an affiliate of the International Brotherhood of Teamsters. Three of the four collective bargaining agreements expire in mid-1998. While the Company has not yet initiated discussions with representatives of these unions, management believes it will be able to negotiate, without material disruption to its business, satisfactory new collective bargaining agreements with these employees. However, there can be no assurance that a satisfactory agreement will be reached with the covered employees or that a material disruption to the Company's Camden operations will not occur.

   Approximately 200 employees of Ocean Systems are represented by the United Auto Workers. The collective bargaining agreement expires in mid-1999. Approximately 140 of the employees at Ocean Systems' ELAC subsidiary in Kiel, Germany are represented by the Metal Trade Industrial Workers of the Hamburg Region and ELAC is represented by the Association of Metal Industry Employers for Schleswig-Holstein. The labor contract expires in mid-1998. While the Company has not yet initiated discussions with representatives of these unions, management believes it will be able to negotiate, without material disruption to its business, a satisfactory new labor contract with these employees. However, there can be no assurance that a satisfactory agreement will be reached with the covered employees or that material disruption to operations of ELAC or Ocean Systems will not occur.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Under the L-3 Acquisition Agreement, Lockheed Martin has agreed to indemnify L-3, subject to certain limitations, for Lockheed Martin's breach of representations and warranties and L-3 has assumed certain obligations relating to environmental matters and benefits plans. These obligations include certain on-site and off-site environmental liabilities related to events or activities of the Businesses occurring prior to the L-3 Acquisition. Lockheed Martin has agreed to indemnify Holdings, subject to certain limitations, for its breach of (i) non-environmental representations and warranties up to $50 million (subject to a $5 million threshold) and (ii) for the first eight years following April 1997, to pay 50% of all costs incurred by the Company above those reserved for on the Company's balance sheet at April 1997 relating to certain Company-assumed environmental liabilities and, for the seven years thereafter, 40% of certain reasonable operation and maintenance costs relating to any environmental remediation projects undertaken in the first eight years (subject to a $6 million threshold).

   Lockheed Martin provides to certain divisions of the Company certain management information systems services at Lockheed Martin's fully-burdened cost but without profit. Holdings, L-3 Communications and Lockheed Martin have entered into certain subleases of real property and cross-licenses of intellectual property.

   In addition, Holdings and Lockheed Martin have entered into a Limited Noncompetition Agreement (the "Noncompetition Agreement") which, for up to three years from April 1997, in certain circumstances, precludes Lockheed Martin from engaging in the sale of any products that compete with the products of the Company that are set forth in the Noncompetition Agreement for specifically identified application of the products. Under the Noncompetition Agreement, Lockheed Martin is prohibited, with certain exceptions, from acquiring any business engaged in the sale of the specified products referred to in the preceding sentence, although Lockheed Martin may acquire such a business under circumstances where the exceptions do not apply provided that it offers to sell such business to L-3 within 90 days of its acquisition. The Noncompetition Agreement does not, among other exceptions,
(i) apply to businesses operated and managed by Lockheed Martin on behalf of the Government, (ii) prohibit Lockheed Martin from engaging in any existing businesses and planned businesses as of the closing of the L-3 Acquisition or businesses that are reasonably related to existing or planned businesses or
(iii) apply to selling competing products where such products are part of a larger system sold by Lockheed Martin.

   In the ordinary course of business L-3 sells products to Lockheed Martin and its affiliates. Pro forma and aggregated sales to Lockheed Martin were $81.6 million, $70.7 million and $25.9 million for the years ended December 31, 1997, 1996 and 1995, respectively. See Note 19 to the Consolidated (Combined) Financial Statements.

   Sales of products to Lockheed Martin, excluding those under existing intercompany work transfer agreements, are made on terms no less favorable than those which would be available from non-affiliated third party customers. A significant portion of L-3's sales to Lockheed Martin are either based on competitive bidding or catalog prices.

STOCKHOLDERS AGREEMENT

   Holdings, Lockheed Martin, the Lehman Partnership and Messrs. Lanza and LaPenta entered into a stockholders agreement (the "Stockholders Agreement") which, except the terms relating to (i) the registration rights, (ii) provision of services by Lehman Brothers Inc. and (iii) the standstill agreement by Lockheed Martin, terminates upon the consummation of the Common Stock Offering. Prior to the consummation of the Common Stock Offering, the Lehman Partnership is entitled to designate a majority of the members of the Board of Directors provided that it holds at least 35% of the capital stock of Holdings and remains the single largest shareholder.

   Pursuant to the Stockholders Agreement, certain of the existing stockholders have the right, from time to time on or after the 180-day period following the completion of the initial public offering and subject to certain conditions, to require the Company to register under the Securities Act shares of Common Stock held by them. Lockheed Martin, the Lehman Partnership and each of the Senior Management has three, four and one demand registration rights, respectively. In addition, the Stockholders

Agreement also provides certain existing stockholders with certain piggyback registration rights. The Stockholders Agreement provides, among other things, that the Company will pay expenses in connection with (i) up to two demand registrations requested by Lockheed Martin, up to three demand registrations requested by the Lehman Partnership and the two demand registrations requested by the Senior Management and (ii) any registration in which the existing stockholders participate through piggyback registration rights granted under such agreement.


   The Stockholders Agreement also provides that Lehman Brothers Inc. has the exclusive right to provide investment banking services to Holdings for the five-year period after the closing of the L-3 Acquisition (except that the exclusivity period is three years as to cash acquisitions undertaken by L-3) so long as the Lehman Partnership owns at least 10% of the outstanding Common Stock. In the event that Lehman Brothers Inc. agrees to provide any investment banking services to L-3, it will be paid fees that are mutually agreed upon based on similar transactions and practices in the investment banking industry.


   Under the Stockholders Agreement Lockheed Martin is subject to a standstill arrangement which generally prohibits any increase in its share ownership percentage over 34.9%.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

   The following table provides information concerning the directors and executive officers of Holdings and L-3 Communications.

 NAME                       AGE                      POSITION
-------------------------  ----- -----------------------------------------------
Frank C. Lanza ...........   66  Chairman, Chief Executive Officer and Director
Robert V. LaPenta ........   52  President, Chief Financial Officer and Director
Michael T. Strianese  ....   42  Vice President--Finance and Controller
Christopher C. Cambria  ..   39  Vice President--General Counsel and Secretary
Robert F. Mehmel .........   35  Vice President--Planning and Assistant Secretary
Lawrence H. Schwartz  ....   60  Vice President--Business Development
Jimmie V. Adams ..........   61  Vice President--Washington D.C. Operations
Robert RisCassi ..........   62  Vice President--Washington D.C. Operations
David J. Brand(a) ........   36  Director
Alberto M. Finali ........   43  Director
Eliot M. Fried(a) ........   65  Director
Robert B. Millard(b)  ....   47  Director
Alan H. Washkowitz(b)  ...   57  Director
Thomas A. Corcoran .......   53  Director
Frank H. Menaker, Jr.(a)     57  Director
John E. Montague(b)  .....   44  Director

------------
(a)    Member of the Audit Committee.
(b)    Member of the Compensation Committee.

   Frank C. Lanza, Chairman and CEO. Mr. Lanza joined the Company in April 1997. From April 1996, when Loral was acquired by Lockheed Martin, until April 1997, Mr. Lanza was Executive Vice President of Lockheed Martin, a member of Lockheed Martin's Executive Council and Board of Directors and President and COO of Lockheed Martin's C(3)I and Systems Integration Sector, which comprised many of the businesses acquired by Lockheed Martin from Loral. Prior to the April 1996 acquisition of Loral, Mr. Lanza was President and COO of Loral, a position he held since 1981. He joined Loral in 1972 as President of its largest division, Electronic Systems. His earlier experience was with Dalmo Victor and Philco Western Development Laboratory.

   Robert V. LaPenta, President and Chief Financial Officer. Mr. LaPenta joined the Company in April 1997. From April 1996, when Loral was acquired by Lockheed Martin, until April 1997, Mr. LaPenta was a Vice President of Lockheed Martin and was Vice President and Chief Financial Officer of Lockheed's C(3)I and Systems Integration Sector. Prior to the April 1996 acquisition of Loral, he was Loral's Senior Vice President and Controller, a position he held since 1981. He joined Loral in 1972 and was named Vice President and Controller of its largest division in 1974. He became Corporate Controller in 1978 and was named Vice President in 1979.

   Michael T. Strianese, Vice President-Finance and Controller. Mr. Strianese joined the Company in April 1997. From April 1996, when Loral was acquired by Lockheed Martin, until April 1997, Mr. Strianese was Vice President and Controller of Lockheed Martin's C(3)I and Systems Integration Sector. From 1991 to the April 1996 acquisition of Loral, he was Director of Special Projects at Loral. Prior to joining Loral, he spent 11 years with Ernst & Young. Mr. Strianese is a Certified Public Accountant.

   Christopher C. Cambria, Vice President-General Counsel and Secretary. Mr. Cambria joined the Company in June 1997. From 1994 until joining the Company, Mr. Cambria was an associate with Fried, Frank, Harris, Shriver & Jacobson. From 1986 until 1993, he was an associate with Cravath, Swaine & Moore.

   Robert F. Mehmel, Vice President-Planning and Assistant Secretary. Mr. Mehmel joined the Company in April 1997. From April 1996, when Loral was acquired by Lockheed Martin, until April 1997, Mr. Mehmel was the Director of Financial Planning and Capital Review for Lockheed Martin's C(3)I and Systems Integration Sector. From 1984 to 1996, Mr. Mehmel held several accounting and financial analysis positions at Loral Electronic Systems and Loral. At the time of Lockheed Martin's acquisition of Loral, he was Corporate Manager of Business Analysis.

   Lawrence H. Schwartz, Vice President-Business Development. Mr. Schwartz joined the Company in May 1997. From April 1996 until May 1997, Mr. Schwartz was Vice President of Technology for the C(3)I and System Integration Sector of Lockheed Martin. Prior to the April 1996 acquisition of Loral, he was Corporate Vice President of Technology for Loral, a position he held since 1987. Between 1976 and 1987, Mr Schwartz was Vice President of Engineering, Senior Vice President of Business Development, Senior Vice President of the Rapport Program and Senior Vice President of Development Programs at Loral Electronic Systems.

   Jimmie V. Adams, Vice President-Washington, D.C. Operations. General Jimmie V. Adams (U.S.A.F.-ret.) joined the Company in April 1997. From April 1996 until April 1997, he was Vice President of Lockheed Martin's Washington Operations for the C(3)I and Systems Integration Sector. Prior to the April 1996 acquisition of Loral he held the same position at Loral since 1993. Before joining Loral in 1993, he was Commander in Chief, Pacific Air Forces, Hickam Air Force Base, Hawaii, capping a 35-year career with the U.S. Air Force. He was also Deputy Chief of Staff for plans and operation for U.S. Air Force headquarters and Vice Commander of Headquarters Tactical Air Command and Vice Commander in Chief of the U.S. Air Forces Atlantic at Langley Air Force Base. He is a command pilot with more than 141 combat missions.

   Robert RisCassi, Vice President-Washington, D.C. Operations. General Robert W. RisCassi (U.S. Army-ret.) joined the Company in April 1997. From April 1996 until April 1997, he was Vice President of Land Systems for Lockheed Martin's C(3)I and Systems Integration Sector. Prior to the April 1996 acquisition of Loral he held the same position for Loral since 1993. He joined Loral in 1993 after retiring as U.S. Army Commander in Chief, United Nations Command/Korea. His 35-year military career included posts as Army Vice Chief of Staff; Director, Joint Staff, Joint Chiefs of Staff; Deputy Chief of Staff for Operations and Plans; and Commander of the Combined Arms Center.

   David J. Brand, Director. Mr. Brand has served as a director since April 1997 and is a Managing Director of Lehman Brothers and a principal in the Global Mergers & Acquisitions Group, leading Lehman Brothers' Technology Mergers and Acquisitions business. Mr. Brand joined Lehman Brothers in 1987 and has been responsible for merger and corporate finance advisory services for many of Lehman Brothers' technology and defense industry clients. Mr. Brand is currently a director of K&F Industries, Inc. Mr. Brand holds an M.B.A. from Stanford University's Graduate School of Business and a B.S. in Mechanical Engineering from Boston University.

   Alberto M. Finali, Director. Mr. Finali has served as a director since April 1997 and is a Managing Director of Lehman Brothers and principal of the Merchant Banking Group, based in New York. Prior to joining the Merchant Banking Group, Mr. Finali spent four years in Lehman Brothers' London office as a senior member of the M&A Group. Mr. Finali joined Lehman Brothers in 1987 as a member of the M&A Group in New York and became a Managing Director in 1997. Prior to joining Lehman Brothers, Mr. Finali worked in the Pipelines and Production Technology Group of Bechtel, Inc. in San Francisco. Mr. Finali holds an M.E. and an M.B.A. from the University of California at Berkeley, and a Laurea Degree in Civil Engineering from the Polytechnic School in Milan, Italy.

   Eliot M. Fried, Director. Mr. Fried has served as a director since April 1997 and is a Managing Director of Lehman Brothers. Mr. Fried joined Shearson, Hayden Stone, a predecessor firm, in 1976 and became a Managing Director in 1982. Mr. Fried has extensive experience in portfolio management and equity research. Mr. Fried is currently a director of Bridgeport Machines, Inc., Energy Ventures, Inc., SunSource L.P., Vernitron Corporation and Walter Industries, Inc. Mr. Fried holds an M.B.A. from Columbia University and a B.A. from Hobart College.

   Robert B. Millard, Director. Mr. Millard has served as a director since April 1997 and is a Managing Director of Lehman Brothers, Head of Lehman Brothers' Principal Trading & Investments Group and principal of the Merchant Banking Group. Mr. Millard joined Kuhn Loeb & Co. in 1976 and became a Managing Director of Lehman Brothers in 1983. Mr. Millard is currently a director of GulfMark International, Inc. and Energy Ventures, Inc. Mr. Millard holds an M.B.A. from Harvard University and a B.S. from the Massachusetts Institute of Technology.

   Alan H. Washkowitz, Director. Mr. Washkowitz has served as a director since April 1997 and is a Managing Director of Lehman Brothers and head of the Merchant Banking Group, and is responsible for the oversight of Lehman Brothers Merchant Banking Portfolio Partnership L.P. Mr. Washkowitz joined Lehman Brothers in 1978 when Kuhn Loeb & Co. was acquired by Lehman Brothers. Mr. Washkowitz is currently a director of Illinois Central Corporation, K&F Industries, Inc. and McBride plc. Mr. Washkowitz holds an M.B.A. from Harvard University, a J.D. from Columbia University and an A.B. from Brooklyn College.

   Thomas A. Corcoran, Director. Mr. Corcoran has served as a director since July 1997 and has been the President and Chief Operating Officer of the Electronic Systems Sector of Lockheed Martin Corporation since March 1995. From 1993 to 1995, Mr. Corcoran was President of the Electronics Group of Martin Marietta Corporation. Prior to that he worked for General Electric for 26 years and from 1983 to 1993 he held various management positions with GE Aerospace; he was a company officer from 1990 to 1993. Mr. Corcoran is a member of the Board of Trustees of Worcester Polytechnic Institute, the Board of Trustees of Stevens Institute of Technology, the Board of Governors of the Electronic Industries Association, a Director of the U.S. Navy Submarine League and a Director of REMEC Corporation.

   Frank H. Menaker, Jr., Director. Mr. Menaker has served as a director since April 1997 and has served as Senior Vice President and General Counsel of Lockheed Martin since July 1996. He served as Vice President and General Counsel of Lockheed Martin from March 1995 to July 1996, as Vice President of Martin Marietta Corporation from 1982 until 1995 and as General Counsel of Martin Marietta Corporation from 1981 until 1995. He is a director of Martin Marietta Materials, Inc., a member of the American Bar Association and has been admitted to practice before the United States Supreme Court. Mr. Menaker is a graduate of Wilkes University and the Washington College of Law at American University.

   John E. Montague, Director. Mr. Montague has served as a director since April 1997 and has been Vice President, Financial Strategies at Lockheed Martin responsible for mergers, acquisitions and divestiture activities and shareholder value strategies since March 1995. Previously, he was Vice President, Corporate Development and Investor Relations at Martin Marietta Corporation from 1991 to 1995. From 1988 to 1991, he was Director of Corporate Development at Martin Marietta Corporation, which he joined in 1977 as a member of the engineering staff. Mr. Montague is a director of Rational Software Corporation. Mr. Montague received his B.S. from the Georgia Institute of Technology and an M.S. in engineering from the University of Colorado.

   The Board of Directors intends to appoint two additional directors who are not affiliated with the Company promptly following the Common Stock Offering. The additional directors have not yet been identified.


   Upon closing of the Common Stock Offering, the Company's certificate of incorporation will provide for a classified Board of Directors divided into three classes. Class I will expire at the annual meeting of the stockholders to be held in 1999; Class II will expire at the annual meeting of the stockholders to be held in 2000; and Class III will expire at the annual meeting of the stockholders to be held in 2001. At each annual meeting of the stockholders, beginning with the 1999 annual meeting, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their successors have been duly elected and qualified, or until their earlier resignation or removal, if any. To the extent there is an increase or reduction in the number of directors, increase or decrease in directorships resulting therefrom will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

   Each executive officer and key employee serves at the discretion of the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS


   The Board of Directors has two standing committees: an Audit Committee and a Compensation Committee. Currently, the Audit Committee consists of Messrs. Brand, Fried and Menaker. The Company intends to appoint to the Audit Committee only persons who qualify as an "independent" director for purposes of the rules and regulations of the NYSE. The Audit Committee will select and engage, on behalf of the Company, the independent public accountants to audit the Company's annual financial statements, and will review and approve the planned scope of the annual audit. Currently, Messrs. Millard, Montague and Washkowitz serve as members of the Compensation Committee. The Compensation Committee establishes remuneration levels for certain officers of the Company, performs such functions as provided under the Company's employee benefit programs and executive compensation programs and administers the 1997 Option Plan of Key Employees of Holdings.


COMPENSATION OF DIRECTORS

   The current directors of the Company do not receive compensation for their services as directors. Any non-affiliated directors will receive directors' fees and reimbursements for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the board of directors or committees thereof.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

   The Company's Certificate of Incorporation provides that to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"), a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. Under the DGCL, liability of a director may not be limited (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provisions of the Company's Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior), except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the Company's Bylaws provide that the Company shall indemnify its directors, officers, employees and agents against losses incurred by any such person by reason of the fact that such person was acting in such capacity.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

   Summary Compensation Table. The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the "Named Executive Officers") during the nine months ended December 31, 1997:

                          SUMMARY COMPENSATION TABLE


                                                                    LONG TERM COMPENSATION AWARDS
                                                                   -------------------------------
                                                     ANNUAL
                                                  COMPENSATION                        SECURITIES
                                              ---------------------   RESTRICTED      UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                     SALARY     BONUS     STOCK AWARDS   STOCK OPTIONS   COMPENSATION(1)
-------------------------------------------- ----------   --------- --------------  --------------- ---------------
Frank C. Lanza (Chairman and Chief Executive
 Officer)(2)................................   $542,654        --                     1,142,857            --
Robert V. LaPenta (President and Chief
 Financial Officer)(2)......................    356,538        --                     1,142,857            --
Lawrence H. Schwartz (Vice President).......    145,327   $80,000                        17,000            --
Jimmie V. Adams (Vice President)............    157,854    70,000                        15,000          $ 61
Robert RisCassi (Vice President)............    125,704    60,000                        15,000           611



------------
(1)    Represents Company match under savings plan.
(2) On March 2, 1998, each of Mr. Lanza and Mr. LaPenta exercised 228,571 options.


   Stock Options Granted in 1997. The following table sets forth information concerning individual grants of stock options to purchase Holdings' Common Stock made in 1997 to each of the Named Executive Officers.

                      OPTION GRANTS IN LAST FISCAL YEAR


                                                                         INDIVIDUAL GRANTS
                                        ------------------------------------------------------------------------

                                        NUMBER OF      PERCENT OF
                                        SECURITIES     TOTAL OPTIONS
                                        UNDERLYING     GRANTED TO       EXERCISE
                                        OPTIONS        EMPLOYEES IN     PRICE      EXPIRATION      GRANT-DATE
NAME AND PRINCIPAL POSITION               GRANTED (#)     FISCAL YEAR     ($/SH)   DATE            VALUE(1)
--------------------------------------  -------------- ---------------  ---------- --------------  ------------
Frank C. Lanza (Chairman and Chief
 Executive Officer)....................    1,142,857(2)      38.2%         $6.47    April 30, 2007  $2,326,731
Robert V. LaPenta (President and Chief
 Financial Officer) ...................    1,142,857(2)      38.2%         $6.47    April 30, 2007  $2,326,731
Lawrence H. Schwartz (Vice President)         17,000          0.6%         $6.47     July 1, 2007   $   17,571
Jimmie V. Adams (Vice President) ......       15,000          0.5%         $6.47     July 1, 2007   $   15,504
Robert RisCassi (Vice President) ......       15,000          0.5%         $6.47     July 1, 2007   $   15,504


------------
(1) The grant-date valuation of the options was calculated using the minimum value method described in SFAS No. 123. The minimum value is computed as the current price of stock at the grant date reduced to exclude the present value of any expected dividends during the option's expected life minus the present value of the exercise price, and does not consider the expected volatility of the price of the stock underlying the option. The material assumptions underlying the computations are: an average discount rate 6.3%; a dividend yield of 0% and a weighted average expected option life of 5.49 years, with the option lives ranging from 2 years to 10 years.
(2) Half of the options granted consists of Time Options and half consists of Performance Options. See "--Employment Agreements" for descriptions of the terms of these options.

             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                             FY-END OPTION VALUES



                                                                                                      VALUE OF
                                                                      NUMBER OF                      UNEXERCISED
                                                                SECURITIES UNDERLYING               IN-THE-MONEY
                                                                 UNEXERCISED OPTIONS                 OPTIONS AT
                                      SHARES       VALUE             AT FY-END(1)                     FY-END(2)
                                   ACQUIRED ON    REALIZED  ------------------------------ ------------------------------
NAME AND PRINCIPAL POSITION       EXERCISES (#)     ($)      EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
--------------------------------  ------------- ----------  ------------- ---------------   ------------- ---------------
Frank C. Lanza (Chairman and
 Chief Executive Officer)(3) ....       --           --           --          1,142,857          --         $1,748,571
Robert V. LaPenta (President and
 Chief Financial Officer)(3) ....       --           --           --          1,142,857          --          1,748,571
Lawrence H. Schwartz (Vice
 President)......................       --           --           --             17,000          --             26,010
Jimmie V. Adams (Vice
 President)......................       --           --           --             15,000          --             22,950
Robert RisCassi (Vice
 President)......................       --           --           --             15,000          --             22,950

    [FN]

------------
(1)    At December 31, 1997, none of the outstanding options were exercised.
(2) The fair value of Holdings' Common Stock was estimated by the Company using an independent appraisal of such Common Stock performed as of January 31, 1998.
(3) On March 2, 1998, each of Mr. Lanza and Mr. LaPenta exercised 228,571 options.


PENSION PLAN

   The following table shows the estimated annual pension benefits payable under the L-3 Communications Corporation Pension Plan and Supplemental Employee Retirement Plan to a covered participant upon retirement at normal retirement age, based on the career average compensation (salary and bonus) and years of credited service with the Company.

 CAREER AVERAGE COMPENSATION              YEARS OF CREDITED SERVICE
---------------------------  ----------------------------------------------------
                                 15        20         25        30         35
                             --------- ---------  --------- ---------  ---------
$125,000....................  $ 18,981  $ 24,937   $ 29,833  $ 33,856   $ 37,164
 150,000....................    23,172    30,408     36,355    41,243     45,260
 175,000....................    27,364    35,879     42,877    48,629     53,357
 200,000....................    31,556    41,349     49,399    56,015     61,454
 225,000....................    35,747    46,820     55,921    63,402     69,550
 250,000....................    39,939    52,291     62,444    70,788     77,647
 300,000....................    48,322    63,233     75,488    85,561     93,840
 400,000....................    65,089    85,116    101,577   115,106    126,226
 450,000....................    73,472    96,057    114,621   129,879    142,420
 500,000....................    81,855   106,999    127,665   144,651    158,613
 750,000....................   123,772   161,707    192,887   218,515    239,579

   As of December 31, 1997, the current annual compensation and current years of credited service (including for Messrs. LaPenta, Adams and RisCassi, years of credited service as an employee of Loral and Lockheed Martin) for each of the following persons were: Mr. Lanza, $750,000 and one year; Mr. LaPenta, $500,000 and 26 years; Mr. Adams, $216,011 and 5 years; Mr. RisCassi, $172,016 and 4 years; and Mr. Schwartz, $229,000 and one year. Compensation covered under the pension plans includes amounts reported as salary and bonus in the Summary Compensation Table.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Board of Directors of Holdings established a Compensation Committee in June 1997. During the last fiscal year, Messrs. Robert Millard, Steven Berger and John Montague served as members of the Compensation Committee. None of these individuals has served at any time as an officer or employee of

Holdings or L-3 Communications. Mr. Berger resigned from Holdings' Board of Directors and the Compensation Committee in January 1998 and Mr. Washkowitz was appointed to the Compensation Committee in March 1998. Prior to the establishment of the Compensation Committee, all decisions relating to executive compensation were made by Holdings' Board of Directors. Messrs. Millard and Montague are affiliated with the Lehman Partnership which, assuming the consummation of the Common Stock Offering and full exercise of the over-allotment option, holds 37.4% of the Common Stock and is a party to the Stockholders Agreement. Pursuant to the Stockholders Agreement, the Lehman Partnership has the right, from time to time on or after the 180-day period following that completion of the initial public offering and subject to certain conditions, to require the Company to register under the Securities Act shares of Common Stock held by them. The Lehman Partnership has the right to request up to four demand registrations and also has piggyback registration rights. The Company has agreed in the Stockholders Agreement to pay expenses in connection with, among other things, (i) up to three demand registrations requested by the Lehman Partnership and (ii) any registration in which the existing stockholders participate through piggyback registration rights granted under such agreement. The Stockholders Agreement also provides that Lehman Brothers Inc. has the exclusive right to provide investment banking services to Holdings for the five-year period after the closing of the L-3 Acquisition (except that the exclusivity period is three years as to cash acquisitions undertaken by L-3) so long as the Lehman Partnership owns at least 10% of the outstanding Common Stock. In the event that Lehman Brothers Inc. agrees to provide any investment banking services to L-3, it will be paid fees that are mutually agreed upon based on similar transactions and practices in the investment banking industry.

   No executive officer of Holdings or L-3 Communications serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of Holdings' Board of Directors or Compensation Committee.


1997 STOCK OPTION PLAN


   In April 1997, Holdings adopted the 1997 Option Plan for Key Employees of Holdings (the "1997 Stock Option Plan") which authorizes the Compensation Committee to grant options to key employees of Holdings and its subsidiaries. On March 10, 1998, the 1997 Stock Option Plan was amended to increase the shares available for option grants to 4,255,815 shares of Common Stock, of which 3,246,084 had been granted as of March 31, 1998. The Compensation Committee of the Board of Directors of Holdings, in its sole discretion, determines the terms of option agreements, including without limitation the treatment of option grants in the event of a change of control. The 1997 Stock Option Plan remains in effect for 10 years following the date of approval.

   On April 30, 1997, Holdings granted each of Messrs. Lanza and LaPenta options to purchase 1,142,857 shares of Common Stock. See "--Employment Agreements" for a description of the terms of these grants. On July 1, 1997 and November 11, 1997, the Compensation Committee authorized grants of options to employees of Holdings and its subsidiaries, other than Messrs. Lanza and LaPenta, to acquire an aggregate of 689,500 shares of Common Stock at an exercise price of $6.47 per share (the "Employee Options"). Each Employee Option was granted pursuant to an individual agreement that provides
(i) 20% of shares underlying the option will become exercisable on the first anniversary of the grant date, 50% will become exercisable on the second anniversary of the grant date and 30% will become exercisable on the third anniversary of the grant date; provided that, in the event of an initial public offering of Common Stock, 15% of the shares underlying the option (which would otherwise become exercisable on the second anniversary of the grant date) will become exercisable on the earlier to occur of (A) the completion of the initial public offering of the Common Stock and (B) the first anniversary of the grant date; (ii) all shares underlying the option will become exercisable upon certain events constituting a change of control; and (iii) the option will expire upon the earliest to occur of (A) the tenth anniversary of the grant date, (B) one year after termination of employment due to the optionee's death or permanent disability, (C) immediately upon termination of the optionee's employment for cause and (D) three months after termination of optionee's employment for any other reason. On March 2, 1998, each of Mr. Lanza and Mr. LaPenta exercised options to acquire 228,571 shares of Common Stock.

EMPLOYMENT AGREEMENTS


   Holdings entered into an employment agreement (the "Employment Agreements") effective on April 30, 1997 with each of Mr. Lanza, Chairman and Chief Executive Officer of Holdings and L-3 Communications, who will receive a base salary of $750,000 per annum and appropriate executive level benefits, and Mr. LaPenta, President and Chief Financial Officer of Holdings and L-3 Communications, who will receive a base salary of $500,000 per annum and appropriate executive level benefits. The Employment Agreements provide for an initial term of five years, which will automatically renew for one-year periods thereafter, unless a party thereto gives notice of its intent to terminate at least 90 days prior to the expiration of the term.


   Upon a termination without cause or resignation for good reason, Holdings will be obligated, through the end of the term, to (i) continue to pay the base salary and (ii) continue to provide life insurance and medical and hospitalization benefits comparable to those provided to other senior executives; provided, however, that any such coverage shall terminate to the extent that Mr. Lanza or Mr. LaPenta, as the case may be, is offered or obtains comparable benefits coverage from any other employer. The Employment Agreements provide for confidentiality during employment and at all times thereafter. There is also a noncompetition and non-solicitation covenant which is effective during the employment term and for one year thereafter; provided, however, that if the employment terminates following the expiration of the initial term, the noncompetition covenant will only be effective during the period, if any, that Holdings pays the severance described above.

   Holdings has granted each of Messrs. Lanza and LaPenta (collectively, the "Equity Executives") nonqualified options to purchase, at $6.47 per share of Common Stock, 1,142,857 shares of Holdings' initial fully-diluted common stock. In each case, half of the options will be "Time Options" and half will be "Performance Options" (collectively, the "Options"). The Time Options will become exercisable with respect to 20% of the shares subject to the Time Options on March 2, 1998 and each of the second through fifth anniversaries of the closing of the L-3 Acquisition (the "Closing") if employment continues through and including such date. The Performance Options will become exercisable nine years after the Closing, but will become exercisable earlier with respect to up to 20% of the shares subject to the Performance Options on March 2, 1998 and each of the second through fifth anniversaries of the Closing, to the extent certain EBITDA targets are achieved. The Options will become fully exercisable under certain circumstances, including a change in control. The Option term is ten years from the Closing; except that (i) if the Equity Executive is fired for cause or resigns without good reason, the Options expire upon termination of employment; (ii) if the Equity Executive is fired without cause, resigns for good reason, dies, becomes disabled or retires, the Options expire one year after termination of employment. Unexercisable Options will terminate upon termination of employment, unless acceleration is expressly provided for. Upon a change of control, Holdings may terminate the Options, so long as the Equity Executives are cashed out or permitted to exercise their Options prior to such change of control.

                          OWNERSHIP OF CAPITAL STOCK

   All outstanding capital stock of L-3 Communications is owned by Holdings. Following the consummation of the Common Stock Offering, the existing 2,944,000 shares of Class B Common Stock of Holdings will convert to Common Stock. Assuming such conversion, as of March 31, 1998, there were 20,457,142 shares of Common Stock outstanding. The following table sets forth certain information regarding the beneficial ownership of the shares of the Common Stock of Holdings, as of March 31, 1998, by each person who beneficially owns more than five percent of the outstanding shares of Common Stock of Holdings and by the directors and certain executive officers of Holdings, individually and as a group.


                                                                                 PERCENTAGE OWNERSHIP
                                                                            ------------------------------
                                                                                 BEFORE          AFTER
                                                                              COMMON STOCK   COMMON STOCK
                  NAME OF BENEFICIAL OWNER                    COMMON STOCK      OFFERING      OFFERING(1)
-----------------------------------------------------------  -------------- --------------  --------------
Lehman Brothers Capital Partners III, L.P. and
 affiliates(2)
 c/o Lehman Brothers Inc.
 Three World Financial Center
 New York, New York 10285 ..................................   10,020,000         49.0%          38.6%
Lockheed Martin Corporation
 6801 Rockledge Drive
 Bethesda, Maryland 20817-1877..............................    6,800,000         33.2           26.2
Frank C. Lanza
 c/o L-3 Communications Holdings, Inc.
 600 Third Avenue, 34th Floor
 New York, New York 10016 ..................................    1,700,571          8.3            6.6
Robert V. LaPenta
 c/o L-3 Communications Holdings, Inc.
 600 Third Avenue, 34th Floor
 New York, New York 10016 ..................................    1,700,571          8.3            6.6
All directors and executive officers as group (23 persons) .    3,637,142         17.8           14.0



------------
(1)    Assumes no exercise of the over-allotment option by the Underwriters.
(2) David J. Brand, Alberto M. Finali, Eliot M. Fried, Robert B. Millard and Alan H. Washkowitz, each of whom is director of the Company, are each Managing Directors of Lehman Brothers Inc. As limited partners of Lehman Brothers Capital Partners III, L.P. or other affiliated partnerships sponsored by Lehman Brothers, all such individuals may be deemed to have shared beneficial ownership of shares of Common Stock held by Lehman Brothers Capital Partners III, L.P. and such affiliated partnerships. Such individuals disclaim any such beneficial ownership.

                     DESCRIPTION OF CERTAIN INDEBTEDNESS

SENIOR CREDIT FACILITIES

   The Senior Credit Facilities have been provided by a syndicate of banks and other financial institutions led by Lehman Commercial Paper Inc., as Arranger and Syndication Agent. The Senior Credit Facilities provide for $175.0 million in term loans (the "Term Loan Facilities") and for $200.0 million in revolving credit loans (the "Revolving Credit Facility" and, together with the Term Loan Facilities, the "Senior Credit Facilities"). The Revolving Credit Facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice (the "Swingline Loans"). The Term Loans, originally funded on April 30, 1997, comprised of a Tranche A Term Loan ($100.0 million), which had an initial maturity of six years, a Tranche B Term Loan ($45.0 million), which had an initial maturity of eight years, and a Tranche C Term Loan ($30.0 million), which had an initial maturity of nine years. The Revolving Loan Termination Date (as defined therein) is March 31, 2003.

   All borrowings under the Senior Credit Facilities bear interest, at L-3 Communications' option, at either: (A) a "base rate" equal to, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and
(b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America NT&SA, as Administrative Agent, in San Francisco, California, as its "reference rate" plus (i) in the case of the Tranche A Term Loan, the Revolving Credit Facility and the Swingline Loans, a debt to EBITDA-dependent rate ranging from 0.50% to 1.25% per annum, (ii) in the case of the Tranche B Term Loan, a rate of 1.50% per annum or (iii) in the case of the Tranche C Term Loan, a rate of 1.75% per annum or (B) a "LIBOR rate" equal to, for any Interest Period (as defined in the Senior Credit Facilities), with respect to LIBOR Loans comprising part of the same borrowing, the London interbank offered rate of interest per annum for such Interest Period as determined by the Administrative Agent, plus (i) in the case of the Tranche A Term Loan and the Revolving Credit Facility, a debt to EBITDA-dependent rate ranging from 1.50% to 2.25% per annum, (ii) in the case of the Tranche B Term Loan, a rate of 2.50% per annum or (iii) in the case of the Tranche C Term Loan, a rate of 2.75% per annum.

   L-3 Communications will pay a commitment fee calculated at a debt to EBITDA-dependent rate ranging from 0.375% to 0.50% per annum of the available unused commitment under the Revolving Credit Facility, in each case in effect on each day. Such fee will be payable quarterly in arrears and upon termination of the Revolving Credit Facility.

   L-3 Communications will pay a letter of credit fee calculated at a debt to EBITDA-dependent rate ranging from 1.50% to 2.25% per annum of the face amount of each letter of credit and a fronting fee calculated at a rate equal to 0.125% per annum of the face amount of each letter of credit. Such fees will be payable quarterly in arrears and upon the termination of the Revolving Credit Facility. In addition, L-3 Communications will pay customary transaction charges in connection with any letters of credit.

   The foregoing debt to EBITDA-dependent rates range from the low rate specified if the ratio of debt to EBITDA is less than 3.75 to 1.0 to the high rate specified if such ratio is at least equal to 4.75 to 1.0.

   The Term Loans are subject to the following amortization schedule:

                       TRANCHE A TERM LOAN  TRANCHE B TERM LOAN TRANCHE C TERM LOAN
                       ------------------- -------------------  -------------------
Year 1 ...............     $ 4,000,000          $   500,000         $   500,000
Year 2 ...............       5,000,000              500,000             500,000
Year 3 ...............      15,000,000              500,000             500,000
Year 4 ...............      21,000,000              500,000             500,000
Year 5 ...............      27,000,000              500,000             500,000
Year 6 ...............      28,000,000              500,000             500,000
Year 7 ...............              --           20,000,000             500,000
Year 8 ...............              --           22,000,000             500,000
Year 9 ...............              --                   --          26,000,000

   Borrowings under the Senior Credit Facilities are subject to mandatory prepayment (i) with the net proceeds of any incurrence of indebtedness with certain exceptions to be agreed, (ii) with the proceeds of certain asset sales and (iii) on an annual basis with (A) 75% of the Company's excess cash flow (as defined in the Senior Credit Facilities) if the ratio of the Company's debt to EBITDA is greater than 3.5 to 1.0 or (B) 50% of such excess cash flow if the ratio is less than 3.5 to 1.0.

   L-3 Communications' obligations under the Senior Credit Facilities are secured by a lien on substantially all of the tangible and intangible assets of the Company, including: (i) a pledge by Holdings of the stock of L-3 Communications and (ii) a pledge by L-3 Communications and its direct and indirect subsidiaries of all of the stock of their respective domestic subsidiaries and 65% of the stock of L-3 Communications' first-tier foreign subsidiaries. In addition, indebtedness under the Senior Credit Facilities is guaranteed by Holdings and by all of L-3 Communications' direct and indirect domestic subsidiaries.

   The Senior Credit Facilities contain customary covenants and restrictions on L-3 Communications' ability to engage in certain activities. In addition, the Senior Credit Facilities provide that L-3 Communications must meet or exceed certain interest coverage ratios and must not exceed a leverage ratio. The Senior Credit Facilities also include customary events of default.

10 3/8% SENIOR SUBORDINATED NOTES DUE 2007

   L-3 Communications has outstanding $225.0 million in aggregate principal amount of its 10 3/8% Senior Subordinated Notes due 2007 (the "1997 Notes"). The 1997 Notes are subject to the terms and conditions of an Indenture (the "1997 Indenture") dated as of April 30, 1997 between L-3 Communications and The Bank of New York, as trustee, a copy of which was filed as an exhibit to L-3 Communications' Registration Statement on Form S-4 relating to the 1997 Notes. The 1997 Notes are subject to all of the terms and conditions of the 1997 Indenture. The following summary of the material provisions of the 1997 Indenture does not purport to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the 1997 Indenture and those terms made a part of the 1997 Indenture by the Trust Indenture Act of 1939, as amended. All terms defined in the 1997 Indenture and not otherwise defined herein are used below with the meanings set forth in the 1997 Indenture.

   General. The 1997 Notes will mature on May 1, 2007 and bear interest at 10 3/8% per annum, payable semi-annually on May 1 and November 1 of each year. The 1997 Notes are general unsecured obligations of L-3 Communications and are subordinated in right of payment to all existing and future Senior Debt of L-3 Communications and rank pari passu with the Notes. The 1997 Notes will be unconditionally guaranteed, on an unsecured senior subordinated basis, jointly and severally, by all of L-3 Communications' future Restricted Subsidiaries other than Foreign Subsidiaries.

   Optional Redemption. The 1997 Notes are subject to redemption at any time, at the option of L-3 Communications, in whole or in part, on or after May 1, 2002 at redemption prices (plus accrued and unpaid interest) starting at 105.188% of principal (plus accrued and unpaid interest) during the 12-month period beginning May 1, 2002 and declining annually to 100% of principal (plus accrued and unpaid interest) on May 1, 2005 and thereafter.

   In addition, prior to May 1, 2000, L-3 Communications may redeem up to 35% of the aggregate principal amount of the 1997 Notes with the net proceeds of one or more Equity Offerings (as defined in the Indentures), to the extent such proceeds are contributed (within 120 days of any such offering) to L-3 Communications as common equity, at a price equal to 109.375% of the principal (plus accrued and unpaid interest) provided that at least 65% of the original aggregate principal amount of the 1997 Notes remains outstanding thereafter.

   Change of Control. Upon the occurrence of a Change of Control, each holder of the 1997 Notes may require L-3 Communications to repurchase all or a portion of such holder's 1997 Notes at a purchase price equal to 101% of the principal amount thereof (plus accrued and unpaid interest). Generally, a Change of Control means the occurrence of any of the following: (i) the disposition of all or substantially all of L-3 Communications' assets to any person, (ii) the adoption of a plan relating to the liquidation or dissolution of L-3 Communications, (iii) the consummation of any transaction in which a person other than the Principals and their Related Parties becomes the beneficial owner of more than 50% of the voting stock of L-3 Communications, or (iv) the first day on which a majority of the members of the Board of Directors of L-3 Communications are not Continuing Directors.

   Subordination. The 1997 Notes are general unsecured obligations of L-3 Communications and are subordinate to all existing and future Senior Debt of L-3 Communications. The 1997 Notes will rank senior in right of payment to all subordinated Indebtedness of L-3 Communications. Any Subsidiary Guarantees would be general unsecured obligations of the Guarantors and are subordinated to the Senior Debt and to the guarantees of Senior Debt of such Guarantors. The Subsidiary Guarantees rank senior in right of payment to all subordinated Indebtedness of the Guarantors.

   Certain Covenants. The 1997 Indenture contains a number of covenants restricting the operations of L-3 Communications, which, among other things, limit the ability of L-3 Communications to incur additional Indebtedness, pay dividends or make distributions, sell assets, issue subsidiary stock, restrict distributions from Subsidiaries, create certain liens, enter into certain consolidations or mergers and enter into certain transactions with affiliates.


   Events of Default. Events of Default under the 1997 Indenture include the following: (i) a default for 30 days in the payment when due of interest on the 1997 Notes; (ii) default in payment when due of the principal of or premium, if any, on the 1997 Notes; (iii) failure by L-3 Communications to comply with certain provisions of the 1997 Indenture (subject, in some but not all cases, to notice and cure periods); (iv) default under Indebtedness for money borrowed by L-3 Communications or any of its Restricted Subsidiaries in excess of $10.0 million; (v) failure by L-3 Communications or any Restricted Subsidiary that would be a Significant Subsidiary to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vi) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; or (vii) certain events of bankruptcy or insolvency with respect to L-3 Communications or any of its Restricted Subsidiaries.

   Upon the occurrence of an Event of Default, with certain exceptions, the Trustee or the holders of at least 25% in principal amount of the then outstanding 1997 Notes may accelerate the maturity of all the 1997 Notes as provided in the 1997 Indenture.

                           DESCRIPTION OF THE NOTES

GENERAL


   The Notes will be issued under an indenture dated as of       , 1998 (the
"Indenture") between the Company, as issuer, and The Bank of New York, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture describes the material terms of the Indenture but does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions".


   For purposes of this summary, the term "Company" refers only to L-3 Communications Corporation and not to any of its Subsidiaries.


   The Notes will be general unsecured obligations of the Company and will rank pari passu in right of payment with the 1997 Notes and will be subordinated in right of payment to all current and future Senior Debt. At March 31, 1998, on a pro forma basis giving effect to the 1998 Acquisitions and the Offerings, the Company would have had Senior Debt of approximately $36.9 million outstanding (excluding letters of credit). The Indenture will permit the incurrence of additional Senior Debt in the future. See "--Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock".


   The Indenture will provide that the Company's payment obligations under the Notes will be jointly and severally guaranteed (the "Subsidiary Guarantees") by all of the Company's present and future Restricted Subsidiaries, other than Foreign Subsidiaries (collectively, the
"Guarantors"). The Subsidiary Guarantee of each Guarantor will be subordinated to the prior payment in full of all Senior Debt of such Guarantor, which would include the guarantees of amounts borrowed under the Senior Credit Facilities.

PRINCIPAL, MATURITY AND INTEREST

   The Notes will be limited in aggregate principal amount to $250.0 million, of which $150.0 million will be issued in the Notes Offering. The Notes will
mature on       , 2008. Interest on the Notes will accrue at the rate of    %
per annum and will be payable semi-annually in arrears on        and       ,
commencing on       , 1998, to Holders of record on the immediately preceding
     and      . Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium and interest with respect to Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof if such Holders shall be registered Holders of at least $250,000 in principal amount of Notes. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

   The Notes will not be redeemable at the Company's option prior to       ,
2003. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period
beginning on        of the years indicated below:

 YEAR                       PERCENTAGE
------------------------  --------------
2003 ....................            %
2004 ....................            %
2005 ....................            %
2006 and thereafter  ....     100.000%

   Notwithstanding the foregoing, during the first 36 months after the Issue Date, the Company may on any one or more occasions redeem up to an aggregate
of 35% of the Notes originally issued at a redemption price of    % of the
principal amount thereof, plus accrued and unpaid interest to the redemption date, with the net cash proceeds of one or more Equity Offerings by the Company or the net cash proceeds of one or more Equity Offerings by Holdings that are contributed to the Company as common equity capital; provided that at least 65% of the Notes originally issued remain outstanding immediately after the occurrence of each such redemption; and provided, further, that any such redemption must occur within 120 days of the date of the closing of such Equity Offering.

SUBORDINATION

   The payment of principal of, premium, if any, and interest on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the Issue Date or thereafter incurred.

   Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full in cash of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt, whether or not an allowable claim in any such proceeding) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Debt (except, in each case, that Holders of Notes may receive Permitted Junior Securities and payments made from the trust described under "--Legal Defeasance and Covenant Defeasance").

   The Company also may not make any payment upon or in respect of the Notes (except from the trust described under "--Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity (or that would permit such holders to accelerate with the giving of notice or the passage of time or both) and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Payments on the Notes may and shall be resumed (A) in the case of a payment default, upon the date on which such default is cured or waived and (B) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until (i) 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been waived for a period of not less than 90 days.

   The Indenture further requires that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

   As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. On a pro forma basis, after giving effect to the Offerings and the 1998 Acquisitions, the principal amount of Senior Debt outstanding (excluding letters of credit) at March 31, 1998 would have been approximately $36.9 million.


SELECTION AND NOTICE

   If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

   Except as set forth below under "--Repurchase at the Option of Holders", the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

 CHANGE OF CONTROL

   Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

   On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof.

   The Indenture will provide that, prior to mailing a Change of Control Offer, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or offer to repay all Senior Debt and terminate all commitments thereunder of each lender who has accepted such offer or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

   The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

   The Senior Credit Facilities will prohibit the Company from purchasing any Notes, and also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture and 1997 Indenture which would, in turn, constitute a default under the Senior Credit Facilities. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes. See "Risk Factors -- Change of Control". Finally, the Company's ability to pay cash to the holders of Notes upon a purchase may be limited by the Company's then-existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. Even if sufficient funds were otherwise available, the terms of the Senior Credit Facilities will prohibit, subject to certain exceptions, the Company's prepayment of Notes prior to their scheduled maturity. Consequently, if the Company is not able to prepay indebtedness outstanding under the Senior Credit Facilities and any other Senior Indebtedness containing similar restrictions or obtain requisite consents, the Company will be unable to fulfill its repurchase obligations if holders of Notes exercise their purchase rights following a Change of Control, thereby resulting in a default under the Indenture and 1997 Indenture. Furthermore, the Change of Control provisions of the Indenture and 1997 Indenture may in certain circumstances make more difficult or discourage a takeover of the Company.

   The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

   "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or their Related Parties (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares) or (iv) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

   "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the Issue Date or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

   "Principals" means any Lehman Investor, Lockheed Martin Corporation, Frank
C. Lanza and Robert V. LaPenta.

   "Related Party" with respect to any Principal means (i) any controlling stockholder, 50% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a more than 50% controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (i).

   "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.


   With respect to the disposition of assets, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders have the right to require the Company to purchase the Notes. In the event that the Company were to determine that a Change of Control did not occur because not "all or substantially all" of the assets of the Company and its Restricted Subsidiaries had been sold and the holders of the Notes disagreed with such determination, the holders and/or the Trustee would need to seek a judicial determination of the issue.


 ASSET SALES

   The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by an Officers' Certificate delivered to the Trustee which will include a resolution of the Board of Directors with respect to such fair market value in the event such Asset Sale involves aggregate consideration in excess of $5.0 million) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 80% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, consists of cash, Cash Equivalents and/or Marketable Securities; provided, however, that (A) the amount of any Senior Debt of the Company or such Restricted Subsidiary that is assumed by the transferee in any such transaction and (B) any consideration received by the Company or such Restricted Subsidiary, as the case may be, that consists of (1) all or substantially all of the assets of one or more Similar Businesses, (2) other long-term assets that are used or useful in one or more Similar Businesses and (3) Permitted Securities shall be deemed to be cash for purposes of this provision.

   Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds, at its option, (i) to repay Indebtedness under a Credit Facility, or (ii) to the acquisition of Permitted Securities, all or substantially all of the assets of one or more Similar Businesses, or the making of a capital expenditure or the acquisition of other long-term assets in a Similar Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Indebtedness under a Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds". When the aggregate amount of Excess Proceeds exceeds $10.0 million, the 1997 Indenture provides that the Company will be required to make an offer to all holders of 1997 Notes (an "Asset Sale Offer") to purchase the maximum principal amount of 1997 Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase, in accordance with the procedures set forth in the 1997 Indenture. To the extent that the aggregate amount of 1997 Notes tendered pursuant to an Asset Sale Offer is less than the remaining Excess Proceeds ("Remaining Excess Proceeds") and the sum of
(A) such amount of Remaining Excess Proceeds and (B) the Remaining Excess Proceeds from any subsequent Asset Sale Offers exceeds $3.0 million, the Company will be required to make an offer to all Holders of Notes and any other Indebtedness that ranks pari passu with the Notes that, by its terms, requires the Company to offer to repurchase such Indebtedness with such Remaining Excess Proceeds (a "Secondary Asset Sale Offer") to purchase the maximum principal amount of Notes and pari passu Indebtedness that may be purchased out of such Remaining Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes or pari passu Indebtedness tendered pursuant to a Secondary Asset Sale Offer is less than the Remaining Excess Proceeds, the Company may use any Remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes or pari passu Indebtedness surrendered by Holders thereof exceeds the amount of Remaining Excess Proceeds in a Secondary Asset Sale Offer, the Company shall repurchase such Indebtedness on a pro rata basis and the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

   The Senior Credit Facilities will substantially limit the Company's ability to purchase subordinated Indebtedness, including the Notes. Any future credit agreements relating to Senior Debt may contain similar restrictions. See "Description of Certain Indebtedness -- Senior Credit Facilities".

CERTAIN COVENANTS

 RESTRICTED PAYMENTS

   The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than (A) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

     (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

     (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under caption "Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since April 30, 1997 (excluding Restricted Payments permitted by clauses (ii) through (vii) of the next succeeding paragraph or of the kind contemplated by such clauses that were made prior to the date of the Indenture), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from July 1, 1997 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company since April 30, 1997 from a contribution to its common equity capital or the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after April 30, 1997 is sold for cash or otherwise liquidated or repaid for cash, the amount of cash received in connection therewith (or from the sale of Marketable Securities received in connection therewith), plus (iv) to the extent not already included in such Consolidated Net Income of the Company for such period and without duplication, (A) 100% of the aggregate amount of cash received as a dividend from an Unrestricted Subsidiary, (B) 100% of the cash received upon the sale of Marketable Securities received as a dividend from an Unrestricted Subsidiary, and (C) 100% of the net assets of any Unrestricted Subsidiary on the date that it becomes a Restricted Subsidiary. As of December 31, 1997 (without giving effect to the Common Stock Offering), the amount that would have been available to the Company for Restricted Payments pursuant to this paragraph (c) would have been $6.8 million.

   The foregoing provisions will not prohibit:

     (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

     (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c) (ii) of the preceding paragraph;

     (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness (other than intercompany Indebtedness) in exchange for, or with the net cash proceeds from an incurrence of, Permitted Refinancing Indebtedness;

     (iv) the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Company or Holdings held by any future, present or former employee, director or consultant of the Company or any Subsidiary or Holdings issued pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate amount of Restricted Payments made under this clause (iv) does not exceed $1.5 million in any calendar year and provided further that cancellation of Indebtedness owing to the Company from members of management of the Company or any of its Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

     (v) repurchases of Equity Interests deemed to occur upon exercise of stock options upon surrender of Equity Interests to pay the exercise price of such options;

     (vi) payments to Holdings (A) in amounts equal to the amounts required for Holdings to pay franchise taxes and other fees required to maintain its legal existence and provide for other operating costs of up to $500,000 per fiscal year and (B) in amounts equal to amounts required for Holdings to pay federal, state and local income taxes to the extent such income taxes are actually due and owing; provided that the aggregate amount paid under this clause (B) does not exceed the amount that the Company would be required to pay in respect of the income of the Company and its Subsidiaries if the Company were a stand alone entity that was not owned by Holdings; and

     (vii) other Restricted Payments in an aggregate amount since the Issue Date not to exceed $20.0 million.

   The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

   The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

 INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

   The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt) or issue shares of preferred stock if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such preferred stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

   The foregoing limitation will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):


     (i) the incurrence by the Company of additional Indebtedness under Credit Facilities (and the guarantee thereof by the Guarantors) in an aggregate principal amount outstanding pursuant to this clause (i) at any one time (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder), including all Permitted Refinancing Indebtedness then outstanding incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (i), not to exceed $375.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied to repay any such Indebtedness pursuant to the covenant described above under the caption "--Asset Sales";


     (ii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

     (iii) the incurrence by the Company and the Guarantors of $150.0 million in aggregate principal amount of the Notes and the Subsidiary Guarantees thereof;


     (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness then outstanding incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (iv), not to exceed $30.0 million at any time outstanding;

     (v) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Company or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of its Restricted Subsidiaries; and provided further that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (v), does not exceed $10.0 million;


     (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness that was permitted by the Indenture to be incurred (other than intercompany Indebtedness or Indebtedness incurred pursuant to clause (i) above);


     (vii) Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

     (viii) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that (A) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (A)) and (B) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

     (ix) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (A) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (B)(1) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or one of its Restricted Subsidiaries and (2) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or one of its Restricted Subsidiaries shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

     (x) the incurrence by the Company or any of the Guarantors of Hedging Obligations that are incurred for the purpose of (A) fixing, hedging or capping interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or (B) protecting the Company and its Restricted Subsidiaries against changes in currency exchange rates;

     (xi) the guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

     (xii) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (xii), and the issuance of preferred stock by Unrestricted Subsidiaries;

     (xiii) obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiaries in the ordinary course of business; and


     (xiv) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness then outstanding incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (xiv), not to exceed $50.0 million.


   For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xiv) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify, or later reclassify, such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

 LIENS

   The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

 ANTILAYERING PROVISION

   The Indenture will provide that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Notes, and (ii) no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of a Guarantor and senior in any respect in right of payment to any of the Subsidiary Guarantees.

 DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES


   The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(A) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (B) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries,
(ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (A) the provisions of security agreements that restrict the transfer of assets that are subject to a Lien created by such security agreements, (B) the provisions of agreements governing Indebtedness incurred pursuant to clause (v) of the second paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock", (C) the Indenture, the Notes, and the 1997 Indenture and the 1997 Notes, (D) applicable law, (E) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (F) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (G) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (H) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (I) contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (J) agreements relating to secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "Limitations on Incurrence of Indebtedness and Issuance of Preferred Stock" and "Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness, (K) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, or (L) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business.

 MERGER, CONSOLIDATION OR SALE OF ASSETS

   The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, after giving pro forma effect to such transaction as if such transaction had occurred at the beginning of the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such transaction either (A) would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" or (B) would have a pro forma Fixed Charge Coverage Ratio that is greater than the actual Fixed Charge Coverage Ratio for the same four-quarter period without giving pro forma effect to such transaction.

   Notwithstanding the foregoing clause (iv), (i) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (ii) the Company may merge with an Affiliate that has no significant assets or liabilities and was incorporated solely for the purpose of reincorporating the Company in another State of the United States so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

 TRANSACTIONS WITH AFFILIATES

   The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (A) with respect to any Affiliate

Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

   The foregoing provisions will not prohibit: (i) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business; (ii) any transaction with a Lehman Investor;
(iii) any transaction between or among the Company and/or its Restricted Subsidiaries; (iv) transactions between the Company or any of its Restricted Subsidiaries, on the one hand, and Lockheed Martin or any of its Subsidiaries or a Permitted Joint Venture, on the other hand, on terms that are not materially less favorable to the Company or the applicable Restricted Subsidiary of the Company than those that could have been obtained from an unaffiliated third party; provided that (A) in the case of any such transaction or series of related transactions pursuant to this clause (iv) involving aggregate consideration in excess of $5.0 million but less than $25.0 million, such transaction or series of transactions (or the agreement pursuant to which the transactions were executed) was approved by the Company's Chief Executive Officer or Chief Financial Officer and (B) in the case of any such transaction or series of related transactions pursuant to this clause (iv) involving aggregate consideration equal to or in excess of $25.0 million, such transaction or series of related transactions (or the agreement pursuant to which the transactions were executed) was approved by a majority of the disinterested members of the Board of Directors; (v) any transaction pursuant to and in accordance with the provisions of the Transaction Documents as the same are in effect on the Issue Date; and (vi) any Restricted Payment that is permitted by the provisions of the Indenture described above under the caption "--Restricted Payments".

 PAYMENTS FOR CONSENT

   The Indenture will provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

 REPORTS

   Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Commission, the Indenture will require the Company to file with the Commission (and provide the Trustee and Holders with copies thereof, without cost to each Holder, within 15 days after it files them with the Commission),
(a) within 90 days after the end of each fiscal year, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form); (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q (or any successor or comparable form); (c) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K (or any successor or comparable form); and (d) any other information, documents and other reports which the Company would be required to file with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act; provided, however, the Company shall not be so obligated to file such reports with the Commission if the Commission does not permit such filing, in which event the Company will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders, in each case within 15 days after the time the Company would be required to file such information with the Commission, if it were subject to Sections 13 or 15(d) of the Exchange Act.

FUTURE SUBSIDIARY GUARANTEES

   The Company's payment obligations under the Notes will be jointly and severally guaranteed by all of the Company's existing and future Restricted Subsidiaries, other than Foreign Subsidiaries. The Indenture will provide that if the Company or any of its Subsidiaries shall acquire or create a Subsidiary (other than a Foreign Subsidiary or an Unrestricted Subsidiary) after the Issue Date, then such Subsidiary shall execute a Subsidiary Guarantee and deliver an opinion of counsel, in accordance with the terms of the Indenture. The Subsidiary Guarantee of each Guarantor will rank pari passu with the guarantees of the Original Notes subordinated to the prior payment in full of all Senior Debt of such Guarantor, which would include the guarantees of amounts borrowed under the Senior Credit Facilities. The obligations of each Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law.

   The Indenture will provide that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person (except the Company or another Guarantor) unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Notes and the Indenture; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) the Company (A) would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" or
(B) would have a pro forma Fixed Charge Coverage Ratio that is greater than the actual Fixed Charge Coverage Ratio for the same four-quarter period without giving pro forma effect to such transaction.

   Notwithstanding the foregoing paragraph, (i) any Guarantor may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (ii) any Guarantor may merge with an Affiliate that has no significant assets or liabilities and was incorporated solely for the purpose of reincorporating such Guarantor in another State of the United States so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

   The Indenture will provide that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "--Repurchase at Option of Holders -- Asset Sales".

EVENTS OF DEFAULT AND REMEDIES

   The Indenture will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company to comply with the provisions described under the captions "--Change of Control", "--Asset Sales" or "--Merger, Consolidation or Sale of Assets"; (iv) failure by the Company for 60 days after notice to comply with any of its other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $10.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;
(vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries; and (viii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid.

   If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided, however, that so long as any Designated Senior Debt is outstanding, such declaration shall not become effective until the earlier of (i) the day which is five Business Days after receipt by the Representatives of Designated Senior Debt of such notice of acceleration or (ii) the date of acceleration of any Designated Senior Debt. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Restricted Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

   In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs
prior to     , 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the
prohibition on redemption of the Notes prior to     , 2003, then the premium
specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

   The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

   The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

   No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes and the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

   The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen

Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

   In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

   A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

   The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

   Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

   Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders") or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Indenture (which relates to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes.

   Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

   The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

   The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

CERTAIN DEFINITIONS

   Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

   "1997 Indenture" means the indenture, dated as of April 30, 1997, among The Bank of New York, as trustee, and the Company, with respect to the 1997 Notes.

   "1997 Notes" means the $225,000,000 in aggregate principal amount of the Company's 10 3/8% Senior Subordinated Notes due 2007, issued pursuant to the 1997 Indenture on April 30, 1997.

   "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.


   "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (A) that have a fair market value in excess of $1.0 million or (B) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (ii) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Restricted Payments" and (iv) a disposition of Cash Equivalents in the ordinary course of business will not be deemed to be an Asset Sale.


   "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

   "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

   "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

   "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic financial institution to the Senior Credit Facilities or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within six months after the date of acquisition, (vi) investment funds investing 95% of their assets in securities of the types described in clauses (i)-(v) above, and (vii) readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having maturities of not more than one year from the date of acquisition and having one of the two highest rating categories obtainable from either Moody's or S&P.

   "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus
(iv) depreciation, amortization (including amortization of goodwill, debt issuance costs and other intangibles but excluding amortization of other prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (v) non-cash items (excluding any items that were accrued in the ordinary course of business) increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP.

   "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof that is a Guarantor, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, (v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Restricted Subsidiaries, and (vi) the Net Income of any Restricted Subsidiary shall be calculated after deducting preferred stock dividends payable by such Restricted Subsidiary to Persons other than the Company and its other Restricted Subsidiaries.

   "Consolidated Tangible Assets" means, with respect to the Company, the total consolidated assets of the Company and its Restricted Subsidiaries, less the total intangible assets of the Company and its Restricted Subsidiaries, as shown on the most recent internal consolidated balance sheet of the Company and such Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP.

   "Credit Facilities" means, with respect to the Company, one or more debt facilities (including, without limitation, the Senior Credit Facilities) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

   "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

   "Designated Senior Debt" means (i) any Indebtedness outstanding under the Senior Credit Facilities and (ii) any other Senior Debt permitted under the Indenture the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Debt".

   "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants -- Restricted Payments"; and provided further, that if such Capital Stock is issued to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations.

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

   "Equity Offering" means any public or private sale of equity securities (excluding Disqualified Stock) of the Company or Holdings, other than any private sales to an Affiliate of the Company or Holdings.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Existing Indebtedness" means any Indebtedness of the Company (other than Indebtedness under the Senior Credit Facilities and the Notes) in existence on the date of the Indenture, until such amounts are repaid.

   "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations, but excluding amortization of debt issuance costs) and (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (A) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company, times (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

   "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

   "Foreign Subsidiary" means a Restricted Subsidiary of the Company that was not organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which were in effect April 30, 1997.

   "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

   "Guarantors" means each Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

   "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, interest rate cap agreements and currency exchange or interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or interest rates.

   "Holdings" means L-3 Communications Holdings, Inc.

   "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any

Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

   "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel, moving and similar loans or advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the last paragraph of the covenant described above under the caption "--Restricted Payments".

   "Issue Date" means the closing date for the sale and original issuance of the Notes under the Indenture.

   "Lehman Investor" means Lehman Brothers Holdings Inc. and any of its Affiliates.

   "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

   "Marketable Securities" means, with respect to any Asset Sale, any readily marketable equity securities that are (i) traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and (ii) issued by a corporation having a total equity market capitalization of not less than $250.0 million; provided that the excess of (A) the aggregate amount of securities of any one such corporation held by the Company and any Restricted Subsidiary over (B) ten times the average daily trading volume of such securities during the 20 immediately preceding trading days shall be deemed not to be Marketable Securities; as determined on the date of the contract relating to such Asset Sale.

   "Moody's" means Moody's Investors Services, Inc.

   "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain or loss, together with any related provision for taxes thereon, realized in connection with (A) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss and (iii) the cumulative effect of a change in accounting principles.

   "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

   "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (B) is directly or indirectly liable (as a guarantor or otherwise), or (C) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than Indebtedness incurred under Credit Facilities) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

   "Obligations" means any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization, whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereto.


   "Permitted Investments" means (i) any Investment in the Company or in a Restricted Subsidiary of the Company that is a Guarantor; (ii) any Investment in cash or Cash Equivalents; (iii) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary of the Company and a Guarantor or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company that is a Guarantor; (iv) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders -- Asset Sales" or any disposition of assets not constituting an Asset sale; (v) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (vi) advances to employees not to exceed $2.5 million at any one time outstanding; (vii) any Investment acquired in connection with or as a result of a workout or bankruptcy of a customer or supplier; (viii) Hedging Obligations permitted to be incurred under the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; (ix) any Investment in a Similar Business that is not a Restricted Subsidiary; provided that the aggregate fair market value of all Investments outstanding pursuant to this clause (ix) (valued on the date each such Investment was made and without giving effect to subsequent changes in value) may not at any one time exceed 10% of the Consolidated Tangible Assets of the Company; and (x) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (x) that are at the time outstanding, not to exceed $15.0 million.


   "Permitted Joint Venture" means any joint venture, partnership or other Person designated by the Board of Directors (until designation by the Board of Directors to the contrary); provided that (i) at least 25% of the Capital Stock thereof with voting power under ordinary circumstances to elect directors (or Persons having similar or corresponding powers and responsibilities) is at the time owned (beneficially or directly) by the Company and/or by one or more Restricted Subsidiaries of the Company and (ii) such joint venture, partnership or other Person is engaged in a Similar Business. Any such designation or designation to the contrary shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

   "Permitted Junior Securities" means Equity Interests in the Company or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes and the Subsidiary Guarantees are subordinated to Senior Debt pursuant to Article 10 of the Indenture.

   "Permitted Liens" means (i) Liens securing Senior Debt of the Company or any Guarantor that was permitted by the terms of the Indenture to be incurred; (ii) Liens in favor of the Company or any

Guarantor; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other assets of the Company or any of its Restricted Subsidiaries; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness -- ; (vii) Liens existing on the Issue Date; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding; (x) Liens on assets of Guarantors to secure Senior Debt of such Guarantors that was permitted by the Indenture to be incurred; (xi) Liens securing Permitted Refinancing Indebtedness, provided that any such Lien does not extend to or cover any property, shares or debt other than the property, shares or debt securing the Indebtedness so refunded, refinanced or extended;
(xii) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return of money bonds and other obligations of a like nature, in each case incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (xiii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business; (xiv) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business that are within the general parameters customary in the industry, in each case securing Indebtedness under Hedging Obligations; and (xv) Liens encumbering deposits made in the ordinary course of business to secure nondelinquent obligations arising from statutory or regulatory, contractual or warranty requirements of the Company or its Subsidiaries for which a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made.

   "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses and prepayment premiums incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

   "Permitted Securities" means, with respect to any Asset Sale, Voting Stock of a Person primarily engaged in one or more Similar Businesses; provided that after giving effect to the Asset Sale such Person shall become a Restricted Subsidiary and a Guarantor.

   "Representative" means the indenture trustee or other trustee, agent or representative for any Senior Debt.

   "Restricted Investment" means an Investment other than a Permitted
Investment.

   "Restricted Subsidiary" means, with respect to any Person, each Subsidiary of such Person that is not an Unrestricted Subsidiary.

   "Senior Credit Facilities" means the credit agreement, as in effect on the Issue Date among the Company and a syndicate of banks and other financial institutions led by Lehman Commercial Paper Inc., as syndication agent, and any related notes, collateral documents, letters of credit and guarantees, including any appendices, exhibits or schedules to any of the foregoing (as the same may be in effect from time to time), in each case, as such agreements may be amended, modified, supplemented or restated from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid or extended from time to time (whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise).

   "Senior Debt" means (i) all Indebtedness of the Company or any of its Restricted Subsidiaries outstanding under Credit Facilities and all Hedging Obligations with respect thereto, (ii) any other Indebtedness permitted to be incurred by the Company or any of its Restricted Subsidiaries under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes and (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (i) any liability for federal, state, local or other taxes owed or owing by the Company, (ii) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (iii) any trade payables or (iv) any Indebtedness that is incurred in violation of the Indenture. The 1997 Notes will be pari passu with the Notes and will not constitute Senior Debt.

   "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

   "Similar Business" means a business, a majority of whose revenues in the most recently ended calendar year were derived from (i) the sale of defense products, electronics, communications systems, aerospace products, avionics products and/or communications products, (ii) any services related thereto,
(iii) any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, and (iv) any combination of any of the foregoing.

   "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

   "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

   "S&P" means Standard and Poor's Corporation.

   "Transaction Documents" means the Indenture, the Notes and the Underwriting Agreement.

   "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(i) has no Indebtedness other than Non-Recourse Debt; (ii) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (iii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;
(iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (v) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants -- Restricted Payments". If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock", the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock", calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (A) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (B) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

   "Wholly Owned" means, when used with respect to any Subsidiary or Restricted Subsidiary of a Person, a Subsidiary (or Restricted Subsidiary, as appropriate) of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries (or Wholly Owned Restricted Subsidiaries, as appropriate) of such Person and one or more Wholly Owned Subsidiaries (or Wholly Owned Restricted Subsidiaries, as appropriate) of such Person.

                   UNITED STATES FEDERAL TAX CONSIDERATIONS


   In the opinion of Simpson Thacher & Bartlett, the following summary accurately describes the material U.S. federal income tax consequences that may be relevant to the purchase, ownership and disposition of the Notes as of the date hereof by U.S. Holders as described below. Except where noted, it deals only with Notes held as capital assets by initial purchasers that purchase the Notes at their issue price and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, life insurance companies, persons holding Notes as a part of a hedging constructive sale or conversion transaction or a straddle or holders of Notes whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. In addition, except as otherwise indicated, the following does not consider the effect of any applicable foreign, state, local or other tax laws or estate or gift tax considerations. PERSONS CONSIDERING THE PURCHASE, OWNERSHIP OR DISPOSITION OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.


STATED INTEREST ON NOTES


   It is expected that the Notes will not be issued with original issue discount, therefore, interest on a Note will generally be taxable to a U.S. Holder as ordinary income from domestic sources at the time it is paid or accrued in accordance with the U.S. Holder's method of accounting for tax purposes. As used herein, a "U.S. Holder" means a holder of a Note that is
(i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust which is subject to the supervision of a court within the United States and the control of one or more U.S. persons as described in Section 7701(a)(30) of the Code. A "Non-U.S. Holder" is a holder of a Note that is not a U.S. Holder.


SALE, EXCHANGE AND RETIREMENT OF NOTES

   A U.S. Holder's tax basis in a Note will, in general, be the U.S. Holder's cost therefor. Upon the sale, exchange, retirement or other disposition of a Note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition and the tax basis of the Note. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition the Note has been held for more than one year. Under recently enacted legislation, capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation which may vary depending upon the holding period of such capital assets. Prospective investors should consult their own tax advisors with respect to the tax consequences of the new legislation. The deductibility of capital losses is subject to limitations.

NON-U.S. HOLDERS

   Under present U.S. federal income and estate tax law, and subject to the discussion below concerning backup withholding:


     (a) no withholding of U.S. federal income tax will be required with respect to the payment by the Company or any paying agent of principal, premium, if any, or interest on, if any, in respect of a Note owned by a Non-U.S. Holder (the "Portfolio Interest Exception"), provided (i) that the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder, (ii) the beneficial owner is not a controlled foreign corporation that is related to the Company through stock ownership, (iii) the beneficial owner is not a bank whose receipt of interest on a Note is described in section 881(c)(3)(A) of the Code and
    (iv) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder.

     (b) no withholding of U.S. federal income tax will be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange, retirement or other disposition of a Note; and

     (c) a Note beneficially owned by an individual who at the time of death is a Non-U.S. Holder will not be subject to U.S. federal estate tax as a result of such individual's death, provided that such individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such Note would not have been, if received at the time of such individual's death, effectively connected with the conduct of a U.S. trade or business by such individual.


   To satisfy the requirement referred to in (a)(iv) above, the beneficial owner of such Note, or a financial institution holding the Note on behalf of such owner, must provide, in accordance with specified procedures, a paying agent of the Company with a statement to the effect that the beneficial owner is not a U.S. person. Currently, these requirements will be met if (i) the beneficial owner provides his name and address, and certifies, under penalties of perjury, that he is not a U.S. person (which certification may be made on an IRS Form W-8 (or successor form)) or (ii) a financial institution holding the Note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it and furnishes a paying agent with a copy thereof. Under recently finalized Treasury regulations (the "Final Regulations"), the statement requirement referred to in (a)(iv) above may also be satisfied with other documentary evidence for interest paid after December 31, 1999 with respect to an offshore account or through certain foreign intermediaries.


   If a Non-U.S. Holder cannot satisfy the requirements of the Portfolio Interest Exception described in (a) above, payments on a Note made to such Non-U.S. Holder will be subject to a 30% withholding tax unless the beneficial owner of the Note provides the Company or its paying agent, as the case may be, with a properly executed (i) IRS Form 1001 (or successor form) claiming an exemption from withholding under the benefit of a tax treaty or
(ii) IRS Form 4224 (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States. Under the Final Regulations, Non-U.S. Holders will generally be required to provide IRS Form W-8 in lieu of IRS Form 1001 and IRS Form 4224, although alternative documentation may be applicable in certain situations.

   If a Non-U.S. Holder is engaged in a trade or business in the United States and payment on a Note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed above, will be subject to U.S. federal income tax on such payment on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, such payment on a Note will be included in such foreign corporation's earnings and profits.

   Any gain or income realized upon the sale, exchange, retirement or other disposition of a Note generally will not be subject to U.S. federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the Non-U.S. Holder, or (ii) in the case of a Non-U.S. Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

INFORMATION REPORTING AND BACKUP WITHHOLDING

   In general, information reporting requirements will apply to payments on a Note and to the proceeds of sale of a Note made to U.S. Holders other than certain exempt recipients (such as corporations). A 31% backup withholding tax will apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or fails to report in full dividend and interest income.

   No information reporting or backup withholding will be required with respect to payments made by the Company or any paying agent to Non-U.S. Holders if a statement described in (a)(iv) under "--Non-U.S. Holders" has been received and the payor does not have actual knowledge that the beneficial owner is a U.S. person.


   In addition, backup withholding and information reporting will not apply if payments on a Note are paid or collected by a foreign office of a custodian, nominee or other foreign agent on behalf of the beneficial owner of such Note, or if a foreign office of a broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of a Note to the owner thereof. If, however, such nominee, custodian, agent or broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or, for taxable years beginning after December 31, 1999, a foreign partnership, in which one or more U.S. persons, in the aggregate, own more than 50% of the income or capital interests in the partnership or which is engaged in a trade or business in the United States, such payments will be subject to information reporting (but not backup withholding), unless (i) such custodian, nominee, agent or broker has documentary evidence in its records that the beneficial owner is not a U.S. person and certain other conditions are met or (ii) the beneficial owner otherwise establishes an exemption.


   Payments on a Note paid to the beneficial owner of a Note by a U.S. office of a custodian, nominee or agent, or the payment by the U.S. office of a broker of the proceeds of sale of a Note, will be subject to both backup withholding and information reporting unless the beneficial owner provides the statement referred to in (a)(iv) above and the payor does not have actual knowledge that the beneficial owner is a U.S. person or otherwise establishes an exemption.

   Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                                 UNDERWRITING

   The underwriters named below (the "Underwriters") have severally agreed, subject to the terms and conditions of the underwriting agreement (the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part) (the "Underwriting Agreement"), to purchase from L-3 Communications, and L-3 Communications has agreed to sell to the Underwriters, the aggregate principal amount of Notes set forth opposite their respective names below.

                                       PRINCIPAL AMOUNT
UNDERWRITERS                               OF NOTES
-----------------------------------  --------------------
Lehman Brothers Inc. ...............
BancAmerica Robertson Stephens  ....
                                     --------------------
  Total.............................     $150,000,000
                                     ====================

   The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Notes are subject to the approval of certain legal matters by their counsel and to certain conditions, and that if any Notes are purchased by the Underwriters pursuant to the Underwriting Agreement, all of the Notes agreed to be purchased by the Underwriters pursuant to the Underwriting Agreement must be so purchased.

   In the Underwriting Agreement, L-3 Communications has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

   In order to facilitate the Notes Offering, the Underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of the Notes. Specifically, the Underwriters may overallot in connection with the Notes Offering, creating a short position in the Notes for their own account. In addition, to cover overallotments or to stabilize the price of the Notes, the Underwriters may bid for and purchase Notes in the open market. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels.


   Lehman Brothers Inc. has provided investment banking, financial advisor and other services to the Company, for which services Lehman Brothers Inc. has received fees. In addition, Lehman Brothers Inc. is acting as lead underwriter for the concurrent Common Stock Offering, and Lehman Brothers Commercial Paper Inc., an affiliate of Lehman Brothers Inc., is the Arranger and Syndication Agent under the Senior Credit Facilities. After the completion of the Common Stock Offering and assuming that the Underwriters' over-allotment option is exercised, the Lehman Partnership will beneficially own 37.4% of the outstanding capital stock of Holdings. By virtue of such ownership, the Lehman Partnership will be able to significantly influence the business and affairs of the Company with respect to matters requiring stockholder approval. See "Management -- Directors and Executive Officers" and "Ownership of Capital Stock".

   Under Rule 2720 ("Rule 2720") of the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD"), the Company is considered an affiliate of Lehman Brothers Inc. This Notes Offering is being conducted in accordance with Rule 2720, which provides that, among other things, when an NASD member participates in the underwriting of an affiliate's debt securities, the yield at which such debt securities is to be distributed to the public can be no lower than that recommended by a "qualified independent underwriter" meeting certain standards ("QUI"). In accordance with this requirement, C.E. Unterberg, Towbin has assumed the responsibilities of acting as QIU and will recommend a yield for the Notes in compliance with the requirements of Rule 2720. In connection with the Notes Offering, C.E. Unterberg, Towbin is performing due diligence investigations and reviewing and participating in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. C.E. Unterberg, Towbin will receive $10,000 as compensation for its services as QIU.

   Bank of America NT&SA, an affiliate of BancAmerica Robertson Stephens, acts as the Administrative Agent and a lender under the Senior Credit Facilities. See "Description of Certain Indebtedness -- Senior Credit Facilities". Bank of America NT&SA and Lehman Brothers Commercial Paper Inc. will receive a portion of the net proceeds of the Offerings in repayment of indebtedness outstanding under the Senior Credit Facilities.

                                LEGAL MATTERS

   The validity of the Notes offered hereby will be passed upon for the Company by Simpson Thacher & Bartlett, New York, New York and for the Underwriters by Latham & Watkins, New York, New York.

                                   EXPERTS

   The (i) consolidated balance sheet of the Company as of December 31, 1997 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the nine months then ended, (ii) combined statements of operations, changes in invested equity and cash flows of the Predecessor Company for the three months ended March 31, 1997, (iii) combined balance sheet of the Predecessor Company as of December 31, 1996 and the related combined statements of operations, changes in invested equity and cash flows for the year then ended, (iv) combined statement of operations and cash flows of the Loral Acquired Businesses for the three months ended March 31, 1996 and for the year ended December 31, 1995 and (v) the combined balance sheet of AlliedSignal Ocean Systems (a wholly-owned operation of AlliedSignal, Inc.) and the related combined statements of operations, cash flows and equity for the year then ended, included in this Prospectus, have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent auditors, given on the authority of that firm as experts in accounting and auditing. The report on the combined financial statements of the Predecessor Company for the year ended December 31, 1996 indicates that Coopers & Lybrand L.L.P.'s opinion, insofar as it relates to the financial statements of the Lockheed Martin Communications Systems Division included in such combined financial statements, is based solely on the report of other auditors.

   The combined financial statements of Lockheed Martin Communications Systems Division as of and for the years ended December 31, 1996 (not presented separately herein) and 1995, and the financial statements of the Satellite Transmission Systems Division of California Microwave, Inc. as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


   The consolidated financial statements of ILEX Systems, Inc. as of December 31, 1997, and for the year then ended have been included in this Prospectus and the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                        INDEX TO FINANCIAL STATEMENTS


 L-3 COMMUNICATIONS CORPORATION
 (AND THE PREDECESSOR COMPANY)

Unaudited Condensed Consolidated (Combined) Financial Statements as of March 31, 1998 and
 December 31, 1997 and for the three months ended March 31, 1998 and 1997 .................       F-3

  Condensed Consolidated Balance Sheets as of March 31, 1998 (Unaudited) and
   December 31, 1997.......................................................................       F-4

  Condensed Consolidated (Combined) Statements of Operations for the three months
   ended March 31, 1998 (Unaudited) and March 31, 1997.....................................       F-5

  Condensed Consolidated (Combined) Statements of Cash Flows for the three months
   ended March 31, 1998 (Unaudited) and March 31, 1997.....................................       F-6

  Notes to Condensed Consolidated (Combined) Financial Statements..........................       F-7

Consolidated (Combined) Financial Statements as of December 31, 1997 and
 1996 and for the nine months ended December 31, 1997, the three months ended
 March 31, 1997, and the years ended December 31, 1996 and 1995 ...........................      F-12

  Report of Coopers & Lybrand L.L.P. ......................................................      F-13

  Report of Ernst & Young LLP on the financial statements of Lockheed Martin
   Communications Systems Division as of December 31, 1996 and for the two years ended
   December 31, 1996.......................................................................      F-14

  Consolidated (Combined) Balance Sheets as of December 31, 1997 and December 31, 1996  ...      F-15

  Consolidated (Combined) Statements of Operations for the nine months ended December 31,
   1997, for the three months ended March 31, 1997 and for the years ended December 31,
   1996 and 1995 ..........................................................................      F-16

  Consolidated (Combined) Statements of Changes in Shareholders' Equity and Invested
   Equity for the nine months ended December 31, 1997, for three months ended March 31,
   1997 and for the years ended December 31, 1996 and 1995 ................................      F-17

  Consolidated (Combined) Statements of Cash Flows for the nine months ended December 31,
   1997, for the three months ended March 31, 1997 and for the years ended December 31,
   1996 and 1995 ..........................................................................      F-18

  Notes to Consolidated (Combined) Financial Statements....................................      F-19

LORAL ACQUIRED BUSINESSES

Combined Financial Statements for the three months ended March 31, 1996 and the year
 ended December 31, 1995 ..................................................................      F-37

  Report of Coopers & Lybrand L.L.P. ......................................................      F-38

  Combined Statements of Operations for three months ended March 31, 1996 and the
   year ended December 31, 1995 ...........................................................      F-39

  Combined Statements of Cash Flows for three months ended March 31, 1996 and the year
   ended December 31, 1995 ................................................................      F-40

  Notes to Combined Financial Statements ..................................................      F-41

                               F-1

SATELLITE TRANSMISSION SYSTEMS DIVISION OF CALIFORNIA MICROWAVE, INC.

Unaudited Condensed Financial Statements as of December 31, 1997 and for the six months
 ended December 31, 1997 and 1996 .........................................................      F-47

  Condensed Balance Sheet (Unaudited) as of December 31, 1997 .............................      F-48

  Condensed Statements of Operations (Unaudited) for the six months ended December 31,
   1997 and 1996 ..........................................................................      F-49

  Condensed Statements of Cash Flows (Unaudited) for the six months ended December 31,
   1997 and 1996 ..........................................................................      F-50

  Notes to the Condensed Financial Statements .............................................      F-51

Financial Statements as of June 30, 1997 and 1996 and for the years ended
 June 30, 1997, 1996 and 1995 .............................................................      F-54

  Report of Ernst & Young LLP..............................................................      F-55

  Balance Sheets as of June 30, 1997 and 1996 .............................................      F-56

  Statements of Operations for the years ended June 30, 1997, 1996 and 1995  ..............      F-57

  Statements of Cash Flows for the years ended June 30, 1997, 1996 and 1995  ..............      F-58

  Notes to the Financial Statements .......................................................      F-59

ILEX SYSTEMS, INC. AND SUBSIDIARY

Consolidated Financial Statements as of December 31, 1997 and for the year ended
 December 31, 1997 ........................................................................      F-65

  Report of KPMG Peat Marwick LLP .........................................................      F-66

  Consolidated Balance Sheet as of December 31, 1997 ......................................      F-67

  Consolidated Statement of Income for the year ended December 31, 1997  ..................      F-68

  Consolidated Statement of Shareholders' Equity for the year ended December 31, 1997  ....      F-69

  Consolidated Statement of Cash Flows for the year ended December 31, 1997  ..............      F-70

  Notes to the Consolidated Financial Statements ..........................................      F-71

ALLIEDSIGNAL OCEAN SYSTEMS (A WHOLLY-OWNED OPERATION OF ALLIEDSIGNAL, INC.)

Combined Financial Statements as of December 31, 1997 and for the year ended
 December 31, 1997 ........................................................................      F-75

  Report of Coopers & Lybrand L.L.P. ......................................................      F-76

  Combined Balance Sheet as of December 31, 1997 ..........................................      F-77

  Combined Statement of Operations for the year ended December 31, 1997  ..................      F-78

  Combined Statement of Invested Equity for the year ended December 31, 1997  .............      F-79

  Combined Statement of Cash Flows for the year ended December 31, 1997  ..................      F-80

  Notes to the Combined Financial Statements ..............................................      F-81

                        L-3 COMMUNICATIONS CORPORATION
                        (AND THE PREDECESSOR COMPANY)

    UNAUDITED CONDENSED CONSOLIDATED (COMBINED) FINANCIAL STATEMENTS AS OF
     MARCH 31, 1998 AND DECEMBER 31, 1997 AND FOR THE THREE MONTHS ENDED
                           MARCH 31, 1998 AND 1997

                        L-3 COMMUNICATIONS CORPORATION
                    CONDENSED CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                                  MARCH 31, 1998  DECEMBER 31, 1997
                                                                  -------------- -----------------
                                                                    (UNAUDITED)
                              ASSETS
Current assets:
 Cash and cash equivalents ......................................    $  9,058         $ 77,474
 Contracts in process ...........................................     287,584          167,202
 Net assets held for sale .......................................       1,868            6,653
 Deferred income taxes ..........................................      12,079           13,298
 Other current assets ...........................................       5,369            2,750
                                                                  -------------- -----------------
   Total current assets .........................................     315,958          267,377
                                                                  -------------- -----------------
Property, plant and equipment ...................................     124,059           95,034
 Less, accumulated depreciation and amortization ................      16,418           12,025
                                                                  -------------- -----------------
                                                                      107,641           83,009
                                                                  -------------- -----------------
Intangibles, primarily cost in excess of net assets acquired,
 net of amortization ............................................     387,616          297,503
Deferred income taxes ...........................................      36,216           24,217
Other assets ....................................................      32,980           31,298
                                                                  -------------- -----------------
   Total assets .................................................    $880,411         $703,404
                                                                  ============== =================
               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term debt ..............................    $  5,700         $  5,000
 Accounts payable, trade ........................................      48,604           33,052
 Accrued employment costs .......................................      41,003           31,162
 Customer advances ..............................................      56,707           15,989
 Amounts in excess of costs incurred ............................      29,098           18,469
 Accrued interest ...............................................      10,526            4,419
 Other current liabilities ......................................      31,691           27,476
                                                                  -------------- -----------------
   Total current liabilities ....................................     223,329          135,567
                                                                  -------------- -----------------
Pension and postretirement benefits .............................      52,528           38,113
Other liabilities ...............................................       6,187            5,009
Revolving Credit Facility .......................................      67,800               --
Long-term debt ..................................................     391,830          392,000
Commitments and contingencies
Shareholders' equity
 Common Stock, $.01 par value; 100 shares authorized, issued and
  outstanding ...................................................          --               --
 Additional paid-in capital .....................................     128,409          125,000
 Retained earnings ..............................................      19,328           16,715
 Deemed distribution ............................................      (9,000)          (9,000)
                                                                  -------------- -----------------
Total shareholders' equity ......................................     138,737          132,715
                                                                  -------------- -----------------
   Total liabilities and shareholders' equity ...................    $880,411         $703,404
                                                                  ============== =================



     See notes to unaudited condensed consolidated financial statements.

                        L-3 COMMUNICATIONS CORPORATION
          CONDENSED CONSOLIDATED (COMBINED) STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)



                                                     PREDECESSOR
                                        COMPANY        COMPANY
                                     CONSOLIDATED      COMBINED
                                    -------------- --------------
                                     THREE MONTHS    THREE MONTHS
                                         ENDED          ENDED
                                    MARCH 31, 1998  MARCH 31, 1997
                                     -------------- --------------
                                      (UNAUDITED)
Sales .............................    $186,564        $158,873
Costs and expenses ................     172,472         150,937
                                    -------------- --------------
Operating income ..................      14,093           7,936
Interest income ...................         796              --
Interest expense ..................      10,605           8,441
                                    -------------- --------------
Income (loss) before income taxes         4,284            (505)
Income tax expense (benefit)  .....       1,671            (247)
                                    -------------- --------------
Net income (loss) .................    $  2,613        $   (258)
                                    ============== ==============



See notes to unaudited condensed consolidated (combined) financial statements.

                        L-3 COMMUNICATIONS CORPORATION
          CONDENSED CONSOLIDATED (COMBINED) STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)



                                                                             PREDECESSOR
                                                                COMPANY        COMPANY
                                                             CONSOLIDATED      COMBINED
                                                            -------------- --------------
                                                             THREE MONTHS    THREE MONTHS
                                                                 ENDED          ENDED
                                                            MARCH 31, 1998  MARCH 31, 1997
                                                             -------------- --------------
                                                              (UNAUDITED)
OPERATING ACTIVITIES:
Net income (loss) .........................................    $   2,613       $   (258)
Depreciation and amortization .............................        7,490          7,790
Amortization of deferred debt issue costs .................          502             --
Deferred income taxes .....................................        1,671             --
Changes in operating assets and liabilities, net of
 amounts acquired:
 Contracts in process .....................................      (21,349)       (17,475)
 Other current assets .....................................         (752)          (481)
 Other assets .............................................          (72)          (765)
 Accounts payable .........................................        5,207           (207)
 Accrued employment costs .................................        2,285           (625)
 Customer advances ........................................         (229)         1,146
 Amounts in excess of costs incurred ......................        3,363         (3,037)
 Accrued interest .........................................        6,104             --
 Other current liabilities ................................          134         (1,867)
 Pension and postretirement benefits ......................        2,956             --
 Other liabilities ........................................        1,159           (500)
                                                            -------------- --------------
Net cash from (used in) operating activities ..............       11,082        (16,279)
                                                            -------------- --------------
INVESTING ACTIVITIES:
Acquisition of businesses, net of cash acquired  ..........     (151,428)            --
Proceeds from sale of property ............................        4,785             --
Capital expenditures ......................................       (2,273)        (4,300)
Disposition of property, plant and equipment ..............          220             --
                                                            -------------- --------------
Net cash (used in) investing activities ...................     (148,696)        (4,300)
                                                            -------------- --------------
FINANCING ACTIVITIES:
Borrowings under revolving credit facility.................       67,800             --
Contribution from Holdings of proceeds from issuance of
 Holdings common stock ....................................        2,958             --
Debt issuance costs .......................................         (560)            --
Payment of debt ...........................................       (1,000)            --
Advances from Lockheed Martin .............................           --         20,579
                                                            -------------- --------------
Net cash from financing activities ........................       69,198         20,579
                                                            -------------- --------------
Net change in cash ........................................      (68,416)            --
Cash and cash equivalents, beginning of the period  .......       77,474             --
                                                            -------------- --------------
Cash and cash equivalents, end of the period...............    $   9,058             --
                                                            ============== ==============



See notes to unaudited condensed consolidated (combined) financial statements.

                        L-3 COMMUNICATIONS CORPORATION
                  NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                       (COMBINED) FINANCIAL STATEMENTS
                                (IN THOUSANDS)

1. BASIS OF PRESENTATION

   The accompanying condensed consolidated (combined) financial statements include the assets, liabilities and results of operations of L-3 Communications Corporation, the successor company ("L-3" or the "Company") following the change in ownership (see Note 2) effective as of April 1, 1997. Prior to April 1, 1997, the statements comprise substantially all of the assets and certain liabilities of (i) nine business units previously purchased by Lockheed Martin Corporation ("Lockheed Martin") as part of its acquisition of Loral Corporation ("Loral") in April 1996, and (ii) one business unit, Communications Systems--East purchased by Lockheed Martin as part of its acquisition of the aerospace business of GE in April 1993, (collectively, the "Businesses" or the "Predecessor Company"). The combined financial statements of the Predecessor Company reflect the Businesses' results of operations and cash flows included in Lockheed Martin's historical financial statements. Significant inter-company and inter-business transactions and balances have been eliminated.

   The accompanying unaudited condensed consolidated (combined) financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulations S-X of the Securities and Exchange Commission ("SEC"); accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. All significant intercompany balances and transactions have been eliminated. The combined statement of operations for the three months ended March 31, 1997 has been derived from the audited financial statements of the Predecessor Company for such period. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of the results for the interim periods presented have been included. The results of operations for the interim periods are not necessarily indicative of results for the full year. For further information, the interim financial statements should be read in conjunction with the notes to these Unaudited Condensed Consolidated Financial Statements as of March 31, 1998 and Company's Consolidated (Combined) Financial Statements as of December 31, 1997 and notes thereto.

2. CHANGE IN OWNERSHIP TRANSACTION

   L-3 was formed on April 8, 1997, and is a wholly-owned subsidiary of L-3 Communications Holdings, Inc. ("Holdings"). Holdings and L-3 were formed by Mr. Frank C. Lanza, the former President and Chief Operating Officer of Loral, Mr. Robert V. LaPenta, the former Senior Vice President and Controller of Loral (collectively, the "Equity Executives"), Lehman Brothers Capital Partners III, L.P. and its affiliates (the "Lehman Partnership") and Lockheed Martin to acquire the Businesses. The Company was capitalized with an equity contribution from Holdings of $125,000.

   On March 28, 1997, Lanza, LaPenta, the Lehman Partnership, Holdings, and Lockheed Martin entered into a Transaction Agreement (the "L-3 Acquisition Agreement") whereby Holdings would acquire the Businesses from Lockheed Martin (the "L-3 Acquisition"). Pursuant to the L-3 Acquisition Agreement on April 30, 1997 (closing date), Holdings acquired the Businesses from Lockheed Martin for $525,000, comprised of $458,779 of cash after a $21,221 reduction related to a purchase price adjustment, and $45,000 of common equity, representing a 34.9% interest in Holdings retained by Lockheed Martin, plus acquisition costs of $8,000. Also pursuant to the Transaction Agreement, Lockheed Martin, on behalf and at the direction of Holdings, transferred the Businesses to the Company. The Acquisition was financed with the debt proceeds of $400,000 (see Note 5) and capital contributions of $125,000 from Holdings, including the $45,000 retained by Lockheed Martin.

                        L-3 COMMUNICATIONS CORPORATION
                  NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                       (COMBINED) FINANCIAL STATEMENTS
                                (IN THOUSANDS)

   The Company and Lockheed Martin finalized the purchase price adjustment pursuant to an amendment to the L-3 Acquisition Agreement dated November 5, 1997, which also included the assumption by the Company of Lockheed Martin's rights and obligations under a contract for the production of mission communication systems for track vehicles, for which the Company received a cash payment of $12,176. The assets and liabilities recorded in connection with the L-3 Acquisition purchase price allocation were $664,800 and $164,400, respectively. The excess of the purchase price over the fair value of net assets acquired of $303,200 was recorded as goodwill, and is being amortized on a straight-line basis over a period of 40 years. As a result of the 34.9% ownership interest retained by Lockheed Martin, the provisions of EITF 88-16 were applied in connection with the purchase price allocation, which resulted in recording net assets acquired at 34.9% of Lockheed Martin's carrying values in the Businesses and 65.1% at fair value, and the recognition of a deemed distribution of $9,000.

3. ACQUISITIONS

   On March 30, 1998 the Company purchased the assets of the Ocean Systems business ("Ocean Systems") of Allied Signal, Inc. for $67,500 of cash. On March 4, 1998, the Company purchased the assets of ILEX Systems ("ILEX") for $51,900 of cash, subject to adjustment based on closing net assets, and additional consideration based on post-acquisition performance of ILEX. On February 5, 1998, the Company purchased the assets of Satellite Transmission Systems ("STS") of California Microwave, Inc. for $27,000 in cash, subject to adjustment based upon closing net assets. On January 13, 1998, the Company purchased all of the stock of Southern California Microwave, Inc. ("SCM") for $4,600 subject to adjustment based on closing net assets, and additional consideration based on post-acquisition performance of SCM.

   The Company has financed the acquisitions using its cash on hand and available borrowings under its Revolving Credit Facility. The Ocean Systems, ILEX, STS and SCM acquisitions have been accounted for as purchase business combinations and are included in the Company's results of operation from their effective dates of March 31, 1998, February 1, 1998, February 1, 1998 and January 1, 1998, respectively.

   The assets and liabilities recorded in connection with the purchase price allocations for the acquisitions of Ocean Systems, ILEX, STS and SCM are based upon preliminary estimates. Actual adjustments will be based on final appraisals and other analyses of fair values which are in process and the final purchase prices. Management does not expect that differences between the preliminary and final allocations will have a material impact on the Company's financial position or results of operations. The assets and liabilities recorded in connection with the preliminary purchase price allocations for the acquisitions of Ocean Systems, ILEX, STS and SCM were $139,901 and $72,093, $58,349 and $4,238, $33,956 and $6,624, and $5,088 and
$251, respectively.

   Had the L-3 Acquisition and the Ocean Systems, ILEX and STS acquisitions occurred on January 1, 1997, the unaudited pro forma sales, net loss and loss per share for the three months ended March 31, 1998 and 1997 would have been $207,300, $(100) and $(0.00) and $189,200, $(7,300) and $(0.29),
respectively. The pro forma results are based on various assumptions and are not necessarily indicative of what would have occurred had the acquisitions been consummated on January 1, 1997.

                        L-3 COMMUNICATIONS CORPORATION
                  NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                       (COMBINED) FINANCIAL STATEMENTS
                                (IN THOUSANDS)


4. CONTRACTS IN PROGRESS

   Billings and accumulated costs and profits on long-term contracts, principally with the U.S. Government, comprise the following:



                                                  MARCH 31, 1998  DECEMBER 31, 1997
                                                  -------------- -----------------
Billed contract receivables......................    $ 43,583         $ 39,029
Unbilled contract receivables....................      42,914           33,136
Other billed receivables, principally commercial
 and affiliates..................................      83,022           31,253
Inventoried costs................................     138,190           82,954
                                                  -------------- -----------------
                                                      307,709          186,372
Less, unliquidated progress payments.............     (20,125)         (19,170)
                                                  -------------- -----------------
Net contracts in process.........................    $287,584         $167,202
                                                  ============== =================



5. DEBT

   The Company's long-term debt consists of the following:



                                            MARCH 31, 1998  DECEMBER 31, 1997
                                            -------------- -----------------
Borrowings under Revolving Credit
 Facility..................................    $ 67,800               --
Term Loan Facilities.......................     171,000         $172,000
10 3/8% Senior Subordinated Notes due
 2007......................................     225,000          225,000
Industrial Development Bonds...............       1,530               --
                                            -------------- -----------------
 Total debt................................     465,330          397,000
Less current portion.......................       5,700            5,000
                                            -------------- -----------------
 Total long-term debt......................    $459,630         $392,000
                                            ============== =================



   In connection with the L-3 Acquisition, the Company entered into a credit facility (the "Senior Credit Facilities") with a syndicate of banks and financial institutions for $275,000 consisting of $175,000 of term loans (the "Term Loan Facilities") and a $100,000 revolving credit facility (the "Revolving Credit Facility"). The Revolving Credit Facility expires in 2003 and is available for ongoing working capital and letter of credit needs. Approximately $114,400 of the Revolving Credit is available at March 31, 1998 reflecting $67,800 of borrowings and letters of credit of $17,800 drawn against the Revolving Credit Facility of $200,000. In February 1998, the Senior Credit Facilities were amended to, among other things, increase the Revolving Credit Facility to $200,000, waive certain excess cash flow prepayments, as defined in the Senior Credit Facilities, otherwise required, and permit the incurrence of up to an additional $150,000 of subordinated debt.

   The Senior Credit Facilities and the 1997 Notes agreement contain financial and restrictive covenants that limit, among other things, the ability of the Company to borrow additional funds, dispose of assets, or pay cash dividends. At March 31, 1998, none of the Company's retained earnings were available to pay dividends. The Senior Credit Facilities contain financial covenants, which remain in effect so long as any amount is owed by the Company thereunder. These financial covenants require that (i) the Company's debt ratio, as defined, be less than or equal to 5.50 for the quarter ended March 31, 1998, and that the maximum allowable debt ratio, as defined therein, thereafter be further reduced to less than or equal to 3.1 for the quarters ending after June 30, 2002, and (ii) the Company's interest coverage ratio, as defined therein, be at least 1.85 for the quarter ended March 31, 1998, and thereafter increasing the interest coverage ratio, as defined therein, to at least 3.10 for any fiscal quarters ended after June 30, 2002. At March 31, 1998, the Company was in compliance with these covenants.

   The aggregate principal payments for debt, excluding borrowings under the Revolving Credit Facility, for the five years ending December 31, 1998 through 2002 are: $5,000, $11,000, $19,000, $25,000 and $33,200,
respectively.

                        L-3 COMMUNICATIONS CORPORATION
                  NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                       (COMBINED) FINANCIAL STATEMENTS
                                (IN THOUSANDS)

   In February 1998, the Company filed a registration statement with the Securities and Exchange Commission ("SEC") for the sale of $150,000 aggregate principal amount of Senior Subordinated Notes due 2008 (the "Notes Offering"), and concurrently with the Notes Offering, Holdings filed a registration statement with the SEC for the sale of 5.5 million shares of common stock.

6. STOCK OPTIONS

   On March 2, 1998, Messrs. Lanza and LaPenta each exercised options to purchase 228,571 shares of Holdings' Class A Common Stock. The options were granted on April 30, 1997 at an exercise price of $6.47. Holdings contributed aggregate proceeds of $2,958 for such exercise of stock options to the Company, which the Company has recorded to additional paid-in capital in the accompanying balance sheet.

7. SUPPLEMENTAL CASH FLOW INFORMATION

   Supplemental disclosures to the Condensed Consolidated (Combined) Statement of Cash Flows are as follows:



                                     COMPANY     PREDECESSOR COMPANY
                                 -------------- -------------------
                                  THREE MONTHS      THREE MONTHS
                                      ENDED             ENDED
                                 MARCH 31, 1998    MARCH 31, 1997
                                 -------------- -------------------
Cash paid for interest expense       $3,495              --
Cash paid for income taxes  ....     $   18              --



   During the quarter ended March 31, 1998, the Company credited a current income tax benefit of $451 directly to shareholders' equity related to the tax benefit from the exercise of stock options.

8. ACCOUNTING POLICIES

   On January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. For the three months ended March 31, 1998 and 1997, there were no differences between net income and comprehensive income.

9. CONTINGENCIES

   Management is continually assessing the Company's obligations with respect to applicable environmental protection laws. While it is difficult to determine the timing and ultimate cost to be incurred by the Company in order to comply with these laws, based upon available internal and external assessments with respect to those environmental loss contingencies of which management of the Company is aware, the Company believes that even without considering potential insurance recoveries, if any, there are no environmental loss contingencies that, individually or in the aggregate, would be material to the Company's results of operations. The Company accrues for these contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

   The Company is engaged in providing products and services under contracts with the U.S. Government and to a lesser degree, under foreign government contracts, some of which are funded by the U.S. Government. All such contracts are subject to extensive legal and regulatory requirements, and, periodically, agencies of the U.S. Government investigate whether such contracts were and are being conducted in accordance with these requirements. Under government procurement regulations, an indictment of the Company by a federal grand jury could result in the Company being suspended for a period of time from eligibility for awards of new government contracts. A conviction could result in debarment from contracting with the federal government for a specified term.

                        L-3 COMMUNICATIONS CORPORATION
                  NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                       (COMBINED) FINANCIAL STATEMENTS
                                (IN THOUSANDS)

   The Company is periodically subject to litigation, claims or assessments and various contingent liabilities (including environmental matters) incidental to its business. With respect to those investigative actions, items of litigation, claims or assessments of which they are aware, management of the Company believes that, after taking into account certain provisions that have been made with respect to these matters, the ultimate resolution of any such investigate actions, items of litigation, claims or assessments would not have a material adverse effect on the financial position or result of operations of the Company.

                        L-3 COMMUNICATIONS CORPORATION
                        (AND THE PREDECESSOR COMPANY)

   Consolidated (Combined) Financial Statements as of December 31, 1997 and 1996 and for the nine months ended December 31, 1997, the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995.

                        REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
 L-3 Communications Corporation:

   We have audited the accompanying (i) consolidated balance sheet of L-3 Communications Corporation and subsidiaries (the "Company") as of December 31, 1997, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the nine months then ended, (ii) the combined statements of operations and cash flows of the Predecessor Company, as defined in Note 1 to the financial statements, for the three months ended March 31, 1997 and (iii) combined balance sheet of the Predecessor Company, as of December 31, 1996 and the related combined statements of operations, changes in invested equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1996 financial statements of the Lockheed Martin Communications Systems Division, which statements reflect total assets and sales constituting 35 percent and 30 percent of the related combined totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the Lockheed Martin Communications Systems Division for 1996, is based solely on the report of the other auditors.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above (i) present fairly, in all material respects, the consolidated financial position of the Company and subsidiaries as of December 31, 1997 and their consolidated results of operations and cash flows for the nine months then ended, and (ii) based on our audit and the report of other auditors for 1996, present fairly in all material respects the combined financial position of the Predecessor Company as of December 31, 1996 and their combined results of operations, and cash flows for the year then ended and the three months ended March 31, 1997, in conformity with generally accepted accounting principles.

                                           /s/ Coopers & Lybrand L.L.P.

1301 Avenue of the Americas
New York, New York 10019
February 2, 1998

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
Lockheed Martin Corporation

   We have audited the combined balance sheet of Lockheed Martin Communications Systems Division, as defined in Note 1 to the financial statements, as of December 31, 1996, and the related combined statements of operations, changes in shareholders' equity and invested equity, and cash flows for the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Division's and Lockheed Martin Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Lockheed Martin Communications Systems Division at December 31, 1996 (not presented separately herein), and the combined results of its operations and its cash flows for the year ended December 31, 1996 (not presented separately herein), and the results of its operations and its cash flows for the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                           /s/ Ernst & Young LLP

Washington, D.C.
March 7, 1997

                        L-3 COMMUNICATIONS CORPORATION
                    CONSOLIDATED (COMBINED) BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                       COMPANY       PREDECESSOR COMPANY
                                                                     CONSOLIDATED         COMBINED
                                                                  ----------------- -------------------
                                                                  DECEMBER 31, 1997   DECEMBER 31, 1996
                                                                  ----------------- -------------------
                              ASSETS
Current assets:
 Cash and cash equivalents ......................................      $ 77,474                 --
 Contracts in process ...........................................       167,202           $198,073
 Net assets held for sale .......................................         6,653                 --
 Deferred income taxes ..........................................        13,298                 --
 Other current assets ...........................................         2,750              3,661
                                                                  ----------------- -------------------
   Total current assets .........................................       267,377            201,734
                                                                  ----------------- -------------------
Property, plant and equipment ...................................        95,034            116,566
 Less, accumulated depreciation and amortization ................        12,025             24,983
                                                                  ----------------- -------------------
                                                                         83,009             91,583
                                                                  ----------------- -------------------
Intangibles, primarily cost in excess of net assets acquired,
 net of amortization ............................................       297,503            282,674
Deferred income taxes ...........................................        24,217                 --
Other assets ....................................................        31,298             17,307
                                                                  ----------------- -------------------
   Total assets .................................................      $703,404           $593,298
                                                                  ================= ===================
                  LIABILITIES AND SHAREHOLDERS' (INVESTED) EQUITY
Current liabilities:
 Current portion of long-term debt ..............................      $  5,000                 --
 Accounts payable, trade ........................................        33,052           $ 35,069
 Accrued employment costs .......................................        31,162             27,313
 Customer advances ..............................................        15,989              3,381
 Amounts in excess of costs incurred ............................        18,469             10,918
 Accrued interest ...............................................         4,419                 --
 Other current liabilities ......................................        27,476             26,207
                                                                  ----------------- -------------------
   Total current liabilities ....................................       135,567            102,888
                                                                  ----------------- -------------------
Pension and postretirement benefits .............................        38,113                 --
Other liabilities ...............................................         5,009             16,801
Long-term debt ..................................................       392,000                 --
Commitments and contingencies ...................................
Shareholders' equity
 Common Stock, $.01 par value; 100 shares authorized and
  outstanding....................................................            --                 --
 Additional paid-in capital .....................................       125,000                 --
 Retained earnings ..............................................        16,715                 --
 Deemed distribution ............................................        (9,000)                --
                                                                  ----------------- -------------------
Total shareholders' and invested equity .........................       132,715            473,609
                                                                  ----------------- -------------------
   Total liabilities and shareholders' and invested equity  .....      $703,404           $593,298
                                                                  ================= ===================


          See notes to consolidated (combined) financial statements.

                        L-3 COMMUNICATIONS CORPORATION
               CONSOLIDATED (COMBINED) STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)


                                         COMPANY                PREDECESSOR COMPANY
                                       CONSOLIDATED                  COMBINED
                                    ----------------- --------------------------------------
                                                                       YEAR ENDED DECEMBER
                                       NINE MONTHS      THREE MONTHS           31,
                                          ENDED            ENDED      ----------------------
                                    DECEMBER 31, 1997  MARCH 31, 1997    1996        1995
----------------------------------  -----------------  --------------  ---------- ----------
Sales .............................      $546,525         $158,873     $543,081    $166,781
Costs and expenses ................       490,669          150,937      499,390     162,132
                                    ----------------- --------------  ---------- ----------
Operating income ..................        55,856            7,936       43,691       4,649
Interest income ...................         1,430               --           --          --
Interest expense ..................        29,884            8,441       24,197       4,475
                                    ----------------- --------------  ---------- ----------
Income (loss) before income taxes          27,402             (505)      19,494         174
Income tax expense (benefit)  .....        10,687             (247)       7,798       1,186
                                    ----------------- --------------  ---------- ----------
Net income (loss) .................      $ 16,715         $   (258)    $ 11,696    $ (1,012)
                                    ================= ==============  ========== ==========

          See notes to consolidated (combined) financial statements.

                        L-3 COMMUNICATIONS CORPORATION
  CONSOLIDATED (COMBINED) STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY AND
                               INVESTED EQUITY
       FOR THE NINE MONTHS ENDED DECEMBER 31, 1997, THREE MONTHS ENDED
          MARCH 31, 1997 AND YEARS ENDED DECEMBER 31, 1996 AND 1995
                       (IN THOUSANDS EXCEPT SHARE DATA)


                            PREDECESSOR
                              COMPANY                                     COMPANY
                              COMBINED                                 CONSOLIDATED
                           ------------- -----------------------------------------------------------------------
                                              COMMON STOCK
                                         ---------------------   ADDITIONAL
                              INVESTED     SHARES                 PAID-IN     RETAINED      EQUITY
                               EQUITY      ISSUED   PAR VALUE     CAPITAL     EARNINGS    ADJUSTMENT     TOTAL
                           ------------- --------   ----------- ------------  ---------- ------------  ----------
Balance January 1, 1995 ..    $199,506
 Repayments to Lockheed
  Martin..................      (3,831)
 Net loss.................      (1,012)
                           -------------
Balance December 31,
 1995.....................     194,663
 Advances from Lockheed
  Martin..................     267,250
 Net income...............      11,696
                           -------------
Balance December 31,
 1996.....................     473,609
 Advances from Lockheed
  Martin..................      20,579
 Net loss.................        (258)
                           -------------
Balance March 31, 1997 ...    $493,930       --         --              --          --          --           --
                           ============= ========  =========== ============  ========== ============  ==========
 Shares Issued............                  100        $--        $125,000                             $125,000
 Deemed distribution .....                                                                 $(9,000)      (9,000)
 Net Income...............                                                     $16,715                   16,715
                                         --------  ----------- ------------  ---------- ------------  ----------
Balance December 31,
 1997.....................                  100        $--        $125,000     $16,715     $(9,000)    $132,715
                                         ========  =========== ============  ========== ============  ==========

          See notes to consolidated (combined) financial statements.

                        L-3 COMMUNICATIONS CORPORATION
               CONSOLIDATED (COMBINED) STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)



                                                   COMPANY                PREDECESSOR COMPANY
                                              ----------------- ---------------------------------------
                                                 NINE MONTHS      THREE MONTHS  YEAR ENDED DECEMBER 31,
                                                    ENDED            ENDED      -----------------------
                                              DECEMBER 31, 1997  MARCH 31, 1997     1996        1995
                                              ----------------- --------------   ----------- ----------
OPERATING ACTIVITIES:
Net income (loss) ...........................     $  16,715         $   (258)    $  11,696    $(1,012)
Depreciation and amortization ...............        22,190            7,786        28,139     11,578
Amortization of deferred debt issue costs  ..         1,517               --            --         --
Deferred income taxes .......................         9,991               --            --         --
Changes in operating assets and liabilities,
 net of amounts acquired
 Contracts in process .......................        18,161          (17,475)       23,543     (3,267)
 Other current assets .......................          (275)            (481)        3,049        788
 Other assets ...............................         2,141             (761)       (8,346)     1,245
 Accounts payable ...........................        (6,146)            (207)        4,104       (648)
 Accrued employment costs ...................         6,363             (625)        2,282       (611)
 Customer advances ..........................          (611)           1,146        (5,541)        --
 Amounts in excess of costs incurred  .......         1,156           (3,037)       (6,045)    (2,041)
 Accrued interest ...........................         4,419               --            --         --
 Other current liabilities ..................        (7,132)          (1,867)        3,180      4,004
 Pension and postretirement benefits  .......         4,284               --            --         --
 Other liabilities ..........................         1,087             (500)      (25,327)      (699)
                                              ----------------- --------------  ----------- ----------
Net cash from (used in) operating activities         73,860          (16,279)       30,734      9,337
                                              ----------------- --------------  ----------- ----------
INVESTING ACTIVITIES:
Acquisition of business .....................      (466,317)              --      (287,803)        --
Proceeds from assumption of contract
 obligation .................................        12,176               --            --         --
Net cash from assets held for sale ..........         3,179               --            --         --
Proceeds from sale of property ..............         9,458               --            --         --
Purchases of investments ....................        (5,113)              --            --         --
Capital expenditures ........................       (11,934)          (4,300)      (13,528)    (5,532)
Disposition of property, plant and equipment            771               --         3,347         26
                                              ----------------- --------------  ----------- ----------
Net cash (used in) investing activities  ....      (457,780)          (4,300)     (297,984)    (5,506)
                                              ----------------- --------------  ----------- ----------
FINANCING ACTIVITIES:
Borrowings under senior credit facility  ....       175,000               --            --         --
Proceeds from sale of 10 3/8% senior
 subordinated notes .........................       225,000               --            --         --
Proceeds from issuance of common stock  .....        80,000               --            --         --
Debt issuance costs .........................       (15,606)              --            --         --
Payment of debt .............................        (3,000)              --            --         --
Advances from (repayments to) Lockheed
 Martin .....................................            --           20,579       267,250     (3,831)
                                              ----------------- --------------  ----------- ----------
Net cash from (used in) financing
 activities..................................       461,394           20,579       267,250     (3,831)
                                              ----------------- --------------  ----------- ----------
Net change in cash ..........................        77,474               --            --         --
Cash and cash equivalents, beginning of the
 period......................................            --               --            --         --
                                              ----------------- --------------  ----------- ----------
Cash and cash equivalents, end of the period      $  77,474               --            --         --
                                              ================= ==============  =========== ==========


          See notes to consolidated (combined) financial statements.

                        L-3 COMMUNICATIONS CORPORATION
            NOTES TO CONSOLIDATED (COMBINED) FINANCIAL STATEMENTS
                            (Dollars in thousands)

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

   The accompanying consolidated financial statements include the assets, liabilities and results of operations of L-3 Communications Corporation, Inc., successor company, ("L-3" or the "Company"), a wholly owned subsidiary of L-3 Communications Holdings, Inc. ("Holdings") following the change in ownership (see Note 2) effective as of April 1, 1997 and for the period from April 1, 1997 to December 31, 1997. Prior to April 1, 1997, the statements comprise substantially all of the assets and liabilities and results of operations of (i) nine business units previously purchased by Lockheed Martin Corporation ("Lockheed Martin") as part of its acquisition of Loral Corporation ("Loral") in April 1996 (the "Loral Acquired Businesses"), and
(ii) one business unit, Communications Systems -- East purchased by Lockheed Martin as part of its acquisition of the aerospace business of GE in April 1993 (collectively, the "Businesses" or the "Predecessor Company"). The combined financial statements of the Predecessor Company reflect the Businesses' assets, liabilities and results of operations included in Lockheed Martin's historical financial statements. Intercompany accounts between Lockheed Martin and the Businesses have been included in Invested Equity. The assets and operations of the semiconductor product line and certain other facilities which are not material have been excluded from the combined financial statements. Significant intercompany and inter-business transactions and balances have been eliminated.

   The Company is a supplier of sophisticated secure communication systems and specialized communication products including secure, high data rate communication systems, microwave components, avionics, recorders, telemetry and space products. The Company's customers include the Department of Defense (the "DoD"), selected U.S. government intelligence agencies, major aerospace/defense prime contractors and commercial customers. The Company operates primarily in one industry segment, electronic components and systems.

   Substantially all the Company's products are sold to agencies of the U.S. Government, primarily the Department of Defense, to foreign government agencies or to prime contractors or subcontractors thereof. All domestic government contracts and subcontracts of the Businesses are subject to audit and various cost controls, and include standard provisions for termination for the convenience of the U.S. Government. Multi-year U.S. Government contracts and related orders are subject to cancellation if funds for contract performance for any subsequent year become unavailable. Foreign government contracts generally include comparable provisions relating to termination for the convenience of the government.

2. CHANGE IN OWNERSHIP TRANSACTION

   Holdings and L-3 were formed by Mr. Frank C. Lanza, the former President and Chief Operating Officer of Loral, Mr. Robert V. LaPenta, the former Senior Vice President and Controller of Loral (collectively, the "Equity Executives"), Lehman Brothers Capital Partners III, L.P. and its affiliates (the "Lehman Partnership") and Lockheed Martin to acquire the Businesses. The Company was capitalized with an equity contribution from Holdings of $125,000.

   On March 28, 1997, Lanza, LaPenta, the Lehman Partnership, L-3, and Lockheed Martin entered into a Transaction Agreement (the "L-3 Acquisition Agreement") whereby Holdings would acquire the Businesses from Lockheed Martin (the "L-3 Acquisition"). Also included in the acquisition is a semiconductor product line of another business and certain leasehold improvements in New York City which were not material. Pursuant to the L-3 Acquisition Agreement, L-3 acquired the Businesses from Lockheed Martin for $525,000, comprising $458,779 of cash, after a $21,221 reduction related to a purchase price adjustment, and $45,000 of common equity, representing a 34.9% interest in Holdings retained by Lockheed Martin, plus acquisition costs of $8,000.


   The Company and Lockheed Martin finalized the purchase price adjustment pursuant to an amendment to the L-3 Acquisition Agreement dated November 5, 1997, which also included the

                        L-3 COMMUNICATIONS CORPORATION
      NOTES TO CONSOLIDATED (COMBINED) FINANCIAL STATEMENTS--(continued)
                            (Dollars in thousands)

assumption by the Company of Lockheed Martin's rights and obligations under a contract for the production of mission communication systems for track vehicles, for which the Company received cash of $12,176.

   In connection with the L-3 Acquisition Agreement, Holdings and the Company anticipated entering into a transition services agreement with Lockheed Martin pursuant to which Lockheed Martin would provide to L-3 and its subsidiaries (and L-3 would provide to Lockheed Martin) certain corporate services of a type previously provided at costs consistent with past practices until December 31, 1997 (or, in the case of Communication Systems -- East (formerly known as Communication Systems -- Camden), for a period of up to 18 months after the Closing). Lockheed Martin is providing L-3 the services contemplated by the proposed transaction services agreement in the absence of any executed agreement. The parties also entered into supply agreements which reflect previously existing inter-company work transfer agreements or similar support arrangements upon prices and other terms consistent with previously existing arrangements. Holdings, the Company and Lockheed Martin have entered into certain subleases of real property and cross-licenses of intellectual property.

   Pursuant to the L-3 Acquisition Agreement the Company also assumed certain obligations relating to environmental liabilities and benefit plans.

   In accordance with Accounting Principles Board Opinion No. 16, the acquisition of the Businesses by Holdings and L-3 has been accounted for as a purchase business combination effective as of April 1, 1997. The purchase cost (including the fees and expenses related thereto) was allocated to the tangible and intangible assets and liabilities of the Company based upon their respective fair values. The assets and liabilities recorded in connection with the purchase price allocation were $664,800 and $164,400, respectively. The excess of the purchase price over the fair value of net assets acquired of $303,200 was recorded as goodwill, and is being amortized on a straight-line basis over a period of 40 years. As a result of the 34.9% ownership interest retained by Lockheed Martin, the provisions of Emerging Issues Task Force Issue Number 88-16 were applied in connection with the purchase price allocation, which resulted in the recognition of a deemed distribution of $9,000.

   In connection with the determination of the fair value of assets acquired and pursuant to the provisions of Accounting Principles Board Opinion No. 16, the Company has valued acquired contracts in process at contract price, less the estimated cost to complete and an allowance for the Company's normal profit on its effort to complete such contracts.

   Had the L-3 Acquisition occurred on January 1, 1996, the unaudited pro forma sales and net income for the years ended December 31, 1997 and 1996 would have been $703,600 and $16,300, and $663,200 and $9,700, respectively. The pro forma results, which are based on various assumptions, are not necessarily indicative of what would have occurred had the acquisition been consummated on January 1, 1996. The 1997 and 1996 pro forma sales and net income have been adjusted to (a) include the operations of the Loral Acquired Businesses from January 1, 1996 (Note 3) and (b) exclude the operations of the Hycor business net assets held for sale from January 1, 1996 (Note 6).

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   CASH AND CASH EQUIVALENTS: Cash equivalents consist of highly liquid investments with a maturity of three months or less at time of purchase.

   STATEMENTS OF CASH FLOWS: Changes in operating assets and liabilities are net of the impact of acquisitions and final purchase price allocations. The Predecessor Company participated in Lockheed Martin's cash management system, under which all cash was received and payments were made by Lockheed Martin. All transactions between the Predecessor Company and Lockheed Martin have been accounted for as settled in cash at the time the transactions were recorded by the Predecessor Company.

                        L-3 COMMUNICATIONS CORPORATION
      NOTES TO CONSOLIDATED (COMBINED) FINANCIAL STATEMENTS--(continued)
                            (Dollars in thousands)

    REVENUE RECOGNITION: Sales on production-type contracts are recorded as units are shipped; profits applicable to such shipments are recorded pro rata, based upon estimated total profit at completion of the contract. Sales and profits on cost reimbursable contracts are recognized as costs are incurred. Sales and estimated profits under other long-term contracts are recognized under the percentage of completion method of accounting using the cost-to-cost method. Amounts representing contract change orders or claims are included in sales only when they can be reliably estimated and their realization is probable.

   Losses on contracts are recognized when determined. Revisions in profit estimates are reflected in the period, on a cumulative catch-up basis, in which the facts, requiring the revision, become known.

   CONTRACTS IN PROCESS: Costs accumulated on contracts in process include direct costs, as well as manufacturing overhead, and for government contracts, general and administrative costs, independent research and development costs and bid and proposal costs. In accordance with industry practice, contracts in process contain amounts relating to contracts and programs with long performance cycles, a portion of which may not be realized within one year.

   PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are stated at cost. Depreciation is provided primarily on the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements.

   COST IN EXCESS OF NET ASSETS ACQUIRED: The excess of the cost of the L-3 Acquisition over the fair value of the net assets acquired is being amortized using a straight-line method over a 40 year period. Accumulated amortization of the Company amounted to $5,741 at December 31, 1997.

   The carrying amount of cost in excess of net assets acquired is evaluated on a recurring basis. Current and future profitability as well as current and future undiscounted cash flows, excluding financing costs, of the acquired businesses are primary indicators of recoverability. For the nine months ended December 31, 1997, there was no reduction to the carrying amount of the cost in excess of net assets acquired resulting from these evaluations.

   PREDECESSOR COMPANY INTANGIBLES: Intangibles, primarily the excess of the cost of Businesses over the fair value of the net assets acquired, was amortized using a straight-line method primarily over a 40-year period. Other intangibles were amortized over their estimated useful lives which range from 11 to 15 years. Amortization expense of the Businesses was $2,655 for the three months ended March 31, 1997; $10,115 and $6,086 for the years ended December 31, 1996 and 1995, respectively. Accumulated amortization was $26,524 at December 31, 1996.

   Intangibles of the Predecessor Company include costs allocated to the Businesses relating to the Request for Funding Authorization ("RFA"), consisting of over 20 restructuring projects to reduce operating costs, initiated by General Electric ("GE") Aerospace in 1990 and to the REC Advance Agreement ("RAA"), a restructuring plan initiated after Lockheed Martin's acquisition of GE Aerospace. The RAA was initiated to close two regional electronic manufacturing centers. Restructure costs are reimbursable from the U.S. Government if savings can be demonstrated to exceed costs. The total cost of restructuring under the RFA and the RAA represented approximately 15% of the estimated savings to the U.S. Government and, therefore, a deferred asset has been recorded by Lockheed Martin. The deferred asset is being allocated to all the former GE Aerospace sites, including the Communications Systems Division, on a basis that includes manufacturing labor, overhead, and direct material less non-hardware subcontracts. At December 31, 1997 and 1996, approximately $2,313 and $4,400, respectively, of unamortized RFA and RAA costs are deferred on the Company's and the Predecessor Company's consolidated (combined) balance sheets in other current assets and other assets.

   The carrying values of the Predecessor Company intangibles were reviewed if the facts and circumstances indicated potential impairment of their carrying value. If this review indicated that

                        L-3 COMMUNICATIONS CORPORATION
      NOTES TO CONSOLIDATED (COMBINED) FINANCIAL STATEMENTS--(continued)
                            (Dollars in thousands)

intangible assets were not recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Businesses carrying values related to the intangible asset were reduced by the estimated shortfall of cash flows.

   INCOME TAXES: The Company provides for income taxes using the liability method prescribed by the Financial Accounting Standards Board ("FASB") Statement No. 109, "Accounting for Income Taxes." Under the liability method, deferred income tax assets and liabilities reflect tax carryforwards and the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes, as determined under enacted tax laws and rates. The financial effect of changes in tax laws or rates is accounted for in the period of enactment.

   PREDECESSOR COMPANY INCOME TAXES: The Predecessor Company was included in the consolidated Federal income tax return and certain combined and separate state and local income tax returns of Lockheed Martin. However, for purposes of these financial statements, the provision for income taxes has been allocated to the Predecessor Company based upon reported combined income before income taxes. Income taxes, current and deferred, are considered to have been paid or charged to Lockheed Martin and are recorded through the invested equity account with Lockheed Martin. The principal components of the deferred taxes are contract accounting methods, property, plant and equipment, goodwill amortization and timing of accruals.

   RESEARCH AND DEVELOPMENT: Research and development costs sponsored by the Company and the Predecessor Company include research and development, bid and proposal costs related to government products and services. These costs generally are allocated among all contracts and programs in progress under U.S. Government contractual arrangements. Customer-sponsored research and development costs incurred pursuant to contracts are accounted for as direct contract costs.

   STOCK OPTIONS: In accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations, compensation expense for stock options is recognized in income based on the excess, if any, of the Company's fair value of the stock at the grant date of the award or other measurement date over the amount an employee must pay to acquire the stock. The exercise price for stock options granted to employees equals or exceeds the fair value of Holdings common stock at the date of grant, thereby resulting in no recognition of compensation expense by the Company. The Company has adopted the disclosure -only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

   DERIVATIVE FINANCIAL INSTRUMENTS: In the normal course of financing operations, the Company enters into interest rate cap and floor transactions for interest rate protection purposes, and not for speculative or trading purposes. Cash payments to and from the Company and the counterparties are recorded as a component of interest expense. The initial cost of these arrangements are deferred and amortized as interest expense.

   USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant of these estimates and assumptions relate to contract estimates of sales and costs, allocations from Lockheed Martin, recoverability of recorded amounts of fixed assets and cost in excess of net assets acquired, litigation and environmental obligations. Actual results could differ from these estimates.

   EARNINGS PER SHARE: Earnings per share data is not presented since the Company and the Predecessor Company are wholly owned subsidiaries.

                        L-3 COMMUNICATIONS CORPORATION
      NOTES TO CONSOLIDATED (COMBINED) FINANCIAL STATEMENTS--(continued)
                            (Dollars in thousands)

    ACCOUNTING PRONOUNCEMENTS: In June 1997, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in full set general purpose financial statements. SFAS No. 131 establishes accounting standards for the way that public business enterprises report selected information about operating segments and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 revises employers' disclosures about pension and other postretirement benefits plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information on changes in the benefit obligations and fair values of plan assets that will facilitate financial analysis, and eliminates certain disclosures that are no longer as useful as they were when SFAS No. 87 "Employers' Accounting for Pensions", SFAS No. 88 "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits" and SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" were issued. SFAS No. 132 suggests combined formats for presentation of pension and other postretirement benefits disclosures. SFAS No. 130 and SFAS No. 131 and SFAS No. 132 are required to be adopted by 1998. The Company is currently evaluating the impact, if any, of SFAS No. 130, SFAS No. 131 and SFAS 132.

   Effective January 1, 1996, the Businesses adopted SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of" ("SFAS 121"). SFAS 121 establishes the accounting standards for the impairment of long-lived assets, certain intangible assets and cost in excess of net assets acquired to be held and used for long-lived assets and certain intangible assets to be disposed of. The impact of adopting SFAS 121 was not material.

   Effective in December 1997 the Company adopted the provisions of SFAS No. 129, "Disclosure of Information about Capital Structure" ("SFAS 129").

   RECLASSIFICATIONS: Certain reclassifications have been made to conform prior-year amounts to the current-year presentation.

4. PREDECESSOR COMPANY ACQUISITION

   Effective April 1, 1996, Lockheed Martin acquired substantially all the assets and liabilities of the defense businesses of Loral, including the Wideband Systems Division and the Products Group which are included in the Businesses. The acquisition of the Wideband Systems Division and Products Group businesses (the "Loral Acquired Businesses") has been accounted for as a purchase by Lockheed Martin Communications Systems -- Camden Division ("Division"). The acquisition has been reflected in the financial statements based on the purchase price allocated to those acquired businesses by Lockheed Martin. The assets and liabilities recorded in connection with the purchase price allocation were $401,000 and $113,200, respectively. As such, the accompanying condensed combined financial statements for periods prior to April 1, 1997 reflect the results of operations of the Division and the Loral Acquired Businesses from the effective date of acquisition including the effects of an allocated portion of cost in excess of net assets acquired resulting from the acquisition.

                        L-3 COMMUNICATIONS CORPORATION
      NOTES TO CONSOLIDATED (COMBINED) FINANCIAL STATEMENTS--(continued)
                            (Dollars in thousands)

5. CONTRACTS IN PROCESS

   Billings and accumulated costs and profits on long-term contracts, principally with the U.S. Government, comprise the following:

                                                                              PREDECESSOR
                                                                   COMPANY      COMPANY
                                                                 ---------- -------------
                                                                       DECEMBER 31,
                                                                 -------------------------
                                                                    1997         1996
                                                                 ---------- -------------
Billed contract receivables.....................................  $ 39,029     $ 45,212
Unbilled contract receivables ..................................    33,136       84,814
Other billed receivables, principally commercial and affiliates     31,253       41,154
Inventoried costs ..............................................    82,954       72,880
                                                                 ---------- -------------
                                                                   186,372      244,060
Less, unliquidated progress payments                               (19,170)     (45,987)
                                                                 ---------- -------------
Net contracts in process........................................  $167,202     $198,073
                                                                 ========== =============

   The U.S. Government has title to or a secured interest in, inventory to which progress payments are applied. Unbilled contract receivables represent accumulated costs and profits earned but not yet billed to customers. The Company believes that substantially all such amounts will be billed and collected within one year.

   The following data has been used in the determination of costs and expenses:

                                                         COMPANY           PREDECESSOR COMPANY
                                                     -------------- --------------------------------
                                                          NINE          THREE
                                                         MONTHS        MONTHS     FOR THE YEAR ENDED
                                                          ENDED         ENDED        DECEMBER 31,
                                                       DECEMBER 31,    MARCH 31, -------------------
                                                          1997          1997        1996      1995
                                                      -------------- ----------- --------- --------
Selling, general and administrative ("SG&A") costs
 included in inventoried costs......................     $15,379       $14,536    $14,700    $1,156
Selling, general and administrative costs incurred .      88,527        28,449     82,226     6,525
Independent research and development, including bid
 and proposal costs, included in SG&A incurred .....     $28,893       $12,024    $36,500    $9,800

6. NET ASSETS HELD FOR SALE


   The Company has accounted for the allocation of purchase price and the net assets of its Hycor business in accordance with the FASB's Emerging Issues Task Force Issue 87-11 "Allocation of Purchase Price to Assets to be Sold" ("EITF 87-11"). Accordingly, the net assets related to the Hycor business as of April 1, 1997 are included in the accompanying consolidated balance sheet as "Net assets held for sale". The fair value assigned to such net assets is based upon management's estimate of the proceeds from the sale of the Hycor business less the estimated income from operations for such business during the holding period of April 1, 1997 through January 29, 1998 (the "holding period"), plus interest expense on debt allocated to such net assets during the holding period. On January 29, 1998, the Company sold the Hycor business, excluding land and buildings for $3,500 in cash subject to adjustment based on final closing net assets. In accordance with EITF 87-11, loss from the operations of the Hycor business of $108 and interest expense of $552 on the debt allocated to the Hycor net assets have been excluded from the Company's consolidated statements of operations for the nine months ended December 31, 1997. Management of the Company expects that any gain or loss realized on the ultimate disposition of the Hycor business will not have a material impact on the original purchase price allocation.

                        L-3 COMMUNICATIONS CORPORATION
      NOTES TO CONSOLIDATED (COMBINED) FINANCIAL STATEMENTS--(continued)
                            (Dollars in thousands)

    Also included in net assets held for sale at December 31, 1997 is a Company property located in Atlanta, Georgia.

7. PROPERTY, PLANT AND EQUIPMENT

                                                            PREDECESSOR
                                                 COMPANY      COMPANY
                                               ---------- -------------
                                                     DECEMBER 31,
                                               -------------------------
                                                  1997         1996
                                               ---------- -------------
Land..........................................   $ 6,670     $  9,200
Buildings and improvements ...................    19,487       27,000
Machinery, equipment, furniture and fixtures      58,978       73,137
Leasehold improvements .......................     9,899        7,229
                                               ---------- -------------
                                                 $95,034     $116,566
                                               ========== =============

   Depreciation and amortization expense attributable to property, plant and equipment was $13,320 for the nine months ended December 31, 1997; $4,529 for the three months ended March 31, 1997, and $14,924 and $5,492 for the years ended December 31, 1996 and 1995, respectively.

8. DEBT

   Long-term debt consists of:

                                        DECEMBER 31, 1997
                                        -----------------
Term loans.............................      $172,000
10 3/8 Senior Subordinated Notes due
 2007 .................................       225,000
                                        -----------------
                                             $397,000
Less current portion of term loans  ...         5,000
                                        -----------------
 Total long-term debt..................      $392,000
                                        =================



   In connection with the L-3 Acquisition, the Company entered into a credit facility (the "Senior Credit Facilities") with a syndicate of banks and financial institutions for $275,000 consisting of $175,000 of term loans (the "Term Loan Facilities") and a $100,000 revolving credit facility (the "Revolving Credit Facility"). The Senior Credit Facilities bear interest, at the option of the Company, at a rate related to (i) the higher of federal funds rate plus 0.50% per annum or the reference rate published by Bank of America NT&SA or (ii) LIBOR. At December 31, 1997, such interest rates, based on various maturities, ranged from 7.625% to 8.625%. Interest payments vary in accordance with the type of borrowing and are made at a minimum every three months. The Revolving Credit Facility expires in 2003 and is available for ongoing working capital and letter of credit needs. The Term Loans mature in installments until the final maturity date in 2006. Approximately $93,428 of the Revolving Credit Facility is available at December 31, 1997 reflecting letters of credit of $6,572 drawn against the Revolving Credit Facility of $100,000. In February 1998, the Senior Credit Facilities were amended to, among other things, increase the Revolving Credit Facility to $200,000, waive certain excess cash flow prepayments, as defined, otherwise required and permit the incurrence of up to an additional $150,000 of subordinated debt. The Company pays a commitment fee of 0.375% per annum on the unused portion of the Revolving Credit Facility.


   In April 1997, the Company issued $225,000 of 10 3/8% senior subordinated notes (the "1997 Notes") due May 1, 2007 with interest payable semi-annually on May 1 and November 1 of each year, commencing November 1, 1997. On November 5, 1997, the Company completed its exchange offer relating to the 1997

                        L-3 COMMUNICATIONS CORPORATION
      NOTES TO CONSOLIDATED (COMBINED) FINANCIAL STATEMENTS--(continued)
                            (Dollars in thousands)

Notes and the holders of the 1997 Notes received registered securities. The 1997 Notes are redeemable at the option of the Company, in whole or in part, at any time on or after May 1, 2002, at various redemption prices plus accrued and unpaid interest to the applicable redemption date. In addition, prior to May 1, 2000, the Company may redeem up to 35% of the aggregate principal amount of 1997 Notes at a redemption price of 109.375% of the principal amount thereof, plus accrued and unpaid interest to the redemption date with the net cash proceeds of one or more equity offerings by Holdings that are contributed to the Company as common equity capital.

   The Senior Credit Facilities and the 1997 Notes agreement contain financial and restrictive covenants that limit, among other things, the ability of the Company to borrow additional funds, dispose of assets, or pay cash dividends. At December 31, 1997, none of the Company's retained earnings were available to pay dividends. The Senior Credit Facilities contain financial covenants, which remain in effect so long as any amount is owed by the Company thereunder. These financial covenants require that (i) the Company's debt ratio, as defined, be less than or equal to 5.50 for the quarter ended December 31, 1997, and that the maximum allowable debt ratio, as defined, thereafter be further reduced to less than or equal to 3.1 for the quarters ending after June 30, 2002, and (ii) the Company's interest coverage ratio, as defined, be at least 1.85 for the quarter ended December 31, 1997, and thereafter increasing the interest coverage ratio, as defined, to at least 3.10 for any fiscal quarters ended after June 30, 2002. At December 31, 1997, the Company was in compliance with these covenants.

   In connection with the Senior Credit Facilities, the Company has granted the lenders a first priority lien on substantially all of the Company's assets including the stock of L-3 Communications Corporation.

   The aggregate principal payments for debt, excluding borrowings under the Revolving Credit Facility, for the five years ending December 31, 1998 through 2002 are: $5,000, $11,000, $19,000, $25,000 and $33,200,
respectively.

   The costs related to the issuance of debt have been deferred and are being amortized as interest expense over the term of the related debt using a method that approximates the effective interest method.

9. PREDECESSOR COMPANY'S INTEREST EXPENSE

   Interest expense has been allocated to the Predecessor Company by applying Lockheed Martin's weighted average consolidated interest rate to the portion of the beginning of the period invested equity account deemed to be financed by consolidated debt, which has been determined based on Lockheed Martin's debt to equity ratio on such date, except that the acquisition of the Loral Acquired Businesses has been assumed to be fully financed by debt. Management of the Businesses believes that this allocation methodology is reasonable.

   Interest expense of the Predecessor Company was calculated using the following balances and interest rates:

                                  YEARS ENDED DECEMBER
                   THREE MONTHS            31,
                       ENDED     ----------------------
                  MARCH 31, 1997     1996       1995
                  --------------  ---------- ----------
Invested Equity      $473,609      $482,466   $199,506
Interest Rate  ..        7.10%         7.20%      7.40%

10. FINANCIAL INSTRUMENTS

   The Company's financial instruments consist primarily of cash and cash equivalents, billed contract receivables, other billed receivables (principally commercial and affiliates), trade accounts payable, customer advances, debt instruments, and interest rate cap and interest rate floor contracts. The book values of cash and cash equivalents, billed contract receivables, other billed receivables (principally

                        L-3 COMMUNICATIONS CORPORATION
      NOTES TO CONSOLIDATED (COMBINED) FINANCIAL STATEMENTS--(continued)
                            (Dollars in thousands)

 commercial and affiliates), trade accounts payable and customer advances are considered to be representative of their respective fair values at December 31, 1997 due to the short-term maturities or expected settlement dates of these instruments.

   The Company's debt instruments consist of term loans and 1997 Notes (Note
8). The carrying values of the term loans approximate fair value because they are variable-rate loans which bear interest at current market rates.

   The 1997 Notes are registered, unlisted public debt which is traded in the over-the-counter market. The fair value of such debt at December 31, 1997 was estimated to be approximately $243,000, based on trading activity on December 31, 1997.

   To mitigate risks associated with changing interest rates on certain of its debt, the Company entered into the interest rate agreements. The fair values of the interest rate caps and interest rate floors (collectively, the "interest rate agreements") were estimated by discounting expected cash flows using quoted market interest rates. The Company manages exposure to counterparty credit risk by entering into the interest rate agreements only with major financial institutions that are expected to fully perform under the terms of such agreements. The notional amounts are used to measure the volume of these agreements and do not represent exposure to credit loss. The impact of the interest rate agreements was not material to interest expense for the nine months ended December 31, 1997. Information with respect to the interest rate agreements is as follows:

                          DECEMBER 31, 1997
                      --------------------------
                       NOTIONAL     UNREALIZED
                        AMOUNT    GAINS (LOSSES)
                      ---------- --------------
Interest rate caps  .  $100,000      $(1,008)
                      ---------- --------------
Interest rate
 floors..............  $ 50,000      $  (263)
                      ---------- --------------

   At December 31, 1996, the Predecessor Company's financial instruments consisted primarily of billed contract receivables, other billed receivables (principally commercial and affiliates), trade accounts payable and customer advances. The book value of billed contract receivables, other billed receivables (principally commercial and affiliates), trade accounts payable and customer advances approximated their respective fair values at December 31, 1996, due to the short-term maturities or expected settlement dates of those instruments.

11. INCOME TAXES

THE COMPANY

   Pretax income of the Company for the nine months ended December 31, 1997 was $27,402 and was primarily domestic. The components of the Company's provision for income taxes for the nine months ended December 31, 1997 are:

 Income taxes currently payable, primarily federal   $   696
Deferred income taxes:
 Federal ..........................................    8,635
 State and local ..................................    1,356
                                                    --------
 Subtotal .........................................  $ 9,991
                                                    --------
Total provision for income taxes ..................  $10,687
                                                    ========

                        L-3 COMMUNICATIONS CORPORATION
      NOTES TO CONSOLIDATED (COMBINED) FINANCIAL STATEMENTS--(continued)
                            (Dollars in thousands)

    The effective income tax rate of the Company for the nine months ended December 31, 1997 differs from the statutory federal income tax rate for the following reasons:

 Statutory federal income tax rate ..............................  35.0%
State and local income taxes, net of federal income tax benefit     3.2
Non-deductible goodwill amortization and other expenses  .......    3.7
Research and development and other tax credits .................   (2.9)
                                                                 -------
Effective income tax rate ......................................   39.0 %
                                                                 =======

   The significant components of the Company's net deferred tax assets at December 31, 1997 are:

 Deferred tax assets:
 Other postretirement benefits .......................  $ 8,649
 Inventoried costs ...................................    8,711
 Compensation and benefits ...........................      528
 Pension costs .......................................    4,177
 Property, plant and equipment .......................    8,098
 Income recognition on long-term contracts  ..........    3,691
 Other ...............................................    1,861
 Net operating loss and other credit carryforwards  ..    2,969
                                                       ---------
  Total deferred tax assets...........................   38,684
Deferred tax liabilities:
 Cost in excess of net assets acquired ...............   (1,099)
 Other, net ..........................................      (70)
                                                       ---------
  Total deferred tax liabilities......................   (1,169)
                                                       ---------
Net deferred tax assets...............................  $37,515
                                                       =========
 The net deferred tax assets are classified as
  follows:
 Current deferred tax assets .........................  $13,298
 Long-term deferred tax assets........................   24,217
                                                       ---------
                                                        $37,515
                                                       =========

   At December 31, 1997, the Company had $2,969 of tax credit carryforwards, primarily related to U.S. federal net operating losses and research and experimentation tax credits which expire, if unused, in 2012. The Company believes that these carryforwards will be available to reduce future income tax liabilities and has recorded these carryforwards as non-current deferred tax assets.

PREDECESSOR COMPANY

   The (benefit) provision for income taxes for the Predecessor Company was calculated by applying statutory tax rates to the reported income (loss) before income taxes after considering items that do not enter into the determination of taxable income and tax credits reflected in the consolidated provision of Lockheed Martin, which are related to the Businesses. Substantially all the income of the Businesses are from domestic operations. For the three months ended March 31, 1997, it is estimated that the benefit for deferred taxes represents $1,315. For the years ended December 31, 1996 and 1995, it is estimated that the (benefit) provision for deferred taxes represents ($2,143) and $3,994, respectively.

                        L-3 COMMUNICATIONS CORPORATION
      NOTES TO CONSOLIDATED (COMBINED) FINANCIAL STATEMENTS--(continued)
                            (Dollars in thousands)

   The effective income tax rate of the Predecessor Company differs from the statutory Federal income tax rate for the following reasons:

                                                            FOR THE
                                                         THREE MONTHS     YEARS ENDED
                                                             ENDED       DECEMBER 31,
                                                           MARCH 31,   ----------------
                                                             1997        1996     1995
                                                         ---------------------  -------
Statutory federal income tax rate .....................      (35.0)%     35.0%    34.0%
Amortization of cost in excess of net assets acquired         (8.1)         2      529
Research and development and other tax credits  .......      (11.3)        (2)      --
State and local income taxes, net of federal income
 tax benefit and state and local income tax credits  ..        4.8          6      101
Foreign sales corporation tax benefits ................       (8.4)        (1)      --
Other, net ............................................        9.1         --     17.0
                                                        -------------- -------  -------
Effective income tax rate .............................      (48.9)%     40.0%     681%
                                                        ============== =======  =======

12. STOCK OPTIONS

THE COMPANY

   Holdings sponsors an option plan for key employees, pursuant to which options to purchase up to 3,255,815 shares of common stock have been authorized for grant.

   On April 30, 1997, Holdings adopted the 1997 Option Plan for key employees and granted to the Equity Executives nonqualified options to purchase, at $6.47 per share, 2,285,714 shares of Class A common stock of Holdings. In each case, half of the options are "Time Options" and half are "Performance Options" (collectively, the "Options"). The Time Options become exercisable with respect to 20% of the shares subject to the Time Options on each of the first five anniversaries if employment continues through and including such date. The Performance Options become exercisable nine years after the grant date, but may become exercisable earlier with respect to up to 20% of the shares subject to the Performance Options on each of the first five anniversaries, to the extent certain defined targets are achieved. The Options, which have a ten year term, become fully exercisable under certain circumstances, including a change in control.

   On July 1, 1997 and November 11, 1997, Holdings granted nonqualified options to certain officers and other employees of the Company to purchase at $6.47 per share 689,500 shares of Class A common stock of Holdings (collectively, the "1997 Options"). Generally, the 1997 Options vest over a three-year vesting period and expire ten years from the date of grant.

   The exercise price for Holdings' stock options granted to employees in 1997 equaled the estimated fair value of Holdings' common stock at the date of grant. Accordingly, in accordance with APB 25, no compensation expense was recognized by the Company.

   Pro forma information regarding net earnings as required by SFAS 123 has been determined as if the Company had accounted for its employee stock options under the fair value method. Because Holdings is a nonpublic entity the fair value for the options was estimated at the date of grant using the minimum value method prescribed in SFAS 123, which does not consider the expected volatility of Holdings' stock price, with the following weighted-average assumptions for 1997: risk-free interest rate of 6.3%; dividend yield of 0%; and weighted-average expected option life of 5.49 years.

                        L-3 COMMUNICATIONS CORPORATION
      NOTES TO CONSOLIDATED (COMBINED) FINANCIAL STATEMENTS--(continued)
                            (Dollars in thousands)

    For purposes of pro forma disclosures, the compensation cost of the options based on their estimated fair values is amortized to expense over vesting periods of the options. The Company's net income for the nine months ended December 31, 1997 would have decreased to the pro forma amounts indicated below:

 Net income:
 As reported  .  $16,715
                =========
 Pro forma.....  $16,161
                =========

   A summary of the stock option activity for the nine months ended December 31, 1997 is as follows:

                                          SHARES   WEIGHTED AVERAGE
                                          (000'S)   EXERCISE PRICE
                                         -------- ----------------
Options granted ........................   2,975        $6.47
Options exercised ......................      --           --
Options cancelled ......................       4        $6.47
Options outstanding, December 31, 1997     2,971        $6.47
Options exercisable, December 31, 1997        --           --

   The weighted-average grant-date fair value of options granted during the nine months ended December 31, 1997 was $1.82 per option. The weighted average remaining contract life of the Company's outstanding stock options was 9.37 years at December 31, 1997.

PREDECESSOR COMPANY

   During the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995, certain employees of the Predecessor Company participated in Lockheed Martin's stock option plans. All stock options granted had 10 year terms and vested over a two year service period. Exercise prices of options awarded in both years were equal to the market price of the stock on the date of grant. Pro forma information regarding net earnings (loss) as required by SFAS No. 123 has been determined as if the Predecessor Company had accounted for its employee stock options under the fair value method. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995, respectively: risk-free interest rates of 5.58%, 5.58% and 6.64%; dividend yield of 1.70%; volatility factors related to the expected market price of the Lockheed Martin's common stock of .186, .186 and
 .216; weighted-average expected option life of five years. The weighted-average fair values of options granted during 1997, 1996 and 1995 were $17.24, $17.24 and $16.09, respectively.

   For the purposes of pro forma disclosures, the options' estimated fair values are amortized to expense over the options' vesting periods. The Predecessor Company's pro forma net loss for the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995 were ($386), $11,531, and $(1,040), respectively.

                        L-3 COMMUNICATIONS CORPORATION
      NOTES TO CONSOLIDATED (COMBINED) FINANCIAL STATEMENTS--(continued)
                            (Dollars in thousands)

 13. COMMITMENTS AND CONTINGENCIES

THE COMPANY

   The Company and Predecessor Company leases certain facilities and equipment under agreements expiring at various dates through 2011. At December 31, 1997, the Company's future minimum payments for noncancellable operating leases with initial or remaining terms in excess of one year are as follows:

                         OPERATING LEASES
               ------------------------------------
                REAL ESTATE    EQUIPMENT    TOTAL
               ------------- -----------  --------
1998..........    $ 8,599        $295      $ 8,894
1999 .........      7,734         244        7,978
2000 .........     10,030         232       10,262
2001 .........      8,926          29        8,955
2002 .........      2,795          22        2,817
Thereafter  ..     14,393          --       14,393
               ------------- -----------  --------
                  $52,477        $822      $53,299
               ============= ===========  ========

   Real estate lease commitments have been reduced by minimum sublease rentals of $22,106 due in the future under noncancellable subleases.

   Leases covering major items of real estate and equipment contain renewal and or purchase options which may be exercised by the Company and Predecessor Company. Rent expense, net of sublease income from other Lockheed Martin entities, was $7,330 for the Company for the nine months ended December 31, 1997; $2,553 for the Predecessor Company for the three months ended March 31, 1997 and $8,495 and $4,772 for the Predecessor Company for the years ended December 31, 1996 and 1995, respectively.

   The Company is and the Predecessor Company has been engaged in providing products and services under contracts with the U.S. Government and to a lesser degree, under foreign government contracts, some of which are funded by the U.S. Government. All such contracts are subject to extensive legal and regulatory requirements, and, from time to time, agencies of the U.S. Government investigate whether such contracts were and are being conducted in accordance with these requirements. Under government procurement regulations, an indictment of the Company and the Predecessor Company by a federal grand jury could result in the Company and the Predecessor Company being suspended for a period of time from eligibility for awards of new government contracts. A conviction could result in debarment from contracting with the federal government for a specified term.

   The decline in the U.S. defense budget since the mid-1980s has resulted in program delays, cancellations and scope reduction for defense contracts in general. These events may or may not have an effect on the Company's programs; however, in the event that U.S. Government expenditures for products of the type manufactured by the Company are reduced, and not offset by greater commercial sales or other new programs or products, or acquisitions, there may be a reduction in the volume of contracts or subcontracts awarded to the Company.

   Pursuant to the L-3 Acquisition Agreement, Holdings and the Company have agreed to assume certain on-site and off-site environmental liabilities related to events or activities occurring prior to the consummation of the L-3 Acquisition. Lockheed Martin has agreed to retain all environmental liabilities for all facilities not used by the Businesses as of April, 1997 and to indemnify fully Holdings for such prior site environmental liabilities. Lockheed Martin has also agreed, for the first eight years following April 1997 to pay 50% of all costs incurred by Holdings above those reserved for on the Company's balance sheet at March 31, 1997 relating to certain Company-assumed environmental liabilities and, for the seven

                        L-3 COMMUNICATIONS CORPORATION
      NOTES TO CONSOLIDATED (COMBINED) FINANCIAL STATEMENTS--(continued)
                            (Dollars in thousands)

 years thereafter, to pay 40% of certain reasonable operation and maintenance costs relating to any environmental remediation projects undertaken in the first eight years. The Company believes that its total liability for known or reasonably probable environmental claims, even without consideration of the Lockheed Martin indemnification, would not either individually or collectively have a material adverse effect upon the Company's financial condition or upon the results of its operations.

   Management continually assesses the Company's obligations with respect to applicable environmental protection laws. While it is difficult to determine the timing and ultimate cost to be incurred by the Company in order to comply with these laws, based upon available internal and external assessments, with respect to those environmental loss contingencies of which management is aware, the Company believes that even without considering potential insurance recoveries, if any, there are no environmental loss contingencies that, individually or in the aggregate, would be material to the Company's results of operations. The Company accrues for these contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

   The Company and the Predecessor Company have been periodically subject to litigation, claims or assessments and various contingent liabilities (including environmental matters) incidental to its business. With respect to those investigative actions, items of litigation, claims or assessments of which they are aware, management of the Company is of the opinion that the probability is remote that, after taking into account certain provisions that have been made with respect to these matters, the ultimate resolution of any such investigative actions, items of litigation, claims or assessments will have a material adverse effect on the financial position or results of operations of the Company and the Predecessor Company.

14. PENSIONS AND OTHER EMPLOYEE BENEFITS

THE COMPANY

   PENSIONS: Holdings and the Company maintain a number of pension plans, both contributory and noncontributory, covering certain employees. Eligibility for participation in these plans varies and benefits are generally based on members' compensation and years of service. The Company's funding policy is generally to contribute in accordance with cost accounting standards that affect government contractors, subject to the Internal Revenue Code and regulations thereon. Plan assets are invested primarily in U.S. government and agency obligations and listed stocks and bonds.

   Pension expense for the nine months ended December 31, 1997 includes the following components:

 Service cost ................. $  5,109
Interest cost ................     8,883
Actual return on plan assets     (11,285)
Net deferral .................     1,581
                               ----------
Total pension cost ...........  $  4,288
                               ==========

                        L-3 COMMUNICATIONS CORPORATION
      NOTES TO CONSOLIDATED (COMBINED) FINANCIAL STATEMENTS--(continued)
                            (Dollars in thousands)

    The following presents the funded status and amounts recognized in the balance sheet for the Company's pension plans:

                                                                         DECEMBER 31, 1997
                                                                  --------------------------------
                                                                   ASSETS EXCEED     ACCUMULATED
                                                                    ACCUMULATED       BENEFITS
                                                                      BENEFITS      EXCEED ASSETS
                                                                  --------------- ---------------
Actuarial present value of benefit obligations:
 Vested benefits ................................................     $13,742         $152,133
                                                                  --------------- ---------------
 Accumulated benefits ...........................................     $13,825         $155,474
 Effect of projected future salary increases ....................       3,337           25,795
                                                                  --------------- ---------------
 Projected benefits..............................................     $17,162         $181,269
                                                                  =============== ===============
Plan assets at fair value........................................     $18,172         $155,278
                                                                  --------------- ---------------
Plan assets in excess of (less than) projected benefit
 obligation......................................................       1,010          (25,991)
Unrecognized net (gain) loss ....................................        (559)           5,683
                                                                  --------------- ---------------
Prepaid (accrued) pension cost...................................     $   451         $(20,308)
                                                                  =============== ===============

   The following assumptions were used in accounting for pension plans for the Company:

                                    APRIL 1, 1997   DECEMBER 31, 1997
                                   --------------- -----------------
Discount rate ....................       7.50%            7.25%
Rate of increase in compensation         5.00%            5.00%
Rate of return on plan assets  ...       9.00%            9.00%

   In connection with the Company's assumption of certain plan obligations pursuant to the L-3 Acquisition, Lockheed Martin has provided the PBGC with commitments to assume sponsorship or other forms of financial support under certain circumstances. In this connection, the Company has provided certain assurances to Lockheed Martin including, but not limited to, (i) continuing to fund the pension plans consistent with prior practices and to the extent deductible for tax purposes and, where appropriate, recoverable under Government contracts, (ii) agreeing to not increase benefits under the pension plans without the consent of Lockheed Martin, (iii) restricting the Company from a sale of any businesses employing individuals covered by the pension plans if such sale would not result in reduction or elimination of the Lockheed Martin Commitment with regard to the specific plan and (iv) if the pension plans were returned to Lockheed Martin, granting Lockheed Martin the right to seek recovery from the Company of those amounts actually paid, if any, by Lockheed Martin with regard to the pension plans after their return.

   POST-RETIREMENT HEALTH CARE AND LIFE INSURANCE: In addition to providing pension benefits, the Company provides certain health care and life insurance benefits for retired employees and dependents at certain locations. Participants are eligible for these benefits when they retire from active service and meet the eligibility requirements for the Company's pension plans. These benefits are funded primarily on a pay-as-you-go basis with the retiree generally paying a portion of the cost through contributions, deductibles and coinsurance provisions.

                        L-3 COMMUNICATIONS CORPORATION
      NOTES TO CONSOLIDATED (COMBINED) FINANCIAL STATEMENTS--(continued)
                            (Dollars in thousands)

    Post-retirement health care and life insurance costs for the nine months ended December 31, 1997 include the following components:

 Service cost .............................................. $  466
Interest cost .............................................     840
                                                            -------
Total post-retirement health care and life insurance costs   $1,306
                                                            =======

   The following table presents the amounts recognized in the balance sheet for the Company at December 31, 1997:

 Accumulated post-retirement benefit obligation:
 Retirees....................................................  $ 4,702
 Fully eligible plan participants ...........................    3,188
 Other active plan participants .............................   10,990
                                                              ---------
Total accumulated post-retirement benefit obligation ........  $18,880
Unrecognized net loss .......................................      624
                                                              ---------
Accrued post-retirement health care and life insurance costs   $18,256
                                                              =========

   Actuarial assumptions used in determining the December 31, 1997 accumulated post-retirement benefit obligation include a discount rate of 7.25%, an average rate of compensation increase of 5.0% and an assumed health care cost trend rate of 6.5% in 1997 decreasing gradually to a rate of 4.5% by the year 2001. The discount rate used at April 1, 1997 was 7.50%. The other assumptions did not change from April 1, 1997. Increasing the assumed health care cost trend rate by 1% would change the accumulated post-retirement benefits obligation at December 31, 1997 by approximately $2,218 and the aggregate service and interest cost components for the nine months ended December 31, 1997 by approximately $81 and $113, respectively.

   EMPLOYEE SAVINGS PLAN: Under its various employee savings plans, the Company matches the contributions of participating employees up to a designated level. The extent of the match, vesting terms and the form of the matching contribution vary among the plans. Under these plans, the Company's matching contributions, in cash, for the nine months ended December 31, 1997 was $3,742.

THE PREDECESSOR COMPANY

   Certain of the Businesses for the Predecessor Company participated in various Lockheed Martin-sponsored pension plans covering certain employees. Eligibility for participation in these plans varies, and benefits are generally based on members' compensation and years of service. Lockheed Martin's funding policy was generally to contribute in accordance with cost accounting standards that affect government contractors, subject to the Internal Revenue Code and regulations. Since the aforementioned pension arrangements are part of certain Lockheed Martin defined benefit plans, no separate actuarial data is available for the portion allocable to the Businesses. Therefore, no liabilities or assets are reflected in the accompanying combined financial statements of the Predecessor Company as of December 31, 1996. The Businesses have been allocated pension costs based upon participant employee headcount. Net pension expense included in the accompanying combined financial statements of the Predecessor Company was $1,848 for the three months ended March 31, 1997, and $7,027 and $4,134, for the years ended December 31, 1996 and 1995, respectively.

   In addition to participating in Lockheed Martin-sponsored pension plans, certain of the Businesses of the Predecessor Company provided varying levels of health care and life insurance benefits for retired

                        L-3 COMMUNICATIONS CORPORATION
      NOTES TO CONSOLIDATED (COMBINED) FINANCIAL STATEMENTS--(continued)
                            (Dollars in thousands)

employees and dependents. Participants were eligible for these benefits when they retired from active service and met the pension plan eligibility requirements. These benefits are funded primarily on a pay-as-you-go basis with the retiree generally paying a portion of the cost through contributions, deductibles and coinsurance provisions. Since the aforementioned postretirement benefits are part of certain Lockheed Martin postretirement arrangements, no separate actuarial data is available for the portion allocable to the Businesses. Accordingly, no liability is reflected in the accompanying combined financial statements as of combined December 31, 1996 and 1995. The Businesses have been allocated postretirement benefits cost based on participant employee headcount. Postretirement benefit costs included in the accompanying combined financial statements was $616 for the three months ended March 31, 1997 and $2,787 and $2,124 for the years ended December 31, 1996 and 1995, respectively. Under various employee savings plans sponsored by Lockheed Martin, the Predecessor Company matched contributions of participating employees up to a designated level. Under these plans the matching contributions for the three months ended March 31, 1997 and for the years ended December 31, 1996 and 1995 were $1,241, $3,940 and $1,478, respectively.

15. SUPPLEMENTAL CASH FLOW INFORMATION

   Supplemental disclosures to the consolidated statement of cash flows are as follows:

                         COMPANY            PREDECESSOR COMPANY
                    ----------------- ------------------------------
                                                        YEAR ENDED
                       NINE MONTHS      THREE MONTHS   DECEMBER 31,
                          ENDED            ENDED      --------------
                    DECEMBER 31, 1997  MARCH 31, 1997  1996    1995
                     ----------------- -------------- ------ ------
Interest paid .....      $21,245             --         --      --
                    ================= ==============  ====== ======
Income taxes paid        $   109             --         --      --
                    ================= ==============  ====== ======

   The Company issued $45,000 of Holdings Class A Common Stock to Lockheed Martin in a non-cash transaction as partial consideration paid to Lockheed Martin for the L-3 Acquisition.

16. SALES TO PRINCIPAL CUSTOMERS

   The Company and the Predecessor Company operate primarily in one industry segment, government electronic systems. Sales to principal customers are as follows:

                                  COMPANY                PREDECESSOR COMPANY
                              -------------- -------------------------------------------
                                                 THREE
                                   NINE         MONTHS         YEAR            YEAR
                               MONTHS ENDED      ENDED         ENDED          ENDED
                               DECEMBER 31,    MARCH 31,   DECEMBER 31,    DECEMBER 31,
                                   1997          1997          1996            1995
                              -------------- -----------  -------------- --------------
U.S. Government Agencies  ...    $434,020      $128,505      $425,033        $161,617
Foreign (principally foreign
 governments) ...............      12,090        13,612        33,475           4,945
Other (principally U.S.
 commercial) ................     100,415        16,756        84,573             219
                              -------------- -----------  -------------- --------------
                                 $546,525      $158,873      $543,081        $166,781
                              ============== ===========  ============== ==============

17. OTHER TRANSACTIONS WITH LOCKHEED MARTIN

   The Company and the Predecessor Company sell products to Lockheed Martin and its affiliates, net sales for which were $60,402 for the nine months ended December 31, 1997; $21,171 for the three months

                        L-3 COMMUNICATIONS CORPORATION
      NOTES TO CONSOLIDATED (COMBINED) FINANCIAL STATEMENTS--(continued)
                            (Dollars in thousands)

ended March 31, 1997 and $70,658 and $25,874 for the years ended December 31, 1996 and 1995, respectively. Included in Contracts in Process are receivables from Lockheed Martin and its affiliates of $8,846 and $10,924 at December 31, 1997 and 1996, respectively.


   Lockheed Martin provides the Company information systems and other services and previously provided similar services to the Predecessor Company for which the Company and the Predecessor Company was charged $13,690, $4,210, $20,901 and $20,508 for the nine months ended December 31, 1997, the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995, respectively.


   The Predecessor Company relied on Lockheed Martin for certain services, including treasury, cash management, employee benefits, taxes, risk management, internal audit, financial reporting, contract administration and general corporate services. Although certain assets, liabilities and expenses related to these services have been allocated to the Businesses, the combined financial position, results of operations and cash flows presented in the accompanying combined financial statements would not be the same had the Businesses been independent entities.

   The amount of allocated corporate expenses to the Predecessor Company and reflected in these combined financial statements was estimated based primarily on an allocation methodology prescribed by government regulations pertaining to government contractors. Allocated costs to the Businesses were $5,208 for the three months ended March 31, 1997, and $10,057 and $2,964 for the years ended December 31, 1996 and 1995, respectively.

18. SUBSEQUENT EVENTS

   In February 1998, the Company purchased substantially all the assets and liabilities of the Satellite Transmission Systems division of California Microwave, Inc. The purchase price of $27,000 is subject to adjustment based on closing net assets. The Company used cash on hand to fund the purchase price.

   On December 22, 1997, the Company signed a definitive agreement to purchase substantially all the assets and liabilities of the Ocean Systems division of AlliedSignal Inc. The purchase price of $67,500, subject to adjustment based on closing net working capital, will be financed through cash on hand and/or borrowings available under the Senior Credit Facilities.

   In February 1998, the Company entered into a definitive agreement to purchase the assets of ILEX Systems ("ILEX") for $51,900 in cash and additional consideration based on post-acquisition performance of ILEX.

   The acquisition of ILEX and Ocean Systems are expected to close during the first quarter of 1998. The Company plans to finance the purchase prices using its cash on hand and available borrowings under its revolving credit facility.


   In February 1998, the Company filed a registration statement with the Securities and Exchange Commission ("SEC") for the sale of $150,000 aggregate principal amount of Senior Subordinated Notes due 2008 (the "Notes Offering"), and concurrently with the Notes Offering, Holdings filed a registration statement with the SEC for the sale of 5.5 million shares of common stock of Holdings.

                          LORAL ACQUIRED BUSINESSES

                        COMBINED FINANCIAL STATEMENTS

  For the three months ended March 31, 1996 and the year ended December 31,
                                     1995

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors of
 L-3 Communications Corporation:

   We have audited the accompanying combined statements of operations and cash flows for the Loral Acquired Businesses as defined in Note 1 (the "Businesses") for the three months ended March 31, 1996 and the year ended December 31, 1995. These financial statements are the responsibility of the Businesses' management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined results of the operations and cash flows of the Businesses for the three months ended March 31, 1996 and the year ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/ Coopers & Lybrand L.L.P.
1301 Avenue of the Americas
New York, New York 10019
March 20, 1997

                           LORAL ACQUIRED BUSINESSES
                      COMBINED STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)

                              THREE MONTHS
                                  ENDED         YEAR ENDED
                             MARCH 31, 1996  DECEMBER 31, 1995
                             -------------- -----------------
Sales ......................    $132,200         $448,165
Cost and expenses ..........     124,426          424,899
                             -------------- -----------------
Operating income ...........       7,774           23,266
Allocated interest expense         4,365           20,799
                             -------------- -----------------
Income before income taxes         3,409            2,467
Income taxes ...............       1,292              854
                             -------------- -----------------
Net income..................    $  2,117         $  1,613
                             ============== =================

                 See notes to combined financial statements.

                           LORAL ACQUIRED BUSINESSES
                      COMBINED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                THREE MONTHS
                                                    ENDED         YEAR ENDED
                                               MARCH 31, 1996  DECEMBER 31, 1995
                                               -------------- -----------------
OPERATING ACTIVITIES:
Net Income ...................................    $  2,117         $   1,613
Depreciation and amortization ................       5,011            20,625
Changes in operating assets and liabilities
 Contracts in process ........................     (11,382)            7,327
 Other current assets ........................      (3,436)              890
 Other assets ................................       2,437             6,736
 Accounts payable and accrued liabilities  ...       4,525            (4,533)
 Other current liabilities ...................       3,348             4,428
 Other liabilities ...........................        (452)              117
                                               -------------- -----------------
Net cash from operating activities ...........       2,168            37,203
                                               -------------- -----------------
INVESTING ACTIVITIES:
Acquisition of business ......................          --          (214,927)
Capital expenditures .........................      (3,962)          (12,683)
Disposition of property, plant and equipment           187             4,342
                                               -------------- -----------------
                                                    (3,775)         (223,268)
                                               -------------- -----------------
FINANCING ACTIVITIES:
Advances from (repayments to) Loral  .........    $  1,607         $ 186,065
                                               -------------- -----------------
Net change in cash............................          --                --
                                               ============== =================

                 See notes to combined financial statements.

                          LORAL ACQUIRED BUSINESSES
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                            (Dollars in thousands)

1. BACKGROUND AND DESCRIPTION OF BUSINESS

   On January 31, 1997, Lockheed Martin Corporation ("Lockheed Martin"), Lehman Brothers Holdings Inc. ("Lehman"), Frank C. Lanza ("Lanza") and Robert
V. LaPenta ("LaPenta") entered into a Memorandum of Understanding ("MOU") regarding the transfer of certain businesses of Lockheed Martin to a newly formed corporation ("Newco") to be owned by Lockheed Martin, Lehman, Lanza and LaPenta. The businesses proposed to be transferred (the "Loral Acquired Businesses" or "Businesses") include Lockheed Martin's Wideband Systems Division and the Products Group, comprised of ten autonomous operations, all of which were acquired by Lockheed Martin effective April 1, 1996 as part of the acquisition by Lockheed Martin of the defense electronics business of Loral Corporation ("Loral"). Also included in the transaction is the acquisition of a semiconductor product line of another business and certain leasehold improvements in New York City.

   The Businesses are leading suppliers of sophisticated secure communication systems, microwave communication components, avionic and instrumentation products and other products and services to major aerospace and defense contractors as well as the U.S. Government. The Businesses operate primarily in one industry segment, communication systems and products.

   Substantially all the Businesses' products are sold to agencies of the United States Government, primarily the Department of Defense, to foreign government agencies or to prime contractors or subcontractors thereof. All domestic government contracts and subcontracts of the Businesses are subject to audit, various cost controls and include standard provisions for termination for the convenience of the government. Multi-year government contracts and related orders are subject to cancellation if funds for contract performance for any subsequent year become unavailable. Foreign government contracts generally include comparable provisions relating to termination for the convenience of the government.

   The decline in the U.S. defense budget since the mid 1980s has resulted in program delays, cancellations and scope reductions for defense contractors in general. These events may or may not have an effect on the Businesses' programs; however, in the event that expenditures for products of the type manufactured by the Businesses are reduced, and not offset by greater foreign sales or other new programs or products, or acquisitions, there may be a reduction in the volume of contracts or subcontracts awarded to the Businesses.

   The Businesses' operations, as presented herein, include allocations and estimates of certain expenses of Loral based upon estimates of services performed by Loral that management of the Businesses believe are reasonable. Such services include treasury, cash management, employee benefits, taxes, risk management, internal audit and general corporate services. Accordingly, the results of operations and cash flows as presented herein may not be the same as would have occurred had the Businesses been independent entities.

2. BASIS OF PRESENTATION

BASIS OF COMBINATION

   The accompanying combined financial statements reflect the Businesses' assets, liabilities and operations included in Loral Corporation's historical financial statements that will be transferred to Newco. All significant intercompany transactions and amounts have been eliminated. The combined financial statements do not include the operations of telecommunications switch product line which will not be transferred and was exited in 1995. Also, the assets and operations of the semiconductor product line and certain other facilities which are not material to the Businesses have been excluded from the financial statements.

                          LORAL ACQUIRED BUSINESSES
             NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                            (Dollars in thousands)

ALLOCATION OF CORPORATE EXPENSES

   The amount of corporate office expenses reflected in these financial statements has been estimated based primarily on the allocation methodology prescribed by government regulations pertaining to government contractors, which management of the Businesses believes to be a reasonable allocation method.

INCOME TAXES

   The Businesses were included in the consolidated Federal income tax return and certain combined and separate state and local income tax returns of Loral. However, for the purposes of these financial statements, the provision for income taxes was allocated based upon reported income before income taxes. Such provision was recorded through the advances from (repayments to) Loral account.

INTEREST EXPENSE

   Interest expense has been allocated to the Businesses by applying Loral's weighted average consolidated interest rate to the portion of the beginning of the period invested equity account deemed to be financed by consolidated debt, which amount has been determined based on Loral's debt to equity ratio on such date, except that the acquisition of Wideband Systems has been assumed to be fully financed by debt.

STATEMENTS OF CASH FLOWS

   The Businesses participated in Loral's cash management system, under which all cash was received and payments made by Loral. All transactions between the Businesses and Loral have been accounted for as settled in cash on the date such transactions were recorded by the Businesses.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONTRACTS IN PROCESS

   Sales on long-term production-type contracts are recorded as units are shipped; profits applicable to such shipments are recorded pro rata, based upon estimated total profit at completion of the contract. Sales and profits on cost reimbursable contracts are recognized as costs are incurred. Sales and estimated profits under other long-term contracts are recognized under the percentage of completion method of accounting using the cost-to-cost method. Amounts representing contract change orders or claims are included in sales only when they can be reliably estimated and realization is probable. Incentive fees and award fees enter into the determination of contract profits when they can be reliably estimated.

   Costs accumulated under long-term contracts include direct costs as well as manufacturing, overhead, and for government contracts, general and administrative, independent research and development and bid and proposal costs. Losses on contracts are recognized when determined. Revisions in profit estimates are reflected in the period in which the facts which require the revision become known.

DEPRECIATION AND AMORTIZATION

   Depreciation is provided primarily on the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements. The excess of the cost of purchased businesses over the fair value of the net assets acquired is being amortized using a straight-line method generally over a 40-year period.

                          LORAL ACQUIRED BUSINESSES
             NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                            (Dollars in thousands)

    The carrying amount of cost in excess of net assets acquired is evaluated on a recurring basis. Current and future profitability as well as current and future undiscounted cash flows, excluding financing costs, of the underlying businesses are primary indicators of recoverability. There were no adjustments to the carrying amount of cost in excess of net assets acquired resulting from these evaluations during the periods presented.

USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires the Businesses' management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant of these estimates and assumptions relate to contract estimates of sales and costs, cost allocations from Loral, including interest and income taxes, recoverability of recorded amounts of fixed assets and cost in excess of net assets acquired, litigation and environmental obligations. Actual results could differ from these estimates.

NEW ACCOUNTING PRONOUNCEMENTS

   Effective January 1, 1996, the Businesses adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed Of" ("SFAS 121"). SFAS 121 establishes the accounting standards for the impairment of long-lived assets, certain intangible assets and cost in excess of net assets and certain intangible assets to be disposed of. The impact of adopting SFAS 121 was not material.

   Effective January 1, 1994, the Businesses adopted Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS 112"). SFAS 112 requires that the costs of benefits provided to employees after employment but before retirement be recognized on an accrual basis. The adoption of SFAS 112 did not have a material impact on the results of operations of the Businesses.

4. ACQUISITIONS

   Effective May 1, 1995, Loral acquired substantially all the assets and liabilities of the Defense Systems operations of Unisys Corporation, which included the Wideband Systems Division. The acquisition has been accounted for as a purchase. As such, the accompanying combined financial statements reflect the results of operations of the Wideband Systems Division from the effective date of acquisition, including the amortization of an allocated portion of cost in excess of net assets acquired resulting from the acquisition. Such allocation was based on the sales and profitability of the Wideband Systems Divisions relative to the aggregate sales and profitability of the defense systems operations acquired by Loral. The assets and liabilities recorded in connection with the purchase price allocation were $240,525 and $25,598, respectively.

   Had the acquisition of the Wideband Systems Division occurred on January 1, 1995, the unaudited pro forma sales and net income for the year ended December 31, 1995 would have been $524,355 and $504,780, respectively. The results, which are based on various assumptions, are not necessarily indicative of what would have occurred had the acquisition been consummated as of January 1, 1995.

                          LORAL ACQUIRED BUSINESSES
             NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                            (Dollars in thousands)

5. OPERATING EXPENSES

   The following expenses have been included in the statements of operations:

                                                                THREE            YEAR
                                                            MONTHS ENDED         ENDED
                                                           MARCH 31, 1996  DECEMBER 31, 1995
                                                           -------------- -----------------
General and administrative expenses ......................     $23,558          $90,757
Independent research and development, and bid and
 proposal costs ..........................................     $ 5,587          $21,370

6. INCOME TAXES

   The provision for income taxes was calculated by applying Loral's statutory tax rates to the reported pre-tax book income after considering items that do not enter into the determination of taxable income and tax credits reflected in the consolidated provision which are related to the Businesses. It is estimated that deferred income taxes represent approximately $714,000 and $2,857,000 of the provisions for income taxes reflected in these financial statements for the three months ended March 31, 1996 and the year ended December 31, 1995. The principal components of deferred income taxes are contract accounting methods, property plant and equipment, goodwill amortization, and timing of accruals. Substantially all of the Businesses' income is from domestic operations.

   The following is a reconciliation of the statutory rate to the effective tax rates reflected in the financial statements:

                                                                   YEARS ENDED
                                                                  DECEMBER 31,
                                                                -----------------
                                                                  1996     1995
                                                                ------- --------
Statutory Federal income tax rate .............................   35.0%    35.0%
Research and development and other tax credits.................     --    (18.6)
State and local income taxes, net of Federal income tax
 benefit and state and local income tax credits ...............    3.9      (.3)
Foreign sales corporation tax benefit .........................   (2.2)    (3.0)
Amortization of goodwill ......................................    6.3     35.1
Other, net ....................................................   (5.1)   (13.6)
                                                                ------- --------
Effective income tax rate .....................................   37.9%    34.6%
                                                                ======= ========

7. INTEREST EXPENSE

   Interest expense was calculated using the following balances and interest rates:

                                                 THREE            YEAR
                                             MONTHS ENDED         ENDED
                                            MARCH 31, 1996  DECEMBER 31, 1995
                                            -------------- -----------------
Invested Equity ...........................    $453,062         $265,384
Interest Rate .............................        7.40%            7.87%
Wideband Systems Allocated Purchase Price            --         $214,927
Interest Rate..............................          --             7.40%

                          LORAL ACQUIRED BUSINESSES
             NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                            (Dollars in thousands)

8. COMMITMENTS AND CONTINGENCIES

   The Businesses lease certain facilities and equipment under agreements expiring at various dates through 2011. Leases covering major items of real estate and equipment contain renewal and/or purchase options which may be exercised by the Businesses. Rent expense for the three months ended March 31, 1996 was $1,063. Rent expense for the year ended December 31, 1995 was $4,276.

   Management is continually assessing its obligations with respect to applicable environmental protection laws. While it is difficult to determine the timing and ultimate cost to be incurred by the Businesses in order to comply with these laws, based upon available internal and external assessments, the Businesses believe that even without considering potential insurance recoveries, if any, there are no environmental loss contingencies that, individually or in the aggregate, would be material to the Businesses' operations. The Businesses accrue for these contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. The Businesses believe that it has adequately accrued for future expenditures in connection with environmental matters and that such expenditures will not have a material adverse effect on its financial position or results of operations.

   There are a number of lawsuits or claims pending against the Businesses and incidental to its business. However, in the opinion of management, the ultimate liability on these matters, if any, will not have a material adverse effect on the financial position or results of operations of the Businesses.

9. PENSIONS AND OTHER EMPLOYEE BENEFITS

PENSIONS

   The Businesses participate in various Loral-sponsored pension plans both contributory and non-contributory covering certain employees. Eligibility for participation in these plans varies, and benefits are generally based on members' compensation and years of service. Loral's funding policy was generally to contribute in accordance with cost accounting standards that affect government contractors, subject to the Internal Revenue code and regulations thereon. Since the aforementioned pension arrangements were part of certain Loral defined benefit or defined contribution plans, no separate actuarial data was available for the Businesses. The Businesses have been allocated their share of pension costs based upon participation employee headcount. Net pension expense, which approximates the amount funded, included in the accompanying financial statements was $1,234 and $4,391 for the three months ended March 31, 1996 and the year ended December 31, 1995, respectively.

POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

   In addition to participating in Loral-sponsored pension plans, the Businesses provide certain health care and life insurance benefits for retired employees and dependents at certain locations. Participants are eligible for these benefits when they retire from active service and meet the pension plan eligibility requirements. These benefits are funded primarily on a pay-as-you-go basis with the retiree generally paying a portion of the cost through contributions, deductibles and coinsurance provisions. Since the aforementioned postretirement benefits were part of certain Loral postretirement arrangements, no separate actuarial data is available for the Businesses. The Businesses have been allocated postretirement benefit costs based upon participant employee headcount. Post-retirement benefits costs included in the accompanying financial statements were $402 and $1,646 for the three months ended March 31, 1996 and the year ended December 31, 1995, respectively.

EMPLOYEE SAVINGS PLANS

   Under various employee savings plans sponsored by Loral, the Businesses matched the contributions of participating employees up to a designated level. The extent of the match, vesting terms and the form

                          LORAL ACQUIRED BUSINESSES
             NOTES TO COMBINED FINANCIAL STATEMENTS--(Continued)
                            (Dollars in thousands)

of the matching contribution vary among the plans. Under these plans, the matching contributions, in cash, common stock or both, for the three months ended March 31, 1996 and the year ended December 31, 1995 were $634 and $1,879, respectively.

10. SALES TO PRINCIPAL CUSTOMERS

   The Businesses operate primarily in one industry segment, electronic components and systems. Sales to principal customers are as follows:

                                                 THREE            YEAR
                                             MONTHS ENDED         ENDED
                                            MARCH 31, 1996  DECEMBER 31, 1995
                                            -------------- -----------------
U.S. Government Agencies ..................    $ 94,993         $328,476
Foreign (principally foreign governments)        16,838           62,549
Other (principally commercial) ............      20,369           57,140
                                            -------------- -----------------
                                               $132,200         $448,165
                                            ============== =================

Foreign sales comprise the following:

                          THREE            YEAR
                      MONTHS ENDED         ENDED
                     MARCH 31, 1996  DECEMBER 31, 1995
                     -------------- -----------------
Export sales
 Asia ..............     $ 4,056          $19,248
 Middle East .......       3,648            4,147
 Europe ............       6,275           26,283
 Other .............       2,859           12,871
                     -------------- -----------------
 Total foreign
  sales.............     $16,838          $62,549
                     ============== =================

11. RELATED PARTY TRANSACTIONS

   The Businesses had a number of transactions with Loral and its affiliates. Management believes that the arrangements are as favorable to the Businesses as could be obtained from unaffiliated parties. The following describe the related party transactions.

   Loral allocated certain operational, administrative, legal and other services to the Businesses. Costs allocated to the Businesses were $1,827 and $6,535 for the three months ended March 31, 1996 and the year ended December 31, 1995, respectively. The Businesses sold products to Loral and its affiliates. Net sales to Loral were $14,840 for the three months ended March 31, 1996 and were $54,600 in 1995. Net sales to Space Systems/Loral were $2,471 for the three months ended March 31, 1996 and were $4,596 in 1995. Net sales to K&F Industries were $1,173 for the three months ended March 31, 1996 and were $2,415 in 1995.

    SATELLITE TRANSMISSION SYSTEMS DIVISION OF CALIFORNIA MICROWAVE, INC.

                   UNAUDITED CONDENSED FINANCIAL STATEMENTS

                         As of December 31, 1997 and
             for the six months ended December 31, 1996 and 1997

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                          CALIFORNIA MICROWAVE, INC.
                          BALANCE SHEET (UNAUDITED)
                              DECEMBER 31, 1997
                                (In Thousands)

 ASSETS
Current assets:
 Accounts receivable, less $554 allowance for doubtful
  accounts ....................................................  $ 22,204
 Inventories ..................................................    10,382
                                                                ----------
Total current assets ..........................................    32,586
Property, plant and equipment, at cost ........................    21,663
Less accumulated depreciation and amortization ................   (14,467)
                                                                ----------
Net property and equipment ....................................     7,196
Other assets ..................................................        15
                                                                ----------
Total assets ..................................................  $ 39,797
                                                                ==========
LIABILITIES AND DIVISION EQUITY
Current liabilities:
 Accounts payable .............................................  $  6,508
 Accrued liabilities ..........................................     3,703
 Current portion of long-term debt ............................       200
                                                                ----------
Total current liabilities .....................................    10,411
Long-term debt ................................................     1,330
                                                                ----------
Total liabilities .............................................    11,741
Commitments
Division equity ...............................................    28,056
                                                                ----------
Total liabilities and Division equity .........................  $ 39,797
                                                                ==========

See accompanying notes.

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                          CALIFORNIA MICROWAVE, INC.
                     STATEMENTS OF OPERATIONS (UNAUDITED)
                                (In Thousands)

                                         SIX MONTHS ENDED
                                           DECEMBER 31
                                      ----------------------
                                         1997        1996
                                      ---------- ----------
Net sales ...........................   $24,551    $ 38,770
Cost of products sold ...............    23,226      42,530
                                      ---------- ----------
Gross margin ........................     1,325      (3,760)
                                      ---------- ----------
Expenses:

 Research and development ...........       712         721
 Marketing and administration  ......     5,123       8,064
 Amortization of intangible assets  .        --          72
                                      ---------- ----------
Total expenses ......................     5,835       8,857
                                      ---------- ----------
Operating loss ......................    (4,510)    (12,617)
Interest expense ....................       (43)        (70)
Interest income .....................        --           5
                                      ---------- ----------
Loss before income tax benefit  .....    (4,553)    (12,682)
Allocated benefit from income taxes       1,639       4,185
                                      ---------- ----------
Net loss ............................   $(2,914)   $ (8,497)
                                      ========== ==========

See accompanying notes.

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                          CALIFORNIA MICROWAVE, INC.
                     STATEMENTS OF CASH FLOWS (UNAUDITED)
                                (In Thousands)

                                                                     SIX MONTHS ENDED
                                                                       DECEMBER 31
                                                                  ----------------------
                                                                     1997        1996
                                                                  ---------- ----------
CASH FLOWS FROM OPERATING ACTIVITIES

Net loss ........................................................   $(2,914)   $ (8,497)
Adjustments for noncash items:

 Amortization of intangible assets ..............................        --          72
  Depreciation and amortization of property, plant and equipment        780       1,200
  Loss on sale of assets ........................................        --         151
  Provision for doubtful accounts ...............................        66         750
Changes in asset and liability accounts:

 Accounts receivable ............................................     6,053      16,124
 Inventories ....................................................    (2,644)      6,789
 Prepaid expenses and other assets ..............................        85         213
 Accounts payable ...............................................    (1,256)    (10,238)
 Accrued liabilities ............................................       132        (208)
                                                                  ---------- ----------
Net cash provided by operations .................................       302       6,356
                                                                  ---------- ----------
CASH FLOWS FROM INVESTING ACTIVITIES

Capital expenditures ............................................      (160)     (1,072)
Proceeds from sale of building ..................................        --       1,617
                                                                  ---------- ----------
Net cash provided by (used in) investing activities  ............      (160)        545
                                                                  ---------- ----------
CASH FLOWS FROM FINANCING ACTIVITIES

Payments on long-term debt ......................................      (100)       (200)
Net cash provided to CMI ........................................       (42)     (6,701)
                                                                  ---------- ----------
Net cash used in financing activities ...........................      (142)     (6,901)
                                                                  ---------- ----------
Cash and cash equivalents .......................................   $    --    $     --
                                                                  ========== ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the six month period for interest ..............   $    36    $     32
                                                                  ========== ==========

See accompanying notes.

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                          CALIFORNIA MICROWAVE, INC.
                  NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
                 SIX MONTHS ENDED DECEMBER 31, 1996 AND 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

   The accompanying unaudited financial statements include the operations of the Satellite Transmission Systems Division ("STS" or the "Division") of California Microwave, Inc. ("CMI" or the "Company"). The Division is a global satellite communication systems integrator providing hardware, software and services for turnkey projects to large commercial customers, principally domestic and foreign telephone companies and major common carriers and to the U.S. and foreign governments.

   These financial statements are presented as if the Division had existed as an entity separate from CMI during the periods presented and include the historical assets, liabilities, sales and expenses that are directly related to the Division's operations. However, these financial statements are not necessarily indicative of the financial position and results of operations which would have occurred had the Division been an independent entity.

   The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month periods ended December 31, 1996 and 1997 are not necessarily indicative of the results that may be expected for the years ended June 30, 1997 and 1998. For further information, refer to the financial statements and footnotes thereto included in the Division's financial statements for the year ended June 30, 1997.

USE OF ESTIMATES; RISKS AND UNCERTAINTIES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates are used in determining the collectibility of accounts receivable, warranty costs, inventory realization, profitability on long-term contracts, restructuring reserves, recoverability of property, plant and equipment, and contingencies. Actual results could differ from estimates.

INVENTORIES AND COST OF PRODUCTS SOLD

   Inventories are recorded at the lower of cost or market. Project inventories are transferred to cost of products sold at the time revenue is recognized based on the estimated total manufacturing costs and total contract prices under each contract. Losses on contracts are recognized in full when the losses become determinable. The cost of other inventories is generally based on standard costs which approximate actual costs determined by the first-in, first-out method.

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                          CALIFORNIA MICROWAVE, INC.
            NOTES TO FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

2. INVENTORIES

   Inventories consisted of the following:

                                                          DECEMBER 31,
                                                              1997
                                                         --------------
                                                         (IN THOUSANDS)
Projects in process.....................................     $ 9,351
Less: progress billings.................................       1,547
                                                         --------------
                                                               7,804
Product inventories, principally materials and
 supplies...............................................       2,578
                                                         --------------
Total...................................................     $10,382
                                                         ==============

3. CORPORATE ALLOCATIONS

   CMI allocates corporate expenses on a value-added basis to each division, which CMI believes results in a reasonable allocation of such costs. The accompanying financial statements reflect charges for general corporate administrative expenses incurred by CMI which amounted to approximately $832,000 and $793,000 for the six months ended December 31, 1996 and 1997, respectively.

   No interest is allocated by CMI to the Division.

   The Division is charged for its proportional share of CMI's self-insured medical plan. Such charges amounted to $1,015,000 and $732,000 for the six months ended December 31, 1996 and 1997, respectively.

   In addition, there were direct charges from CMI as follows:

                              SIX MONTHS
                                ENDED
                             DECEMBER 31,
                            --------------
                             1997    1996
                            ------ ------
                            (IN THOUSANDS)
Marketing..................  $304    $389
General and
 administrative............    --     142
                            ------ ------
Total......................  $304    $531
                            ====== ======

   The Division believes that the direct charges from CMI were reasonable during the periods presented.

4. RESTRUCTURING

   During fiscal 1997, a comprehensive review of the Division's operations was performed, including a review of inventory levels, product development and migration plans and facility and personnel needs. It was determined to focus the Division on potentially higher margin products. This resulted in the write-down of certain inventories and the restructuring of the Division's operations. During the six month period ended December 31, 1996 inventory and other charges of $10,300,000, arising from this review, were included in cost of products sold. During February 1997, additional charges of $800,000 relating to excess facilities and severance were recorded. There are no remaining cash outlays associated with the restructuring at December 31, 1997.

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                          CALIFORNIA MICROWAVE, INC.
            NOTES TO FINANCIAL STATEMENTS (UNAUDITED) (CONTINUED)

5. OTHER

   In November 1997, the Division recorded a $1 million charge to cost of sales relating to a contract with a customer in Sudan. The President of the United States imposed economic sanctions on Sudan which banned U.S. companies from doing business in Sudan and as a result, the Division could not continue to perform under the existing contract. Based upon this, the contract was terminated and the Division has been released from further performance requirements.

   On December 19, 1997, L-3 Communications Corporation, an unrelated party, reached an agreement to purchase from CMI substantially all of the assets of the Division, and to assume certain of the liabilities of the Division, for approximately $27 million in cash. The final purchase price is subject to adjustment based on the net assets of the Division at the closing date of the transaction.

    SATELLITE TRANSMISSION SYSTEMS DIVISION OF CALIFORNIA MICROWAVE, INC.

                             FINANCIAL STATEMENTS

                   As of June 30, 1997 and 1996 and for the years ended June 30, 1997, 1996 and 1995

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
California Microwave, Inc.

   We have audited the accompanying balance sheets of the Satellite Transmission Systems Division of California Microwave, Inc. (the "Company") as of June 30, 1997 and 1996, and the related statements of operations and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Satellite Transmission Systems Division of California Microwave, Inc., as of June 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.

                                           /s/ Ernst & Young LLP
Melville, New York
January 27, 1998

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                          CALIFORNIA MICROWAVE, INC.
                                BALANCE SHEETS
                                (In Thousands)

                                                                            JUNE 30,
                                                                     ----------------------
                                                                        1997        1996
                                                                     ---------- ----------
ASSETS

Current assets:

 Accounts receivable, less $140 and $508 allowance for doubtful
  accounts in 1996 and 1997.........................................  $ 28,323    $ 46,750
 Inventories........................................................     7,738      10,412
 Prepaid expenses and other assets..................................        77         121
                                                                     ---------- ----------
Total current assets................................................    36,138      57,283
Property, plant and equipment, at cost..............................    21,503      21,378
Less accumulated depreciation and amortization......................   (13,687)    (12,984)
                                                                     ---------- ----------
Net property and equipment .........................................     7,816       8,394
Intangible assets, net of accumulated amortization of $2,268 in
 1996...............................................................        --       2,032
Other assets........................................................        23       2,045
                                                                     ---------- ----------
Total assets .......................................................  $ 43,977    $ 69,754
                                                                     ========== ==========
LIABILITIES AND DIVISION EQUITY

Current liabilities:

 Accounts payable...................................................  $  7,764    $ 19,548
 Accrued liabilities................................................     3,571       3,584
 Current portion of long-term debt..................................       100         200
                                                                     ---------- ----------
Total current liabilities...........................................    11,435      23,332
Long-term debt......................................................     1,530       1,630
                                                                     ---------- ----------
Total liabilities...................................................    12,965      24,962
Commitments

Division equity.....................................................    31,012      44,792
                                                                     ---------- ----------
Total liabilities and Division equity...............................  $ 43,977    $ 69,754
                                                                     ========== ==========

                           See accompanying notes.

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                          CALIFORNIA MICROWAVE, INC.
                           STATEMENTS OF OPERATIONS
                                (In Thousands)

                                                          YEARS ENDED JUNE 30,
                                                   ----------------------------------
                                                       1997        1996       1995
                                                   ----------- ----------  ---------
Net sales.........................................   $ 68,037    $124,393   $94,271
Cost of products sold.............................     65,724     102,399    86,335
                                                   ----------- ----------  ---------
Gross margin......................................      2,313      21,994     7,936
                                                   ----------- ----------  ---------
Expenses:

 Research and development.........................      1,360       2,540     2,288
 Marketing and administration.....................     14,154      13,295    12,655
 Amortization and write-down of intangible
 assets...........................................      2,032         171       171
 Restructuring....................................        800          --     2,446
                                                   ----------- ----------  ---------
Total expenses....................................     18,346      16,006    17,560
                                                   ----------- ----------  ---------
Operating (loss) income...........................    (16,033)      5,988    (9,624)
Interest expense..................................        (65)        (69)      (98)
Interest income...................................         40          11         3
                                                   ----------- ----------  ---------
(Loss) income before income tax benefit
 (expense)........................................    (16,058)      5,930    (9,719)
Allocated benefit (expense) from income taxes ....      4,676      (2,135)    3,207
                                                   ----------- ----------  ---------
Net (loss) income.................................   $(11,382)   $  3,795   $(6,512)
                                                   =========== ==========  =========

See accompanying notes.

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                          CALIFORNIA MICROWAVE, INC.
                           STATEMENTS OF CASH FLOWS
                                (In Thousands)

                                                            YEARS ENDED JUNE 30,
                                                     -----------------------------------
                                                         1997        1996       1995
                                                     ----------- ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES

Net (loss) income...................................   $(11,382)   $  3,795    $(6,512)
Adjustments for noncash items:

 Amortization and write-down of intangible assets ..      2,032         171        171
 Depreciation and amortization of property, plant
  and equipment.....................................      1,639       1,746      1,848
 Loss on sale of assets.............................         77         140         64
 Provision for doubtful accounts....................        750         100        150
Changes in asset and liability accounts:

 Accounts receivable................................     17,677     (17,019)    14,937
 Inventories........................................      2,674      12,243     (8,211)
 Prepaid expenses and other assets..................        449       1,449      5,627
 Accounts payable...................................    (11,783)      5,736     (3,747)
 Accrued and other liabilities......................        (14)     (1,697)     1,895
                                                     ----------- ----------  ----------
Net cash provided by operations.....................      2,119       6,664      6,222
                                                     ----------- ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES

Capital expenditures................................     (1,138)     (1,099)    (1,881)
Proceeds from sale of building......................      1,617          --         --
                                                     ----------- ----------  ----------
Net cash (used in) provided by investing
 activities.........................................        479      (1,099)    (1,881)
                                                     ----------- ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES

Payments on long-term debt..........................       (200)       (100)      (200)
Net cash provided to CMI............................     (2,398)     (5,465)    (4,141)
                                                     ----------- ----------  ----------
Net cash used in financing activities...............     (2,598)     (5,565)    (4,341)
                                                     ----------- ----------  ----------
Cash and cash equivalents...........................   $     --    $     --    $    --
                                                     =========== ==========  ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Cash paid during the year for interest..............   $     38    $     66    $    70
                                                     =========== ==========  ==========

See accompanying notes.

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                          CALIFORNIA MICROWAVE, INC.
                        NOTES TO FINANCIAL STATEMENTS
                   YEARS ENDED JUNE 30, 1995, 1996 AND 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

   The accompanying financial statements include the operations of the Satellite Transmission Systems Division ("STS" or the "Division") of California Microwave, Inc. ("CMI" or the "Company"). The Division is a global satellite communication systems integrator providing hardware, software and services for turnkey projects to large commercial customers, principally domestic and foreign telephone companies and major common carriers and to the U.S. and foreign governments.

   These financial statements are presented as if the Division had existed as an entity separate from CMI during the periods presented and include the historical assets, liabilities, sales and expenses that are directly related to the Division's operations. However, these financial statements are not necessarily indicative of the financial position and results of operations which would have occurred had the Division been an independent entity.

USE OF ESTIMATES; RISKS AND UNCERTAINTIES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant estimates are used in determining the collectibility of accounts receivable, warranty costs, inventory realization, profitability on long-term contracts, restructuring reserves, recoverability of property, plant and equipment, and contingencies. Actual results could differ from estimates.

CASH AND CASH EQUIVALENTS

   The Division participates in CMI's centralized cash management function; accordingly, the Division does not maintain separate cash accounts, other than payroll and foreign subsidiary accounts, which are deemed insignificant, and its cash disbursements and collections are settled through Division equity.

INVENTORIES AND COST OF PRODUCTS SOLD

   Inventories are recorded at the lower of cost or market. Project inventories are transferred to cost of products sold at the time revenue is recognized based on the estimated total manufacturing costs and total contract prices under each contract. Losses on contracts are recognized in full when the losses become determinable. During the year ended June 30, 1995, the Division recognized losses of approximately $2,800,000 on such contracts. The cost of other inventories is generally based on standard costs which approximate actual costs determined by the first-in, first-out method.

PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization charges are computed using the straight-line method based on the estimated useful lives of the related assets.

INTANGIBLE ASSETS OF BUSINESS ACQUIRED

   During 1997, CMI wrote off $1,888,000 of purchased intangible assets, principally goodwill, relating to the original acquisition of STS by CMI, which was pushed down to the Division's books. The intangible

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                          CALIFORNIA MICROWAVE, INC.
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued) assets consisted of the excess of the purchase price paid for STS over the net tangible assets acquired and was amortized using the straight-line method over 30 years. During 1997, CMI determined that the excess purchase price was not recoverable due to a significant reduction in sales by the Division in 1997 as compared to prior periods and appropriately reduced the carrying value.

OTHER LONG-LIVED ASSETS

   In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of," the Division records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of such assets. Other than as described above related to purchased intangibles, no such losses have been incurred.

REVENUE RECOGNITION, RECEIVABLES AND CREDIT RISK

   Revenue from product sales is recognized at the time of shipment. Sales on certain long-term, small quantity, high unit value contracts are recognized at the completion of significant project milestones, which are generally contract line items. Scheduled billings and retainages under certain contracts (principally export contracts) have deferred billing provisions resulting in unbilled accounts receivable (included in accounts receivable) of $7,426,000 and $4,425,000 at June 30, 1996 and 1997, respectively. The unbilled receivable at June 30, 1997, is expected to be collected within one year.

   The Division manufactures and sells satellite communications products, systems and turnkey telecommunications networks to large commercial customers, principally domestic and foreign telephone companies and major common carriers, and to the U.S. government. The Division generally requires no collateral, but generally requires letters of credit, denominated in U.S. dollars, from its foreign customers.

   During 1996 and 1997, the Division periodically transferred certain international accounts receivable to CMI. CMI insures these receivables under a credit insurance program and then sells the receivables, without recourse, at prevailing discount rates. The Division retains the responsibility to collect and service these amounts. Outstanding customer receivables transferred to CMI through Division equity amounted to approximately $421,000 and $2,100,000 during 1996 and 1997, respectively.

   The Division charged to operations $150,000, $100,000 and $750,000 for its provision for doubtful accounts in 1995, 1996 and 1997, respectively.

WARRANTY

   The Company generally warrants its products for a period of 12 to 24 months from completion of contract or shipment. Warranty expense was approximately $679,000, $753,000 and $688,000 for 1995, 1996 and 1997,
respectively.

INCOME TAXES

   Income taxes reflect an allocation of CMI's income tax expense (benefit) calculated based on CMI's effective tax rate. All deferred tax assets and liabilities relating to the Division are included in intercompany balances with CMI and are accounted for within Division equity (see Note 7). On a stand-alone basis, income tax benefit (expense) for the year ended June 30, 1997 would not be material due to the existence of net operating loss carryforwards at the Division level and the need for a full valuation allowance on any resulting net deferred tax asset. Such net operating losses have been fully utilized by CMI.

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                          CALIFORNIA MICROWAVE, INC.
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)
 FISCAL YEAR

   The Division's fiscal year ends on the Saturday closest to June 30, and includes 52 weeks in fiscal 1995, 1996 and 1997. For 1995, 1996 and 1997, the fiscal years ended on July 1, 1995, June 29, 1996 and June 28, 1997, respectively. For clarity of presentation, the financial statements are reported as ending on a calendar month end.

2. PROPERTY AND EQUIPMENT

   Property and equipment consisted of the following:

                                                 JUNE 30,
                                           -------------------
                                   LIFE       1997      1996
                                ---------- ---------  --------
                                (IN YEARS)    (IN THOUSANDS)
Land...........................              $   950   $   950
Buildings .....................     30         3,559     3,559
Machinery and equipment  ......     3-5        8,780     9,256
Office and computer equipment      3-10        6,440     5,653
Building improvements..........     --         1,721     1,813
Vehicles ......................      5            53       147
                                           ---------  --------
                                             $21,503   $21,378
                                           =========  ========

   Building improvements are depreciated over the shorter of the life of the improvement or the remaining life of the building.

3. INVENTORIES

   Inventories consisted of the following:

                                                              JUNE 30,
                                                         ------------------
                                                           1997      1996
                                                         -------- --------
                                                           (IN THOUSANDS)
Projects in process.....................................  $6,484   $ 6,287
Less: progress billings.................................   2,544     1,991
                                                         -------- --------
                                                           3,940     4,296
Product inventories, principally materials and
 supplies...............................................   3,798     6,116
                                                         -------- --------
Total...................................................  $7,738   $10,412
                                                         ======== ========

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                          CALIFORNIA MICROWAVE, INC.
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4. ACCRUED LIABILITIES

   Accrued liabilities consisted of the following:

                            JUNE 30,
                       ------------------
                         1997      1996
                       -------- --------
                         (IN THOUSANDS)
Salaries and bonuses .  $  497    $1,381
Vacation..............     610       873
Other payroll
 related..............     123       115
Warranties............     899       758
Commissions...........     813        --
Other.................     629       457
                       -------- --------
                        $3,571    $3,584
                       ======== ========

5. LONG-TERM DEBT

   The Division has industrial development bonds that are payable in annual installments through November 9, 2007, may be prepaid at any time without penalty and bear interest at 65% of the bank's floating rate (5.5% at June 30, 1997), based upon prevailing market conditions, which is redetermined daily. The obligor of the industrial development bonds is a related entity, and the bonds are secured by mortgages on the equipment and properties involved.

   At June 30, 1997, the annual maturities of long-term debt are as follows:

 1998................. $  100,000
1999.................     200,000
2000.................     100,000
2001.................     200,000
2002.................     100,000
Thereafter...........     930,000
                      -----------
                        1,630,000
Less current
 portion.............     100,000
                      -----------
                       $1,530,000
                      ===========

6. COMMITMENTS

   On November 15, 1996, the Division leased a facility under an 18-month noncancelable operating lease. Rent expense was approximately $209,000, $229,000 and $69,000 for 1995, 1996, and 1997, respectively.

   Future minimum lease payments under the operating lease is $48,000 for 1998.

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                          CALIFORNIA MICROWAVE, INC.
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

7. DIVISION EQUITY

   A summary of the Division equity activity is as follows:

                                JUNE 30,
                          ---------------------
                             1997       1996
                          ---------- ---------
                             (IN THOUSANDS)
Beginning balance........  $ 44,792    $46,462
Net income (loss)........   (11,382)     3,795
Net cash provided to
 CMI.....................    (2,398)    (5,465)
                          ---------- ---------
Ending balance...........  $ 31,012    $44,792
                          ========== =========

8. EMPLOYEE BENEFITS

   The Division participates in the CMI defined contribution retirement plan which covers substantially all of the employees of the Division. The Division's contribution was $379,000, $700,000 and $180,000 for 1995, 1996
and 1997, respectively.

9. SIGNIFICANT CUSTOMERS AND SEGMENT INFORMATION

   The Division operates in a single industry segment and is engaged in the manufacture and sale of electronics equipment for satellite communications.

   International sales were as follows:

                               JUNE 30,
                    -------------------------------
                       1997      1996       1995
                    --------- ---------  ---------
                            (IN THOUSANDS)
Asia Pacific.......  $22,333    $27,106   $17,164
Africa/Middle
 East..............   13,052     41,827     9,572
Latin America......    5,149     11,137    14,768
Europe.............    7,828     15,984     9,784
Other..............    1,391      2,973     4,312
                    --------- ---------  ---------
                     $49,753    $99,027   $55,600
                    ========= =========  =========

   The Division had revenues from one customer representing 17.3%, 31.5% and 11% of total revenues in 1995, 1996 and 1997, respectively.

10. CORPORATE ALLOCATIONS

   CMI allocates corporate expenses on a value-added basis to each division, which CMI believes results in a reasonable allocation of such costs. The accompanying financial statements reflect charges for general corporate administrative expenses incurred by CMI which amounted to approximately $1,477,000, $1,555,000 and $1,663,000 in 1995, 1996 and 1997, respectively.

   No interest is allocated by CMI to the Division.

   The Division is charged for its proportional share of CMI's self-insured medical plan. Such charges amounted to $944,000, $1,437,000 and $1,856,000 in 1995, 1996, and 1997, respectively.

                  SATELLITE TRANSMISSION SYSTEMS DIVISION OF
                          CALIFORNIA MICROWAVE, INC.
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)

10. CORPORATE ALLOCATIONS  (Continued)
    In addition, there were direct charges from CMI as follows:

                                    JUNE 30,
                            ------------------------
                              1997     1996   1995
                            -------- ------  ------
                                 (IN THOUSANDS)
Marketing..................  $  889      --    $--
General and
 administrative............     285    $508     --
                            -------- ------  ------
Total......................  $1,174    $508    $--
                            ======== ======  ======

   The Division believes that the direct charges from CMI were reasonable during the periods presented.

11. RELATED PARTY TRANSACTIONS

   Included in net sales are product sales to other divisions of CMI. These sales totaled $3,584,000, $640,000 and $1,800,000 for 1995, 1996 and 1997,
respectively. In addition, there is approximately $2,363,000, $2,937,000 and $776,000 of purchases from another division of CMI which is included in ending inventory and $2,139,000, $3,576,000 and $1,129,000 due to this division which is included in accounts payable at June 30, 1995, 1996 and 1997, respectively.

12. RESTRUCTURING

   In June 1995, a decision was made to close the Division's Melbourne, Florida facility as well as to perform a review of personnel needs at the Division's operations. Pursuant to these decisions, approximately $2.4 million of restructuring charges were recorded, including approximately $600,000 to reflect the facility at its net realizable value. There are no remaining cash outlays associated with the restructuring at June 30, 1997.

   In December 1996 and January 1997, a comprehensive review of the Division's operations was performed, including a review of inventory levels, product development and migration plans and facility and personnel needs. It was determined to focus the Division on potentially higher margin products. This resulted in the write-down of certain inventories and the restructuring of the Division's operations. Inventory and other charges of $10,300,000, arising from this review, were included in cost of products sold and excess facilities and severance charges of $800,000 were included in restructuring. There are no remaining cash outlays associated with the restructuring at June 30, 1997.

13. SUBSEQUENT EVENTS

   In November 1997, the Division recorded a $1 million charge to cost of sales relating to a contract with a customer in Sudan. The President of the United States imposed economic sanctions on Sudan which banned U.S. companies from doing business in Sudan, and as a result the Division could not continue to perform under the existing contract. Based upon this, the contract was terminated and the Division has been released from further performance requirements.

   On December 19, 1997, L-3 Communications Corporation, an unrelated party, reached an agreement to purchase from CMI substantially all of the assets of the Division, and to assume certain of the liabilities of the Division, for approximately $27 million in cash. The final purchase price is subject to adjustment based on the net assets of the Division at the closing date of the transaction.

                      ILEX SYSTEMS, INC. AND SUBSIDIARY

                      CONSOLIDATED FINANCIAL STATEMENTS

                              December 31, 1997

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
ILEX Systems, Inc.:

   We have audited the accompanying consolidated balance sheet of ILEX Systems, Inc. and subsidiary as of December 31, 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ILEX Systems, Inc. and subsidiary as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                           /s/ KPMG Peat Marwick LLP


San Jose, California
February 9, 1998, except as to Note 9 which is as of February 27, 1998

                       ILEX SYSTEMS, INC. AND SUBSIDIARY
                          CONSOLIDATED BALANCE SHEET
                              DECEMBER 31, 1997

                                            ASSETS
Current assets:
 Cash and cash equivalents .....................................................  $ 4,919,548
 Accounts receivable, net of allowance for doubtful accounts of $327,422  ......    7,354,640
 Unbilled accounts receivable ..................................................    4,868,453
 Inventories ...................................................................      923,466
 Deferred income taxes .........................................................       13,000
 Other current assets ..........................................................      278,771
                                                                                 -------------
  Total current assets .........................................................   18,357,878
Property, plant, and equipment:
 Equipment .....................................................................    2,343,643
 Furniture, fixtures, and leasehold improvements ...............................      634,425
                                                                                 -------------
                                                                                    2,978,068
 Accumulated depreciation and amortization .....................................   (2,031,763)
                                                                                 -------------
                                                                                      946,305
Goodwill, net of accumulated amortization of $117,940 ..........................      343,564
Deposits and other assets ......................................................      138,730
                                                                                 -------------
                                                                                  $19,786,477
                                                                                 =============
                             LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term debt .............................................  $    62,833
 Accounts payable ..............................................................    2,226,340
 Accrued payroll and related expenses ..........................................    3,176,151
 Deferred income ...............................................................       37,843
 Distribution payable to shareholders ..........................................    2,216,877
 Income taxes payable ..........................................................       80,552
 Other current liabilities .....................................................      175,011
                                                                                 -------------
  Total current liabilities ....................................................    7,975,607
Other liabilities ..............................................................       18,678
                                                                                 -------------
  Total liabilities ............................................................    7,994,285
Shareholders' equity:
 Common stock, no par value; 5,000,000 shares authorized; 1,317,605 shares
  issued and outstanding .......................................................    1,386,417
 Retained earnings .............................................................   10,405,775
                                                                                 -------------
  Total shareholders' equity ...................................................   11,792,192
Commitments ....................................................................
                                                                                 -------------
                                                                                  $19,786,477
                                                                                 =============

See accompanying notes to consolidated financial statements.

                       ILEX SYSTEMS, INC. AND SUBSIDIARY
                       CONSOLIDATED STATEMENT OF INCOME
                         YEAR ENDED DECEMBER 31, 1997

 Revenues:
 Consulting fees ......................  $57,309,190
 Equipment sales ......................    6,213,038
                                        -------------
                                          63,522,228
                                        -------------
Costs and expenses:
 Cost of revenue, consulting ..........   41,852,031
 Cost of sales, equipment .............    3,314,614
 Selling, general, and administrative      9,507,879
 Research and development .............    1,211,497
                                        -------------
                                          55,886,021
                                        -------------
  Operating income ....................    7,636,207
Other income (expense):
 Interest income ......................      135,114
 Interest expense .....................       (8,579)
 Loss on write-down of investment  ....     (250,000)
 Other expense ........................     (108,000)
                                        -------------
  Income before income taxes ..........    7,404,742
Income taxes ..........................      550,000
                                        -------------
  Net income ..........................  $ 6,854,742
                                        =============

See accompanying notes to consolidated financial statements.

                      ILEX SYSTEMS, INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                         YEAR ENDED DECEMBER 31, 1997

                                                COMMON STOCK                            TOTAL
                                          -------------------------    RETAINED     SHAREHOLDERS'
                                             SHARES       AMOUNT       EARNINGS        EQUITY
                                          ----------- ------------   ------------- ---------------
Balances as of December 31, 1996 ........  1,315,720    $1,352,249   $10,606,517     $11,958,766
Issuance of common stock in exchange for
 services ...............................      3,400        42,500            --          42,500
Stock repurchase ........................     (1,515)       (8,332)       (6,060)        (14,392)
Distributions to shareholders ...........         --            --    (7,049,424)     (7,049,424)
Net income ..............................         --            --     6,854,742       6,854,742
                                          ----------- ------------  ------------- ---------------
Balances as of December 31, 1997 ........  1,317,605    $1,386,417   $10,405,775     $11,792,192
                                          =========== ============  ============= ===============

See accompanying notes to consolidated financial statements.

                       ILEX SYSTEMS, INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                         YEAR ENDED DECEMBER 31, 1997

 Cash flows from operating activities:
 Net income ..........................................................................  $ 6,854,742
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization ......................................................      419,593
  Allowance for doubtful accounts ....................................................     (203,255)
  Loss on write-down of investment ...................................................      250,000
  Deferred income taxes ..............................................................      485,000
  Issuance of common stock for services ..............................................       42,500
  Changes in operating assets and liabilities:
   Receivables .......................................................................   (1,267,205)
   Inventories .......................................................................      387,485
   Other current assets ..............................................................     (112,176)
   Deposits and other assets .........................................................      140,884
   Accounts payable and accrued liabilities ..........................................      324,963
   Deferred income ...................................................................     (159,012)
   Income taxes payable ..............................................................       80,552
   Other liabilities .................................................................     (459,166)
                                                                                       -------------
    Net cash provided by operating activities ........................................    6,784,905
                                                                                       -------------
Cash flows used in investing activities--purchases of property, plant, and equipment       (416,630)
                                                                                       -------------
Cash flows from financing activities:
 Payments on debt ....................................................................      (67,265)
 Distributions paid to shareholders ..................................................   (4,832,547)
 Repurchase of common stock ..........................................................      (14,392)
                                                                                       -------------
    Net cash used in financing activities ............................................   (4,914,204)
                                                                                       -------------
Increase in cash and cash equivalents ................................................    1,454,071
Cash and cash equivalents, beginning of year .........................................    3,465,477
                                                                                       -------------
Cash and cash equivalents, end of year ...............................................  $ 4,919,548
                                                                                       =============
Supplemental disclosures of cash flow information:
 Cash paid during year:
  Income taxes .......................................................................  $   716,190
                                                                                       =============
  Interest ...........................................................................  $     8,579
                                                                                       =============
  Noncash investing and financing activities--distributions payable to shareholders ..  $ 2,216,877
                                                                                       =============

See accompanying notes to consolidated financial statements.

                       ILEX SYSTEMS, INC. AND SUBSIDIARY
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997

(1) SUMMARY OF THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

   ILEX Systems, Inc. (the "Company") provides services and products primarily in four areas: environmental consulting services to private and public sector customers; software consulting services to the federal government and its contractors; supervisory control and data acquisition products and services to the electrical utility industry; and secured communications products, principally to the federal government and its agencies. The majority of the Company's revenues are derived from its software consulting services.

PRINCIPLES OF CONSOLIDATION

   The accompanying consolidated financial statements include the financial statements of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

REVENUE RECOGNITION

   The Company's consulting services are generally performed on time-and materials-based contracts for the federal government and its contractors. Accordingly, revenues are recognized as services are performed. Equipment sales revenues are recognized upon shipment. Unbilled accounts receivable comprise charges for services and materials provided to customers that have not been invoiced.

   The Company does not require collateral for its receivables. Reserves are maintained for potential credit losses.

CASH EQUIVALENTS

   Cash equivalents of $1,879,285 as of December 31, 1997, consist principally of money market investments. For purposes of the accompanying consolidated statement of cash flows, the Company considers all highly liquid debt instruments with remaining maturities of three months or less when acquired to be cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS

   The carrying value of financial instruments in the Company's consolidated financial statements approximates fair value due to the short-term maturities of these instruments.

INVENTORIES

   Inventories are stated at the lower of cost (first-in, first-out basis) or market.

PROPERTY, PLANT, AND EQUIPMENT

   Property, plant, and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets (generally five years). Leasehold improvements are amortized straight-line over the shorter of the lease term or the estimated useful life of the asset.

GOODWILL

   Goodwill, which represents the excess of purchase price over the fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited of 10 to 15 years. The Company assesses the recoverability of goodwill by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation.

 INCOME TAXES

   The Company elected S corporation status on March 17, 1997, effective January 1, 1997. Federal and the majority of state income taxes on the income of S corporations are generally payable by the individual shareholders rather than the Company.

   Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

USE OF ESTIMATES

   The Company's management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2) INVENTORIES

   Inventories consisted of the following as of December 31, 1997:

 Raw materials and
 subassemblies..................  $833,945
Work in process.................    89,521
                                 ----------
                                  $923,466
                                 ==========

(3) LINE OF CREDIT AND LONG-TERM DEBT

   The Company has a $5,000,000 line of credit with a bank that is due on demand. Interest is payable at the bank's prime rate (8.5% as of December 31, 1997) and is secured by trade accounts receivable, inventories, and other assets. Borrowings outstanding under the line of credit were $-0-as of December 31, 1997. The line of credit contains certain restrictive financial covenants, including a minimum level of net worth and cash flow to debt ratio. As of December 31, 1997, the Company was in compliance with all such covenants.

   The Company has an unsecured promissory note payable to a former shareholder that was issued in conjunction with the repurchase of shares of common stock in 1992. The note bears interest at 10% with payments of $6,000 per month, including interest, through December 1998. As of December 31, 1997, the principal balance of this note was $62,833.

(4) INCOME TAXES

   The provision for income taxes for the year ended December 31, 1997, consisted of the following:

 Federal:
 Current ..        --
 Deferred .  $388,000
            ----------
              388,000
            ----------
State:
 Current ..    65,000
 Deferred .    97,000
            ----------
              162,000
            ----------
             $550,000
            ==========

    The provision for income taxes for the year ended December 31, 1997, differs from the federal statutory rate, primarily due to the flow through nature of income tax liability to the shareholders and reduction of the federal and partial state deferred income tax assets and liabilities as of December 31, 1996, resulting from the S corporation election as follows:

 Federal income tax statutory rate ........   34.0%
State income tax rate.....................     2.2
Benefit of federal S corporation
 election.................................   (28.8)
                                           --------
                                               7.4%
                                           ========

   The gross deferred tax assets were $13,000 as of December 31, 1997, consisting of the state deferred income tax assets and liabilities for those states who do not recognize S corporation status. Management considers realization of the net deferred tax assets more likely than not due to continued profitability of the Company and significant carryback opportunities.

(5) EMPLOYEE BENEFIT PLANS

   The Company has two Section 401(k) retirement savings plans (the Plans). Under the terms of the Plans, employees may make contributions based on a percentage of eligible earnings. Company contributions to the Plans are discretionary and totaled $359,718 in 1997.

(6) STOCK OPTION PLAN

   The Company has 100,000 shares of common stock reserved for issuance under its 1992 Incentive Stock Option Plan (the "Plan"). Under the Plan, the Company may grant options to employees, officers, and directors. Options are granted at prices not less than the fair market value of the Company's common stock as determined by the Board of Directors on the grant date. Options vest ratably over 48 months and expire 49 months from the date of grant.

   The Company applies Accounting Principles Board Opinion No. 25 (APB 25) in accounting for its stock options. The exercise price for stock options granted to employees in 1997 equaled the fair value of the Company's common stock at the date of grant. Accordingly, in accordance with APB 25, no compensation expense was recognized by the Company.

   For purposes of pro forma disclosures required by Statement of Financial Accounting Standards No. 123 (SFAS 123), the compensation cost of the options, based on their estimated fair values, is amortized to expense over the vesting periods of the options. The Company's net income for the year ended December 31, 1997 would have reduced to the pro forma amounts indicated below:

 Net income:
 As reported  .  $6,854,742
                ============
 Pro forma ....  $6,838,958
                ============

   On January 1, 1997, the Company had no options outstanding. In July 1997, the Company granted 25,000 options at an exercise price of $17.50, all of which were outstanding but not exercisable as of December 31, 1997.

   The weighted-average grant-date fair value of options granted during the year ended December 31, 1997 was $3.05 per option. The weighted-average remaining contract life of the Company's outstanding stock options was 3.5 years at December 31, 1997.

   Pro forma information regarding net income as required by SFAS 123 has been determined as if the Company had accounted for its employee stock options under the fair value method. The fair value for the options was estimated at the date of grant using the minimum value method prescribed in SFAS 123, which does not consider the expected volatility of the Company stock price, with the following weighted-average assumptions for 1997: risk free interest rate of 6.06%; dividend yield of 0%; and weighted-average expected option life of 3.25 years.

 (7) COMMITMENTS

   The Company leases certain facilities under operating leases that expire at various dates through 2001. The Company in turn subleases some of these facilities. As of December 31, 1997, future minimum lease payments under noncancelable operating leases, exclusive of the sublease rentals, are as follows:

  YEAR ENDING
 DECEMBER 31,
--------------
  1998.........  $1,474,448
  1999.........     510,551
  2000.........     292,096
  2001.........     124,212
                ------------
                 $2,401,307
                ============

   Rent expense, exclusive of sublease rentals, was approximately $1,081,636 in 1997. Sublease rental income was approximately $186,733 in 1997.

(8) SIGNIFICANT CUSTOMERS

   For the year ended December 31, 1997, sales to a single customer represented 26% of revenues. The outstanding accounts receivable and unbilled receivable balances for this customer as of December 31, 1997, were $1,257,875 and $2,228,650, respectively.

(9) SUBSEQUENT EVENT

   In January 1998, shareholders of the Company agreed to sell all of their common stock for approximately $50,000,000, subject to certain adjustments, plus additional consideration based on post-acquisition performance. The sale closed on February 27, 1998.

                          ALLIEDSIGNAL OCEAN SYSTEMS
                A WHOLLY-OWNED OPERATION OF ALLIEDSIGNAL, INC.

                        COMBINED FINANCIAL STATEMENTS

                AS OF AND FOR THE YEAR ENDED DECEMBER 31, 1997

                        REPORT OF INDEPENDENT AUDITORS

To the Management and Board of Directors
L-3 Communications Holdings, Inc.

   We have audited the accompanying combined balance sheet of AlliedSignal Ocean Systems, a wholly owned operation of AlliedSignal, Inc. ("Ocean Systems"), as of December 31, 1997 and the related combined statements of operations, equity and cash flows for the year then ended. These financial statements are the responsibility of Ocean System's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Ocean Systems as of December 31, 1997, and the combined results of their operations and cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

Los Angeles, California
February 23, 1998

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY-OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                            COMBINED BALANCE SHEET
                           AS OF DECEMBER 31, 1997
                                (IN THOUSANDS)

                                     ASSETS
Current assets:
 Accounts receivable, net of allowances for doubtful accounts of $81   $13,313
 Inventories ........................................................   25,274
 Contracts in progress ..............................................      793
 Prepaid expenses and other current assets ..........................    1,743
                                                                      ---------
  Total current assets ..............................................   41,123
Property, plant and equipment, net ..................................   16,845
Capitalized software, net ...........................................    2,248
Goodwill, net .......................................................    1,820
Other assets ........................................................       31
                                                                      ---------
Total assets ........................................................  $62,067
                                                                      =========
                             LIABILITIES AND EQUITY

Current liabilities:
 Accounts payable ...................................................  $ 2,626
 Accrued liabilities ................................................   16,112
 Advance payments ...................................................   16,162
                                                                      ---------
  Total current liabilities .........................................   34,900
Accrued pension and postretirement benefits .........................   10,959
                                                                      ---------
Total liabilities ...................................................   45,859
                                                                      ---------
Commitment and contingencies
Equity:
 Invested equity.....................................................    9,312
 ELAC common stock ..................................................    3,424
 ELAC retained earnings .............................................    4,570
 Cumulative translation adjustment ..................................   (1,098)
                                                                      ---------
Total equity.........................................................   16,208
                                                                      ---------
Total liabilities and equity ........................................  $62,067
                                                                      =========

         See accompanying notes to the combined financial statements

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY-OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                      COMBINED STATEMENTS OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                                (IN THOUSANDS)

 Sales ................................. $73,033
Cost of sales .........................   56,049
                                        ---------
 Gross profit .........................   16,984
Operating expenses:
 General and administrative ...........   11,981
 Selling ..............................    5,933
 Bid and proposal .....................    2,053
 Independent research and development      2,765
                                        ---------
  Total operating expenses ............   22,732
                                        ---------
Loss from operations ..................   (5,748)

Interest expense, net .................      490
Other income ..........................     (185)
                                        ---------
Loss before income taxes ..............   (6,053)
Benefit for income taxes ..............   (2,378)
                                        ---------
  Net loss ............................  $(3,675)
                                        =========

         See accompanying notes to the combined financial statements

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                         COMBINED STATEMENT OF EQUITY
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                                (IN THOUSANDS)

                                       INVESTED       ELAC      ELAC      CUMULATIVE
                                     EQUITY IN OS    COMMON   RETAINED    TRANSLATION    TOTAL
                                       (DEFICIT)     STOCK    EARNINGS    ADJUSTMENT     EQUITY
                                    -------------- --------  ---------- -------------  ---------
Balance at December 31, 1996  .....     $ 8,298      $3,424    $6,403       $    87     $18,212
Net loss ..........................      (2,680)         --      (995)           --      (3,675)
Cumulative translation adjustment            --          --        --        (1,185)     (1,185)

Advances from (repayments to)
 AlliedSignal .....................       3,694          --      (838)           --       2,856
                                    -------------- --------  ---------- -------------  ---------
Balance at December 31, 1997  .....     $ 9,312      $3,424    $4,570       $(1,098)    $16,208
                                    ============== ========  ========== =============  =========

         See accompanying notes to the combined financial statements

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                       COMBINED STATEMENT OF CASH FLOWS
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                                (IN THOUSANDS)

 Cash flows from operating activities:
 Net loss .....................................................................  ($ 3,675)
 Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation of property, plant and equipment ...............................     2,976
  Amortization of capitalized software ........................................     1,078
  Amortization of intangible assets ...........................................        70
  Loss on the disposal of property, plant and equipment .......................         8
  Changes in operating assets and liabilities:
   Accounts receivable ........................................................    13,561
   Inventories ................................................................      (359)
   Contracts in progress ......................................................     1,666
   Prepaid and other current assets ...........................................      (220)
   Accounts payable ...........................................................    (1,976)
   Accrued liabilities ........................................................   (10,472)
   Advance payments ...........................................................    (1,092)
   Accrued pension and postretirement benefits ................................       (20)
                                                                                ----------
    Net cash provided by operating activities .................................     1,545
                                                                                ----------
Cash flows from investing activities:
 Property, plant and equipment purchased ......................................    (3,090)
 Software purchased ...........................................................      (265)
                                                                                ----------
    Net cash used in investing activities .....................................    (3,355)
                                                                                ----------
Cash flows from financing activities:
 Advances from AlliedSignal, net ..............................................     3,198
                                                                                ----------
    Net cash provided by financing activities .................................     3,198
                                                                                ----------
 Effect of foreign currency exchange rate changes on cash .....................    (1,388)
                                                                                ----------
Net change in cash ............................................................        --
Cash and cash equivalents at the beginning of the year ........................        --
                                                                                ----------
Cash and cash equivalents at the end of the year ..............................  $     --
                                                                                ==========
Supplement disclosures of cash flow information:
 Cash paid during the year for:
  Interest--AlliedSignal ......................................................  $    552
                                                                                ----------


         See accompanying notes to the combined financial statements

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997
                            (DOLLARS IN THOUSANDS)

1. BACKGROUND AND DESCRIPTION OF BUSINESS

   The Ocean Systems business ("Ocean Systems" or the "Company") is a wholly owned operation of AlliedSignal Inc. ("AlliedSignal") comprised of the Ocean Systems Division ("OS"), and AlliedSignal ELAC Nautik GmbH ("ELAC"). The OS Division headquarters and principal operations, including one manufacturing site, are located in Sylmar, California, a suburb of Los Angeles. OS also operates marketing offices located in Canada ("ASCI") and England ("BOSL"). OS was acquired through AlliedSignal's merger with the Bendix Corporation in 1982. ELAC is a wholly owned subsidiary of AlliedSignal Deutschland ("AS Deutschland") and is a separate legal entity located in Kiel, Germany. ELAC was acquired from Honeywell Inc. in 1994.

   On December 22, 1997, L-3 Communications Corporation, a wholly owned subsidiary of L-3 Communications Holdings, Inc. ("L-3") entered into a definitive Purchase Agreement with AlliedSignal to acquire substantially all the net assets excluding land and buildings, and assumed certain of the liabilities of OS and purchased the outstanding capital stock of ELAC from AS Deutschland.

   Ocean Systems develops, manufactures and sells sophisticated sonar detection and tracking devices for underwater use. The Company's customers include the U.S. Government, foreign governments, defense industry prime contractors and commercial customers. The Company operates primarily in one industry segment, electronic sonar components and systems.

   All domestic government contracts and subcontracts of Ocean Systems are subject to audit and various cost controls, and Government contracts and related orders are subject to cancellation if funds for contract performance for any subsequent year become unavailable. Foreign government contracts generally include comparable provisions relating to termination for the convenience of the foreign government.

   The decline in the U.S. defense budget since the late 1980s has resulted in program delays, cancellations and scope reduction for defense contracts in general. These events may or may not have an effect on the Company's programs; however, in the event that U.S. Government expenditures for products of the type manufactured by the Company are reduced, and not offset by greater foreign sales or other new programs or products, or acquisitions, there may be a reduction in the volume of contracts or subcontracts awarded to the Company.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICES

BASIS OF PRESENTATION AND USE OF ESTIMATES

   The accompanying combined financial statements reflect the assets, liabilities and operations of Ocean Systems including OS and ELAC which are combined herein as they are entities under common control and management. All significant intercompany accounts and transactions have been eliminated.

   The preparation of financial statements in conformity with generally accepted accounting principals requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenue and expenses during the reporting period. The most significant of these estimates and assumptions relate to contract estimates of sales and costs, excess and obsolete inventory reserves, warranty reserves, pension estimates and recoverability of recorded amounts of fixed assets. Actual results could differ from these estimates.

REVENUE RECOGNITION

   Under fixed-price contracts, sales and related costs are recorded upon delivery and customer acceptance. Sales and related costs under cost-reimbursable contracts are recorded on the percentage of

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997
                            (DOLLARS IN THOUSANDS)

completion method. Anticipated future losses on contracts are charged to income when identified. Revisions in profit estimates are reflected in the period in which the facts, which require the revision, become known.

ACCOUNTS RECEIVABLE

   Management assesses the credit risk and records an allowance for uncollectable accounts as considered necessary based on several factors including, but not limited to, an analysis of specific customers, historical trends, current economic conditions and other information. The U.S. Navy comprises a significant portion of Ocean System's revenues. The Company's other customers include the navies of many foreign countries. The Company's credit risk is affected by conditions or occurrences within the U.S. Government and economic conditions of the countries in which the Company operates or has customers. Sales are made on unsecured, customer-specific credit terms, which may include extended terms.

INVENTORIES

   Inventories are valued at the lower of cost or market using the average cost method. Inventories consist of raw materials and supplies, work in process and finished goods. An excess and obsolete inventory reserve has been established primarily for raw materials and parts that have not been allocated to firm contracts. The excess and obsolete inventory reserve is based on estimates of future usage of inventory on hand.

CONTRACTS IN PROCESS

   Costs accumulated under cost-reimbursable contracts include direct costs, as well as manufacturing overhead. In accordance with industry practice, these amounts are included in current assets.

PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment are stated at historical cost net of accumulated depreciation. For financial purposes, property, plant and equipment is generally depreciated on the straight line method using estimated useful lives ranging from 3 to 20 years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the improvements. Interest costs incurred during the construction of plant and equipment are capitalized using an imputed interest rate approximating 8%. Interest costs capitalized during 1997 amounted to $57.

CAPITALIZED SOFTWARE

   Capitalized software primarily represents costs incurred related to the purchase and implementation of the Company's MRP II business system. Capitalized software is reported at historical cost less accumulated amortization. Amortization is based on the estimated useful service life not to exceed five years. Amortization of capitalized software was $1,078 for the year ended December 31, 1997. Accumulated amortization was $2,368 at December 31, 1997.

GOODWILL

   Goodwill represents the excess of the cost of the purchased business over the net assets acquired and is being amortized on a straight-line basis over 40 years. This excess relates primarily to the allocated portion of goodwill arising out of the AlliedSignal merger with Bendix in 1982 and was allocated to OS

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997
                            (DOLLARS IN THOUSANDS)

based on the proportionate percentage of OS pretax earnings to the total Bendix Aerospace Group pretax earnings at the time of the AlliedSignal acquisition from Bendix. Amortization expense was $70 for the year ended December 31, 1997. Accumulated amortization was $980 at December 31, 1997.

   The carrying amounts of intangible assets are reviewed if the facts and circumstances indicate potential impairment of their carrying value. If this review indicates that intangible assets are not recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, the Company's carrying values related to the intangible assets are reduced to the fair value of the asset.

RESEARCH AND DEVELOPMENT AND SIMILAR COSTS

   Research and development costs sponsored by the Company include research and development and bid and proposal efforts related to government products and services. Customer-sponsored research and development costs incurred are included in contract costs.

FOREIGN OPERATIONS AND FOREIGN CURRENCY TRANSLATION

   The Company's major foreign operation is ELAC located in Germany with the Deutsche mark as its functional currency. Assets and liabilities are translated at current exchange rates at the end of the period. Income and expenses are translated using the monthly average exchange rates. The effect of the unrealized rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are accumulated as a separate component of equity in the accompanying combined balance sheet.

   There are no material foreign currency gains or losses for the year ended December 31, 1997 as the Company's U.S. sales to foreign customers are denominated in U.S. dollars. ASCI Canadian sales are denominated in Canadian dollars and the ELAC foreign sales are denominated in Deutsche Marks.

FINANCIAL INSTRUMENTS

   At December 31, 1997, the carrying value of the Company's financial instruments, such as receivables, accounts payable and accrued liabilities, approximate fair value, based on the short-term maturities of these instruments.

INCOME TAXES

   The benefit for income taxes for OS was computed by applying statutory tax rates to the reported loss before income taxes after considering items that do not enter into the determination of taxable income and tax credits reflected in the consolidated provision of AlliedSignal which are related to OS. Income taxes for OS are assumed to have been settled with AlliedSignal at December 31, 1997 and there are no separate tax attributes related to OS. For ELAC, separate tax attributes that relate specifically to ELAC have been considered in computing taxes.

3. TRANSACTIONS WITH ALLIEDSIGNAL

   Ocean Systems relies on AlliedSignal for certain services, including treasury, cash management, employee benefits, taxes, risk management, internal audit, financial reporting, legal, contract administration and general corporate services. Although certain assets, liabilities and expenses related to these services have been allocated to the Company, the combined financial position, results of operations and cash flows presented in the accompanying combined financial statements would not be the same as would have occurred had the Company been an independent entity. The following describes the related party transactions.

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997
                            (DOLLARS IN THOUSANDS)

ALLOCATION OF CORPORATE EXPENSES

   The amount of allocated corporate expenses reflected in these combined financial statements has been estimated based primarily on an allocation methodology prescribed by government regulations pertaining to government contractors. Corporate expenses allocated to Ocean Systems were $2,258 for the year ended December 31, 1997, and are included in general and administrative expense in the accompanying combined statement of operations.

PENSIONS

   Certain of the Company's employees participate in various AlliedSignal sponsored pension plans covering certain employees. Eligibility for participation in these plans varies, and benefits are generally based on employees' compensation and years of service.

   AlliedSignal funding policy is generally to contribute in accordance with cost accounting standards that affect government contractors subject to the Internal Revenue code and regulations. Although the aforementioned pension arrangements are part of certain AlliedSignal defined benefit plans, separate actuarial estimates were made for the portion allocable to the Company. Pension expense included in the accompanying combined statement of operations was $1,452 for the year ended December 31, 1997. The pension plan liability at December 31, 1997 was fully funded. The Company also has a supplemental pension plan for highly compensated employees as defined by IRS rules. The liability reflected in the accompanying combined balance sheet was $650 at December 31, 1997. Pension expense included in the combined statement of operations for the supplemental pension plan was $24 for the year ended December 31, 1997.

   The Company's German employees of ELAC are covered by a separate pension plan. Pension costs included the following components for the year ended December 31, 1997:

 Service costs earned during the year  ......... $163
Interest cost on projected benefit obligation     119
Actual return on plan assets ..................   (92)
Amortization of unrecognized net obligation  ..    24
                                                ------
Net periodic pension cost .....................  $214
                                                ======

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997
                            (DOLLARS IN THOUSANDS)

    The following table sets forth the ELAC pension plan funded status and amounts recognized in the Company's combined balance sheet at December 31, 1997:

 Actuarial present value of benefit obligation
 Vested ................................................  $1,067
 Nonvested .............................................     296
                                                         --------
  Accumulated benefit obligation .......................   1,363
                                                         ========
 Projected benefit obligation ..........................   1,919
 Plan assets at fair value .............................   1,422
                                                         --------
  Projected benefit obligation in excess of plan assets      497
  Unrecognized net loss ................................      37
  Unrecognized prior service costs .....................
  Unrecognized net obligation ..........................    (361)
                                                         --------
   Accrued pension costs ...............................  $  173
                                                         ========

 Major assumptions were:
    Discount Rate ...................................    6.8%
    Expected long-term rate of return on assets  ....    6.8%
    Rate of increase in compensation levels  ........    4.0%

POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

   In addition to participating in AlliedSignal pension plans, employees of OS are provided varying levels of health care and life insurance benefits for retired employees and dependents. Participants are eligible for these benefits when they retire from active service and meet the pension plan eligibility requirements. These benefits are funded primarily on a pay-as-you-go basis with the retiree generally paying of the cost through contributions, deductibles and coinsurance provisions.

   Although the aforementioned postretirement benefits are part of certain AlliedSignal postretirement arrangements, separate actuarial estimates were made for the portion allocable to the Company. The weighted average discount rate utilized in determining the accumulated postretirement benefit obligation was 7.25% for 1997. Net postretirement benefit costs included in the combined statements of operations was $1,072 for the year ended December 31, 1997.

   The net postretirement benefit costs for 1997 included the following components:

 Service cost-benefits attributed to service during the period   $  545
Interest cost on accumulated postretirement benefit obligation      704
Amortization of gain ..........................................    (177)
                                                                =======
 Net postretirement benefit cost ..............................  $1,072
                                                                =======

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997
                            (DOLLARS IN THOUSANDS)

    The funded status of the plan and related liability amounts recognized in the accompanying combined balance sheet at December 31, 1997 were as follows:

 Accumulated postretirement benefit obligation:
 Fully eligible active plan participants  .....  $2,698
 Other active plan participants ...............   7,049
                                                --------
                                                  9,747
Unrecognized prior service costs ..............      --
Unrecognized net gain (loss) ..................      --
                                                --------
 Accrued postretirement benefit cost  .........  $9,747
                                                ========

EMPLOYEE SAVINGS PLANS

   Ocean Systems North American operation also has a supplemental savings plan in which the Company matches the contributions of participating employees up to a designated level. Under this plan, the matching contributions, in cash, were $54 for the year ended December 31, 1997 and the liability recorded at December 31, 1997 was $562.

INTEREST EXPENSE

   Interest expense has been allocated to the Company by applying
AlliedSignal's weighted average consolidated interest rate to the portion of the beginning of the period equity account deemed to be financed by consolidated debt, which has been determined based on AlliedSignal's debt to equity ratio on such date. Management of the Company believes that this allocation methodology is reasonable.

   The allocated interest expense was calculated using the following equity balance and interest rate, for the year ended December 31, 1997:

 Equity ........ $5,751
Interest Rate       9.6%

   Allocated interest expense for the year ended December 31, 1997 amounted to $552 and is included in interest expense, net in the accompanying combined statement of operations.

INCOME TAXES

   The Company will be included in the consolidated Federal income tax return, foreign tax returns and certain combined and separate state and local income tax returns of AlliedSignal for 1997. Income taxes for OS are considered to have been settled with AlliedSignal at December 31, 1997 and are recorded through the invested equity account with AlliedSignal as there are no separate stand alone tax attributes related to OS.

   ELAC participates in the AlliedSignal Deutschland GmbH profit pooling agreement for corporate income tax and municipal trade tax. Since entering into this agreement ELAC has not paid German taxes, as any profits or losses of ELAC are transferred to AlliedSignal Deutschland. For purposes of these combined financial statements, the tax attributes that relate to ELAC prior to entering into the pooling agreement have been considered in computing the separate ELAC tax computations as these attributes will remain with ELAC after the termination of the pooling agreement after the acquisition by L-3.

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997
                            (DOLLARS IN THOUSANDS)

 STATEMENT OF CASH FLOWS

   The company participates in the AlliedSignal cash management system, under which all cash is received and payments are made by AlliedSignal. All transactions between the Company and AlliedSignal have been accounted for as settled in cash at the time such transactions were recorded by the Company.

4. INVENTORIES AND CONTRACTS IN PROCESS

   Net inventories are comprised of the following components at December 31, 1997:

 Raw materials and supplies ............ $14,894
Work in process .......................    6,675
Finished goods ........................   12,080
Excess and obsolete inventory reserve     (7,772)
                                        ---------
 Net inventories ......................   25,877
 Less, unliquidated progress payments       (603)
                                        ---------
                                         $25,274
                                        =========

   For the year ended December 31, 1997, there were no general and administrative, independent research and development, or bid and proposal costs charged to inventory.

   Contracts in process, amounting to $793 as of December 31, 1997, include accumulated inventoried costs and profits on cost or cost-reimbursement contracts, principally with the U.S. Government. The U.S. Government has title to, or a security interest in, inventories to which progress payments are applied. The Company believes that substantially all such amounts will be billed and collected within one year.

5. PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment at December 31, 1997 are comprised of the following components:

 Buildings, building improvements and land
 improvements ................................  $  9,108
Machinery, equipment, furniture and fixtures      48,060
Leasehold improvements .......................       300
                                               ----------
                                                  57,468
Less, accumulated depreciation and
 amortization ................................   (43,324)
                                               ----------
                                                  14,144
Land .........................................       388
Construction in progress .....................     2,313
                                               ----------
                                                $ 16,845
                                               ==========

   Depreciation and amortization expense was $2,976 for the year ended December 31, 1997.

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997
                            (DOLLARS IN THOUSANDS)

6. INCOME TAXES

   The effective tax rate differs from the statutory federal income tax rate for the following reasons:

 Statutory federal income tax rate ....  (35.0)%
State taxes net of federal benefit ...    (6.0)%
Foreign losses with no tax benefit ...     6.7 %
Foreign sales corporation tax
 benefit..............................    (4.5)%
Other, net............................    (0.5)%
                                       ---------
                                         (39.3)%
                                       =========

   At December 31, 1997, the German trade tax and corporate income tax net operating loss ("NOL") carryovers amounted to $953 and $1,180, respectively, and may be carried forward indefinitely.

   At December 31, 1997, deferred tax assets related to ELAC's German trade tax and corporate income tax NOL carryovers amounted to $468. A full valuation is recorded against the deferred tax asset.

   The valuation allowance for deferred taxes was based on ELAC's historical losses from operations and its current year loss. In addition, certain aspects of the acquisition could limit the utilization of a portion or all of these NOL carryovers. Accordingly, management believes currently there is not enough historical information to support that it is more likely than not that ELAC will realize the future tax benefit of these NOL carryovers.

7. EQUITY

   Invested equity represents the equity contributed to OS by AlliedSignal and related accumulated results of operations of OS. ELAC common stock represents the one share of common stock held by AS Deutschland. ELAC's retained earnings includes the impact of ELAC's accumulated operating losses, and repayments to AlliedSignal offset by the effects of the amortization of negative goodwill associated with the ELAC acquisition from Honeywell.

8. SALES TO PRINCIPAL CUSTOMERS

   The Company operates primarily in one industry segment, electronic sonar components and systems. Sales to principal customers are as follows for the year ended December 31, 1997:

 U.S. Government agencies and prime contractors   $36,133
German government...............................    5,895
Other foreign governments.......................   24,883
Commercial customers............................    6,122
                                                 ---------
                                                  $73,033
                                                 =========

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997
                            (DOLLARS IN THOUSANDS)

    Summarized data of the Company's operations by geographic area for the year ended December 31, 1997 are as follows:

                          NORTH               REST OF
                         AMERICA    GERMANY    EUROPE     ASIA      OTHER      ELIM       TOTAL
                        --------- ---------  --------- ---------  -------- -----------  ---------
Sales to unaffiliated
 customer .............  $39,002    $ 8,146    $6,220    $18,611   $1,054          --    $73,033
Inter-area sales ......   19,536      4,334        --         --       --    $(23,870)        --
Loss from operations  .   (4,658)    (1,090)       --         --       --          --     (5,748)
Identifiable assets at
 December 31, 1997  ...   51,613     10,454        --         --       --          --     62,067

9. COMMITMENTS AND CONTINGENCIES

   The Company leases certain facilities and equipment under agreements expiring at various dates through 2011. At December 31, 1997, future minimum payments for noncancellable operating leases with initial or remaining terms in excess of one year are $933 for 1998, $340 for 1999, $161 for 2000, $35 for 2001 and $7 for 2002.

   Leases covering major items of real estate and equipment contain renewal and or purchase options which may be exercised by the company. Rent expense, net of sublease income from other AlliedSignal entities, was $1,342 for the year ended December 31, 1997.

   Management is continually assessing the Company's obligations with respect to applicable environmental protection laws. While it is difficult to determine the timing and ultimate cost to be incurred by the Company in order to comply with these laws, based upon available internal and external assessments, with respect to those environmental loss contingencies of which management of the Company is aware, the Company believes that even without considering potential insurance recoveries, if any, there are no environmental loss contingencies that individually or in the aggregate, would be material to the Company's combined financial position, cash flows and results of operations. The Company accrues for these contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

   The Company is engaged in providing products and services under contracts with the U.S. Government and foreign government agencies. All such contracts are subject to extensive legal and regulatory requirements, and, from time to time, agencies of the U.S. Government investigate whether such contracts were and are being conducted in accordance with these requirements. Under government procurement regulations, an indictment of the Company by a federal grand jury could result in the Company being suspended for a period of time from eligibility for awards of new government contracts. A conviction could result in debarment from contracting with federal government for a specified term.

   The Company is also periodically subject to periodic review or audit by agencies of the U.S. Government. At December 31, 1997, there are several pending issues with these agencies that are incidental to the Company's business. One of these reviews was critical of the Company's procedures for maintaining control of Government owned property in the Company's custody. The Company is responsible and liable for $93 million of Government-owned property in its possession. With respect to this and other U.S. Government matters, the Company's management believes the ultimate resolution of any such matters will not have a material adverse effect on the combined financial position, cash flows or results of operations of the Company.

                          ALLIEDSIGNAL OCEAN SYSTEMS
               (A WHOLLY OWNED OPERATION OF ALLIEDSIGNAL, INC.)
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1997
                            (DOLLARS IN THOUSANDS)

    The Company is periodically subject to litigation, claims or assessments and various contingent liabilities (including environmental matters) incidental to their business. With respect to those investigative actions, items of litigation, claims or assessments of which they are aware, management of the Company is of the opinion that the probability is remote that, after taking into account certain provisions that have been made with respect to these matters, the ultimate resolution of any such investigative actions, items of litigation, claims or assessments will have a material adverse effect on the combined financial position, cash flows or results of operations of the Company.

Pictures of the platforms, such as Global Star, International Space Station, U-2, E-2C, F14, aircraft carrier, into which L-3's products are integrated.

SECURE COMMUNICATION SYSTEMS

SECURE HIGH DATA RATE COMMUNICATIONS
Wideband Data Links

SATELLITE COMMUNICATION TERMINALS
Ground-Based Satellite
Communication Terminals

SPACE COMMUNICATION AND GROUND CONTROL
Satellite Communication and Tracking Systems
Satellite Command and Control Sustainment and Support

MILITARY COMMUNICATIONS
Shipboard Communication Systems
Digital Battlefield Communications
Communication Software
Support Services

INFORMATION SECURITIES SYSTEMS
Secure Telephone Unit (STU III)
Secure Terminal Equipment (STE)
Local Management Device/Key Processor (LMD/KP)
Information Processing Systems

SPECIALIZED COMMUNICATION PRODUCTS

MICROWAVE PRODUCTS
Passive Components, Mechanical Switches and Wireless Assemblies
Safety Products
Semiconductors
Satellite and Wireless Components

AVIONICS AND OCEAN SYSTEMS
Aviation Recorders
Antenna Systems
Display Systems
Ocean Systems

TELEMETRY, INSTRUMENTATION AND SPACE PRODUCTS
Airborne, Ground and Space Telemetry
Space Products

   NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE NOTES OFFERED HEREBY NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE NOTES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                              TABLE OF CONTENTS


                                                  PAGE
                                                --------
Available Information .........................      i
Prospectus Summary.............................      1
Risk Factors...................................     11
Use of Proceeds ...............................     19
Capitalization.................................     19
Unaudited Pro Forma Condensed Consolidated
 Financial Information.........................     20
Selected Financial Information.................     27
Management's Discussion and Analysis of
 Financial Condition and Results
 of Operations.................................     29
Business.......................................     41
Certain Relationships and Related
 Transactions .................................     59
Management.....................................     61
Ownership of Capital Stock.....................     69
Description of Certain Indebtedness............     70
Description of the Notes.......................     73
United States Federal Tax Considerations ......     98
Underwriting...................................    101
Legal Matters..................................    102
Experts........................................    102
Index to Financial Statements..................    F-1



                                 $150,000,000


                    [L-3 COMMUNICATIONS CORPORATION LOGO]

                              L-3 COMMUNICATIONS
                                 CORPORATION

                           % SENIOR SUBORDINATED NOTES
                                   DUE 2008

                                  PROSPECTUS
                                      , 1998

                               LEHMAN BROTHERS
                                 BANCAMERICA
                              ROBERTSON STEPHENS

                [ALTERNATE COVER FOR MARKET-MAKING PROSPECTUS]

PROSPECTUS

                    [L-3 COMMUNICATIONS CORPORATION LOGO]

                        L-3 COMMUNICATIONS CORPORATION

                      % SENIOR SUBORDINATED NOTES DUE 2008

   The   % Senior Subordinated Notes due 2008 (the "Notes") of L-3
Communications Corporation (the "Company" or "L-3") have been issued by the Company. The payment of principal, premium, if any, and interest on the Notes is guaranteed (the "Guarantees") on a senior subordinated basis by all of L-3 Communications' Restricted Subsidiaries, including Hygienetics Environmental Services, Inc., L-3 Communications ILEX Systems, Inc. and Southern California Microwave, Inc. (the "Guarantors"), other than Foreign Subsidiaries.

   Interest on the Notes will be payable semi-annually on     and      of
each year, commencing    , 1998. The Notes will be redeemable at the option
of the Company, in whole or in part, at any time on or after   , 2003, at the
redemption prices set forth herein, plus accrued and unpaid interest to the
date of redemption. In addition, prior to      , 2001, the Company may redeem
up to 35% of the aggregate principal amount of Notes at the redemption price set forth herein plus accrued and unpaid interest through the redemption date with the net cash proceeds of one or more Equity Offerings. The Notes will not be subject to any mandatory sinking fund. In the event of a Change of Control, each holder of Notes will have the right, at the holder's option, to require the Company to purchase such holder's Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. See "Description of the Notes". The Company's ability to pay cash to the holders of Notes upon a purchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases.


   The Notes will be general unsecured obligations of the Company, subordinate in right of payment to all existing and future Senior Debt of the Company. As of March 31, 1998, after giving pro forma effect to the Offerings, application of the net proceeds therefrom and borrowings under the Senior Credit Facilities, the Company would have had approximately $415.2 million of indebtedness outstanding, of which $36.9 million would have been Senior Debt (excluding letters of credit). See "Capitalization".

   FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES, SEE "RISK FACTORS" BEGINNING ON PAGE 11.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

   This Prospectus has been prepared for and is to be used by Lehman Brothers Inc. in connection with offers and sales in market-making transactions of the Notes. The Company will not receive any of the proceeds of such sales. Lehman Brothers Inc. may act as a principal or agent in such transactions. The Notes may be offered in negotiated transactions or otherwise.

                               LEHMAN BROTHERS

                 The date of this Prospectus is        , 1998

                [ALTERNATE COVER FOR MARKET-MAKING PROSPECTUS]

                              THE NOTES OFFERING

   Capitalized terms used under this heading "The Notes Offering" have been defined under the heading "Description of the Notes -- Certain Definitions."

Securities Offered ............  $150,000,000 aggregate principal amount of
                                   % Senior Subordinated Notes due 2008 (the
                                 "Notes").

Maturity ......................      , 2008.

Interest Payment Dates ........      and    , commencing    , 1998.


Guarantees ....................  The Notes will be unconditionally guaranteed on a senior subordinated basis by each
                                 Restricted Subsidiary (as defined), other than Foreign Subsidiaries (as defined). The Guarantees will be unsecured senior subordinated obligations of the Guarantors, and will be subordinated in right of payment to all existing and future Guarantor Senior Debt (as defined) and will rank on a parity or pari passu with any senior subordinated Indebtedness of the Guarantors and senior in right of payment to all subordinated obligations of the Guarantors.


Optional Redemption ...........  The Notes may be redeemed at the option of
                                 L-3 Communications, in whole or in part, on
                                 or after     , 2003, at the redemption
                                 prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption.

                                 In addition, prior to     , 2001, L-3
                                 Communications may redeem up to an aggregate
                                 of 35% of the Notes originally issued at a
                                 redemption price of   % of the principal
                                 amount thereof, plus accrued and unpaid
                                 interest, if any, to the date of redemption, with the net cash proceeds of one or more Equity Offerings; provided, however, that at least 65% in aggregate principal amount of the Notes originally issued remain outstanding following such redemption.

Change of Control .............  In the event of a Change of Control (as defined), the holders of the Notes will have the right to require L-3 Communications to purchase their Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.


Ranking .......................  The Notes will be general unsecured obligations of L-3 Communications,
                                 subordinate in right of payment to all
                                 current and future Senior Debt including all obligations of L-3 Communications and its subsidiaries under the Senior Credit Facilities (as defined). At March 31, 1998, on a pro forma basis after giving effect to the 1998 Acquisitions and the Offerings, L-3 Communications would have had $415.2 million of indebtedness outstanding, of which $36.9 million would have been Senior Debt (excluding letters of credit). Borrowings under the Senior Credit Facilities will be secured by substantially


                              ALT-2

                [ALTERNATE COVER FOR MARKET-MAKING PROSPECTUS]

                                 all of the assets of L-3 Communications as well as the capital stock of L-3
                                 Communications and its subsidiaries. See
                                 "Risk Factors -- Substantial Leverage" and
                                 "--Subordination".

Covenants .....................  The Indenture pursuant to which the Notes will be issued (the "Indenture") will
                                 contain certain covenants that, among other things, limit the ability of L-3 Communications and its Restricted Subsidiaries to incur additional Indebtedness and issue preferred stock, pay dividends or make other distributions, repurchase Equity Interests (as defined) or subordinated Indebtedness, create certain liens, enter into certain transactions with affiliates, sell assets of L-3 Communications or its Restricted Subsidiaries, issue or sell Equity Interests of L-3 Communications' Restricted Subsidiaries or enter into certain mergers and consolidations. In addition, under certain circumstances, L-3 Communications will be required to offer to purchase Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, with the proceeds of certain Asset Sales (as defined). See "Description of the Notes".

Use of Proceeds ...............  This Prospectus is delivered in connection with the sale of the Notes by Lehman
                                 Brothers Inc. in market-making transactions.
                                 The Company will receive no proceeds from such transactions. See "Use of Proceeds."

                                 RISK FACTORS

   For a discussion of certain risk factors that should be considered in connection with an investment in the Notes, see "Risk Factors".

                              ALT-3

                [ALTERNATE PAGE FOR MARKET-MAKING PROSPECTUS]

                               USE OF PROCEEDS

   This Prospectus is delivered in connection with the sale of the Notes by Lehman Brothers Inc. in market-making transactions. The Company will not receive any of the proceeds from such transactions.

                              ALT-4

               [ALTERNATE SECTION FOR MARKET-MAKING PROSPECTUS]

                            AVAILABLE INFORMATION

   L-3 Communications has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Notes being offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Notes, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified by the provisions in such exhibit, to which reference is hereby made. L-3 Communications is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, such reports and other information can be inspected and copied at the Public Reference Section of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at regional public reference facilities maintained by the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material, including copies of all or any portion of the Registration Statement, can be obtained from the Public Reference Section of the Commission at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet (http://www.sec.gov).

   So long as L-3 Communications is subject to the periodic reporting requirements of the Exchange Act, it is required to furnish the information required to be filed with the Commission to the Trustee and the holders of the Notes. L-3 Communications has agreed that, even if it is not required under the Exchange Act to furnish such information to the Commission, it will nonetheless continue to furnish information that would be required to be furnished by L-3 Communications by Section 13 of the Exchange Act to the Trustee and the holders of the Notes as if it were subject to such periodic reporting requirements.

                              ALT-5

                [ALTERNATE PAGE FOR MARKET-MAKING PROSPECTUS]

                                 UNDERWRITING

   This Prospectus is to be used by Lehman Brothers Inc. in connection with offers and sales of the Notes in market-making transactions effected from time to time. Lehman Brothers Inc. may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

   Affiliates of Lehman Brothers Inc. currently own   % of the Common Stock.
See "Ownership of Capital Stock". Lehman Brothers Inc. has informed the Company that it does not intend to confirm sales of the Notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

   The Company has been advised by Lehman Brothers Inc. that, subject to applicable laws and regulations, Lehman Brothers Inc. currently intends to make a market in the Notes following completion of the Notes Offering. However, Lehman Brothers Inc. is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors -- Trading Market for the Notes".

   Lehman Brothers Inc. has provided investment banking, financial advisor and other services to the Company, for which services Lehman Brothers Inc. has received fees. In addition, Lehman Brothers Inc. acted as the lead underwriter in connection with the initial sale of the Notes and received an
underwriting discount of approximately $   million in connection therewith.
Lehman Brothers Commercial Paper Inc., an affiliate of Lehman Brothers Inc., is the Arranger and Syndication Agent under the Senior Credit Facilities. See "Certain Relationship and Related Transactions".

                              ALT-6

         [ALTERNATE BACK COVER FOR MARKET-MAKING PROSPECTUS]

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                              TABLE OF CONTENTS


                                                      PAGE
                                                    --------
Available Information .............................      i
Prospectus Summary.................................      1
Risk Factors.......................................     11
Use of Proceeds....................................     19
Capitalization.....................................     19
Unaudited Pro Forma Condensed Consolidated
 Financial Information.............................     20
Selected Financial Information.....................     27
Management's Discussion and Analysis of
 Financial Condition and Results of Operations ....     29
Business...........................................     41
Certain Relationships and Related Transactions ....     59
Management.........................................     61
Ownership of Capital Stock.........................     69
Description of Certain Indebtedness................     70
Description of The Notes...........................     73
United States Federal Tax Considerations ..........     98
Underwriting.......................................    101
Legal Matters......................................    102
Experts............................................    102
Index to Financial Statements......................    F-1


                    [L-3 COMMUNICATIONS CORPORATION LOGO]

                              L-3 COMMUNICATIONS
                                 CORPORATION

                                  PROSPECTUS

                             % SENIOR SUBORDINATED
                                NOTES DUE 2008

                               LEHMAN BROTHERS

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

 DESCRIPTION                                                        AMOUNT
---------------------------------------------------------------  -----------
Securities and Exchange Commission registration fee  ...........   $44,250
National Association of Securities Dealers, Inc. filing fee  ...    15,500
Legal fees and expenses ........................................      *
Accounting fees and expenses ...................................      *
Printing and engraving fees and expenses .......................      *
Blue Sky fees and expenses .....................................      *
Trustee fees and expenses.......................................      *
Miscellaneous expenses..........................................      *
                                                                 -----------
  Total.........................................................   $  *
                                                                 ===========


------------
*      To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Section 145 of the Delaware General Corporation Law (the "DGCL") provides for, among other things:

     (i) permissive indemnification for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

     (ii) permissive indemnification for expenses (including attorneys' fees) actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

     (iii) mandatory indemnification for expenses (including attorneys' fees) actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in defense of litigation covered by
    (i) and (ii) above; and

     (iv) that the indemnification provided for by Section 145 is not deemed exclusive of any other rights which may be provided under any by-law, agreement, stockholder or disinterested director vote, or otherwise.

   In addition to the indemnification provisions of the DGCL described above, the Registrant's Certificate of Incorporation (the "Certificate of Incorporation") provides that the Registrant shall, to the fullest extent permitted by the DGCL, (i) indemnify its officers and directors and (ii) advance expenses incurred by such officers or directors in relation to any action, suit or proceeding.

   The Registrant's Bylaws (the "Bylaws") require the advancement of expenses to an officer or director (without a determination as to his conduct) in advance of the final disposition of a proceeding if such person furnishes a written affirmation of his good faith belief that he has met the applicable standard of conduct and furnishes a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification. In connection with proceedings by or in the right of the Registrant, the Bylaws provide that indemnification shall include not only reasonable expenses, but also judgments, fines, penalties and amounts paid in settlement. The Bylaws provide that the Registrant may, subject to authorization on a case by case basis, indemnify and advance expenses to employees or agents to the same extent as a director or to a lesser extent (or greater, as permitted by law) as determined by the Board of Directors.

    The Bylaws purport to confer upon officers and directors contractual rights to indemnification and advancement of expenses as provided therein.

   The Certificate of Incorporation limits the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of the fiduciary duty as a director, other than liability as a director (i) for breach of duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (certain illegal distributions) or (iv) for any transaction for which the director derived an improper personal benefit.

   The Registrant maintains officers' and directors' insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

   On April 30, 1997, L-3 Communications issued 100 shares of its common stock to Holdings for aggregate consideration of $125 million. The securities were sold directly by L-3 Communications and did not involve any underwriter. L-3 Communications considers these securities to have been offered and sold in a transaction not involving any public offering and, therefore, to be exempted from registration under Section 4(2) of the Securities Act.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits:

   The following exhibits are filed pursuant to Item 601 of Regulation S-K.


  EXHIBIT NO.                                       DESCRIPTION OF EXHIBIT
---------------  --------------------------------------------------------------------------------------------
       *1.1      Form of Underwriting Agreement among L-3 Communications Corporation and the Underwriters named therein
       *3.1      Certificate of Incorporation.
       *3.2      By-Laws of L-3 Communications Corporation.
       *4.1      Form of Indenture between L-3 Communications Corporation and the Trustee, including the form of Note.
       *5        Opinion of Simpson Thacher & Bartlett.
       10.1      Credit Agreement, dated as of April 30, 1997 among L-3 Communications Corporation and lenders named therein, as amended.
       10.2      Indenture dated as of April 30, 1997 between L-3 Communications Corporation and The Bank of
                 New York, as Trustee.
      *10.3      Stockholders Agreement dated as of April 30, 1997 among L-3 Communications Corporation and the stockholders parties thereto.
      *10.4      Transaction Agreement dated as of March 28, 1997, as amended, among Lockheed Martin
                 Corporation, Lehman Brothers Capital Partners III, L.P., Frank C. Lanza, Robert V. LaPenta
                 and L-3 Communications Holdings, Inc.
       10.5      Employment Agreement dated April 30, 1997 between Frank C. Lanza and L-3 Communications
                 Holdings, Inc.
       10.51     Employment Agreement dated April 30, 1997 between Robert V. LaPenta and L-3 Communications
                 Holdings, Inc.
     **10.6      Lease dated as of April 29, 1997 among Lockheed Martin Tactical Systems, Inc., L-3
                 Communications Corporation and KSL, Division of Bonneville International.
       10.61     Lease dated as of April 29, 1997 among Lockheed Martin Tactical Systems, L-3 Communications
                 Corporation and Unisys Corporation.
     **10.62     Sublease dated as of April 29, 1997 among Lockheed Martin Tactical Systems, Inc., L-3
                 Communications Corporation and Unisys Corporation.

                               II-2

  EXHIBIT NO.                                       DESCRIPTION OF EXHIBIT
---------------  --------------------------------------------------------------------------------------------
       10.7      Limited Noncompetition Agreement dated April 30, 1997 between Lockheed Martin Corporation and L-3 Communications Corporation.
       10.8      Asset Purchase Agreement dated as of December 19, 1997 between L-3 Communications
                 Corporation and California Microwave, Inc.
       10.81     Asset Purchase Agreement dated as of February 10, 1998 between FAP Trust and L-3
                 Communications Corporation.
      *10.82     Asset Purchase Agreement dated as of March 30, 1998 among AlliedSignal Inc., AlliedSignal
                 Technologies, Inc., AlliedSignal Deutschland GMBH and L-3 Communications Corporation.
     **10.9      Form of Stock Option Agreement for Employee Options.
     **10.91     Form of 1997 Stock Option Plan for Key Employees.
      *10.10     L-3 Communications Corporation Pension Plan.
       12        Ratio of earnings to fixed charges.
      *23.1      Consent of Simpson Thacher & Bartlett (included as part of its opinion filed as Exhibit 5 hereto).
       23.2      Consent of Coopers & Lybrand L.L.P., independent certified public accountants.
       23.3      Consent of Ernst & Young LLP, independent certified public accountants.
       23.31     Consent of Ernst & Young LLP, independent certified public accountants.
       23.4      Consent of KPMG Peat Marwick LLP, independent certified public accountants.
     **24        Powers of Attorney of L-3 Communications Corporation.
     **24.1      Power of Attorney of Hygienetics Environmental Services, Inc., L-3 Communications ILEX
                 Systems, Inc. and Southern California Microwave, Inc.
      *25        Statement of Eligibility of Trustee on Form T-1.


------------
 *  To be provided by amendment.
**  Previously filed.

   (b) Financial Statement Schedules

   Not applicable

ITEM 17. UNDERTAKINGS.

   (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (b) The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act, the Registrant has duly caused the Registration Statement or amendments thereto to be signed on its behalf by the undersigned, thereunto duly authorized, on April 27, 1998.


                                          L-3 COMMUNICATIONS CORPORATION
                                          By: /s/ Christopher C. Cambria
                                              -------------------------------
                                              Vice President, Secretary and
                                              General Counsel


   Pursuant to the requirements of the Securities Act, the Registration Statement has been signed on the 27th day of April, 1998 by the following persons in the capacities indicated:


             SIGNATURE                                           TITLE
-----------------------------------   ----------------------------------------------------------

                 *                    Chairman, Chief Executive Officer and Director (Principal
 ----------------------------------     Executive Officer)
           Frank C. Lanza

                 *                    President, Chief Financial Officer (Principal Financial
 ----------------------------------     Officer) and Director
          Robert V. LaPenta

                 *                    Vice President--Finance and Controller (Principal
 ----------------------------------     Accounting Officer)
        Michael T. Strianese

                 *                    Director
 ----------------------------------
           David J. Brand

                 *                    Director
 ----------------------------------
         Thomas A. Corcoran

                 *                    Director
 ----------------------------------
          Alberto M. Finali

                 *                    Director
 ----------------------------------
           Eliot M. Fried

                 *                    Director
 ----------------------------------
        Frank H. Menaker, Jr.

                 *                    Director
 ----------------------------------
          Robert B. Millard

                 *                    Director
 ----------------------------------
          John E. Montague

                 *                    Director
 ----------------------------------
         Alan H. Washkowitz

   *By:/s/ Christopher C. Cambria

 ----------------------------------
          Attorney-in-Fact


                                  SIGNATURES


   Pursuant to the requirements of the Securities Act, the Registrant has duly caused the Registration Statement or amendments thereto to be signed on its behalf by the undersigned, thereunto duly authorized, on April 27, 1998.


                                      HYGIENETICS ENVIRONMENTAL SERVICES,
                                      INC.
                                      By: /s/ Christopher C. Cambria
                                          ------------------------------------
                                          Vice President, Secretary and
                                          Director


   Pursuant to the requirements of the Securities Act, the Registration Statement has been signed on the 27th day of April, 1998 by the following persons in the capacities indicated:



             SIGNATURE                                           TITLE
-----------------------------------   ----------------------------------------------------------

                 *                    Chief Executive Officer and Director (Principal Executive
 ----------------------------------     Officer)
           Frank C. Lanza

                 *                    Chief Financial Officer (Principal Financial Officer) and
 ----------------------------------     Director
          Robert V. LaPenta

                 *                    Vice President, Principal Accounting Officer
 ----------------------------------     and Director
        Michael T. Strianese

     /s/Christopher C. Cambria        Director
 ----------------------------------
       Christopher C. Cambria

*By:/s/ Christopher C. Cambria
 ----------------------------------
          Attorney-in-Fact


                                  SIGNATURES


   Pursuant to the requirements of the Securities Act, the Registrant has duly caused the Registration Statement or amendments thereto to be signed on its behalf by the undersigned, thereunto duly authorized, on April 27, 1998.


                                          L-3 COMMUNICATIONS ILEX SYSTEMS,
                                          INC.
                                          By: /s/ Christopher C. Cambria
                                              -------------------------------
                                              Vice President, Secretary and
                                              Director


   Pursuant to the requirements of the Securities Act, the Registration Statement has been signed on the 27th day of April, 1998 by the following persons in the capacities indicated:



             SIGNATURE                                           TITLE
-----------------------------------   ----------------------------------------------------------

                 *                    Chief Executive Officer and Director (Principal Executive
 ----------------------------------     Officer)
           Frank C. Lanza

                 *                    Chief Financial Officer (Principal Financial Officer) and
 ----------------------------------     Director
          Robert V. LaPenta

                 *                    Vice President, Principal Accounting Officer
 ----------------------------------     and Director
        Michael T. Strianese

     /s/Christopher C. Cambria        Director
 ----------------------------------
       Christopher C. Cambria

*By:/s/ Christopher C. Cambria
 ----------------------------------
          Attorney-in-Fact


                                  SIGNATURES


   Pursuant to the requirements of the Securities Act, the Registrant has duly caused the Registration Statement or amendments thereto to be signed on its behalf by the undersigned, thereunto duly authorized, on April 27, 1998.


                                          SOUTHERN CALIFORNIA MICROWAVE, INC.
                                          By: /s/ Christopher C. Cambria
                                              -------------------------------
                                              Vice President, Secretary and
                                              Director


   Pursuant to the requirements of the Securities Act, the Registration Statement has been signed on the 27th day of April, 1998 by the following persons in the capacities indicated:



             SIGNATURE                                           TITLE
-----------------------------------   ----------------------------------------------------------

                 *                    Chief Executive Officer and Director (Principal Executive
 ----------------------------------     Officer)
           Frank C. Lanza

                 *                    Chief Financial Officer (Principal Financial Officer) and
 ----------------------------------     Director
          Robert V. LaPenta

                 *                    Vice President, Principal Accounting Officer
 ----------------------------------     and Director
        Michael T. Strianese

     /s/Christopher C. Cambria        Director
 ----------------------------------
       Christopher C. Cambria

                 *                    Director
 ----------------------------------
            William Kirk

*By:/s/ Christopher C. Cambria
 ----------------------------------
          Attorney-in-Fact


                                EXHIBIT INDEX



  EXHIBIT NO.                                       DESCRIPTION OF EXHIBIT
---------------  --------------------------------------------------------------------------------------------
       *1.1      Form of Underwriting Agreement among L-3 Communications Corporation and the Underwriters named therein
       *3.1      Certificate of Incorporation.
       *3.2      By-Laws of L-3 Communications Corporation.
       *4.1      Form of Indenture between L-3 Communications Corporation and the Trustee, including the form of Note.
       *5        Opinion of Simpson Thacher & Bartlett.
       10.1      Credit Agreement, dated as of April 30, 1997 among L-3 Communications Corporation and lenders named therein, as amended.
       10.2      Indenture dated as of April 30, 1997 between L-3 Communications Corporation and The Bank of
                 New York, as Trustee.
      *10.3      Stockholders Agreement dated as of April 30, 1997 among L-3 Communications Corporation and the stockholders parties thereto.
      *10.4      Transaction Agreement dated as of March 28, 1997, as amended, among Lockheed Martin
                 Corporation, Lehman Brothers Capital Partners III, L.P., Frank C. Lanza, Robert V. LaPenta
                 and L-3 Communications Holdings, Inc.
       10.5      Employment Agreement dated April 30, 1997 between Frank C. Lanza and L-3 Communications
                 Holdings, Inc.
       10.51     Employment Agreement dated April 30, 1997 between Robert V. LaPenta and L-3 Communications
                 Holdings, Inc.
     **10.6      Lease dated as of April 29, 1997 among Lockheed Martin Tactical Systems, Inc., L-3
                 Communications Corporation and KSL, Division of Bonneville International.
       10.61     Lease dated as of April 29, 1997 among Lockheed Martin Tactical Systems, L-3 Communications
                 Corporation and Unisys Corporation.
     **10.62     Sublease dated as of April 29, 1997 among Lockheed Martin Tactical Systems, Inc., L-3
                 Communications Corporation and Unisys Corporation.
       10.7      Limited Noncompetition Agreement dated April 30, 1997 between Lockheed Martin Corporation and L-3 Communications Corporation.
       10.8      Asset Purchase Agreement dated as of December 19, 1997 between L-3 Communications
                 Corporation and California Microwave, Inc.
       10.81     Asset Purchase Agreement dated as of February 10, 1998 between FAP Trust and L-3
                 Communications Corporation.
      *10.82     Asset Purchase Agreement dated as of March 30, 1998 among AlliedSignal Inc., AlliedSignal
                 Technologies, Inc., AlliedSignal Deutschland GMBH and L-3 Communications Corporation.
     **10.9      Form of Stock Option Agreement for Employee Options.
     **10.91     Form of 1997 Stock Option Plan for Key Employees.
      *10.10     L-3 Communications Corporation Pension Plan.
       12        Ratio of earnings to fixed charges.
      *23.1      Consent of Simpson Thacher & Bartlett (included as part of its opinion filed as Exhibit 5 hereto).
       23.2      Consent of Coopers & Lybrand L.L.P., independent certified public accountants.
       23.3      Consent of Ernst & Young LLP, independent certified public accountants.
       23.31     Consent of Ernst & Young LLP, independent certified public accountants.
       23.4      Consent of KPMG Peat Marwick LLP, independent certified public accountants.
     **24        Powers of Attorney of L-3 Communications Corporation.
     **24.1      Power of Attorney of Southern California Microwave, Inc., L-3 Communications ILEX Systems,
                 Inc. and Hygienetics Environmental Services, Inc. (included in signature page).
      *25        Statement of Eligibility of Trustee on Form T-1.


------------
 *  To be provided by amendment.
**  Previously filed.